      As filed with the Securities and Exchange Commission on March 3, 1999


                                                      Registration No. 333-73087
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 NCO GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              Pennsylvania                                  7322                                    23-2858652
-----------------------------------------   --------------------------------------    ---------------------------------------
    (State or other jurisdiction of             (Primary Standard Industrial           (I.R.S. Employer Identification No.)
     incorporation or organization)              Classification Code Number)

                             515 Pennsylvania Avenue
                       Fort Washington, Pennsylvania 19034
                                 (215) 793-9300
  ------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Michael J. Barrist
          Chairman of the Board, President and Chief Executive Officer
                                 NCO Group, Inc.
                             515 Pennsylvania Avenue
                       Fort Washington, Pennsylvania 19034
                   (215) 793-9300 -- Facsimile (215) 793-2908
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

           Francis E. Dehel                     Herbert Henryson, II
  Blank Rome Comisky & McCauley LLP      Wolf, Block, Schorr and Solis-Cohen LLP
           One Logan Square                  12th Floor Packard Building
Philadelphia, Pennsylvania 19103-6998            111 S. 15th Street
            (215) 569-5500                   Philadelphia, PA 19102-2678
       Facsimile (215) 569-5555                     (215) 977-2000
                                               Facsimile (215) 977-2334

                                ----------------

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

NCO LOGO                                                       JDR LOGO

                  Merger Proposed--Your Vote Is Very Important

        The boards of directors of NCO Group, Inc. and JDR Holdings, Inc. have agreed on a merger designed to create one of the leading providers of accounts receivable management and other related services. The merger is structured so that NCO will be the surviving publicly-traded company and JDR will become a wholly-owned subsidiary of NCO. Assuming that the merger will be completed on March 31, 1999, JDR stockholders will receive that number of shares of NCO common stock as stated below:

    o One share of JDR common stock will be exchanged for 326.453 shares of NCO common stock

    o One share of JDR Series A redeemable preferred stock will be exchanged for 144.92 shares of NCO common stock

    o   One share of JDR convertible preferred stock will be exchanged for
        364.13 shares of NCO common stock

NCO shareholders will continue to own their existing shares. NCO will issue up to 3,388,596 shares of its common stock to JDR stockholders, which will represent approximately 15.8% of the outstanding common stock of NCO after the merger. Likewise, the shares of NCO common stock held by NCO shareholders prior to the merger will represent approximately 84.2% of the outstanding common stock of NCO after the merger.

        The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings for our shareholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

        Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you are a JDR stockholder and fail to return your card, the effect in most cases will be a vote against the merger.

        Only shareholders of record of NCO and JDR common stock as of February 24, 1999, are entitled to attend and vote at the meetings. Both the NCO and JDR special meetings will take place on March 31, 1999. The times and places of the meetings are as follows:

For NCO shareholders:  9:00 a.m.
        Philadelphia Marriott West
        111 Crawford Avenue
        Conshohocken, PA


For JDR stockholders:  9:00 a.m.
        500 North Franklin Turnpike
        Ramsey, NJ


        This joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about NCO from documents that NCO has filed with the SEC.

/s/ Michael J. Barrist     /s/ David E. D'Anna
----------------------     -------------------
Michael J. Barrist             David E. D'Anna
Chairman, President            President and Chief
and Chief Executive            Executive Officer
Officer                        JDR Holdings, Inc.
NCO Group, Inc.

         For a more complete description of the merger, the terms and conditions of the merger and risk factors associated with the merger, see "The Merger" beginning on page 34 and "Risk Factors" beginning on page 18.

         The NCO common stock trades on the Nasdaq National Market under the symbol "NCOG."

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is accurate or inadequate. Any representation to the contrary is a criminal offense.

                               ------------------


         Joint proxy statement/prospectus dated March 1, 1999 and first mailed to shareholders of NCO and JDR on or about March 3, 1999.

         This joint proxy statement/prospectus incorporates by reference documents containing important business and financial information about NCO that is not included in or delivered with this joint proxy statement/prospectus. Copies of any of these documents are available without charge to any person to whom this joint proxy statement/prospectus is delivered, upon written or oral request. Written requests for these documents should be directed to Steven L. Winokur, Executive Vice President and Chief Financial Officer, NCO Group, Inc., 515 Pennsylvania Avenue, Fort Washington, Pennsylvania, 19034, and telephone requests may be directed to Mr. Winokur at (215) 793-9300. In order to ensure timely delivery of the documents, any request should be made by March 24, 1999.


                                Table of Contents

                                                                           Page
                                                                           ----
Questions and Answers About the NCO/JDR Merger ..........................    1


Summary .................................................................    3
                    The Companies .......................................    3
                    Our Reasons for the Merger ..........................    3
                    Approval of the Merger ..............................    3
                    Our Recommendations to Shareholders .................    3
                    The Merger ..........................................    4
                    Acquisition of Medaphis Services Corporation ........    5
                    Acquisition History .................................    6
                    Recent Developments .................................    6


Comparative Per Share Market Price Information ..........................    7

Selected Historical Financial Data of NCO Group, Inc. ...................    8

Selected Historical Financial Data of JDR Holdings, Inc. ................   11

Selected Unaudited Pro Forma Combined Financial Data ....................   13

Comparative Per Share Data ..............................................   16

Dividend Policies .......................................................   17

Risk Factors ............................................................   18

Where You Can Find More Information .....................................   27

Forward-Looking Statements ..............................................   28

Special Meetings of Shareholders ........................................   29
                    NCO Special Meeting .................................   29
                    JDR Special Meeting .................................   31

The Merger ..............................................................   34
                    Material Terms of the Merger Documents ..............   34
                          Conversion of Shares; No Fractional Amounts ...   34
                          Treatment of JDR Stock Options ................   35
                          Treatment of JDR Warrants .....................   35
                          Representations and Warranties ................   35
                          Conduct of Business Pending the Merger ........   36
                          Non-Solicitation ..............................   36
                          Indemnification and Insurance .................   36
                          Conditions to the Merger.......................   36
                          Closing Date and Effective Date ...............   37
                          Termination of the Merger Documents............   37
                          Termination Fee................................   38
                    Exchange Procedures for JDR Stock....................   38
                    Escrow Agreement and Indemnification Claims .........   39
                    Opinion of Financial Advisor ........................   39
                    Background of the Merger ............................   43
                    NCO's Reasons for the Merger ........................   47
                    JDR's Reasons for the Merger ........................   48
                    Interests of JDR's Management and Stockholders
                      in the Merger .....................................   50
                    Ownership of NCO Following the Merger ...............   52
                    Management of NCO Upon Consummation of the Merger ...   53
                    Regulatory Approvals ................................   53
                    Affiliate Agreements ................................   53
                    Resale of NCO Common Stock ..........................   54
                    No Dissenters'Rights for NCO Shareholders ...........   54
                    Rights of Dissenting JDR Stockholders ...............   54
                    Material Federal Income Tax Consequences ............   58
                    Accounting Treatment ................................   59
                    Nasdaq Listing ......................................   59

Information Concerning JDR ..............................................   60
                    Business ............................................   60
                    Business Strategy ...................................   61
                    Recovery and Collections Operations .................   61
                    Telemarketing Operations.............................   62
                    Telecommunications Consulting, Brokerage and
                      Product Sales .....................................   63
                    Client Relationships ................................   64
                    Competition .........................................   64
                    Employees ...........................................   64
                    Legal Proceedings ...................................   64

Management's Discussion and Analysis of Financial
Condition and Results of Operations of JDR ..............................   65
                    Nine Months Ended September 30, 1998  ...............   66
                    For the period from May 29, 1997 to
                      September 30, 1997 (Successor Company).............   66
                    For the period from May 29, 1997 to
                      December 31, 1997 (Successor Company)..............   67

                    For the period from January 1, 1997 to
                      May 28, 1997 (Predecessor Company) ................   68
                    Year ended December 31, 1996 Compared to Year
                      ended December 31, 1995 (Predecessor Company)......   68
                    Liquidity and Capital Resources......................   69
                    Nine Months Ended September 30, 1998 ................   69
                    For the period May 29, 1997 to
                      September 30, 1997 (Successor Company)  ...........   69
                    For the period from May 29, 1997 to
                      December 31, 1997 (Successor Company)  ............   70
                    For the period from January 1, 1997 to
                      May 28, 1997 (Predecessor Company)  ...............   70
                    Year ended December 31, 1996 (Predecessor Company)...   71
                    Goodwill.............................................   71
                    Year 2000 Readiness Disclosure ......................   72
                    Change in Accountant ................................   73

Management of JDR .......................................................   75
                    Biographical Information.............................   75
                    Compensation ........................................   75
                    Certain Transactions ................................   75

Principal Stockholders of JDR ...........................................   76

Comparison of Shareholders'Rights .......................................   78
                    Preferences..........................................   78
                    Size and Classification of the Board of Directors ...   80
                    Removal of Directors ................................   81
                    Meeting of Shareholders; Action by Written Consent...   81
                    Shareholder Inspection Rights; Shareholder Lists.....   81
                    Amendment of Governing Documents.....................   82
                    Power of Board to Oppose Tender Offer and Other
                      Take-Over Transactions ............................   82
                    Required Vote for Authorization of Mergers and
                      Consolidations.....................................   83

Legal Matters ...........................................................   83

Experts..................................................................   83

Pro Forma Consolidated Financial Statements .............................   85

Index to Financial Statements ...........................................  F-1

Annex A  Amended and Restated Agreement and Plan of Reorganization

Annex B  Amended and Restated Agreement and Plan of Merger

Annex C  Section 262 of the Delaware General Corporation Law -
         Appraisal Rights

Annex D  Opinion of Janney Montgomery Scott Inc.

                 Questions and Answers About the NCO/JDR Merger

Q:  What do I need to do now?

A: Just sign your proxy card and mail it to us in the enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting. Both the NCO and JDR special meetings will take place on March 31, 1999.

Q.  What if I want to change my vote?

A. Just send in a later-dated, signed proxy card before your special meeting or attend your special meeting in person and vote.

Q.  Will I have dissenters' rights?

A. NCO shareholders will not be entitled to dissenters' rights in connection with the merger.

    JDR stockholders who do not wish to accept the NCO common stock to be issued in the merger have dissenters' rights, the right to have the "fair value" of their shares determined by the Delaware Chancery Court. However, holders of JDR preferred stock may not be entitled to dissenters' rights. These dissenters' rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights:

    o JDR stockholders must not vote in favor of the  merger; and

    o JDR stockholders must make a written demand for appraisal before the vote on the merger.

    Merely voting against the merger will not protect JDR stockholders' right of appraisal. Annex C contains the text of the Delaware appraisal statute.

    Please note that NCO has the right to abandon the transaction if the holders of 10% or more of JDR stock exercise their dissenters' rights.

Q:  When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible, and expect to complete it immediately following the shareholder meetings. Due to the existence of voting agreements, approval of the merger by JDR stockholders is assured.

Q:  Should I send in my stock certificates now?

A: No. After the merger is completed, we will send JDR stockholders written instructions for exchanging their stock certificates. NCO shareholders will keep their current stock certificates.

Q.  What will I receive in the merger?

A: As a result of the merger, for each share of JDR stock, JDR stockholders will receive that number of shares of NCO common stock as stated below.

    These share exchange ratios have been calculated assuming that the merger will be completed on March 31, 1999. If the merger instead is completed on another date, the ratios will be adjusted to take into account changes in the accrued dividends on the JDR preferred stock, but the total number of shares of NCO common stock to be issued to the JDR stockholders will not change. As a result of these adjustments, holders of JDR common stock will receive less shares of NCO common stock if the merger is completed after March 31, 1999. The share exchange ratios for the shares of JDR convertible preferred stock have been calculated assuming that the holders of these shares will convert their shares and accrued dividends into JDR common stock prior to the merger.

    o One share of JDR common stock will be converted into 326.453 shares of NCO common stock

    o One share of JDR Series A redeemable preferred stock will be converted into 144.92 shares of NCO common stock

    o One share of JDR convertible preferred stock will be converted into
      364.13 shares of NCO common stock.

    No fractional shares of NCO common stock will be issued and no cash will be paid for fractional shares. Instead, JDR stockholders will receive shares of NCO common stock rounded off to the nearest whole number of shares of NCO common stock. JDR stock options will be converted into NCO stock options at the share exchange ratio for JDR common stock with an adjusted exercise price. Please refer to page 35 for more information regarding the treatment of JDR stock options. Warrants to purchase JDR stock will be converted into that number of shares of NCO common stock which the holders of the warrants would have received if the warrants had been exercised immediately prior to the merger.

Q:  When will I receive shares of NCO common stock in the merger?

A: If the merger is completed, NCO will issue common stock to JDR stockholders who have returned their JDR stock certificates together with a completed letter of transmittal supplied by NCO or NCO's exchange agent, ChaseMellon Shareholder Services, LLC. JDR stockholders will receive stock certificates representing 94% of their shares of NCO common stock to be issued in the merger. The remaining 6% of their shares of NCO common stock will be held in escrow and released to JDR stockholders one year after the merger is completed, less the number of shares, if any, that may be returned to NCO to satisfy claims NCO may have against JDR under the merger documents. JDR made statements or promises about itself, called representations and warranties, in the merger documents. If these statements or promises turn out to be incorrect, NCO may have a claim against JDR which would be satisfied solely out of the escrowed shares.

Q:  What are the tax consequences of the merger to me?

A: We have structured the merger so that, as a general matter, neither you, NCO nor JDR will recognize any gain or loss for federal income tax purposes in the merger, except for those JDR stockholders who exercise their dissenters' rights. We have conditioned the merger on our receipt of legal opinions that this is the case.

    Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

                                     Summary


         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 27.

                                  The Companies

NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034
(215) 793-9300

     NCO is a leading provider of accounts receivable management and other related services principally to clients in the financial services, healthcare, retail and commercial, education, telecommunications, utilities and government sectors.

JDR Holdings, Inc.
500 North Franklin Turnpike
Ramsey, NJ 07446
(201) 512-2600

     JDR is one of the leading providers of accounts receivable management services and a provider of other services such as telemarketing, and telecommunications consulting and brokerage services to businesses ranging from Fortune 500 corporations to small businesses.

     Our Reasons for the Merger

     The accounts receivable management industry is highly competitive. Both NCO and JDR provide accounts receivable management services and other related services to businesses in various sectors. We believe that the shareholders of NCO and JDR will benefit from the greater strength of the combined enterprise.


     To review the reasons for the merger in greater detail, as well as the risks of the merger, see pages 47-49 and 18-26.


                             Approval of The Merger

By NCO shareholders:

     The affirmative vote of a majority of the votes cast by the shareholders of NCO common stock is required to approve the merger. The directors and executive officers of NCO, who collectively hold 22.3% of NCO common stock, have agreed to vote in favor of the proposed merger.

By JDR stockholders:

     The affirmative vote of a majority of the outstanding shares of JDR voting common stock and JDR Series A convertible preferred stock, voting together as a single class, is required to approve the merger. These are the only two classes of JDR stock entitled to vote in the merger. David E. D'Anna and Advanta Partners LP, who collectively hold 100% of the JDR stock entitled to vote on the merger, have agreed to vote in favor of the proposed merger.

                               Our Recommendations
                                to Shareholders

To NCO shareholders:

     The NCO board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger documents and the issuance of shares of NCO common stock to JDR stockholders in the merger.

To JDR stockholders:

     The JDR board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger documents.

                                   The Merger


     The merger documents are attached as Annexes A and B to this joint proxy statement/prospectus. We encourage you to read the merger documents as they are the legal documents that govern the merger.


     As a result of the merger, JDR will become a wholly-owned subsidiary of NCO and JDR stock will be converted into NCO common stock as described below.

Ownership of NCO Following the Merger
(see page 52)

     We anticipate that NCO will issue 3,388,596 shares of NCO common stock to JDR stockholders in the merger. We also anticipate that NCO will issue up to an additional 333,538 shares of NCO common stock upon the exercise of options to purchase JDR common stock to be assumed by NCO. Based on the number of shares of NCO common stock to be issued in the merger, excluding shares subject to stock options to be assumed by NCO, following the merger existing NCO shareholders will own approximately 84.2% and former JDR stockholders will own approximately 15.8% of the outstanding common stock of NCO.

Board of Directors and Management of NCO Following the Merger (see page 53)

     When the merger is complete, NCO will continue to be managed by its current directors and officers. In addition, David E. D'Anna, who is currently the President and Chief Executive Officer and a director of JDR, will become an Executive Vice President and director of NCO.

Interests of JDR's Management and
Stockholders in the Merger (see page 50)

     In considering the boards' recommendations that you vote in favor of the merger, you should be aware that a number of officers of JDR have employment agreements, severance agreements, indemnification and insurance benefits and other interests in the merger that are different from, or in addition to, your interest in the merger. In addition, a few JDR stockholders have options, registration rights or other interests in the merger that are different from, or in addition to, your interest in the merger. Also, David E. D'Anna, currently the President and Chief Executive Officer and a director of JDR, will become an Executive Vice President and a director of NCO in connection with the merger. Finally, Advanta Partners LP, a significant stockholder of JDR, principals of which sit on the JDR board, has acted as the exclusive financial advisor to JDR in relation to the merger. Advanta Partners LP will receive a fee in the amount of 1.5% of the total monetary value of the stock and cash received by the JDR stockholders in the merger, but not more than $1,700,000.

Conditions to the Merger (see pages 36 to 37)

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions.

Termination of the Merger Documents (see page 37)

     We can agree to terminate the merger documents without completing the merger, and either of us can terminate the merger documents under various circumstances, including if the merger is not completed by March 31, 1999, or if the conditions are not met by March 31, 1999. In addition, JDR can terminate the merger documents if the average closing price of NCO common stock falls below $22.00 per share.

Termination Fee (see page 38)

     The merger documents require NCO to pay to JDR a termination fee of $2.5 million if the merger documents are terminated by JDR because either (1) NCO shareholders have not approved the merger or (2) the merger does not qualify for pooling of interests accounting treatment other than due to the failure of JDR to qualify under pooling of interests accounting eligibility criteria.

Regulatory Approvals (see page 53)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibited us from completing the merger until after NCO and David E. D'Anna furnished information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period had ended. NCO and Mr. D'Anna each filed the required information and subsequently received letters from the Antitrust Division of the Department of Justice and from the Federal Trade Commission granting early termination of the waiting period. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Accounting Treatment (see page 59)

     We expect the merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

Opinion of Financial Advisor
(see pages 39 to 43)

     In deciding to approve the merger, NCO's board considered the opinion from its financial advisor, Janney Montgomery Scott Inc., that the merger is fair, from a financial point of view, to the shareholders of NCO. This opinion is attached as Annex D to this joint proxy statement/prospectus. We encourage you to read this opinion.

Listing of NCO Common Stock (see page 59)


     The shares of NCO common stock issued in connection with the merger will be listed on the Nasdaq National Market.


Dividends After the Merger (see page 17)

     Historically, neither NCO nor JDR has paid dividends. NCO does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO's credit agreement prohibits NCO from paying cash dividends without the lender's prior consent. NCO currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO board and will depend upon, among other things, NCO's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO board deems relevant.

                             Acquisition of Medaphis
                              Services Corporation

     On November 30, 1998, NCO purchased all of the stock of Medaphis Services Corporation, a wholly owned subsidiary of Medaphis Corporation, for $107.5 million in cash. In addition, NCO may be required to pay up to $10.0 million in additional purchase price if Medaphis Services Corporation meets its performance goals during 1999. Medaphis Services Corporation is one of the largest providers of accounts receivable management services and related services to hospitals in the United States. Medaphis Services Corporation has 31 locations and provides services to approximately 2,500 clients.

         Acquisition History (see page 85)

         The following chart lists the acquisitions completed by NCO during 1997 and 1998:

                                            Date
           Acquisition                    Acquired                        Purchase Price
--------------------------------------    ---------         -----------------------------------------
o   Goodyear & Associates, Inc.            1/22/97          $4.5 million and $0.9 million convertible
                                                            note
o   Tele-Research Center, Inc.             1/30/97          $2.2 million
o   CMS A/R Services                       1/31/97          $5.1 million
o   Collections Division of CRW                             $3.8 million, 518,000 shares of common
    Financial, Inc.                         2/2/97          stock and warrants to purchase 375,000
                                                            shares of common stock
o   Credit Acceptance Corporation          10/1/97          $1.8 million
o   ADVANTAGE Financial Services, Inc.     10/1/97          $2.9 million, 46,000 shares of common
                                                            stock and $1.0 million in promissory notes
o   Collection Division of American
    Financial Enterprises, Inc.             1/1/98          $1.7 million
o   The Response Center                     2/6/98          $15.0 million plus additional purchase
                                                            price if performance goals are met
o   FCA International Ltd.                  5/5/98          $69.9 million, valued in U.S. dollars
o   MedSource, Inc.                         7/1/98          $18.4 million and $17.3 million debt repaid
o   Medaphis Services Corporation         11/30/98          $107.5 million plus up to an additional
                                                            $10.0 million if performance goals are met

                               Recent Developments


         On February 19, 1999, NCO reported unaudited results of operations for the three months ended December 31, 1998 and the year-ended December 31, 1998.

                        Selected Unaudited Financial Data

              (Amounts in thousands, except for per share amounts)

Statement of Income:

------------------------------------------------------------------------------------------------------------------
                                                  For the Three Months                    For the Year
                                                   Ended December 31,                  Ended December 31,
------------------------------------------------------------------------------------------------------------------
                                                  1997             1998              1997              1998
------------------------------------------------------------------------------------------------------------------
Revenue...................................        $   24,306         $60,957            $85,284          $178,976
------------------------------------------------------------------------------------------------------------------
Operating costs and expenses                          21,374          51,905             73,818           152,263
------------------------------------------------------------------------------------------------------------------
Income from operations....................             2,932           9,052             11,466            26,713
------------------------------------------------------------------------------------------------------------------
Other income (expense)....................               329            (868)               388            (1,341)
------------------------------------------------------------------------------------------------------------------
Income before income taxes................             3,261           8,184             11,854            25,372
------------------------------------------------------------------------------------------------------------------
Income tax expense........................             1,292           3,382              4,780            10,656
------------------------------------------------------------------------------------------------------------------
Net income................................          $  1,969          $4,802            $ 7,074          $ 14,716
                                                    ========          ======            =======          ========
------------------------------------------------------------------------------------------------------------------
Net income per share:
     Basic................................           $  0.15           $0.27            $  0.59           $  0.92
                                                     =======           ==               =======           =======
     Diluted..............................           $  0.14            0.26            $  0.57           $  0.89
                                                     =======            ====            =======           =======
------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
     Basic................................            13,255          17,987             11,941            15,939
     Diluted..............................            13,932          18,746             12,560            16,513
------------------------------------------------------------------------------------------------------------------


Selected Balance Sheet Information:
                                                                                       As of December 31,
------------------------------------------------------------------------------------------------------------------
                                                                                         1997              1998
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents.................                                             $ 29,539          $ 21,108
------------------------------------------------------------------------------------------------------------------
Current assets............................                                               45,338            72,511
------------------------------------------------------------------------------------------------------------------
Total Assets..............................                                              101,636           373,697
------------------------------------------------------------------------------------------------------------------
Current liabilities.......................                                                8,898            41,820
------------------------------------------------------------------------------------------------------------------
Long-term liabilities.....................                                                3,404           136,359
------------------------------------------------------------------------------------------------------------------
Shareholders' equity......................                                               89,334           195,518
------------------------------------------------------------------------------------------------------------------

                                       6

                 Comparative Per Share Market Price Information



         NCO common stock has been traded on the Nasdaq National Market under the symbol "NCOG" since NCO's initial public offering on November 6, 1996. There is no established trading market for any JDR stock.


         The information stated in the table below presents the closing price per share of NCO common stock, as reported by the Nasdaq National Market on October 30, 1998 and February 26, 1999. October 30, 1998 was the last day on which trading occurred prior to public announcement of the merger. February 26, 1999 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus. In addition, the table shows the pro forma equivalent price per share of JDR common stock, JDR Series A redeemable preferred stock, JDR Series A convertible preferred stock, JDR Series B convertible preferred stock and JDR Series C convertible preferred stock on October 30, 1998 and February 26, 1999, calculated by multiplying the closing price per share of NCO common stock reported by the Nasdaq National Market by the share exchange ratios of 326.453, 144.92, 364.13, 364.13 and 364.13, respectively. The pro forma equivalent price per share information provided for the JDR convertible preferred stock reflects the amount payable to holders of JDR convertible preferred stock after conversion of their stock into JDR common stock, including the payment of accrued dividends, assuming the merger is completed on March 31, 1999. See page 34.

                                                    Pro Forma Price Equivalent of JDR Stock
                                         ---------------------------------------------------------------
                                                        Series A
                                NCO                   Redeemable           Convertible Preferred Stock
                              Common       Common      Preferred    ------------------------------------
                               Stock       Stock         Stock         Series A    Series B    Series C
                              -------    ---------    -----------   ------------  ----------  ----------

     October 30, 1998........  $31.50    $10,283.27   $ 4,564.98    $11,470.10   $11,470.10   $11,470.10
     February 26, 1999.....    $31.25    $10,201.66   $ 4,528.75    $11,379.06   $11,379.06   $11,379.06


         JDR and NCO shareholders are urged to obtain a current market quotation for NCO common stock. No assurance can be given as to the future prices of, or markets for, NCO common stock.

                      SELECTED HISTORICAL FINANCIAL DATA
                              OF NCO GROUP, INC.


                 (Amounts in thousands, except per share data)


     The selected financial data of NCO for each of the five years in the period ended December 31, 1997 are derived from the audited financial statements of NCO. The selected financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from the unaudited financial statements of NCO and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The following data should be read in conjunction with the selected pro forma combined financial data of NCO/JDR and NCO's pro forma consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus; and NCO's consolidated financial statements and the accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are incorporated by reference in this joint proxy statement/prospectus.

                   SELECTED HISTORICAL FINANCIAL DATA OF NCO
                 (Amounts in thousands, except per share data)




                                                                For the Years Ended December 31,
                                               ------------------------------------------------------------------
                                                  1993       1994         1995            1996           1997
                                               ---------  ---------  --------------  --------------  ------------

Statement of Income Data:
Revenue .....................................   $7,445     $8,578      $  12,733       $  30,760       $ 85,284
Operating costs and expenses:
 Payroll and related expenses ...............    4,123      4,558          6,797          14,651         42,502
 Selling, general and administrative
  expenses ..................................    2,391      2,674          4,042          10,032         27,947
 Depreciation and amortization expenses .....      141        215            348           1,254          3,369
                                                ------     ------      ---------       ---------       --------
Income from operations ......................      790      1,131          1,546           4,823         11,466
Other income (expense) ......................       11        (45)          (180)           (576)           388
                                                ------     ------      ---------       ---------       --------
Income before provision for income taxes ....      801      1,086          1,366           4,247         11,854
Income tax expense (1) ......................       --         --             --             613          4,780
                                                ------     ------      ---------       ---------       --------
Net income ..................................   $  801     $1,086      $   1,366       $   3,634       $  7,074
                                                ======     ======      =========       =========       ========
Pro forma income tax expense (1) ............      320        434            546           1,093
                                                ------     ------      ---------       ---------
Pro forma net income (1) ....................   $  481     $  652      $     820       $   2,541
                                                ======     ======      =========       =========
Net income per share:
 Basic ......................................                          $    0.19       $    0.48       $   0.59
                                                                       =========       =========       ========
 Diluted    .                                                          $    0.19       $    0.48       $   0.57
                                                                       =========       =========       ========
Pro forma net income per share:
 Basic (1) ..................................                          $    0.12       $    0.34
                                                                       =========       =========
 Diluted (1) ................................                          $    0.12       $    0.34
                                                                       =========       =========
Weighted average shares outstanding:
 Basic ......................................                              7,093(2)        7,630(2)      11,941
                                                                       ===========     ===========     ========
 Diluted ....................................                              7,093(2)        7,658(2)      12,560
                                                                       ===========     ===========     ========





                                                Nine Months Ended Sept.
                                                          30,
                                               -------------------------
                                                   1997          1998
                                               ------------  -----------
Statement of Income Data:
Revenue .....................................    $ 60,978     $118,019
Operating costs and expenses:
 Payroll and related expenses ...............      30,279       60,722
 Selling, general and administrative
  expenses ..................................      19,777       34,709
 Depreciation and amortization expenses .....       2,388        4,927
                                                 --------     --------
Income from operations ......................       8,534       17,661
Other income (expense) ......................          59         (473)
                                                 --------     --------
Income before provision for income taxes ....       8,593       17,188
Income tax expense (1) ......................       3,488        7,274
Net income ..................................    $  5,105     $  9,914
                                                 ========     ========
Pro forma income tax expense (1) ............
Pro forma net income (1) ....................
Net income per share:
 Basic ......................................    $   0.44     $   0.65
                                                 ========     ========
 Diluted    .                                    $   0.43     $   0.63
                                                 ========     ========
Pro forma net income per share:
 Basic (1) ..................................
 Diluted (1) ................................
Weighted average shares outstanding:
 Basic ......................................      11,503       15,256
                                                 ========     ========
 Diluted ....................................      12,103       15,769
                                                 ========     ========



                                                              December 31,
                                        --------------------------------------------------------
                                          1993       1994       1995        1996         1997       Sept. 30, 1998
                                        --------   --------   --------   ----------   ----------   ---------------
Balance Sheet Data:
Cash and cash equivalents ...........    $  562     $  526     $  805     $12,059      $ 29,539        $ 27,571
Working capital .....................       445        473        812      13,629        36,440          35,175
Total assets ........................     1,990      3,359      6,644      35,826       101,636         243,858
Long-term obligations, net of current
 portion ............................        59        732      2,593       1,478         1,685          26,328
Shareholders' equity ................       876      1,423      2,051      30,648        89,334         189,871

(1) NCO was taxed as an S corporation prior to September 3, 1996. Accordingly, income tax expense and net income have been provided on a pro forma basis as if NCO had been subject to income taxes in all periods presented.

(2) Assumes that NCO issued 374,637 shares of its common stock at $8.67 per share to fund the distribution of undistributed S corporation earnings of $3.2 million through September 3, 1996, the termination date of NCO's S corporation status, to existing shareholders of NCO.

                      SELECTED HISTORICAL FINANCIAL DATA
                             OF JDR HOLDINGS, INC.

                 (Amounts in thousands, except per share data)

     The selected financial data of JDR for the period from May 29, 1997 to December 31, 1997 are derived from the audited financial statements of JDR. The selected financial data for the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to May 28, 1997 are derived from the audited financial statements of the predecessor company. The selected financial data as of September 30, 1998, for the period from May 29, 1997 to September 30, 1997 and for the nine months ended September 30, 1998 are derived from the unaudited financial statements of JDR and, in the opinion of JDR's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The selected historical financial data of JDR is not comparable in all respects given the establishment of a new basis of accounting, as required to Staff Accounting Bulletin No. 54, which required the push down to JDR of the sole stockholder's accounting basis, resulting in an increase of JDR's net assets of $6.7 million, on May 29, 1997. Refer to footnote 1 of the JDR consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The following data should be read in conjunction with JDR's consolidated financial statements and the accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this joint proxy statement/prospectus.

                   SELECTED HISTORICAL FINANCIAL DATA OF JDR
                 (Amounts in thousands, except per share data)



                                                                   Predecessor
                                     -----------------------------------------------------------------------
                                               For the Years Ended December 31,
                                     ----------------------------------------------------
                                          1993           1994                               January 1, 1997
                                      (Unaudited)    (Unaudited)      1995        1996      to May 28, 1997
                                     -------------  -------------  ----------  ----------  -----------------
Statement of Income Data:
Revenue ...........................     $  917         $14,869      $18,453     $24,116         $10,488
Operating costs and expenses:
 Compensation and benefits ........        713           7,552        9,439      12,767           5,965
 Other operating expenses .........        208           5,371        6,961       8,019           3,654
 Depreciation and amortization
  expenses ........................         23             540          692         737             290
                                        ------         -------      -------     -------         -------
Income (loss) from operations .....        (27)          1,406        1,361       2,593             579
Other income (expense) ............       (123)           (820)        (861)       (890)           (397)
                                        ------         -------      -------     -------         -------
Income before provision for
 income taxes .....................       (150)            586          500       1,703             182
Income tax expense ................        (54)            361          266         762             100
                                        ------         -------      -------     -------         -------
Net income (loss) .................     $  (96)        $   225      $   234     $   941         $    82
                                        ======         =======      =======     =======         =======



                                                            Successor
                                     -------------------------------------------------------
                                                                               Nine Months
                                                                             ---------------
                                       May 29, 1997 to     May 29, 1997 to        Ended
                                      December 31, 1997     Sept. 30, 1997    Sept. 30, 1998
                                     -------------------  -----------------  ---------------
Statement of Income Data:
Revenue ...........................       $ 22,789            $ 12,084          $ 38,107
Operating costs and expenses:
 Compensation and benefits ........         14,447               8,145            20,092
 Other operating expenses .........          8,425               5,108            10,803
 Depreciation and amortization
  expenses ........................          1,195                 610             1,448
                                          --------            --------          --------
Income (loss) from operations .....         (1,278)             (1,779)            5,764
Other income (expense) ............         (1,185)               (816)           (1,056)
                                          --------            --------          --------
Income before provision for
 income taxes .....................         (2,463)             (2,595)            4,708
Income tax expense ................             20                  17             1,870
                                          --------            --------          --------
Net income (loss) .................       $ (2,483)           $ (2,612)         $  2,838
                                          ========            ========          ========

                                                           Predecessor
                                      ------------------------------------------------------
                                                           December 31,
                                      ------------------------------------------------------
                                           1993           1994
                                       (Unaudited)    (Unaudited)       1995         1996
                                      -------------  -------------  -----------  -----------
Balance Sheet Data:
Cash and cash equivalents ..........    $     196      $     433     $     527    $   1,060
Working capital ....................         (295)          (951)       (2,108)         (14)
Total assets .......................        2,794          3,052         4,794        4,969
Long-term obligations, net of
 current portion ...................        7,147          6,165         5,508        6,138
Redeemable stock ...................          670            510         1,146        2,527
Stockholders' equity (deficit) .....       (6,349)        (6,514)       (6,429)      (6,870)



                                       Predecessor
                                      --------------
                                                                 Successor
                                                      --------------------------------
                                       May 28, 1997    Dec. 31, 1997    Sept. 30, 1998
                                      --------------  ---------------  ---------------
Balance Sheet Data:
Cash and cash equivalents ..........    $     697         $    840         $ 2,472
Working capital ....................          394            1,810           5,487
Total assets .......................        5,320           29,976          33,597
Long-term obligations, net of
 current portion ...................        6,619           13,526          13,189
Redeemable stock ...................        4,246            6,521          11,537
Stockholders' equity (deficit) .....       (8,507)           5,003           3,466

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                  (Amounts in thousands, except per share data)

     The pro forma selected financial data of the combined entity of NCO and JDR, sometimes referred to as NCO/JDR for each of the three years in the period ended December 31, 1997 are derived from the audited financial statements of NCO and JDR. The pro forma selected financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from the unaudited financial statements of NCO and JDR and, in the opinion of the managements of NCO and JDR, include all adjustments,consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the nine months ended September 30, 1998 for NCO and JDR are not necessarily indicative of the results to be expected for the full year. The selected pro forma combined financial data does not purport to represent what NCO/JDR's actual results of operations or financial position would have been had the acquisitions or the merger occurred as of such dates, or to project NCO/JDR's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the accompanying notes.

The pro forma, as adjusted, selected financial data of NCO/JDR for the year ended December 31, 1997 has been prepared assuming NCO's and JDR's 1997 and 1998 acquisitions occurred on January 1, 1997.

The pro forma selected balance sheet data of NCO/JDR as of September 30, 1998 has been prepared assuming the Medaphis Services Corporation acquisition was completed on September 30, 1998. The pro forma, as adjusted, selected financial data of NCO/JDR for the nine months ended September 30, 1998 has been prepared assuming NCO's 1998 acquisitions occurred on January 1, 1998.

The following data should be read in conjunction with NCO's consolidated financial statements and the accompanying notes; the historical financial statements of FCA International Ltd., MedSource, Inc., Medaphis Services Corporation and JDR Holdings, Inc.; NCO's pro forma consolidated financial statements and the accompanying notes; and NCO's and JDR's "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are either incorporated into this joint proxy statement/prospectus by reference or included elsewhere in this joint proxy statement/prospectus.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                 (Amounts in thousands, except per share data)




                                                           For the Years Ended December 31,
                                             ------------------------------------------------------------
                                                  1995            1996                   1997
                                             --------------  --------------  ----------------------------
                                                                                            Pro Forma As
                                                Combined        Combined       Combined       Adjusted
                                             --------------  --------------  ------------  --------------
Statement of Income Data:
Revenue ...................................    $  31,186       $  54,876       $118,561      $ 324,243
Operating costs and expenses:
  Payroll and related expenses ............       16,236          27,418         62,914        189,099
  Selling, general and
   administrative expenses ................       11,003          18,051         40,026        102,779
  Depreciation and amortization
   expenses ...............................        1,040           1,991          4,854         14,492
  Reorganization charges ..................           --              --             --          1,517
                                               ---------       ---------       --------      ---------
Income from operations ....................        2,907           7,416         10,767         16,356
Other income (expense) ....................       (1,041)         (1,466)        (1,194)       (11,307)
                                               ---------       ---------       --------      ---------
Income before provision for income taxes...        1,866           5,950          9,573          5,049
Income tax expense (1) ....................          266           1,375          4,900          4,372
                                               ---------       ---------       --------      ---------
Net income ................................    $   1,600       $   4,575       $  4,673      $     677
                                               =========       =========       ========      =========
Pro forma income tax expense (1) ..........          546           1,093
                                               =========       =========
Pro forma net income (1) ..................    $   1,054       $   3,482
                                               =========       =========
Net income per share:
  Basic ...................................    $    0.20       $    0.54       $   0.34      $    0.04
                                               =========       =========       ========      =========
  Diluted .................................    $    0.20       $    0.53       $   0.32      $    0.04
                                               =========       =========       ========      =========
Pro forma net income per share:
  Basic (1) ...............................    $    0.13       $    0.41
                                               =========       =========
  Diluted (1) .............................    $    0.13       $    0.41
                                               =========       =========
Weighted average shares outstanding:
  Basic ...................................        8,072(2)        8,609(2)      13,736         18,996
  Diluted .................................        8,133(2)        8,723(2)      14,777         20,050

                                                   Nine Months Ended Sept. 30,
                                             ---------------------------------------
                                                1997                1998
                                             ----------  ---------------------------
                                                                        Pro Forma As
                                              Combined     Combined       Adjusted
                                             ----------  ------------  -------------
Statement of Income Data:
Revenue ...................................   $ 83,550     $156,126      $263,522
Operating costs and expenses:
  Payroll and related expenses ............     44,389       80,814       149,923
  Selling, general and
   administrative expenses ................     28,539       45,512        79,719
  Depreciation and amortization
   expenses ...............................      3,288        6,375        11,476
  Reorganization charges ..................         --           --            --
                                              --------     --------      --------
Income from operations ....................      7,334       23,425        22,404
Other income (expense) ....................     (1,154)      (1,529)       (8,334)
                                              --------     --------      --------
Income before provision for income taxes...      6,180       21,896        14,070
Income tax expense (1) ....................      3,605        9,144         6,535
                                              --------     --------      --------
Net income ................................   $  2,575     $ 12,752      $  7,535
                                              ========     ========      ========
Pro forma income tax expense (1) ..........
Pro forma net income (1) ..................
Net income per share:
  Basic ...................................   $   0.20     $   0.72      $   0.37
                                              ========     ========      ========
  Diluted .................................   $   0.18     $   0.68      $   0.35
                                              ========     ========      ========
Pro forma net income per share:
  Basic (1) ...............................
  Diluted (1) .............................
Weighted average shares outstanding:
  Basic ...................................     13,102       17,641        20,211
  Diluted .................................     14,042       18,832        21,402



                                                     December 31,
                                          ----------------------------------
                                             1995        1996        1997        September 30, 1998
                                          ----------  ----------  ----------   ----------------------
                                           Combined    Combined    Combined     Combined    Pro Forma
                                          ----------  ----------  ----------   ----------  ----------
Balance Sheet Data:
Cash and cash equivalents ..............   $  1,332    $13,119     $ 30,379     $ 30,043    $ 30,043
Working capital ........................     (1,296)    13,615       38,250       40,662      35,361
Total assets ...........................     11,438     40,795      131,612      277,002     404,929
Long-term obligations, net of
 current portion .......................      8,101      7,616       15,211       39,517     147,187
Stockholders' equity (deficit) .........     (4,378)    23,778       94,337      204,874     204,874

(1) NCO was taxed as an S corporation prior to September 3, 1996. Accordingly, income tax expense and net income have been provided on a pro forma basis as if NCO had been subject to income taxes in all periods presented.

(2) Assumes that NCO issued 374,637 shares of its common stock at $8.67 per share to fund the distribution of undistributed S corporation earnings of $3.2 million through September 3, 1996, the termination date of NCO's S corporation status, to existing shareholders of NCO.

                           Comparative Per Share Data
                                   (Unaudited)

         The following table presents historical and pro forma per share data for NCO and historical and equivalent pro forma per share data for JDR. Equivalent pro forma per share amounts for JDR were calculated by multiplying the relevant NCO pro forma amount by 326.453, the assumed share exchange ratio for JDR common stock. The following tables should be read in conjunction with the historical consolidated financial statements of NCO, the historical financial statements of JDR and the unaudited pro forma financial data included under the caption "Pro Forma Consolidated Financial Statements," all of which are included elsewhere in this joint proxy statement/ prospectus or are contained in the annual reports and other information NCO has filed with the SEC. See "Where You Can Find More Information."

                                                             JDR             JDR                     As of or for
                                                         Period from     Period from     As of or      the Nine
                                    As of or for the      January 1,    May 29, 1997     for the     Months Ended
                                       Year Ended        1997 to May     to December    Year Ended   September 30,
                                      December 31,         28, 1997          31,       December 31,
                                  --------------------- --------------- -------------- ------------- --------------
                                     1995       1996     Predecessor(2)      1997          1997           1998
                                  ---------- ---------- --------------- -------------- ------------- --------------
Historical - NCO:
 Diluted net income per common
  share ........................      $ 0.12     $ 0.34                                     $ 0.57        $ 0.63
 Book value per common share (1)        0.32       3.04                                       6.76         10.57
Historical - JDR: (2)
 Diluted net income per common
  share ........................       76.21     296.96        $ 25.00       $(263.62)     (349.46)       302.52
 Book value per common share (1)   (2,143.05) (2,290.07)     (2,835.60)        792.10       792.10        655.41
Pro Forma Combined Per NCO
Share:
 Diluted net income per common
  share ........................        0.13       0.40                                       0.32          0.68
 Book value per common share (1)       (0.60)      2.15                                       6.17          9.82
Pro Forma Combined Per JDR
Share (3):
 Diluted net income per common
  share ........................       42.49     131.37                                     105.32        221.60
 Book value per common share (1)     (195.79)    702.49                                   2,015.74      3,206.71

-------------------------------
(1) This historical book value per common share is computed by dividing total shareholders' equity by the number of shares of common stock outstanding at the end of the period, except that the historical book value per common share with respect to JDR is computed by dividing total shareholders' equity by the number of shares of common stock that would have been outstanding if JDR's convertible preferred stock was converted into common stock. The pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock as of each of the periods presented.

(2) The statement of operations is not comparable in all respects given the establishment of a new basis of accounting, under Staff Accounting Bulletin No. 54, which required the push down to JDR of the then sole stockholder's accounting basis, to resulting in an increase of JDR's net assets of $6.7 million, on May 29, 1997. See Footnote 1 of the Consolidated Financial Statements of JDR Holdings, Inc. and Subsidiaries included elsewhere in this joint proxy statement/prospectus.

(3) The JDR Per Share Equivalents are calculated by multiplying the Pro Forma Combined Per NCO Share amounts by 326.453, the assumed share exchange ratio for JDR common stock.

                                Dividend Policies


         NCO does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO's credit agreement with Mellon Bank, N.A. prohibits NCO from paying cash dividends without the lender's prior consent. NCO currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO board and will depend upon, among other things, NCO's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO board deems relevant.

         JDR does not anticipate paying cash dividends on shares of its capital stock in the foreseeable future. In addition, JDR's credit agreement with Antares Leveraged Capital Corp. prohibits JDR from paying cash dividends without the lender's prior written consent, except that the credit agreement provides that under specified circumstances, cash dividends may be paid to holders of shares of JDR Series C convertible preferred stock, in accordance with the terms of the JDR preferred stock. JDR currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the JDR board and will depend upon, among other things, JDR's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the JDR board of directors deems relevant. Under the terms of the JDR Series A redeemable preferred stock, the JDR Series A convertible preferred stock and the JDR Series B convertible preferred stock, if declared by the JDR board, cumulative dividends at the annual rates of 7%, 6% and 6%, respectively, of the liquidation preference of $3,768 per share are payable quarterly in additional shares of JDR Series A redeemable preferred stock, JDR Series A convertible preferred stock and JDR Series B convertible preferred stock, respectively. These dividends accrue whether or not paid. The JDR board has not declared any dividends to date. In addition, under the terms of the JDR Series C convertible preferred stock, cumulative dividends at the annual rate of 6% of the liquidation preference of these shares are payable quarterly and accrue whether or not paid. While dividends on each series of JDR preferred stock have accrued since the issuance of those shares, in accordance with their respective terms, the JDR board has not declared any dividends to date. Prior to the time the merger is completed, all accrued and unpaid dividends on shares of JDR preferred stock will be paid in applicable shares of JDR preferred stock.

                                  Risk Factors


         In considering whether to approve the merger and, for JDR stockholders, whether or not to exercise your dissenters' rights under Delaware law, you should consider carefully the risks associated with the merger and with ownership of NCO common stock following the merger. These risks are described in detail below.

         The businesses acquired by NCO in 1998 and to be acquired in the JDR merger had combined revenues of $223.2 million in 1997 which was 262% of NCO's revenue of $85.3 million in 1997. If NCO is unable to successfully handle these new businesses, NCO may not realize the expected benefits from these acquisitions.

         The businesses acquired by NCO in 1998 and to be acquired in the JDR merger had combined revenues of $223.2 million in 1997 compared to NCO's revenue of $85.3 million in 1997. If NCO is unable to successfully handle these new businesses and integrate them into NCO's operations, NCO may not be able to realize expected operating efficiencies, eliminate redundant costs or operate the businesses profitably. The integration of these businesses is subject to a number of risks, including risks that:

         o the conversion of the acquired companies computer and operating systems to NCO's systems may take longer or cost more than expected;

         o NCO may be unable to retain clients or key employees of the acquired companies;

         o the acquired companies might have additional liabilities that we did not anticipate at the time of the acquisitions.

         NCO's growth strategy depends on acquisitions. If NCO is unable to make acquisitions, its future growth would be limited and the price of its stock may be adversely affected.


         NCO growth strategy includes acquisitions that expand and complement NCO's business. If NCO is unable make acquisitions, it may not be able to meet or exceed historical levels of growth and earnings. As a result, NCO's stock price may be adversely affected.


         NCO may be unable to make acquisitions due to, among other reasons:

         o NCO may not be able to identify suitable companies to buy because many of the companies in the accounts receivable management business are relatively small when compared to NCO; and

         o NCO may not be able to purchase companies at favorable prices, or at all, due to increased competition for these companies.

         NCO may have to borrow money or incur liabilities, or sell stock, to pay for future acquisitions. This could have a material adverse effect on NCO's liquidity and capital resources or dilute NCO shareholders. If NCO does not have sufficient cash resources or is not able to use its common stock as payment for acquisitions, it may not be able to accomplish its growth strategy

         NCO may have to borrow money or incur liabilities, or sell stock, to pay for future acquisitions and it may not be able to do so or on terms favorable to NCO. Additional borrowings and liabilities may have a material adverse effect on NCO's liquidity and capital resources. If NCO issues stock for all or a portion of the purchase price for future acquisitions, existing shareholders, including JDR stockholders who receive NCO common stock in this merger, may be diluted. If the price of NCO's common stock decreases or potential sellers are not willing to accept NCO's common stock as payment for the sale of their businesses, NCO may be required to use more of its cash resources, if available, in order to continue its acquisition program. If NCO does not have sufficient cash resources or is not able to use its common stock as payment for acquisitions, its growth through acquisitions could be limited.

         Completed acquisitions involve additional risks that may adversely affect NCO.

         Acquisitions also may involve a number of additional risks including:

         o Future acquisitions could divert management's attention from the daily operations of NCO and otherwise require additional management, operational and financial resources;

         o NCO might not be able to successfully integrate future acquisitions into its business or operate such acquired businesses profitably;

         o NCO will be required to amortize acquired intangible assets which will reduce its income in future years; and

         o NCO may be subject to unanticipated problems and liabilities of acquired companies.

         NCO's significant internal growth may be difficult to manage or to continue. If NCO is not able to manage or continue that growth, it could have a materially adverse effect on NCO's business, results of operations and financial condition.

         NCO has experienced significant internal growth over the past several years and intends to continue its internal growth. Future internal growth is subject to a number of risks, including the risks that:

         o  we may not be able to develop and maintain new clients;

         o by focusing on new clients, we may lose existing clients through inattention or because we fail to maintain the quality of services we provide to our clients; and

         o we may have difficulty hiring, training and retaining new employees to handle the increased workload.

         NCO's internal growth has placed significant demands on NCO's administrative, operational and financial resources. To continue its future growth, NCO will also be required to improve its operational and financial systems and obtain additional management, operational and financial resources. These additional costs may outweigh the benefits NCO expects to obtain from internal growth.

         After the merger, goodwill will represent 69.0% of our combined total assets at September 30, 1998. If management has incorrectly overstated the permissible length of the amortization period for goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, NCO would be burdened by a continuing charge against earnings.

         The NCO and JDR balance sheets include amounts designated as "goodwill." Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. GAAP requires that this and all other intangible assets be amortized over the period benefitted. Management has determined that period to range from 15 to 40 years based on the attributes of each acquisition.

         As of September 30, 1998, the combined pro forma balance sheet of NCO and JDR included goodwill that represented 69.0% of total assets and 136.4% of shareholders' equity.

         If management has incorrectly overstated the permissible length of the amortization period for goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, NCO would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

         Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred for each acquisition. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than the respective amortization period.

         The share exchange ratios in the merger are fixed and if the market price of NCO common stock decreases before the merger is completed, the dollar value of what JDR stockholders will receive in the merger also will decrease.

         The share exchange ratios in the merger are fixed. This means that if the market price of NCO common stock decreases before the merger is completed, the dollar value of what JDR stockholders will receive in the merger also will decrease. Some of the reasons why the market price of NCO common stock may be volatile are discussed in the next paragraph. JDR stockholders are advised to obtain recent market quotations for NCO common stock. We cannot assure you as to the market price of NCO common stock at any time. See "Comparative Per Share Market Price Information."

         The number of shares of NCO's common stock that is traded daily on the Nasdaq Stock Market averages less than 1.0% of the outstanding common stock. As a result, the market price of NCO common stock may be volatile.


         As a result of NCO's low trading volume, the market price for NCO common stock may be volatile and may be affected by many factors, including the following:

         o announcements of fluctuations in NCO's or its competitors' operating results;

         o the timing and announcement of acquisitions by NCO or its competitors; and

         o  government regulatory action.

         In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may materially adversely affect the market price of NCO common stock.


         After the merger, approximately 81.2% of NCO's outstanding shares will be available for resale in the public market without restriction, except for any shares held by affiliates of JDR. The sale of a large number of these shares could adversely affect NCO's stock price and could impair NCO's ability to raise capital through the sale of equity securities or make acquisitions for stock.

         Sales of NCO's common stock could adversely affect the market price of NCO's common stock and could impair NCO's future ability to raise capital through the sale of equity securities or make acquisitions for stock. NCO anticipates that it will issue approximately 3,388,596 shares in the merger. Upon completion of the merger, there will be 21,472,266 shares of NCO common stock outstanding. Of these shares, approximately 17,440,664 shares, or 81.2% of the total outstanding shares, will be available for resale in the public market without restriction, except for any shares held by affiliates of JDR.

         Under the merger documents, each affiliate of JDR must agree that it will not sell or transfer any of its JDR stock or NCO common stock until NCO publishes financial results covering at least 30 days of combined operations of NCO and JDR following the merger. Advanta Partners LP and David D'Anna, who are affiliates of JDR, and Antares Leveraged Capital Corp. will be parties to a registration rights agreement entitling them to demand and/or piggyback registration rights with respect to approximately 2,660,000 shares of NCO common stock to be received by them in the merger. If these stockholders were to register a substantial portion of their shares for sale, the registration and sale of their shares could adversely affect the market price for NCO's common stock. See "The Merger--Interests of JDR's Management and Stockholders in the Merger--Registration Rights Agreement."

         Approximately 4,031,602 shares of NCO common stock, or 18.8% of the total outstanding shares after the merger, are held by affiliates of NCO. Generally, NCO affiliates may either sell their shares under a registration statement or in compliance with the volume limitations and other requirements imposed by Rule 144 adopted by the SEC.

         In addition, upon completion of the merger, NCO will continue to have the authority to issue up to approximately 2,264,413 shares of its common stock under its stock option plans. This includes approximately 333,538 shares which may be issued upon the exercise of JDR stock options to be assumed in the merger. NCO also will have outstanding a warrant to purchase 375,000 shares of its common stock.

         NCO may experience variations from quarter to quarter in operating results and net income which could adversely affect the price of NCO common stock.

         Factors which could cause quarterly fluctuations include the following:


         o the timing of NCO's clients' accounts receivable management programs and the commencement of new contracts; customer contracts may require NCO to incur costs in periods prior to recognizing revenue under those contracts;


         o  the effect of the change of business mix on profit margins;

         o the timing of additional selling, general and administrative expenses to support new business;

         o  the costs and timing of completion and integration of acquisitions.

         o NCO's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

         NCO's business is dependent on clients in the healthcare and financial services sectors. If either of these sectors performs poorly or if there are any trends in these sectors to reduce or eliminate the use of third-party accounts receivable management services provided by companies like NCO, it could have a materially adverse effect on NCO's business, financial condition and results of operations.

          For the nine months ended September 30, 1998, after giving pro forma effect to the 1998 acquisitions and the JDR merger as if they had been completed on January 1, 1998, NCO derived approximately 43.7% of its revenues from clients in the healthcare sector and approximately 28.7% of its revenues from clients in the financial services sector. If any of these sectors performs poorly, clients in these sectors may have fewer or smaller accounts to refer to NCO or they may elect to perform accounts receivable management services in-house. If there are any trends in either of these sectors to reduce or eliminate the use of third-party accounts receivable management services, the volume of referrals to NCO would decrease.

         Most of NCO's contracts do not require clients to place accounts with NCO, may be terminated on 30 or 60 days notice and are on a contingent fee basis. Accordingly, NCO can not predict whether existing clients will continue to use NCO's services at historical levels, if at all.

         Under the terms of most of NCO's contracts, clients are not required to give accounts to NCO for collection and usually have the right to terminate NCO's services on 30 or 60 days notice. In addition, most of these contracts provide that NCO is entitled to be paid only when it collects accounts. Accordingly, NCO can not predict whether existing clients will continue to use NCO's services at historical levels, if at all

         Three of JDR's customers in the aggregate accounted for approximately 44.8% of JDR's revenues for the nine months ended September 30, 1998. If we lose any of these customers, it could have a materially adverse effect on our future financial results.

         For the nine months ended September 30, 1998, three of JDR's customers in the aggregate accounted for approximately 44.8% of JDR's revenues and 6.5% of the pro forma combined revenue of NCO for that period after giving effect to the merger with JDR. In addition, one of those customers accounted for approximately 25.4% of JDR's revenues for that period and 3.7% of the pro forma combined revenue of NCO for that period after giving effect to the merger with JDR. Because of this concentration, if we lose any of these customers, it could have a materially adverse effect on our future financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of JDR."

         NCO competes with approximately 6,500 providers in the accounts receivable management industry. This competition could have a materially adverse effect on NCO's future financial results.

         NCO competes with approximately 6,500 providers in providing accounts receivable management services. NCO is a national provider of accounts receivable management services. NCO competes with other large national corporations such as Outsourcing Solutions, Inc., GC Services, Inc., and Equifax, as well as many regional and local firms. NCO may lose existing or prospective business to competitors that have substantially greater resources, offer more diversified services or operate in broader geographic areas than NCO. NCO may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. Because of the large numbers of providers, in the future NCO may have to reduce its collection fees to remain competitive. Many larger clients retain multiple accounts receivable management providers which exposes NCO to continuous competition in order to remain a preferred vendor.

         If NCO is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive.

         NCO's success depends in large part on its sophisticated telecommunications and computer systems. NCO uses these systems to identify and contact large numbers of account debtors and to record the results of the collection effort. If NCO is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive. NCO has made a significant investment in technology to remain competitive and anticipates that it will be necessary to continue to do so in the future. Computer and telecommunication technologies are changing rapidly and are characterized by short product life cycles, so that NCO must anticipate technological developments. If NCO is not successful in anticipating, managing or adopting any technological changes on a timely basis or if NCO does not have the capital resources available to invest in new technologies, its business would be materially adversely affected.

         If NCO's telecommunications and computer systems fail or become unavailable, it could have a materially adverse effect on NCO's business.

         As noted above, NCO's business is highly dependent on its telecommunications and computer systems. These systems could be interrupted by natural disasters, power losses, or similar events. NCO's business also is materially dependent on service provided by various local and long distance telephone companies. If NCO's equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, NCO may be prevented from providing services. Because NCO generally recognizes income only as accounts are collected, any failure or interruption of services would mean that NCO would continue to incur payroll and other expenses without any corresponding income.

         Our systems or those of our clients or suppliers may not be Year 2000 compliant. This means that we might be unable to provide accounts receivable management services or engage in similar normal business activities for a period of time after January 1, 2000 which could have a material adverse effect on our business, operating results and financial position.

           We rely on our telephone and computer systems, software and other systems in operating and monitoring all aspects of our business. We also rely heavily on the systems of our clients and suppliers. If our present efforts to address the Year 2000 compliance issues are not successful, or if the systems of our clients and suppliers and other organizations with which we do business are not Year 2000 compliant, we may be unable to provide accounts receivable management services or engage in similar normal business activities for a period of time after January 1, 2000. As a result, we would be unable to recognize income. We also may lose existing or potential clients and our reputation in the industry might be damaged.

         NCO's success depends on its senior management team and if it is not able to retain them, it could have a materially adverse effect on NCO.

         NCO is highly dependent upon the continued services and experience of its senior management team, including Michael J. Barrist, Chairman of the Board, President and Chief Executive Officer. JDR is highly dependent upon the continued services of David E. D'Anna, President and Chief Executive Officer of JDR. NCO depends on the services of Messrs. Barrist and D'Anna and the other members of NCO's senior management team to, among other things:

         o successfully integrate the operations of NCO, Medaphis Services Corporation and JDR.

         o  continue NCO's acquisition and growth strategies; and


         o  maintain and develop NCO's and JDR's client relationships.


         NCO is dependent on its employees and a higher turnover rate would materially adversely affect NCO.

         The accounts receivable management industry is very dependent upon employees and experiences high turnover rate. Many of NCO's employees receive modest hourly wages and a portion of these employees are employed on a part-time basis. A higher turnover rate among NCO's employees would increase NCO's recruiting and training costs and could materially adversely impact the quality of services NCO provides to its clients. If NCO were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in NCO's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that NCO will be able to continue to hire, train and retain a sufficient number of qualified employees. Additionally, an increase in hourly wages, costs of employee benefits or employment taxes also could materially adversely affect NCO.


         As a result of the merger, JDR stockholders will become NCO shareholders and some of their rights as shareholders will be adversely affected. NCO shareholders do not have preferential rights to dividends or distributions, do not have the right to remove directors without cause and are not entitled to call special meetings of shareholders.


         As a result of the merger, JDR stockholders will become NCO shareholders and some of their rights as shareholders will be adversely affected. These differences include the following:

         o Holders of JDR preferred stock are entitled to preferential rights over holders of JDR common stock with respect to the payment of dividends, the redemption of their stock for cash and cash payments upon the liquidation of JDR. If the merger is completed, JDR preferred stockholders will receive NCO common stock, which does not entitle the holder to any preferential rights.

         o The directors of JDR may be removed with or without cause by the affirmative vote of at least 60% of the votes to be cast by JDR stockholders. The directors of NCO may be removed only for cause and only by the affirmative vote of shareholders entitled to cast at least 65% of the votes entitled to be cast by all NCO shareholders.

         o JDR stockholders holding 10% or more of the outstanding JDR stock entitled to vote may call a special meeting of stockholders. NCO shareholders do not have the right to call special meetings of shareholders.

See "Comparison of Shareholders' Rights."

         "Anti-takeover" provisions may make it more difficult for a third party to acquire control of NCO, even if the change in control would be beneficial to shareholders.

         NCO is a Pennsylvania corporation. Anti-takeover provisions in Pennsylvania law and NCO's charter and bylaws could make it more difficult for a third party to acquire control of NCO. These provisions could adversely affect the market price of NCO common stock and could reduce the amount that shareholders might receive if NCO is sold. For example, NCO's charter provides that NCO's board of directors may issue preferred stock without shareholder approval. In addition, NCO's bylaws provide for a classified board, with each board member serving a staggered three year term. Directors may be removed only for cause and only with the approval of the holders of at least 65% of NCO's common stock. See "Comparison of Shareholders' Rights."

         If NCO fails to comply with government regulation of accounts receivable management and telemarketing industries, it could result in the suspension or termination of NCO's ability to conduct business which would have a materially adverse effect on NCO.


         The accounts receivable management and telemarketing industries are regulated under various United States federal and state, Canadian and United Kingdom laws and regulations. Many states, as well as Canada and the United Kingdom, require that NCO be licensed as a debt collection company. If NCO fails to comply with applicable laws and regulations, it could result in the suspension or termination of NCO's ability to conduct accounts receivable management or telemarketing services which would have a materially adverse effect on NCO. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit the activities of NCO in the future or significantly increase the cost of regulatory compliance. If NCO expands its international operations, it may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.


         Several of the industries served by NCO are also subject to varying degrees of government regulation. Although NCO's clients are generally responsible for complying with these regulations, NCO could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with these regulations.

                      Where You Can Find More Information

         NCO files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information NCO files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. NCO's SEC filings are also available on the SEC's Internet site (http://www.sec.gov).

         NCO filed a registration statement on Form S-4 to register the shares of NCO common stock to be issued in the merger under the Securities Act. This joint proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of NCO in addition to being a proxy statement of each of NCO and JDR for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

         The SEC also allows NCO to "incorporate by reference" the information it files with the SEC, which means NCO can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. Later information filed by NCO with the SEC updates and supersedes this joint proxy statement/prospectus.

         The following documents previously filed by NCO with the SEC under the Exchange Act are incorporated in this joint proxy statement/prospectus by this reference:

                          SEC Filings                                                    Period
----------------------------------------------------------------     -----------------------------------------------
Annual Report on Form 10-K, including those portions of NCO's        Year ended December 31, 1997
proxy statement for its 1998 annual meeting of shareholders
incorporated by reference in the Annual Report on Form 10-K.

Quarterly Reports on Form 10-Q                                       Quarters ended March 31, 1998, June 30, 1998
                                                                     and September 30, 1998

Current Reports on Form 8-K                                          Filed on February 24, 1998, February 25,
                                                                     1998, April 22, 1998, May 4, 1998, May 12,
                                                                     1998, July 2, 1998, December 15, 1998, and
                                                                     February 16, 1999

Registration Statement on Form 8-A filed under Section 12(g)         Filed on October 29, 1996
of the Exchange Act

         All documents filed by NCO under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this joint proxy statement/prospectus and prior to the special meetings of NCO and JDR will be deemed to be incorporated by reference in this joint proxy statement/prospectus and to be a part of this joint proxy statement/prospectus from the date any document is filed.

         You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposed merger. Neither JDR nor NCO has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 1, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus nor the issuance of NCO common stock in the merger will create any implication to the contrary.


                           Forward-Looking Statements

         We have each made forward-looking statements in this document (and in NCO documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of NCO or JDR including those set forth or referenced in "The Merger -- Background of the Merger," "-- NCO's Reasons for the Merger," "-- JDR's Reasons for the Merger" and "-- Opinion of Financial Advisor." Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed below and elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of NCO and JDR and could cause those results to differ materially from those expressed or implied in our forward-looking statements contained or incorporated by reference in this document.

                        Special Meetings of Shareholders


         We are sending you this joint proxy statement/prospectus in order to provide you with important information regarding the merger and to solicit your proxy for use at the special meetings and at any adjournments or postponements of the special meetings. The special meetings are scheduled to be held at the times and places described below.

NCO Special Meeting

         General. The NCO special meeting is scheduled to be held on March 31, 1999 at 9:00 a.m., eastern standard time, at the Philadelphia Marriott West, 111 Crawford Avenue, Conshohocken, Pennsylvania. At the NCO special meeting, NCO shareholders will have the opportunity to consider and vote upon the proposed merger.

         The NCO board of directors has unanimously approved the proposed merger and recommends that NCO shareholders vote "for" the proposed merger.

         Record Date. The close of business on February 24, 1999, has been fixed by the NCO board of directors as the NCO record date for the determination of holders of shares of NCO common stock entitled to notice of and to vote at the NCO special meeting.


         Stock Entitled to Vote. At the close of business on February 24, 1999, NCO had 18,083,670 shares of NCO common stock outstanding. Each holder of NCO common stock will have the right to one vote with respect to the matters to be acted upon at the NCO special meeting for each share registered in the holder's name on the books of NCO as of the close of business on February 24, 1999.


         Quorum; Required Vote. All shares of NCO common stock present in person or represented by proxy and entitled to vote at the NCO special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the NCO special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened NCO special meeting, if less than a quorum as determined under applicable law, will nevertheless constitute a quorum for the purpose of acting upon any matter stated in the Notice of Special Meeting. Under Pennsylvania law and the rules of the Nasdaq Stock Market, the affirmative vote of the majority of the votes cast by the holders of shares of NCO common stock at the NCO special meeting is required for approval of the proposed merger.


         Stock Ownership. As of February 24, 1999, the directors and executive officers of NCO beneficially owned and had the right to vote, in the aggregate, 4,031,602 shares of NCO common stock, representing approximately 22.3% of the total votes entitled to be cast at the NCO special meeting. It is currently expected that members of the management of NCO will vote the shares of NCO common stock that they are entitled to vote in favor of the proposed merger. Members of NCO management who own and have the right to vote 4,019,802 shares of NCO common stock at the NCO special meeting have agreed with JDR to vote their shares at the NCO special meeting in favor of the proposed merger.

         Voting and Revocation of Proxies. All shares of NCO common stock represented by a proxy properly signed and received at or prior to the NCO special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of NCO common stock represented by the proxy will be voted "for" the proposed merger. You may revoke your proxy and reclaim your right to vote your shares by giving written notice of revocation to the Secretary of NCO at any time before it is voted, by submitting to NCO a duly executed, later-dated proxy or by voting the shares subject to the proxy by written ballot at the NCO special meeting. All written notices of revocation and other communications with respect to revocation of NCO proxies should be addressed to: NCO Group, Inc., 515 Pennsylvania Avenue, Fort Washington, Pennsylvania, 19034, Attention: Joshua Gindin, Executive Vice President, General Counsel and Secretary. Attendance at the NCO special meeting will not in and of itself constitute a revocation of a proxy.

         The NCO board of directors is not aware of any business to be acted upon at the NCO special meeting other than as described in this joint proxy statement/prospectus. If, however, other matters are brought before the NCO special meeting, including, among other things, a motion to adjourn or postpone the NCO special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment. However, no proxy which is voted against the proposed merger will be voted in favor of any adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the NCO special meeting.

         Abstentions and "broker non-votes," explained below, will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against the proposed merger. Abstentions and broker non-votes also will not be counted as votes cast for purposes of determining whether sufficient votes have been received to approve the proposed merger. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote with respect to the proposed merger. Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote.

         Solicitation of Proxies. Proxies are being solicited on behalf of the NCO board of directors. The solicitation of proxies may be made by directors, officers and regular employees of NCO or its subsidiaries in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of NCO common stock held of record by these persons, and NCO will reimburse them for reasonable expenses incurred by them in so doing. The cost of the solicitation will be borne by NCO.

         No Dissenters' Rights. NCO shareholders will not be entitled to dissenters' rights under Pennsylvania law in connection with the merger. See "The Merger -- No Dissenters' Rights for NCO Shareholders."

JDR Special Meeting

         General. The JDR special meeting is scheduled to be held on March 31, 1999 at 9:00 a.m., eastern standard time, at 500 North Franklin Turnpike, Ramsey, New Jersey. The purpose of the JDR special meeting is to consider and vote upon the proposed merger.

         The JDR board of directors has unanimously approved the proposed merger and recommends that JDR stockholders vote "for" the proposed merger.

         Record Date. The close of business on February 24, 1999 has been fixed by the JDR board of directors as the JDR record date for the determination of holders of shares of JDR stock entitled to notice of and to vote at the JDR special meeting. Only holders of record of JDR voting common stock and JDR Series A convertible preferred stock as of February 24, 1999, voting together as a single class, are entitled to notice of, and to vote at, the JDR special meeting. Holders of JDR nonvoting common stock, JDR Series B convertible preferred stock, JDR Series C convertible preferred stock and JDR Series A redeemable preferred stock are entitled to notice of the JDR special meeting but are not entitled to vote on the proposed merger.

         Stock Entitled to Vote. As of the close of business on February 24, 1999, there were 2,088.89 shares of JDR voting common stock outstanding and 1,111.11 shares of JDR Series A convertible preferred stock outstanding. Holders of JDR voting common stock and JDR Series A convertible preferred stock will be entitled to one vote for each share of JDR voting common stock and JDR Series A convertible preferred stock, respectively, that they held on February 24, 1999. Accordingly, the holders of JDR voting common stock and JDR Series A convertible preferred stock, voting together as a single class, are entitled to cast, in the aggregate, 3,200 votes.

         Quorum; Required Vote. The presence in person or by proxy of a majority of the outstanding shares of JDR voting common stock and JDR Series A convertible preferred stock, taken together as a single class, will constitute a quorum for purposes of conducting business at the JDR special meeting. Under Delaware law and JDR's charter, the affirmative vote of a majority of the outstanding shares of JDR voting common stock and JDR Series A convertible preferred stock, voting together as a single class, is necessary to approve the proposed merger.

         Stock Ownership. As of February 24, 1999, David E. D'Anna, President and Chief Executive Officer of JDR, and Advanta Partners LP held collectively 100% of the outstanding JDR voting common stock and Advanta Partners LP held 100% of the JDR Series A convertible preferred stock. Each of these parties has agreed with NCO to vote all their shares in favor of the proposed merger. Accordingly, the affirmative vote of no other holder of shares of JDR stock is required to approve the proposed merger. Gary Neems and Mitchell Hollin, directors of JDR, are also Managing Directors of Advanta Partners LP. No other directors or officers of JDR hold any shares of JDR stock that are entitled to vote at the JDR special meeting.

         Voting and Revocation of Proxies. Shares of JDR voting common stock or JDR Series A convertible preferred stock represented by a proxy properly signed and received at or prior to the JDR special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If you sign and return your proxy without indicating any voting instructions, the shares of JDR voting common stock or JDR Series A convertible preferred stock represented by the proxy will be voted "for" the proposed merger. You may revoke your proxy and reclaim your right to vote at any time by giving written notice of revocation to the Secretary of JDR at any time before it is voted, by submitting to JDR a duly executed, later-dated proxy or by voting the shares subject to the proxy by written ballot at the JDR special meeting. You should send all written notices of revocation and other communications with respect to revocation of JDR proxies to: JDR Holdings, Inc., 500 North Franklin Turnpike, Ramsey, New Jersey 07446, Attention: David E. D'Anna. Attendance at the JDR special meeting will not, in and of itself, constitute a revocation of a proxy. The failure to either return your proxy card or attend the JDR special meeting in person and vote in favor of the proposed merger will have the same effect as a vote against the proposed merger.

         The JDR board of directors is not aware of any business to be acted upon at the JDR special meeting other than as described in this joint proxy statement/prospectus. If, however, other matters are brought before the JDR special meeting, including, among other things, a motion to adjourn or postpone the JDR special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment. However, no proxy which is voted against the proposed merger will be voted in favor of any adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the JDR special meeting.

         Abstentions will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against the proposed merger. Abstentions effectively will be a vote against the proposed merger. Similarly, the failure to either return your proxy card or attend the JDR special meeting in person and vote in favor of the proposed merger will count as a vote against the proposed merger.

         Solicitation of Proxies. The proxies are being solicited on behalf of the JDR board of directors. The solicitation of proxies may be made by directors, officers and regular employees of JDR in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. The cost of the solicitation will be borne by JDR.

         Rights of Dissenting JDR Stockholders. Except as otherwise described in this joint proxy statement/prospectus, each JDR stockholder who delivers to JDR a written demand for appraisal of the stockholder's shares before the JDR special meeting and who otherwise complies with the applicable procedures under Delaware law will be entitled to receive the fair value of his or her shares of JDR stock in cash if the merger is completed. As noted below, under Delaware law, holders of shares of JDR preferred stock may not have appraisal rights with respect to their shares. Accordingly, holders of shares of JDR preferred stock who wish to exercise appraisal rights should consider converting their shares into JDR common stock in a timely manner and exercising their appraisal rights with respect to the shares of JDR common stock obtained upon the conversion. See "The Merger -- Rights of Dissenting JDR Stockholders."

         Each of the holders of shares of JDR convertible preferred stock has agreed to convert their shares into JDR common stock prior to the date upon which the merger is completed. In addition, each holder of shares of JDR Series A redeemable preferred stock has consented to the exchange of their shares for shares of NCO common stock in the merger.

         It is a condition to the obligation of NCO to complete the merger that the aggregate number of shares of JDR stock owned by those stockholders of JDR who have exercised, or given notice of their intent to exercise, their dissenters' rights will be less than ten percent of the total number of outstanding shares of JDR stock.

                                   The Merger


Material Terms of the Merger Documents

         The following is a brief summary of the material terms of the merger documents. This summary is qualified in its entirety by reference to the agreement and plan of reorganization and the agreement and plan of merger, which are incorporated by reference and attached to this joint proxy statement/prospectus as Annex A and Annex B, respectively. You are urged to read the merger documents carefully.

Conversion of Shares; No Fractional Amounts

         As a result of the merger, JDR will become a wholly owned subsidiary of NCO. Each share of JDR stock, other than shares owned by stockholders who perfect their dissenters' rights under Delaware law or shares held by the holders of JDR preferred stock who elect to receive the liquidation value of their shares, will be converted into NCO common stock as stated below. The share exchange ratios stated below have been determined assuming the merger is completed on March 31, 1999. If the merger is completed at any other time, the share exchange ratios must be adjusted to take into account changes in the accrued dividends for each series of JDR preferred stock, although the aggregate number of shares of NCO common stock will not change. As a result of these adjustments, holders of JDR common stock will receive less shares of NCO common stock if the merger is completed after March 31, 1999. The share exchange ratios for the shares of JDR convertible preferred stock have been calculated assuming that the holders of these shares will convert their shares, as well as accrued dividends, into JDR common stock prior to the merger.

                                                              Shares of NCO Common Stock
             Each Share of JDR Stock                                to be Received
---------------------------------------------------  --------------------------------------------
JDR Common Stock                                     326.453 shares of NCO common stock
JDR Series A Redeemable Preferred Stock              144.92 shares of NCO common stock
JDR Convertible Preferred Stock                      364.13 shares of NCO common stock


         Under JDR's charter, the holders of JDR's convertible preferred stock are entitled to receive $3,768 in cash for each share of JDR convertible preferred stock held on the date the merger is completed, unless their shares are converted into JDR common stock prior to the merger. Each of the holders of JDR convertible preferred stock has agreed to convert their shares into JDR common stock prior to the completion of the merger. Accordingly, holders of JDR convertible preferred stock will become holders of JDR common stock and, subject to the right of holders of JDR common stock to exercise their dissenters' rights under Delaware law, will receive the shares of NCO common stock stated above with respect to JDR common stock.

         In addition, all holders of JDR Series A redeemable preferred stock have consented to the exchange of their shares of JDR Series A redeemable preferred stock for NCO common stock in the merger.

         No fractional shares of NCO common stock will be issued in the merger and no cash will be paid for fractional shares. In lieu of the issuance of fractional shares, the number of shares of NCO common stock to be issued to each JDR stockholder will be rounded off to the nearest whole number of shares of NCO common stock. NCO will cause the shares of NCO common stock issuable to the JDR stockholders to be listed on the Nasdaq National Market.

         Treatment of JDR Stock Options

         Under the merger documents, JDR's stock option plan will continue in effect after the merger as an option plan of NCO. In addition, all outstanding options to acquire shares of JDR nonvoting common stock under JDR's stock option plan or the stock option agreement with Lombardo Consulting L.P. immediately before the completion of the merger will continue in effect after the merger as options to purchase NCO common stock, subject to the adjustments stated in the next sentence. Upon the completion of the merger, each JDR stock option will be automatically adjusted to provide that:

         o the number of shares of NCO common stock which will be issued upon the exercise of the JDR option will be that number of shares, rounded off to the nearest whole number of shares, equal to the number of shares of JDR nonvoting common stock which would have been issued upon exercise of the JDR option immediately before the completion of the merger, multiplied by 326.453; and

         o the exercise price per share of NCO common stock under the JDR option will be that amount, rounded up to the nearest whole cent, equal to the exercise price per share of JDR nonvoting common stock under the JDR option immediately before the completion of the merger, divided by 326.453.

         Treatment of JDR Warrants

         Each JDR warrant outstanding immediately prior to the merger will be converted in the merger into that number of shares of NCO common stock equal to
326.453 multiplied by the number of shares of JDR stock that could be purchased upon the full exercise of each JDR warrant. After the merger, each JDR warrant will be canceled and will be of no further force or effect.

         Representations and Warranties

         The agreement and plan of reorganization contains statements and promises made by NCO about itself called representations and warranties. In addition, the agreement and plan of reorganization contains representations and warranties made by JDR. You can review the representations and warranties contained in the agreement and plan of reorganization attached to this joint proxy statement/prospectus as Annex A.

         The agreement and plan of reorganization provides that the respective representations and warranties of NCO and JDR will survive for a period of one year after the date the merger is completed. However, a party will not have liability for any representation or warranty if a claim for indemnification with respect to any matter expected to be encountered in the routine audit of a subsidiary of NCO is not made prior to the issuance of the accountant's opinion on the audit of NCO's financial statements for the year ending December 31, 1999.

         Conduct of Business Pending the Merger

         The agreement and plan of reorganization contains various covenants and agreements that govern our actions until the merger is completed or the agreement and plan of reorganization is terminated. These covenants and agreements require each of us to take actions or to refrain from taking actions with respect to various matters including:

         o JDR conducting its business in the ordinary course consistent with past practices;

         o the parties using their reasonable best efforts to complete the merger at the earliest practicable date; and

         o the parties not taking any action prior to the completion of the merger which would adversely affect our ability to account for the merger as a pooling of interests.

To review all of the various covenants and agreements contained in the agreement and plan of reorganization, you should read the agreement and plan of reorganization which is attached to this document as Annex A.

         Non-Solicitation

         In the agreement and plan of reorganization, JDR agreed that it would not solicit or respond to any inquiries or proposals from any third party, other than NCO, concerning any sale of assets or stock, or merger, consolidation or similar transaction, involving JDR or any of its subsidiaries. JDR also agreed that it would not participate in any discussions or negotiations with any third party or provide any non-public information to any third party concerning those possible transactions. JDR is required to immediately notify NCO of the terms of any inquiry or proposal received by any of JDR or its subsidiaries or any JDR stockholder concerning those possible transactions.

         Indemnification and Insurance

         In the agreement and plan of reorganization, NCO agreed that all rights to indemnification and limitation of liability existing in favor of the employees, agents, directors or officers of any of JDR or its subsidiaries as provided in the charter documents and bylaws of each company will survive the merger. NCO also agreed that it will have these persons become additional insureds under NCO's then-existing officers' and directors' liability insurance to the same extent as NCO's officers and directors.

         Conditions to the Merger

         The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among other things, that:

         o the merger shall have been approved by NCO's and JDR's shareholders;

         o the total number of shares of JDR stock owned by stockholders who shall have exercised their dissenters' rights shall be less than 10% of the total outstanding JDR stock;

         o no lawsuit, judgment or new law shall exist which seeks to or does prohibit or restrain the merger or which seeks damages as a result of the merger;

         o JDR shall have received an opinion from counsel to NCO regarding the material federal income tax consequences of the merger;

         o the representations and warranties of the parties may not be false or misleading in any material respect;

         o the absence of any material adverse change or material casualty loss affecting either NCO or JDR or their respective business, assets or financial condition; and

         o our independent auditors shall have delivered letters stating that they concur with management that the merger qualifies for pooling of interests accounting treatment.

To review all of the conditions contained in the agreement and plan of reorganization, you should read the agreement and plan of reorganization which is attached to this document as Annex A.

         Closing Date and Effective Date

         The closing of the merger will take place at a mutually agreeable time and place on a date designated by NCO, which will be no later than the second business day after the satisfaction or waiver of the conditions to closing stated in the agreement and plan of reorganization. Contemporaneously with the closing of the merger, the parties will file a certificate of merger with the State of Delaware. The merger will take effect at the time this filing is made with the State of Delaware.

         Termination of the Merger Documents

         At any time before the closing of the merger, whether or not the proposed merger has been approved by JDR's stockholders or NCO's shareholders, the merger documents may be terminated and the merger abandoned by:

         o the mutual written consent of NCO and JDR, authorized by their respective boards of directors;

         o written notice from NCO to JDR, or from JDR to NCO, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of the party giving the notice cannot be satisfied on or before March 31, 1999, for any reason other than the party's default, and the party is not willing to waive the satisfaction of the condition;

         o written notice from NCO to JDR, or from JDR to NCO, if the closing does not occur on or before March 31, 1999 for any reason other than a breach of the agreement and plan of reorganization by the party giving the notice; or

         o written notice from JDR to NCO, if the average closing price of a share of NCO common stock is less than $22.00 per share during the ten trading days immediately prior to the completion of the merger, or the last reported sales price per share of 100 shares or more of NCO common stock as reported on the Nasdaq National Market for any of the last five trading days during the ten trading days immediately prior to the completion of the merger is less than $20.00 per share.

         Termination Fee

         The agreement and plan of reorganization requires NCO to pay a cash termination fee of $2,500,000 to JDR in the event that the merger documents are terminated for either of the following reasons:

         o     NCO's shareholders do not approve the proposed merger; or

         o the merger does not qualify for pooling-of-interests accounting treatment, other than due to the failure of JDR to qualify as "a combining company" in accordance with the criteria stated in paragraphs 46a, 47b, 47c, 47d and 48c of APB No. 16.

Exchange Procedures for JDR Stock


         NCO will designate its transfer agent, ChaseMellon Shareholder Services, LLC, to act as the "exchange agent" under the merger documents and the escrow agreement. As soon as is practicable after the date the merger is completed, NCO or the exchange agent will mail or deliver, to each JDR stockholder as of the date the merger is completed, instructions for use in surrendering his or her JDR stock certificates to the exchange agent. Upon the surrender of a JDR stock certificate to the exchange agent in accordance with the instructions, the exchange agent will exchange the JDR stock certificate for:


         o new certificates representing 94% of the number of shares of NCO common stock into which the shares of JDR stock represented by the JDR stock certificate have been converted in accordance with the merger documents, which will be promptly delivered as instructed by the holder, and

         o two new certificates for the balance of the number of shares of NCO common stock into which the shares of JDR stock represented by the JDR stock certificate have been converted in accordance with the merger documents, which will be held in escrow and distributed in accordance with the terms of the escrow agreement.

If applicable, the new certificates will be accompanied by any distributions due with respect to shares of NCO common stock that were paid to NCO's shareholders of record as of a date between the date the merger is completed and the date of distribution of the certificates. Until surrendered to the exchange agent, each outstanding JDR stock certificate will be deemed to evidence ownership of the number of shares of NCO common stock into which the shares of JDR stock have been converted in accordance with the merger agreement, subject to the escrow requirement described above.

Escrow Agreement and Indemnification Claims

         Under the escrow agreement, the exchange agent will maintain an account for each JDR stockholder containing the stockholder's stock being held in escrow in accordance with the terms of the escrow agreement. The escrowed stock will be held by the exchange agent in escrow and used to satisfy any claims for indemnification by NCO under Section 14 of the agreement and plan of reorganization. A former JDR stockholder may, at their option, deposit with the exchange agent an equivalent value of cash in exchange for all or any portion of the escrowed stock in the stockholder's account. The value of the escrowed stock will be based on the last reported sales price of NCO common stock, as reported on the Nasdaq National Market, on the day that the cash is surrendered in substitution for the stock. The escrowed stock will be distributed to the JDR stockholders one year after the date the merger is completed, less the shares used to pay any claims made by NCO for indemnification matters under Section 14 of the agreement and plan of reorganization. For purposes of paying indemnification claims, the shares will be valued based upon the average closing price of a share of NCO common stock during the ten trading days immediately prior to the completion of the merger.

         Each of the JDR stockholders will grant to David E. D'Anna and Advanta Partners LP, or their respective designees, the full power and authority to represent them for the purpose of handling claims under the escrow agreement including settling all related disputes. However, nothing in that authorization will have the effect of treating any JDR stockholder differently from any other. David E. D'Anna and Advanta Partners LP must both authorize all actions to be taken on behalf of the JDR stockholders in order for their actions to be valid.

         The escrow agreement provides for the indemnification of the exchange agent from any action, claim or proceeding, arising out of or relating in any way to the escrow agreement or any transaction to which the escrow agreement relates. This indemnification will not be available if the action, claim or proceeding is the result of the willful misconduct or gross negligence of escrow agent.

Opinion of Financial Advisor


         The NCO board of directors has engaged Janney Montgomery Scott Inc. as its exclusive financial advisor to review the merger and to render an opinion as to the fairness, from a financial point of view, of the merger to the holders of NCO common stock. As described below, Janney Montgomery Scott Inc.'s opinion, dated March 2, 1999, together with the related presentation to the NCO board of directors, was only one of the many factors taken into consideration by the NCO board of directors in making its determination to approve the merger.


         On October 31, 1998, Janney Montgomery Scott Inc. delivered its oral opinion to the board of directors to the effect that, as of October 31, 1998, and based upon and subject to the matters stated in its written opinion, the merger was fair, from a financial point of view, to the holders of the NCO common stock.


         The full text of Janney Montgomery Scott Inc.'s written opinion, dated March 2, 1999, which lists the assumptions made, matters considered and limitations on review undertaken, is attached to this joint proxy statement/prospectus as Annex D. Janney Montgomery Scott Inc.'s opinion is directed to the NCO board of directors and addresses the fairness of the merger to the holders of NCO common stock from a financial point of view. Janney Montgomery Scott Inc.'s opinion does not address the underlying decision of the NCO board of directors to engage in the merger and does not constitute a recommendation to any NCO shareholder as to how any NCO shareholder should vote or as to any other action any NCO shareholder should take in connection with the merger. The summary of the opinion of Janney Montgomery Scott Inc. stated in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Janney Montgomery Scott Inc. written opinion.

         In connection with its opinion, Janney Montgomery Scott Inc. reviewed:

         o publicly available business and financial information relating to JDR that Janney Montgomery Scott Inc. deemed relevant;

         o information, including financial forecasts, relating to the business and prospects of JDR;

         o the financial terms of other business combinations that Janney Montgomery Scott Inc. deemed relevant;

         o     the recent trading history of NCO common stock;

         o     various agreements, including, among others:

               o the stock purchase agreement, dated as of May 30, 1997, by and among JDR, David E. D'Anna, Advanta Partners LP and Antares Leveraged Capital Corp.;

               o the stockholders' agreement, dated as of May 30, 1997, by and among JDR, Advanta Partners LP, Antares Leveraged Capital Corp., David E. D'Anna, Neil J. Hanley, Barry M. Grant, John M. Porta, Steven B. Burns, Steven R. Boggs, Jeffrey W. Marks and Ronald J. Piemonte;

               o     the charter of JDR;

               o the respective certificates of designation of each series of the JDR preferred stock;

               o     various stock option agreements; and

         o other financial studies and analyses as Janney Montgomery Scott Inc. deemed necessary. In addition, Janney Montgomery Scott Inc. held discussions with members of JDR management regarding JDR's business, financial condition and prospects.

         In preparing its opinion, Janney Montgomery Scott Inc. assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Janney Montgomery Scott Inc. has not assumed any responsibility for independently verifying this information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of JDR or been furnished with any evaluation or appraisal. In addition, Janney Montgomery Scott Inc. has not assumed any obligation to conduct any physical inspection of the properties or facilities of JDR. With respect to the financial forecast information furnished to or discussed with it by JDR, Janney Montgomery Scott Inc. has assumed that the information has been reasonably prepared and reflects the best currently available estimates and judgment of JDR's management as to the expected future financial performance of JDR. Janney Montgomery Scott Inc.'s opinion expresses no view with respect to the ability of JDR to meet its projections or the assumptions on which they were based. Further, Janney Montgomery Scott Inc. has relied upon the assurances of management of JDR that they are not aware of any facts or circumstances that would make the information materially inaccurate or misleading. Janney Montgomery Scott Inc.'s opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on and as of the date of its opinion.

         In arriving at its opinion as described below, Janney Montgomery Scott Inc. ascribed a general range of values to JDR, and made its determination as to the fairness, from a financial point of view, of the merger to the holders of NCO common stock on the basis of a variety of financial and comparative analyses, including those described below. The summary of analyses performed by Janney Montgomery Scott Inc. as stated below does not purport to be a complete description of the analyses underlying Janney Montgomery Scott Inc. opinion. The presentation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial or summary description. No company or transactions used in the analyses as a comparison is identical to NCO and JDR or the merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions being analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, the analyses, and estimates are inherently subject to substantial uncertainty. In arriving at this opinion, Janney Montgomery Scott Inc. made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Janney Montgomery Scott Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses and its opinion.

         The following is a summary of the material analyses performed by Janney Montgomery Scott Inc. and presented orally to the NCO board of directors at a meeting on October 31, 1998.

         Historical and Projected Operating Results and Financial Condition. In rendering its opinion, Janney Montgomery Scott Inc. reviewed and analyzed the historical and projected operating results and financial condition of JDR. This review and analysis included an assessment of JDR's financial condition. It also included an analysis of the growth of revenue and profits and of trends in JDR's profitability.

         Janney Montgomery Scott Inc. analyzed JDR's projections in support of its fairness opinion. The projections were not reviewed by independent auditors and were not prepared in accordance with generally accepted accounting principles. The projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. There is no assurance that the projections will be achieved and the inclusion of the estimates in the fairness opinion should not be regarded as an indication that JDR or any other person considers the estimates an accurate prediction of future events.

         Analyses of Selected Comparable Transactions. Janney Montgomery Scott Inc. also reviewed publicly available information relating to comparable merger and acquisition transactions of companies in industries related to JDR's business. Janney Montgomery Scott Inc. examined the total enterprise value, or the price paid for the stock of the company acquired plus all debt assumed in each of the transactions as a multiple of the acquired companies' revenue, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and earnings before interest and taxes, referred to as EBIT. Janney Montgomery Scott Inc. also examined multiples of the value of the common equity in each of the transactions to net income. Revenue, EBITDA, EBIT and net income were calculated as of the last 12 months of available financial information prior to the date of each transaction.

         Janney Montgomery Scott Inc. identified and examined 11 comparable transactions since 1994. For each of the comparable transactions, the most relevant transaction multiple analyzed for purposes of determining an enterprise valuation was the transaction value, defined as the value of common equity plus the liquidation value of any preferred stock, plus the principal amount of any debt less cash, including the proceeds of any options, divided by the last 12 months EBIT. The result is sometimes referred to as the EBIT Multiple. The EBIT Multiple range was 12.5x to 16.9x. These multiples were applied to the JDR's last 12 months EBIT to produce an enterprise valuation range of $119.2 million to $160.2 million.

         However, due to the differences between the operations, financial condition and/or transaction sizes of the selected comparable transactions, Janney Montgomery Scott Inc. determined this review to be of limited value and it was not included in Janney Montgomery Scott Inc.'s developed ranges of enterprise value or equity value for JDR as stated below in "--Summary."

         Contribution Analysis. Janney Montgomery Scott Inc. compared the 1998 and projected 1999 revenue, EBITDA and net income of JDR with the pro forma revenue, EBITDA and net income of the combined companies giving effect to the merger. JDR is expected to contribute approximately 23% of pro forma combined revenue in 1998 and 21% in 1999. JDR is expected to contribute 25% and 22% of pro forma combined EBITDA, and 27% and 23% of pro forma combined net income in 1998 and 1999, respectively. NCO will issue approximately 3,388,596 shares of its common stock, equal to 15.8% of pro forma total shares outstanding giving effect to the merger. Assuming all JDR stock options were exercised for 333,538 shares of NCO common stock, JDR stockholders would own 17.1% of the pro forma total shares outstanding.

         Initial Public Offering Analysis. Janney Montgomery Scott Inc. prepared an initial public offering analysis of JDR utilizing projections provided to Janney Montgomery Scott Inc. by JDR and made other assumptions concerning the size and costs of a potential public offering. Janney Montgomery Scott Inc. utilized the projections and other publicly available information to project the public equity market value of JDR. A price to earnings ratio range of 16.0x to 20.0x was applied to JDR's projected 1999 net income. The resulting equity value less the new equity raised in an offering was $101.4 million to $136.8 million. The price to earnings ratio range of 16.0x to 20.0x was based upon peer company public market trading statistics and research analysts' earning estimates for the coming year.

         Summary. Based on the above analyses, and other factors considered, Janney Montgomery Scott Inc. developed a range of enterprise values for JDR of $110.3 million to $148.5 million and concluded that the merger was fair to NCO and its shareholders, from a financial point of view.

         Janney Montgomery Scott Inc. is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with:

         o     mergers and acquisitions;

         o     negotiated underwritings;

         o     secondary distributions of securities;

         o     private placements; and

         o     valuations for corporate and other purposes.

         In the ordinary course of business Janney Montgomery Scott Inc. makes a market in NCO common stock for the accounts of customers and, accordingly, may at any time hold a long or short position in NCO's common stock. Janney Montgomery Scott Inc. was a co-manager of NCO's initial public offering in December 1996, and subsequently in its follow-on offerings in July 1997 and April 1998.

         Under the terms of Janney Montgomery Scott Inc.'s engagement, NCO has agreed to pay Janney Montgomery Scott Inc. for its financial advisory services in connection with the merger, a financial advisory fee of $500,000 payable on the date of closing of the merger. In addition, NCO has agreed to reimburse Janney Montgomery Scott Inc. for its out-of-pocket expenses, and to indemnify Janney Montgomery Scott Inc. against liabilities, or to contribute to payments Janney Montgomery Scott Inc. may be required to make in respect of these liabilities.

Background of the Merger

         A key element of NCO's corporate growth strategy has been the pursuit of business acquisitions that would complement or expand NCO's existing business services. Both NCO and JDR provide accounts receivable management services and other outsourcing services.

         On July 30, 1998, Paul E. Weitzel, Jr., Senior Vice President, Mergers and Acquisitions of NCO, and Gary Neems, Managing Director of Advanta Partners LP and a director of JDR, met in New York for a general discussion of the businesses of NCO and JDR. At that meeting, Mr. Weitzel suggested that the chief executive officers of both companies meet to explore the possible benefits of a merger.

         During a subsequent telephone conversation, Messrs. Weitzel and Neems agreed that further discussion relating to a possible merger involving NCO and JDR be postponed until late August 1998 because Mr. Neems would not be available until that time.

         On August 26, 1998, NCO and JDR entered into a confidentiality agreement with respect to JDR's confidential business and financial information.

         On August 26, 1998, Mr. Weitzel and Mr. Neems, along with Michael J. Barrist, Chairman, President and Chief Executive Officer of NCO, and David E. D'Anna, President and Chief Executive Officer of JDR, met in New York to discuss the following:

         o possible synergies that could be achieved from a merger between NCO and JDR; and

         o possible benefits that a merger would have for the companies' respective shareholders, customers and employees.

At that meeting, the parties discussed the steps that would be needed to determine whether the perceived benefits of a combination could be quantified.

         On September 1, 1998, Messrs. Barrist and Weitzel met with James Hunter of Janney Montgomery Scott Inc. and engaged him as NCO's financial advisor in connection with a possible merger with JDR. From September 1, 1998 through September 17, 1998, Messrs. Barrist, Weitzel and Hunter had a number of conversations and meetings relating to NCO's proposal to acquire JDR. During these conversations, the following issues relating to, among other matters, were discussed:

         o     the valuation of JDR;

         o     JDR's business;

         o     JDR's clients;

         o     JDR's prospects;

         o     JDR's projected financial results;

         o     JDR's management;

         o     JDR's financial condition; and

         o     the applicability of pooling-of-interests accounting treatment.

         In early September 1998, Mr. Barrist informed the members of NCO's board of directors of the preliminary merger discussions between NCO and JDR. Thereafter, from time to time, the members of the NCO board of directors were informally advised of the progress of the discussions with JDR.

         On September 17, 1998, Messrs. Barrist, Weitzel and Hunter met with Messrs. Neems and D'Anna in Fort Washington, Pennsylvania to discuss proposed terms of a possible merger involving NCO and JDR. Among the matters discussed were the valuation of JDR and the merger share exchange ratios.

         On October 9, 1998, Messrs. Barrist, Weitzel and Hunter met with Messrs. Neems and D'Anna and Mitchell Hollin, Managing Director of Advanta Partners LP and a director of JDR, in Ramsey, New Jersey to further discuss the proposed terms of a possible merger involving NCO and JDR, including the merger share exchange ratios.

         On October 13, 1998, Messrs. Barrist, Weitzel and Jason Bass of Janney Montgomery Scott Inc. met with Messrs. Neems and D'Anna in Ramsey, New Jersey to finalize the proposed terms of a possible merger involving NCO and JDR. Eric Siegel, a member of NCO's board of directors, participated in this meeting. At this meeting, the parties agreed upon a number of shares to be issued in the merger, subject to due diligence, and also agreed that, except for a provision allowing JDR to terminate the merger documents if the market price of NCO common stock dropped below agreed-upon limits, there would be no adjustments to the merger share exchange ratios as a result of changes in the market price of NCO common stock.

         On October 15, 1998, the NCO board of directors held a special meeting to consider, among other matters, the proposal to enter into a merger transaction with JDR. At the conclusion of that meeting, the NCO board of directors approved the proposed transaction subject to the following:

         o     receipt of a fairness opinion from Janney Montgomery Scott Inc.;

         o     completion of final due diligence; and

         o     the successful negotiation of a definitive agreement.

         From October 16, 1998 through October 30, 1998, the parties and their advisors negotiated a definitive agreement and conducted legal and financial due diligence. The negotiations and due diligence resulted in material changes to the terms of the proposed transaction, including the price and structure of the proposed transaction.

         On or about October 22, 1998, JDR and NCO entered into a confidentiality agreement with respect to NCO's confidential business and financial information.

         On October 29, 1998, the JDR board of directors held a special meeting to review the terms of the merger documents and the proposed merger. Mr. Neems, in his capacity as a representative of Advanta Partners LP, serving as financial advisors to JDR, made a presentation to the JDR board of directors with respect to the valuation of JDR in connection with the merger. The report presented orally to the JDR board by Advanta Partners LP included an analysis of comparable public companies who provided teleservices and other business services to businesses. Advanta Partners LP identified 11 publicly traded teleservices companies which had a range of price to earnings ratios of 14.4x to 42.3x the 1998 projected net income, and 8.4x to 30.0x the 1999 projected net income, with means of 28.8x the 1998 projected net income and 20.4x the 1999 projected net income. These multiples were applied to JDR's 1998 and 1999 projected net income, as provided to Advanta Partners LP by management of JDR, and then discounted to account for the absence of a public market. This analysis produced a value of stockholders' equity in the range of $42.4 million to $149.8 million. Advanta Partners LP also presented a private market valuation analysis based upon assumed multiples of 5.0x to 10.0x an adjusted 1998 EBITDA of JDR. This analysis resulted in an enterprise valuation range of $56.6 million to $113.1 million. Advanta Partners LP also estimated that five of NCO's prior private company acquisitions had multiples of 4.8x to 7.7x EBITDA. Advanta Partners LP advised the JDR board of directors that the private market valuation was of limited value because it failed to account for JDR's:

         o     historical growth;

         o     projected net income; and

         o     value as a public company.

Advanta Partners LP's report also included a determination of the range of value of NCO common stock to be received in the merger by assuming a NCO share price in the range of $26 per share to $47.12 per share. The valuation of JDR deduced from this comparable public company analysis, as well as estimates based upon private company comparable transactions, was consistently below or within the range of the value of the NCO common stock to be received in the merger based upon the assumed NCO share price range. The JDR board of directors did not request, and Advanta Partners LP did not provide, a report or opinion on the fairness of the merger.

         After a review and discussion of various due diligence matters and the terms of the merger documents, and discussions regarding the financial and other effects of the merger, the JDR board of directors unanimously approved the merger and authorized the officers and directors of JDR to finalize the negotiation, execution and delivery of the merger documents.

         On October 31, 1998, the NCO board of directors held another special meeting to review the terms of the merger documents. After a review and discussion of the terms of the merger documents, and discussions regarding the financial and other effects of the proposed merger would have on NCO's shareholders, employees and customers, the NCO board of directors unanimously approved the merger and authorized the officers of NCO to finalize and execute the merger documents.

         The definitive merger documents were executed on behalf of NCO and JDR on November 1, 1998.

         On January 6, 1999, management of NCO and JDR met to review financial and other information. Following this meeting, on January 8, 1999 the parties agreed to reduce the total number of shares to be issued in the merger, including shares under stock options, by 378,000 shares. On January 12, 1999, the parties amended and restated the merger documents for the following reasons:

         o     to reflect the resulting exchange ratio;

         o to extend the date for completing the merger until March 31, 1999; and

         o     to make other conforming changes.

NCO's Reasons for the Merger

         The NCO board of directors has unanimously determined that the terms of the merger documents and the merger are fair to, and in the best interests of, NCO and its shareholders. In reaching its determination, the NCO board of directors consulted with NCO's management, as well as its legal counsel, accountants and financial advisors and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the NCO board of directors believes the merger will be beneficial to NCO and its shareholders:

         o NCO seeks to grow both internally and through the acquisition of complementary businesses. JDR's services, which provide customers with technology-based outsourcing solutions, will complement and broaden NCO's existing service offerings.
         o NCO is a leading provider of accounts receivable management and related services and believes that JDR's services will enhance NCO's ability to service its various industry sectors. The demand for outsourcing services has grown significantly over the past several years. NCO believes that JDR's services should position NCO to take advantage of this trend and establish NCO as a leading provider of accounts receivable outsourcing services.

         o JDR's business strategy is consistent with NCO's goal to provide clients with access to a continuum of value-added accounts receivable outsourcing services.

         o The combination of technologies should enable NCO to respond more effectively to the rapid technological change and continuing emergence of accounts receivable outsourcing services.

         o NCO believes that there is a significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by NCO alone.

         In addition to the reasons stated above, in the course of its deliberations concerning the merger, the NCO board of directors consulted with NCO's management, legal counsel, accountants and financial advisors and reviewed a number of other factors relevant to the merger, including:

         o Information concerning the business, assets, operations, management, financial condition, operating results, competitive position and prospects of NCO and JDR;

         o     The expected tax and accounting treatment of the merger;

         o Reports from legal counsel on specific terms of the merger documents; and

         o NCO's belief that the management styles and corporate cultures of the two companies would be complementary.

         The NCO board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

         o The possibility of management disruption associated with the merger and the risk that key technical and management personnel of NCO or JDR might not continue with NCO or JDR;

         o The possibility that the merger might adversely affect NCO's or JDR's relationship with their respective customers; and

         o The risk that the potential benefits of the merger might not be realized.

         The NCO board of directors concluded, however, that the benefits of the transaction to NCO and its shareholders outweighed the risk associated with these negative factors.


JDR's Reasons for the Merger


         The JDR board of directors believes that the stockholders of JDR will benefit by becoming stockholders of the combined enterprise on the basis stated in the merger documents, and that the proposed merger is advisable and in the best interests of, and that the terms are fair and equitable to, the JDR stockholders. The terms of the proposed merger, including the amount of NCO common stock to be received by the JDR stockholders, are the result of arms' length negotiations between representatives of JDR and NCO.

         On October 29, 1998, the JDR board of directors held a meeting at which it considered the proposed merger and the transactions contemplated by the proposed merger. During its deliberations with respect to the merits of the proposed merger, the JDR board of directors considered both business and financial reasons for pursuing a combination with NCO in contrast to other potential opportunities as an independent company or in combination with another company. Among the financial factors considered were the:

         o     liquid assets of the two companies;

         o     working capital of the two companies;

         o     net worth of the two companies;

         o     operating performance of the two companies;

         o     prospects of the two companies;

         o     JDR's growth capital needs; and

         o     JDR's future financing prospects.

         The JDR board of directors also reviewed the trading history and ownership profile of and several valuation indices for NCO, as well as those of other companies in the industry with publicly traded securities. Among the business factors considered were:

         o     the companies' personnel;

         o     the companies' staffing requirements;

         o     the companies' marketing opportunities;

         o     the companies' geographic coverage;

         o     the companies' competitive environment;

         o     growth prospects; and

         o synergies that could be realized from the combination of the companies.

         In unanimously approving the merger documents and the transactions contemplated by the merger documents, the JDR board of directors considered a number of factors, including:

         o the fact that the amount of NCO common stock to be paid in the merger to holders of JDR capital stock represents a value which the JDR board of directors believes is fair to the JDR stockholders;

         o     the liquidity afforded by the trading volume in NCO common stock;

         o the existing assets, financial condition, results of operations, business and prospects of JDR on a stand-alone basis, as compared to the ability after the merger to accelerate growth in JDR's business by taking advantage of a significantly stronger balance sheet, expanded customer base, increased business resources, improved access to financing on attractive terms and decreased exposure to potential dilution from additional equity financings;

         o the fact that the merger will afford stockholders of JDR the opportunity to exchange their shares of JDR stock for an ownership interest in a combined enterprise which is larger and has greater financial resources than JDR;

         o the fact that the risk to JDR of the concentration of its business in two clients would be significantly mitigated by the merger;

         o the risk that the value of the shares of JDR could be severely affected by the loss or disability of a single individual, David
               E. D'Anna; and

         o the fact that the amount of NCO common stock to be paid in the merger was determined through arms' length negotiations between representatives of NCO, on the one hand, and JDR, on the other.

         The foregoing discussion of the information and factors considered and given weight by the JDR board of directors in considering the proposed merger and the transactions contemplated by the proposed merger is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the JDR board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in making its determination nor did it evaluate whether these factors were of equal weight. In addition, individual members of the board of directors of JDR may have given different weight to different factors.

Interests of JDR's Management and Stockholders in the Merger


         In considering the recommendation of the JDR board of directors with respect to the proposed merger, JDR stockholders should note that the stockholders, officers, directors and/or affiliates of JDR noted below have interests in the merger that are different from or in addition to the interests of JDR stockholders generally. The boards of directors of NCO and JDR were aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger documents.

         JDR Stock Ownership. JDR's executive officers and directors beneficially own 100% of the JDR voting common stock, approximately 89.1% of the JDR nonvoting common stock, 100% of the JDR Series A convertible preferred stock, approximately 76.8% of the JDR Series B convertible preferred stock, 100% of the JDR Series C convertible preferred stock and approximately 93.2% of the JDR Series A redeemable preferred stock. See "Principal Stockholders of JDR."


         Election of Director. In the agreement and plan of reorganization, NCO agreed to appoint David E. D'Anna, President and Chief Executive Officer of JDR, to the board of directors of NCO as of the date the merger is completed. See "Management of JDR."


         JDR Stock Options. Upon consummation of the merger, holders of JDR options will be entitled to receive NCO stock options and, upon the exercise of their NCO stock options, a number of shares of NCO common stock determined as described under "The Merger --Material Terms of the Merger Agreement --Treatment of JDR Stock Options."

         Employment Agreements. In connection with the merger, the employment agreements of Steven B. Burns, David E. D'Anna, Barry M. Grant, Neil J. Hanley, Ronald J. Piemonte and John M. Porta, each of whom is a current employee of JDR and will be employed by NCO following consummation of the merger, will be amended, effective upon consummation of the merger, to state that:

         o the payment of performance bonuses provided for in those employment agreements will be determined in accordance with a formula to be agreed upon by NCO and the employee,

         o these employees will also be bound by a non-competition agreement for one year following termination by NCO with cause or upon the employee's resignation, or for the remainder of the term of the employment agreement if the employee is terminated without cause, and

         o if the employee is terminated without cause, the employee will continue to receive his compensation for the remainder of the employment term.

         Fees Payable to Advanta Partners LP. Advanta Partners LP is a private investment partnership which focuses on private equity investments in the information services and financial services industries. With $100 million of committed capital, Advanta Partners LP has structured and executed a range of private equity transactions. The JDR board of directors selected Advanta Partners LP to advise it regarding the proposed merger based on various factors including, without limitation, the following:

         o Advanta Partners LP's knowledge of the business and operations of JDR as a result of its investment in JDR and the participation of two of its managing directors on the JDR board;

         o Advanta Partners LP's knowledge of the information services business as a consequence of its investments in other companies in the teleservices industry; and

         o Advanta Partners LP's working relationship with management of JDR.

         Since May 1997, under a management fee agreement, Advanta Partners LP has provided technical and management assistance to JDR, including advice on subjects such as strategic direction and evaluation of potential acquisitions. Under the terms of this management fee agreement, in the event Advanta Partners LP was required to perform any extraordinary services, including investment banking services, Advanta Partners LP and JDR agreed to negotiate fee arrangements for these services. In connection with the proposed merger, Advanta Partners LP agreed to act as JDR's exclusive financial advisor. As payment for their services, on the date the merger is completed, Advanta Partners LP will receive payment equal to 1.5% of the aggregate value of the NCO common stock received by the JDR stockholders in the merger, but not more than a total of $1,700,000. In addition, JDR has agreed to indemnify Advanta Partners LP against liability incurred as a result of its service as financial advisor to JDR in connection with the merger. Advanta Partners LP is a principal stockholder of JDR. See "Principal Stockholders of JDR."

         Nondisclosure, Noncompetition and Nonsolicitation Agreements. Under the agreement and plan of reorganization, at closing

         o David E. D'Anna will have entered into a nondisclosure agreement which will provide, among other things, that Mr. D'Anna will not disclose NCO's confidential information; and

         o stockholders of JDR, as required by NCO, will have entered into nondisclosure, noncompetition and nonsolicitation agreements which will provide, among other things, that the stockholders will not:

               o     disclose NCO's confidential information;

               o induce or attempt to influence NCO's employees, customers or suppliers; or

               o     engage in a business in competition with NCO's business.

         Indemnification; Insurance. NCO agreed that all rights to indemnification and limitation of liability existing prior to the execution of the merger documents in favor of the employees, agents, directors or officers of JDR and its subsidiaries as provided in the charter and by-laws of each company will survive the merger. NCO also agreed that it will have these persons become additional insureds under NCO's then-existing officers' and directors' liability insurance policy to the same extent as NCO's officers and directors.


         Registration Rights Agreement. Under the agreement and plan of reorganization, at closing NCO will enter into a registration rights agreement with Advanta Partners LP, David E. D'Anna and Antares Leveraged Capital Corp. This registration rights agreement will provide, among other things, that during the 30-month period, referred to as the registration period, beginning on the date that NCO has published financial results covering the combined operations of NCO and JDR for a period of at least 30 days after the date the merger is completed, Advanta Partners LP will have the right on two occasions to demand registration under the Securities Act of its shares of NCO common stock received in the merger. Mr. D'Anna and Antares Leveraged Capital Corp. will have the right to receive notice of and to participate in these registrations with respect to their shares of NCO common stock received in the merger. NCO is required to pay all registration expenses incurred on the first demand registration under the registration rights agreement, subject to the limitations contained in the registration rights agreement. In addition, each of Advanta Partners LP, Mr. D'Anna and Antares Leveraged Capital Corp. will have "piggyback" registration rights under which they have the right to include a proportionate amount of their shares in a registered offering of NCO common stock effected on behalf of NCO or another selling shareholder during the registration period, subject to reduction by the managing underwriter of that offering, if any, if marketing factors so require.


Ownership of NCO Following the Merger


         As a result of the merger, the holders of JDR common stock and JDR preferred stock, other than those who exercise their statutory dissenters' rights, will become shareholders of NCO. Upon consummation of the merger, each outstanding share of JDR stock, except for shares owned by JDR stockholders who perfect their statutory dissenters' rights, will be converted into the right to receive NCO common stock. NCO will cause the shares of NCO common stock to be issued in the merger to be listed on the Nasdaq National Market. See "-- Nasdaq Listing."


         We anticipate that NCO will issue approximately 3,388,596 shares of NCO common stock to JDR stockholders. We also anticipate that NCO will issue up to an additional 333,538 shares of NCO common stock upon the exercise of options to purchase JDR common stock to be assumed by NCO. Based upon the number of shares of NCO common stock issued and outstanding on the NCO record date and the number of shares of NCO common stock anticipated to be issued in the merger, the shares of NCO common stock issued to JDR stockholders in the merger will constitute approximately 15.8% of the outstanding common stock of NCO after the merger. As previously noted, holders of JDR options will receive options to purchase up to 333,538 shares of NCO common stock. Assuming the exercise of all of these NCO stock options after the merger, JDR stockholders will own approximately 17.1% of the fully diluted common stock of NCO.

Management of NCO Upon Consummation of the Merger

         When the merger is complete, NCO will continue to be managed by its current directors and officers. In addition, David E. D'Anna, who is currently the President and Chief Executive Officer and a director of JDR, will become an Executive Vice President and a director of NCO.

Regulatory Approvals

         Other than filings which have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, there are no federal or state regulatory requirements that must be complied with in connection with the merger.

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that Act by the Federal Trade Commission, the merger may not be consummated until:

         o the required notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission; and

         o specified waiting period requirements have been satisfied or early termination of the waiting period is granted.

NCO and David E. D'Anna filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Antitrust Division of the Department of Justice and with the Federal Trade Commission and subsequently received letters from the Antitrust Division of the Department of Justice and the Federal Trade Commission granting early termination of the waiting period. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Affiliate Agreements

         It is a condition to the closing obligation of NCO that it receive from each affiliate of JDR an affiliate agreement stating, among other things, that the affiliate:

         o has not sold any shares of capital stock or other securities of JDR or of NCO at any time during the 30-day period ending on the date the merger is completed; and

         o will not sell, assign, give, pledge or otherwise transfer, dispose of or reduce their risk relating to any of their shares of capital stock or other securities of JDR or of NCO until NCO has published financial results covering at least 30 days of post-merger combined operations of NCO and JDR and, thereafter and, in any event, only in compliance with applicable federal and state securities laws.

         The purpose of the affiliate agreements is to comply with the requirements of federal securities laws and pooling-of-interests accounting rules. Under the agreement and plan of reorganization, NCO has agreed to publish financial results covering at least 30 days of post-merger combined operations of NCO and JDR no later than 30 days after the end of the first full month which month ends at least 30 days after the date the merger is completed.

Resale of NCO Common Stock

         The NCO common stock issued in connection with the merger will be freely transferable, except that shares issued to any JDR stockholder who is an affiliate of JDR or who becomes an affiliate of NCO are subject to restrictions on resale, including those contained in the affiliate agreements.


No Dissenters' Rights for NCO Shareholders


         Under Pennsylvania law, holders of NCO common stock are not entitled to dissenters' rights in connection with the merger. Pennsylvania law provides dissenters' rights only in specified events and, with respect to the proposed merger, does not require the approval of NCO shareholders and does not provide dissenters' rights. The proposed merger is being submitted to NCO shareholders for approval to satisfy a Nasdaq Stock Market requirement that requires companies whose shares are reported on the Nasdaq National Market to obtain shareholder approval of acquisitions in which the stock of the Nasdaq-listed company, or rights to acquire the stock of the Nasdaq-listed company, to be issued in the acquisition exceeds 20% of the outstanding stock of the Nasdaq-listed company prior to the acquisition.

Rights of Dissenting JDR Stockholders

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, referred to as the DGCL, and is qualified in its entirety by the full text of section 262 of the DGCL, which is referred to as Section 262. Section 262 is reprinted in its entirety as Annex C to this joint proxy statement/prospectus. Any JDR stockholder who desires to exercise his or her appraisal rights should review carefully Section 262 and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Section 262 to a "stockholder" and in this summary to a "JDR stockholder" or a "holder of JDR stock" are to the record holder of shares as to which appraisal rights are asserted.

         Subject to the exceptions stated below, holders of record of JDR stock who comply with the applicable procedures summarized below will be entitled to appraisal rights under Section 262. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of Section 262. A person having a beneficial interest in JDR stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

         JDR stockholders electing to exercise appraisal rights under Section 262 must not vote for approval of the proposed merger. A vote by a JDR stockholder against approval of the proposed merger is not required in order for JDR stockholders to exercise appraisal rights. However, if a JDR stockholder returns a signed proxy but does not specify a vote against approval and adoption of the proposed merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the proposed merger, which will have the effect of waiving that JDR stockholder's appraisal rights.

         Under the DGCL, except as described below, holders of JDR stock who follow the procedures stated in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. JDR stockholders who properly perfect their rights will not be entitled to surrender their JDR stock for the shares of NCO common stock that they would otherwise have received for their JDR stock in the manner otherwise described in this joint proxy statement/prospectus.

         Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in the notice a copy of Section 262. This joint proxy statement/prospectus constitutes the notice to the holders of JDR stock and the applicable statutory provisions of the DGCL are attached as Annex C to this joint proxy statement/prospectus. Any JDR stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

         A holder of JDR stock wishing to exercise his or her appraisal rights must not vote in favor of approval of the proposed merger. This holder must deliver to JDR, prior to the vote on the proposed merger at the JDR special meeting, a written demand for appraisal of his or her JDR stock. The demand must reasonably inform JDR of the identity of the JDR stockholder and that the JDR stockholder intends to demand appraisal by this written demand. A proxy or vote against approval and adoption of the proposed merger does not constitute a demand. A holder of JDR stock wishing to exercise his or her appraisal rights must be the record holder of the JDR stock on the date the written demand for appraisal is made and must continue to hold his or her JDR stock of record until the date the merger is completed. Accordingly, a holder of JDR stock who is the record holder of shares on the date the written demand for appraisal is made, but who thereafter transfers his or her JDR stock prior to the date the merger is completed, will lose any right to appraisal in respect of his or her JDR stock.

         Only a holder of record of JDR stock is entitled to assert appraisal rights for the JDR stock registered in the holder's name. A demand of appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the JDR stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the JDR stock is owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder, such as a broker, who holds JDR stock as nominee for several beneficial owners may exercise appraisal rights with respect to JDR stock held for one or more beneficial owners while not exercising the rights with respect to the JDR stock held for other beneficial owners; in that case, the written demand should state the number of shares of JDR stock as to which appraisal is sought. Where no number of shares of JDR stock is expressly mentioned the demand will be presumed to cover all JDR stock held in the name of the record owner. Stockholders who hold their JDR stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

         All written demands for appraisal should be sent or delivered to JDR at:

                           500 North Franklin Turnpike
                           Ramsey, New Jersey 07446
                           Attention: David E. D'Anna
                                      Chief Executive Officer

         JDR will within 10 days after the date the merger is completed notify each JDR stockholder who has complied with the statutory requirements summarized above that the merger has become effective. Within 120 days after the date the merger is completed, but not thereafter, JDR or any JDR stockholder who has complied with the statutory requirements summarized above may file a petition with the Court of Chancery demanding a determination of the fair value of the JDR stock. JDR is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the JDR stock. Accordingly, it is the obligation of the JDR stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

         Within 120 days after the date the merger is completed, any JDR stockholder who has complied with the requirements of exercise of appraisal rights will be entitled, upon written request, to receive from JDR a statement setting forth the aggregate number of shares of JDR stock not voted in favor of adoption of the proposed merger and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. These statements must be mailed within 10 days after a written request for these statements has been received by JDR or 10 days after expiration of the aforementioned period for delivery of demands for appraisal, whichever is later.

         If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine the JDR stockholders entitled to appraisal rights and will appraise the "fair value" of their JDR stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. JDR stockholders considering seeking appraisal should be aware that the fair value of their JDR stock as determined under Section 262 could be more than, the same as or less than the value of the NCO common stock they would receive in the proposed merger if they did not seek appraisal of their JDR stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

         The Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose JDR stock has been appraised. The costs of the appraisal action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any JDR stockholder in connection with an appraisal action, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the JDR stock entitled to appraisal.

         Any holder of JDR stock who has duly demanded an appraisal in compliance with Section 262 will not, after the date the merger is completed, be entitled to vote the JDR stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on the JDR stock. That holder will be entitled, however, to dividends or other distributions payable to holders of record of JDR stock as of a record date prior to the date the merger is completed.

         If any JDR stockholder who properly demands appraisal of his or her JDR stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the JDR stock of the JDR stockholder will be converted into the right to receive NCO common stock receivable with respect to the JDR stock in accordance with the proposed merger. A JDR stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition of appraisal is filed within 120 days after the date the merger is completed, or if the JDR stockholder delivers to NCO a written withdrawal of his or her demand for appraisal and acceptance of the merger. Any attempt to withdraw an appraisal demand more than 60 days after the date the merger is completed will require the written approval of NCO.


         Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In that event a JDR stockholder will be entitled to receive the NCO common stock receivable with respect to the JDR stock in accordance with the proposed merger.


         Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be the dissenting stockholders' exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to the other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, the appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in these cases the Court of Chancery would be free to fashion any form of appropriate relief.


         Although Section 262 provides that "any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) . . . shall be entitled to an appraisal . . . of the fair value of the stockholder's shares of stock . . .," Delaware courts have determined that under certain circumstances holders of preferred stock do not have the right to seek appraisal of their shares. Chancellor Allen stated in In the Matter of the Appraisal of Ford Holdings, Inc. Preferred Stock, 698 A.2d 973, 975 (1997) that "insofar as preferred stock is concerned, the provisions of
Section 262 may be modified by provisions of the certificate of rights, etc., which define the security." The respective certificates of designation of each of the series of JDR preferred stock provide that in the event of a "change in control," as defined in the respective certificates of designation, holders of JDR preferred stock will have the right to receive the liquidation preference of $3,768 per share for these shares. The merger would constitute a change in control as the term is defined. Accordingly, although not free from doubt, the respective certificates of designation of the JDR preferred stock may contractually limit the amount that a holder is entitled to receive to the liquidation preference of the shares which could limit the right of holders of JDR preferred stock to seek judicial appraisal of their shares in the merger.

Material Federal Income Tax Consequences

         The following is a summary description of the material United States federal income tax consequences of the merger to JDR and the JDR stockholders who receive NCO common stock in the merger or perfect dissenters' rights. This summary does not address tax considerations which may affect the treatment of special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers or of JDR stockholders who do not hold their JDR stock as a capital asset at the date the merger is completed. In addition, no information is provided in this summary with respect to the tax consequences of the merger either under applicable foreign, state or local laws or to persons who acquired JDR common stock under employee stock options or otherwise as compensation.

         The following discussion is based on the Internal Revenue Code of 1986, as in effect on the date of this joint proxy statement/prospectus, without consideration of the particular facts or circumstances of any particular holder of JDR stock. JDR and NCO have not sought and will not seek any rulings from the Internal Revenue Service, with respect to any of the matters discussed in this summary. It is a condition to the closing that Blank Rome Comisky & McCauley LLP, counsel to NCO, render an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Provided that the merger qualifies as a statutory merger under applicable state law:

         o the merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986;

         o no gain or loss will be recognized by NCO upon the exchange of JDR stock solely in exchange for NCO common stock;

         o no gain or loss will be recognized by JDR stockholders upon the exchange of their JDR stock solely for NCO common stock;

         o the basis of NCO common stock received by JDR stockholders in the merger will be the same as the basis of their JDR stock surrendered in exchange therefor;

         o for capital gains purposes, the holding period of NCO common stock received by JDR stockholders in the merger will include the period during which the JDR stock surrendered in exchange therefor was held, provided that the JDR stock is held as a capital asset at the date the merger is completed.


         A JDR stockholder who perfects dissenters' rights with respect to his sor her shares of JDR stock, and who does not withdraw his or her rights to appraisal, should, in general, treat the difference between the tax basis of the shares of JDR stock held by the JDR stockholder with respect to which dissenters' rights are perfected and the amount received in payment therefor as capital gain or loss. However, depending on the JDR stockholder's particular circumstances, this amount might be treated for federal income tax purposes as dividend income.


         The foregoing is a general discussion of the material federal income tax consequences of the merger for JDR and JDR stockholders and is included for general information only. The foregoing discussion does not take into account the particular facts and circumstances of each JDR stockholder's tax status and attributes. Accordingly, each JDR stockholder should consult his or her own tax advisor regarding the specific tax consequences of the merger, including the application and effect of federal, state, local and other tax laws and the possible effects of changes in these tax laws.

Accounting Treatment

         NCO and JDR believe that the merger will qualify as a pooling-of-interests for accounting and financial reporting purposes. The unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared using the pooling-of-interests accounting method to account for the merger. See "Unaudited Pro Forma Combined Financial Data."

         It is a mutual condition to consummation of the merger by both JDR and NCO that NCO receive a letter from PricewaterhouseCoopers LLP, independent public accountants for NCO, to the effect that PricewaterhouseCoopers LLP concurs with the conclusion of the management of NCO that the merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the merger documents. Both NCO and JDR have agreed not to take any action or fail to take any action that would jeopardize the treatment of the merger as a pooling-of-interests.

Nasdaq Listing

         NCO will cause the shares of NCO common stock to be issued in connection with the merger to be listed on the Nasdaq National Market.

                           Information Concerning JDR

Business

General

         JDR is one of the leading providers of accounts receivable management services, telemarketing services, customer communications and other services to businesses ranging from Fortune 500 corporations to small businesses. JDR has three primary, complementary lines of business:

         o     accounts receivable management and collections;

         o     telemarketing and customer support services; and

         o telecommunications consulting and brokerage services and product sales.

         JDR is headquartered in Ramsey, New Jersey and has collection/call centers in Ramsey, New Jersey; Buffalo, New York; Atlanta, Georgia; Virginia Beach, Virginia; Boca Raton, Florida; and Ontario, California.

Development of JDR

         JDR is a Delaware corporation which was organized on November 17, 1993. On November 23, 1993, JDR acquired all of the outstanding stock of JDR Recovery Corporation, referred to as Recovery, a New York corporation organized on October 23, 1980. Recovery is a national provider of accounts receivable management, administration and debt collection services, utilizing a call-center based teleservices infrastructure. Recovery is a wholly owned subsidiary of JDR.

         On May 29, and 30, 1997, in conjunction with a recapitalization transaction involving Advanta Partners LP, JDR effected a merger with BDW & Associates, referred to as BDW, and with Nationwide Communications, Inc., referred to as NCI, and JDR Marketing, Inc., referred to as Marketing. This recapitalization transaction resulted in a holding company structure of JDR as the parent and Recovery, Marketing and NCI as wholly owned, separate subsidiaries. The merger effected the consolidation by JDR of its affiliates, whose significant ownership by David E. D'Anna, complimentary lines of business and technology platforms were believed by management to offer synergies and significant strategic benefits.

         BDW was a California corporation which was organized on May 23, 1991. BDW provided credit collections and accounts receivable management services. BDW functioned as a sister company to Recovery and was based in California. Upon its merger with JDR, the assets and liabilities of BDW were transferred from JDR to Recovery and its business was thereafter conducted by Recovery.

         Marketing is a New Jersey corporation which was organized on May 12, 1997 as a successor to a business which had the same name. Marketing acquired the assets and liabilities of its predecessor corporation subsequent to the merger of that corporation with JDR. Marketing is a provider of customized telemarketing and other telephone-based programs such as customer service, sales, order fulfillment, surveys and market research utilizing inbound and outbound call technologies for a market which includes Fortune 500 companies. Marketing specializes in developing business to business programs on an inbound and outbound basis.

         NCI is a New Jersey corporation which was organized on May 12, 1997 as a successor to a business which had the same name. NCI acquired the assets and liabilities of its predecessor corporation subsequent to that corporation's merger with JDR. NCI is a specialized marketing agent and consultant of long distance and other telecommunication services and equipment primarily to small and medium sized businesses.

Business Strategy

         JDR's management believes that JDR's experience, expertise, reputation and use of advanced technology provides a distinct advantage in attracting clients who are looking for cost-effective means to contact or service prospective or existing customers. JDR's strategy is to form alliances with customers to design innovative, fully integrated services which are customized to improve the quality, effectiveness and efficiency of the client's collection, marketing and customer relations programs. JDR's management believes that JDR's competitive advantages include:

         Advanced technology. JDR has built a sophisticated and scalable technology platform including proprietary software that provides a seamless interaction with its client's systems which management believes is highly competitive with the systems of any competitor. JDR's proprietary software includes software developed by employees and consultants of JDR which is owned exclusively by JDR. JDR has not filed with the Patent and Trademark Office for copyright protection of this software. JDR has designed comprehensive systems that allow it to rapidly develop and implement this software and to integrate JDR's network with the client's management information systems. The system is simple enough that training front-line employees takes only a few days and flexible enough that new offices can be brought on-line rapidly.

         Modular expansion capabilities. JDR's administrative functions, mail operations and technology department are all headquartered in its Ramsey, New Jersey office. This centralization allows each of the collection/call centers to concentrate solely on its businesses and makes it easy to add new offices or increase staff at existing offices on short notice. This ability to rapidly deploy call centers allows JDR to compete more effectively for new business. In addition, the integration of technology between the collection/call centers and business functions provides JDR with the ability to dynamically manage workflow, allocate accounts appropriately and optimize capacity utilization.

         High level of individual client attention. JDR provides services to each of its clients that are customized to address each customer's specific needs and work standards. JDR also interacts regularly with its clients to ensure that their needs are being served and to provide status reports and advice regarding each ongoing project.

Recovery and Collections Operations

         Accounts receivable management and debt collection services, which accounted for approximately 82% of revenues for the year ended December 31, 1997, represents JDR's core business. JDR's primary accounts receivable management services include:

         Collection on delinquent accounts. Collection on delinquent accounts includes monitoring and collecting of delinquent payments on bank cards and retail/consumer debt for charged-off accounts receivable. JDR typically prices these services on a contingent basis predicated upon the amount collected. JDR's commission generally ranges from 20% to in excess of 50% of the amount collected, determined by the aging, size and collectability of the placements.

         Collections under "Early Out" programs. Due to the growth in consumer debt and delinquencies, financial and other institutions which grant credit are increasingly outsourcing delinquent accounts receivable prior to charge-offs. JDR monitors and provides accounts receivable management and collections on accounts receivable prior to charge-off. The outsourced "early out" programs are generally priced on a fee-for-service basis and provide a higher margin than contingent collections.

         Although some attempts at collection are still made through mail solicitation, the majority of JDR's efforts are targeted at direct telephone contact with consumers. JDR utilizes a sophisticated hardware system which automatically handles all calling functions such as dialing and screening out busy signals, no answers and answering machines, which enables collectors to speak only to live contacts who are identified on their terminals. For small balance amounts, predictive dialers are used to improve collection efficiency. The system also provides real-time management review, including detailed breakdowns of collector activity and monitoring capability, which are used to enhance productivity, while at the same time preventing the placement of calls outside of legal calling hours. Interactive report writers provide maximum flexibility in meeting client reporting requirements.

         JDR's collectors also have access to on-line credit bureaus and other databases that enable them to promptly initiate action in the event of a skiptrace, i.e., a debtor who has left his or her primary address. In addition, JDR maintains a dedicated billing department to monitor debtor payment and payment promises. Management believes that as a result JDR's collectors are able to more quickly and effectively manage and collect on the customer accounts.

         Collection employees are organized into teams of eight to ten collectors. Front-line employees are placed into a one-month training program which introduces them to JDR's proprietary systems, provides instruction regarding the principles of the Fair Debt Collection Practices Act, including seminars and written exams, which governs what is and is not permitted in the process of collection. All collectors and staff are retrained and updated on a quarterly basis on applicable regulations by JDR's compliance officer and receive ongoing training on management information systems upgrades and new customer programs.

         Employees are compensated on a salary basis with incentive bonuses above targeted collection thresholds. Management believes that this package comprises one of the most aggressive compensation plans in the industry, which has led to a low turnover rate among its collectors.

Telemarketing Operations

         The second largest operational component of JDR is its inbound and outbound telemarketing divisions, which accounted for approximately 15% of revenues for the year ended December 31, 1997.

         JDR's telemarketing operations include both business-to-business and business-to-consumer teleservices and serve clients through all stages of the sales and customer support process. JDR's services include:

         o     sales;

         o     lead generation;

         o     appointment setting;

         o     fulfillment of customer orders;

         o     customer service;

         o     customer satisfaction surveys;

         o     market research; and

         o     fund raising.

         JDR operates a fully automated call center comprised of approximately 200 call stations, which feature state-of-the-art predictive dialing capabilities.

Telecommunications Consulting,  Brokerage and Product Sales

         The third functional area of JDR is its telecommunications consulting, brokerage and sales division, which accounted for approximately 3% of revenues for the year ended December 31, 1997. JDR is a highly specialized consultant and broker of long distance, local and other telecommunication services and hardware. In addition, JDR manages a network of salespeople who perform premise sales of telecommunications products. JDR's goal is to offer its clients the most efficient, cost-effective access to the growing and increasingly competitive world of the long distance carriers.

         JDR's employees in this division generally have experience and expertise in many areas of telecommunications, including knowledge in the use of PBX's, TI spans, data transmission capabilities and networking opportunities. JDR's consultants and salespeople incorporate their knowledge into an evaluation of each client's communication needs and recommend and implement changes or configurations to improve efficiency and increase productivity. Additionally, having designed and entered into agreements with several highly selective carriers for pricing and terms that most individual organizations could not obtain on their own, JDR is then in a position to pass these savings onto its clients.

         Clients are billed and serviced directly by the telecommunications carrier, but maintain the added benefit of a 24-hour broad support network at JDR in dealing with any issues they may encounter and for which the customer pays no additional fee.

         JDR has begun to explore opportunities to sell other products and services to its customer base including:

         o     cellular communications;

         o     pagers;

         o     internet service; and

         o     long-distance debit cards.

JDR is also exploring opportunities to cross-sell other JDR services including recovery and telemarketing to its customers and contacts.

Client Relationships

         JDR's client base currently includes numerous clients in the financial services, government, education, healthcare, banking, retail and commercial sales, telecommunications and utilities sectors. For the nine-month period ended September 30, 1998, two of JDR's clients accounted in the aggregate for approximately 35.3% of the total revenues of JDR for this period; one of those clients, American Express, accounted for approximately 25.4% of the total revenues of JDR for this period. The other client, Bell Atlantic, accounted for approximately 9.9% of the total revenues of JDR for this period. JDR's management believes that JDR has good relations with both of these clients.

Competition

         The accounts receivable management industry is highly competitive. JDR competes with approximately 6,500 providers, including large national corporations such as Outsourcing Solutions, Inc., GC Services, Inc., and Equifax, as well as many regional and local firms. Some of JDR's competitors have substantially greater resources, offer more diversified services and operate in broader geographic areas than JDR. In addition, the accounts receivable management services offered by JDR are performed in-house by many companies. Moreover, many larger clients retain multiple accounts receivable management providers, which exposes JDR to continuous competition in order to remain a preferred vendor. JDR's management believes that the primary competitive factors in obtaining and retaining clients are the ability to provide business support services customized to a client's requirements, personalized service, technologically sophisticated calling and information systems and price. JDR also competes with other firms, such as SITEL Corporation, APAC Teleservices, Inc. and TeleTech Holdings, Inc., in providing telemarketing and customer support services.

Employees

         As of January 11, 1999, JDR and its subsidiaries had 1,141 employees, including five employees in the corporate department at JDR's Ramsey, New Jersey headquarters. None of JDR's employees is represented by a union. Management believes that JDR's relationship with its employees is good.

Legal Proceedings

         JDR is not a party to any legal proceedings which, if adversely decided, would reasonably be expected to have a material adverse effect on the financial condition of JDR and its subsidiaries taken as a whole.

                Management's Discussion and Analysis of Financial
                   Condition and Results of Operations of JDR


         The following discussion is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.


         For purposes of this discussion, the results of operations for the Predecessor Company are presented for the years ended December 31, 1995 and 1996 and for the period January 1, 1997 to May 28, 1997. The results of operations for the Predecessor Company include only the results of operations for JDR Holdings, Inc. and Recovery and do not reflect the pro forma results of the acquisitions consummated on May 29, 1997, referred to as the Acquisitions. The results of operations for the Successor Company for the period May 29, 1997 to December 31, 1997, for the period May 29, 1997 to September 30, 1997 and for the nine months ended September 30, 1998 include the results of operations of BDW, Marketing and NCI commencing on the date of the Acquisitions. It is management's opinion that it is not meaningful to compare the results of operations presented for periods during 1997 and 1998 for the Predecessor Company and Successor Company. Accordingly, management has elected to discuss the significant components within the results of operations for these periods without comparison to other periods presented. The following table shows the results of operations data on an historical basis as a percent of revenues:



                                                            (Predecessor      (Successor        (Successor
                                  (Predecessor Company)        Company)         Company)          Company)        Nine
                                        Year Ended          For the period   For the period    For the period     Months
                                       December 31,           January 1,      May 29, 1997      May 29, 1997      Ended
                                     ----------------          1997 to        to December       to September     September
                                     1995        1996       May 28, 1997       31, 1997          30, 1997        30, 1998
                                     ----        ----       ------------       --------          --------        --------
REVENUES                            100.0%      100.0%         100.0%           100.0%            100.0%          100.0%

OPERATING EXPENSES:
  Compensation and benefits          51.1%       52.9%          56.9%            63.4%             67.4%           52.7%
  Telephone                           6.7%        7.4%           7.3%             9.1%              9.2%            7.3%
  Occupancy                           4.6%        4.3%           4.7%             5.0%              5.2%            4.9%
  Postage and supplies                4.6%        3.5%           3.8%             3.0%              3.2%            2.2%
  Depreciation and amortization       3.8%        3.1%           2.8%             5.2%              5.1%            3.8%
  Other operating expenses           21.8%       18.0%          19.0%            19.9%             24.6%           14.0%
    Total operating expenses         92.6%       89.2%          94.5%           105.6%            114.7%           84.9%

      Operating income                7.4%       10.8%           5.5%            -5.5%            -14.7%           15.1%

INTEREST EXPENSE, net                 4.7%        3.7%           3.8%             5.2%              6.8%            2.8%
       Income (loss) before
         income taxes                 2.7%        7.1%           1.7%           -10.8%            -21.5%           12.3%

INCOME TAXES                          1.4%        3.2%           0.9%             0.1%              0.1%            4.9%
NET INCOME (LOSS)                     1.3%        3.9%           0.8%           -10.9%            -21.6%            7.4%

ACCRETION OF PREFERRED
     AND COMMON STOCK TO
     REDEMPTION VALUE                 -1.2%       -5.7%         -16.4%            -7.1%             -3.3%           -3.2%


NET INCOME (LOSS)
    APPLICABLE TO                                                                                 -24.9%
    COMMON SHAREHOLDERS                          -1.8%
                                      0.1%                     -15.6%           -18.0%                              4.4%
                                    ------      ------         ------           ------            ------          ------


Nine Months Ended September 30, 1998.

         Revenues. Revenues totaled $38.1 million for the nine months ended September 30, 1998. Revenues attributed to Recovery totaled $28.4 million and consisted of $14.7 million of contingency collection fees and $13.7 million of outsource service and other fees. Revenues attributed to Marketing and NCI for telemarketing services and telecommunication product sales and services totaled $4.7 million and $5.0 million, respectively.

         Compensation and benefits. Compensation and benefits totaled $20.1 million for the nine months ended September 30, 1998. Compensation and benefits attributed to Recovery, Marketing and NCI totaled $14.4 million, $2.6 million and $3.1 million, respectively.

         All other operating expenses. All other operating expenses totaled $10.8 million for the nine months ended September 30, 1998. Other operating expenses consisted of $2.8 million for telecommunication expenses, $1.9 million for occupancy expenses, $0.8 million for postage and supplies and $5.3 million for other expenses, including $0.9 million for accrued management performance bonuses and $0.7 million for consulting expenses related to stock options.

         Depreciation and amortization. Depreciation and amortization totaled $1.4 million for the nine months ended September 30, 1998 and consisted of $0.9 million of depreciation of property and equipment and $0.5 million of goodwill amortization.

         Interest expense, net. Interest expense totaled $1.1 million for the nine months ended September 30, 1998 and consisted primarily of interest and amortization of debt issuance costs related to the Company's revolving credit facility.

         Income taxes. Income tax expense totaled $1.9 million for the nine months ended September 30, 1998. Income tax expense is a function of pretax income and the combined effective tax rate for federal and state income taxes. This combined rate was 39.7% for the nine months ended September 30, 1998.

For the period from May 29, 1997 to September 30, 1997 (Successor Company).

         Revenues. Revenues totaled $12.1 million for the period from May 29, 1997 to September 30, 1997. Revenues attributed to Recovery totaled $8.9 million and consisted of $6.1 million of contingency collection fees and $2.8 million of outsource service and other fees. Revenues attributed to Marketing and NCI for telemarketing services and telecommunication product sales and services, respectively, totaled $2.7 million and $0.5 million, respectively.

         Compensation and benefits. Compensation and benefits totaled $8.2 million for the period from May 29, 1997 to September 30, 1997. Compensation and benefits attributed to Recovery, Marketing and NCI totaled $5.9 million, $2.0 million and $0.3 million, respectively. Included in the amount attributed to Recovery is $0.4 million of compensatory stock option charges.

         All other operating expenses. All other operating expenses totaled $5.1 million for the period from May 29, 1997 to September 30, 1997. Other operating expenses consisted of $1.1 million for telecommunication expenses, $0.6 million for occupancy expenses, $0.4 million for postage and supplies and $3.0 million for other expenses, including $1.5 million for expenses related to the Acquisitions.

         Depreciation and amortization. Depreciation and amortization totaled $0.6 million for the period from May 29, 1997 to September 30, 1997 and consisted of $0.4 million of depreciation of property and equipment and $0.2 million of goodwill amortization.

         Interest expense, net. Interest expense totaled $0.8 million the period from May 29, 1997 to September 30, 1997 and consisted of $0.4 million of interest and amortization of debt issuance costs related to the Company's revolving credit facility and $0.4 million of debt issuance costs related to a bridge loan and other indebtedness which were repaid on May 29, 1997.

         Income taxes. Income tax expense totaled $17,000 for the period from May 29, 1997 to September 30, 1997 and consisted of only state income taxes since the Company had a loss for federal income tax purposes.

For the period from May 29, 1997 to December 31, 1997 (Successor Company).

         Revenues. Revenues totaled $22.8 million for the period from May 29, 1997 to December 31, 1997. Revenues attributed to Recovery totaled $16.9 million and consisted of $10.6 million of contingency collection fees and $6.3 million of outsource service and other fees. Revenues attributed to Marketing and NCI for telemarketing services and telecommunication product sales and services, respectively, totaled $5.0 million and $0.9 million, respectively.

         Compensation and benefits. Compensation and benefits totaled $14.5 million for the period from May 29, 1997 to December 31, 1997. Compensation and benefits attributed to Recovery, Marketing and NCI totaled $10.5 million, $3.5 million and $0.5 million, respectively. Included in the amount attributed to Recovery is $0.4 million of compensatory stock option charges.

         All other operating expenses. All other operating expenses totaled $8.4 million for the period from May 29, 1997 to December 31, 1997. Other operating expenses consisted of $2.1 million for telecommunication expenses, $1.1 million for occupancy expenses, $0.7 million for postage and supplies and $4.5 million for other expenses, including $1.5 million for expenses related to the Acquisitions.

         Depreciation and amortization. Depreciation and amortization totaled $1.2 million for the period from May 29, 1997 to December 31, 1997 and consisted of $0.8 million of depreciation of property and equipment and $0.4 million of goodwill amortization.

         Interest expense, net. Interest expense totaled $1.2 million the period from May 29, 1997 to December 31, 1997 and consisted of $0.8 million of interest and amortization of debt issuance costs related to the Company's revolving credit facility and $0.4 million of debt issuance costs related to a bridge loan and other indebtedness which were repaid on May 29, 1997.

         Income taxes. Income tax expense totaled $20,000 for the period from May 29, 1997 to December 31, 1997 and consisted of only state income taxes since the Company had a loss for federal income tax purposes.

For the period from January 1, 1997 to May 28, 1997 (Predecessor Company).

         Revenues. Revenues totaled $10.5 million for the period from January 1, 1997 to May 28, 1997 and consisted of $7.9 million of contingency collection fees and $2.6 million of outsource service and other fees.

         Compensation and benefits. Compensation and benefits totaled $6.0 million for the period from January 1, 1997 to May 28, 1997.

         All other operating expenses. All other operating expenses totaled $3.6 million for the period from January 1, 1997 to May 28, 1997. Other operating expenses consisted of $0.7 million for telecommunication expenses, $0.5 million for occupancy expenses, $0.4 million for postage and supplies and $2.0 million for other expenses.

         Depreciation and amortization. Depreciation and amortization totaled $0.3 million for the period from January 1, 1997 to May 28, 1997 and consisted primarily of depreciation of property and equipment.

         Interest expense, net. Interest expense totaled $0.4 million the period from January 1, 1997 to May 28, 1997 and consisted primarily of interest on the Company's indebtedness which was repaid on May 29, 1997.

         Income taxes. Income tax expense totaled $0.1 million for the period from January 1, 1997 to May 28, 1997. Income tax expense is a function of pretax income and the combined effective tax rate for federal and state income taxes. This combined rate was 55.2% .

Year ended December 31, 1996 Compared to Year ended December 31, 1995 (Predecessor Company).

         Revenues. Revenues increased $5.7 million or 30.7% to $24.1 million in 1996 from $18.5 million in 1995. This increase was driven by the addition of new clients and revenue growth from existing clients.

         Compensation and benefits. Compensation and benefits increased $3.4 million to $12.8 million in 1996 from $9.4 million in 1995, and increased as a percentage of revenue to 52.9% from 51.1%. The increase as a percentage of revenue was primarily the result of increased staffing to support revenue growth.

         All other operating expenses. All other operating expenses increased $1.0 million to $8.0 million in 1996, from $7.0 million in 1995, but decreased as a percentage of revenue to 33.2% from 37.7%.

         Depreciation and amortization. Depreciation and amortization increased to $737,000 in 1996 from $692,000 in 1995. This increase was a result of depreciation resulting from capital expenditures incurred in the ordinary course of business.

         Interest expense, net. Interest expense increased to $890,000 in 1996 from $861,000 in 1995, due to a slight increase in the use of the Predecessor Company's line of credit for working capital purposes.

         Income taxes. Income tax expense for 1996 increased to $762,000 from $266,000 in 1995. Income tax expense is a function of pretax income and the combined effective tax rate for federal and state income taxes.
This combined rate was 44.8% for 1996 and 53.1% in 1995.

Liquidity and Capital Resources.

                                             (Predecessor                          (Successor
                                               Company)         (Successor          Company)
                              (Predecessor      For the          Company)        For the period
                                Company)      period from     For the period          from          Nine Months
                               Year Ended     January 1,           from          May 29, 1997 to       Ended
  Cash Flows Provided by      December 31,      1997 to      May 29, 1997 to      September 30,     September30,
         (Used in)                1996       May 28, 1997   December 31, 1997         1997              1998
---------------------------- --------------- -------------- ------------------- ------------------ ---------------
Operating activities          $1,713,000       $143,000        $(1,362,000)       $(1,389,000)       $3,142,000
Investing activities            (262,000)      (305,000)        (1,030,000)          (197,000)         (751,000)
Financing activities            (919,000)      (201,000)         2,535,000          2,598,000          (759,000)

Nine Months Ended September 30, 1998.

         At September 30, 1998, the Company had cash of $2.5 million. For the nine months ended September 30, 1998, the Company generated $1.6 million of cash, which consisted of $3.1 million in cash provided by operating activities, $0.75 million in cash used in investing activities and $0.75 million in cash used in financing activities.

         The $3.1 million of cash provided by operating activities consisted of net income of $2.8 million, non-cash charges of $1.8 million and a $0.8 million increase in current liabilities, offset by a $2.3 million increase in accounts receivable and other current assets.

         The $0.75 million of cash used in investing activities consisted entirely of purchases of property and equipment.

         The $0.75 million of cash used in financing activities consisted primarily of $0.41 million of net repayments of borrowings under JDR's revolving credit facility and $0.33 million of payments for obligations under capitalized leases.

For the period May 29, 1997 to September 30, 1997 (Successor Company).

         At September 30, 1997, the Company had cash of $1.7 million. For the period May 29, 1997 to September 30, 1997, the Company generated $1.0 million of cash, which consisted of $1.4 million in cash used in operating activities, $0.2 million in cash used in investing activities and $2.6 million in cash provided by financing activities.

         The $1.4 million of cash used in operating activities consisted of a net loss of $2.6 million and an increase in current assets of $0.1 million, offset by non-cash charges of $1.1 million and an increase in current liabilities of $0.2 million.

         The $0.2 million of cash used in investing activities consisted of $0.6 million used in purchases of property and equipment offset by $0.4 million of cash acquired as a result of the Acquisitions.

         The $2.6 million of cash provided by financing activities consisted of $23.5 million in cash provided from borrowings, $1.1 million in cash provided by the sale of common and preferred stock, $6.2 million in cash used to redeem outstanding common and preferred stock, $15.7 million used to repay debt and $0.1 million used to repay capitalized lease obligations.

For the period from May 29, 1997 to December 31, 1997 (Successor Company).

         At December 31, 1997, the Company had cash of $0.8 million. For the period from May 29, 1997 to December 31, 1997, the Company generated $0.1 million of cash, which consisted of $1.4 million of cash used in operating activities, $1.0 million of cash used in investing activities and $2.5 million of cash provided by financing activities.

         The $1.4 million of cash used in operating activities consisted of a net loss of $2.5 million and a $0.7 million increase in accounts receivable and other current assets, offset by non-cash charges of $1.7 million and a $0.1 million net increase in current liabilities.

         The $1.0 million of cash used in investing activities consisted of $1.4 million used in purchases of property and equipment, offset by $0.4 million of cash acquired as a result of the Acquisitions.

         The $2.5 million of cash provided by financing activities consisted of $24.3 million from borrowings and $1.1 million from the sale of common and preferred stock, offset by $6.1 million used to redeem outstanding common and preferred stock, $16.4 million used to repay debt and $0.4 million used to repay capitalized lease obligations.

For the period from January 1, 1997 to May 28, 1997 (Predecessor Company).

         At May 28, 1997, the Company had cash of $0.7 million. For the period from January 1, 1997 to May 28, 1997, the Company used $0.4 million of cash, which consisted of $0.1 million of cash provided by operating activities, $0.3 million of cash used in investing activities and $0.2 million of cash used in financing activities.

         The $0.1 million of cash provided by operating activities consisted of net income of $0.1 million, non-cash charges of 0.3 million, and a $0.2 million decrease in current liabilities, offset by a $0.5 million increase in accounts receivable and other current assets.

         The $0.3 million of cash used in investing activities consisted entirely of purchases of property and equipment.

         The $0.2 million of cash used in financing activities consisted primarily of repayments of capitalized lease obligations.

Year ended December 31, 1996 (Predecessor Company).

         At December 31, 1996, the Company had cash of $1.1 million. For the year ended December 31, 1996, the Company generated cash of $0.5 million, which consisted of $1.7 million of cash provided by operating activities, $0.3 million of cash used in investing activities and $0.9 million of cash used in financing activities.

         The $1.7 million of cash provided by operating activities consisted of net income of $0.9 million and non-cash charges of $0.8 million.

         The $0.3 million of cash used in investing activities, for the year ended December 31, 1996, consisted entirely of purchases of property and equipment.

         Cash used in financing activities was $0.9 million for the year ended December 31, 1996, which consisted of $0.8 million provided by bank and stockholder borrowings offset by $0.3 million used to repay capitalized lease obligations and $1.4 million used to repay bank and stockholder borrowings.

         Under the terms of JDR's revolving credit facility dated May 30, 1997, JDR can borrow up to the lesser of $20 million, less any outstanding letters of credit, or an amount equal to

         o Adjusted EBITDA times the Leverage Multiple, as defined in the revolving credit facility, which ranges from 3.0 to 4.0;

         o     less outstanding senior debt; and

         o     less any outstanding letters of credit.

         Advances under the revolving credit facility bear interest at optional borrowing rates of either the then current prime rate plus a margin that ranges from 0.50% to 1.50 % or the LIBOR rate, plus a margin that ranges from 2.00% to 3.00%, depending on conditions specified in the revolving credit facility agreement. JDR also pays a commitment fee of .375% on the unused borrowing capacity. The revolving credit facility also makes available to JDR letters of credit, which can be issued, on the outstanding undrawn amount of the revolving credit facility. The letters of credit cannot exceed $1 million and have a fee equal to 2.00% per year on the face amount of each letter of credit. Borrowings under the Credit Facility are secured by substantially all of the assets of JDR. The revolving credit facility agreement also contains various financial and non-financial covenants and terminates on May 31, 2001. JDR was in compliance with the covenants contained in the revolving credit facility as of December 31, 1997 and September 30, 1998.

         JDR believes that its existing cash balances, funds to be generated from operating activities and available borrowings under the revolving credit facility will be sufficient to fund its current operations through the foreseeable future.

Goodwill

         The JDR balance sheets include amounts designated as "goodwill." Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. GAAP requires that this and all other intangible assets be amortized over the period benefitted. Management has determined that period ranges from 25 to 40 years based on the attributes of each acquisition.

         As of September 30, 1998, the balance sheet of JDR included goodwill that represented 54% of the total assets and 527% of stockholders' equity.

         If factors giving rise to a material portion of goodwill were not given the effect of a shorter benefit period by management, earnings reported in periods immediately following the acquisition would be overstated. In later years, JDR would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the purchase price paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

         Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred for each acquisition. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than the respective amortization period.

Year 2000 Readiness Disclosure

         Background

         In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive computer software may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the Year 2000 issue. If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

         Risks Associated with the Year 2000 Problem

         JDR utilizes computer systems in many aspects of its business. Year 2000 problems in JDR's computer systems could disrupt operations and have a material adverse impact upon JDR's operating results.

         JDR is also exposed to the risk that one or more of its vendors or service providers could experience Year 2000 problems that adversely impact the ability of the vendor or service provider to provide goods and services. This is not considered a significant risk with respect to the suppliers of goods, due to the availability of alternative suppliers. However, disruption of other services, such as telephone service, could, depending upon the extent of the disruption, have a material adverse impact on JDR's operations. To date, JDR is not aware of any vendor or service provider Year 2000 issue that would have a material adverse impact on JDR's operations. However, JDR has no means of ensuring that its vendors or service providers will be Year 2000 compliant. The inability of vendors or service providers to complete their Year 2000 resolution process in a timely fashion could have a material adverse impact on JDR. The effect of non-compliance by vendors or service providers is not determinable at this time.

         Widespread disruptions in the national or international economy resulting from Year 2000 issues, or in specific industries, such as commercial or investment banks, could also have a material adverse impact on JDR. The likelihood and effect of these disruptions is not determinable at this time.

         Approach

         JDR is in the process of coordinating its response to the Year 2000 problem, and of implementing Year 2000 compliance procedures at JDR's offices and properties consisting of the following:

         o compiling information as to the information technology, referred to as IT, and non-IT systems that may be sensitive to the Year 2000 problem;

         o     identifying and prioritizing critical systems;

         o inquiring of third parties with whom JDR does significant business, i.e., vendors, service providers and customers, as to the state of their Year 2000 readiness;

         o analyzing critical systems to determine which systems are not Year 2000 compliant and evaluating the costs to repair or replace those systems; and

         o repairing or replacing noncompliant systems and testing those systems for which representation as to Year 2000 compliance has not been received or for which representation was received but has not been confirmed.

         Status

         JDR has completed an upgrade of several of its systems, including the OpenVMS Operating System and the JDR Collection and Marketing Systems. JDR plans to complete upgrade of additional systems, such as two PBX's and the Davox and EIS dialers, during or prior to the first quarter of 1999. In addition, JDR has performed tests on stand-alone versions of selected systems utilizing dates in the year 2000, and plans further testing for the first quarter of 1999. Based upon the analysis conducted to date, JDR believes its major critical systems are currently compliant or will be compliant by mid-1999.

         Costs

         Based on internal estimates, as to which it has received no independent verification, the total cost to JDR of making its systems Year 2000 compliant is currently estimated to be in the range of $350,000.

Change in Accountant

         Ernst & Young LLP was previously engaged as the principal accountant to audit JDR's financial statements. During the fourth quarter of 1997, Ernst & Young LLP was dismissed by JDR, by resolution of the JDR board of directors, and replaced by Arthur Andersen LLP. Arthur Andersen LLP began its duties for JDR with its audit of JDR's financial statements for the period from January 1, 1997 to May 28, 1997 (Predecessor) and for the period from May 29, 1997 to December 31, 1997 (Successor).

         The dismissal of Ernst & Young LLP was not the result of any disagreement between Ernst & Young LLP and JDR. Ernst & Young LLP's report on the financial statements for the fiscal year ended December 31, 1996 did not contain any adverse opinion or disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. Ernst & Young LLP did not audit JDR's financial statements for any period after December 31, 1996. During JDR's last two fiscal years and the subsequent interim period, and preceding the dismissal of Ernst & Young LLP by JDR, there were no disagreements between Ernst & Young LLP and JDR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During JDR's last two fiscal years and the subsequent interim period, and preceding the dismissal of Ernst & Young LLP by JDR, there were no "reportable events," as defined by Item 304(a)(1)(v) of Regulation S-K.

         JDR has received from Arthur Andersen LLP a letter to the effect that JDR qualifies as a "combining company" in accordance with the criteria stated in paragraphs 46a, 47c, 47d and 48c of APB No. 16. This letter was an important factor considered by JDR in assessing whether or not to proceed with the merger.

                                Management of JDR


         Mr. David E. D'Anna is the only executive officer or director of JDR who will serve as an executive officer or director of NCO after the merger. Information concerning Mr. D'Anna is provided below:

Biographical Information


         Mr. David E. D'Anna, 42, is the Chief Executive Officer and President of JDR and a member of its board of directors. Mr. D'Anna has been a director of JDR, and its Chief Executive Officer and President, since JDR's inception in 1993. Mr. D'Anna is also a director of the following subsidiaries of JDR:
Recovery, NCI and Marketing. Mr. D'Anna is a Vice President of NCI and
Marketing.


Compensation

         A summary compensation table, setting forth Mr. D'Anna's compensation from JDR for each of the last three completed fiscal years, is stated below:

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation
                                            -------------------
 Name and                                                           Other
 Principal                                                          Annual
 Position                Year         Salary         Bonus      Compensation (1)
-------------            ----       ----------     --------     -------------

David E. D'Anna,         1997       $350,000           0            $32,389
President and Chief      1996       $284,677           0            $31,970
Executive Officer        1995       $276,873        $16,425         $27,795


(1)  Includes car allowance of $25,289 in 1997, $25,289 in 1996 and $23,070 in
     1995; club dues of $4,725 in 1997, 1996 and 1995; and matching contributions under JDR's 401(k) plan of $2,375 in 1997 and $1,956 in 1996.

Certain Transactions

         In May 1997, JDR merged with BDW, Marketing and NCI, in all of which Mr. D'Anna had a majority or significant minority ownership interest. At the time these transactions were consummated, Mr. D'Anna was a director of JDR, and its President and Chief Executive Officer. In connection with these transactions, Mr. D'Anna received shares of JDR stock and cash valued in the aggregate at $11,065,247 in excess of the value of Mr.
D'Anna's interest in these companies.

         Mr. D'Anna is employed by JDR as President and Chief Executive Officer under an employment agreement dated May 29, 1997 at an annual salary of $350,000, with 5% increases to take effect on each anniversary of the employment agreement. Mr. D'Anna's employment agreement is to terminate on June 1, 2001, or on the death or disability of Mr. D'Anna, and is renewable year to year thereafter by either Mr. D'Anna or JDR. In addition, JDR may terminate Mr. D'Anna's employment agreement with or without cause, as defined in the employment agreement. In general, Mr. D'Anna remains subject to agreements not to compete with JDR for a period of one year after termination of employment, or 18 months if Mr. D'Anna terminates his employment with JDR prior to May 29, 2000. However, if Mr. D'Anna is terminated without cause or Mr. D'Anna terminates his employment with JDR after expiration of the term of his employment agreement, JDR must compensate Mr. D'Anna for these restrictions. Upon termination by JDR without cause during the term of Mr. D'Anna's employment agreement, JDR may elect to pay to Mr. D'Anna, for agreements not to compete, three-quarters of his monthly salary for the lesser of one year or the term remaining under the employment agreement. If Mr. D'Anna elects to terminate his employment with JDR after the expiration of the term of his employment agreement, and he is not at this time party to any other written employment contract with JDR, JDR may elect to pay to Mr. D'Anna, for agreements not to compete, one-half of Mr. D'Anna's then-current salary for up to one year from the date of termination. If Mr. D'Anna terminates his employment with JDR prior to May 29, 2000, JDR may elect to pay Mr. D'Anna, for the extension beyond 18 months from the date of termination of agreements not to compete, one-half of his then-current salary for the number of months in excess of 18 months between the date of termination and June 1, 2001. Under his employment agreement, Mr. D'Anna is to receive a cash bonus of $150,000 for each year in which JDR's adjusted EBITDA for the year exceeds by ten percent JDR's adjusted EBITDA for the prior year. Further, if JDR's adjusted EBITDA for any year exceeds JDR's adjusted EBITDA for the prior year by 50%, Mr. D'Anna will receive an additional cash bonus of $75,000, and if by 60%, then he will receive an additional cash bonus of $150,000.

         Mr. D'Anna is a partner in R&D Partners, a partnership, which owns a property in Boca Raton, Florida that is leased by a subsidiary of JDR. R&D Partners receives annual lease payments of $21,000 with respect to this property.

         Neil J. Hanley, the Vice President-Operations of JDR, is a first cousin of Mr. D'Anna.


                          Principal Stockholders of JDR

         The following table provides information regarding the beneficial ownership of JDR's capital stock as of October 31, 1998 by:

         o each person who is known by JDR to own beneficially 5% or more of any class of JDR's capital stock;

         o     each of JDR's directors;

         o JDR's chief executive officer and each of the other four most highly compensated executive officers; and

         o     all of JDR's directors and executive officers as a group:

                                                                                                      Series A
                                                                         Non-Voting                  Convertible
                                            Voting Common               Common Stock                  Preferred
                                     --------------------------   ------------------------    ------------------------
                                       Number of                   Number of                   Number of
                                         Shares                      Shares                      Shares
                                     Beneficially    Percent of   Beneficially    Percent     Beneficially    Percent
         Beneficial Owners               Owned       of Class        Owned        of Class        Owned       of Class
-----------------------------------  --------------------------   ------------------------    ------------------------
David E. D'Anna ...................      1,632         78.1%        1,230.87       38.47              --           --

Neil J. Hanley ....................         --            --          285.19        8.9%              --           --

John M. Porta .....................         --            --           45.08        1.4%              --           --

Steven B. Burns ...................         --            --           69.60        2.2%              --           --

Steven R. Boggs ...................         --            --          479.79       15.0%              --           --

Ronald J. Piemonte ................         --            --          455.42       14.2%              --           --

Louis J.  Lombardo ................         --            --          386.22(1)    10.8%              --           --

Antares Leveraged Capital Corp.
311 S. Wacker Drive
Suite 2725
Chicago, IL 60606 .................         --            --          148.29(2)     4.5%              --           --

Mitchell Hollin (3) ...............      1,568         49.0%        2,251.74       41.3%        1,111.11       100.0%

Gary Neems (4) ....................      1,568         49.0%        2,251.74       41.3%        1,111.11       100.0%

Advanta Partners LP
712 Fifth Avenue
New York, NY 10019 ................      1,568(5)      49.0%        2,251.74(6)    41.3%        1,111.11       100.0%

All directors and executive
officers as a group (9 persons)
(1) (3) (4) (5) (6) ...............      3,200        100.0%        5,203.91       89.1%        1,111.11       100.0%



                                           Series B                      Series C                 Series A
                                          Convertible                  Convertible               Redeemable
                                           Preferred                    Preferred                 Preferred
                                     ----------------------    ------------------------    -------------------------
                                      Number of                 Number of                   Number of
                                       Shares                     Shares                      Shares
                                     Beneficially   Percent    Beneficially     Percent    Beneficially    Percent
         Beneficial Owners              Owned      of Class       Owned        of Class        Owned       of Class
-----------------------------------  ----------------------    ------------------------    -------------------------
David E. D'Anna ...................          --         --        183.46          41.0%             --           --

Neil J. Hanley ....................          --         --         80.58          18.0%             --           --

John M. Porta .....................          --         --            --             --             --           --

Steven B. Burns ...................          --         --            --             --             --           --

Steven R. Boggs ...................          --         --            --             --             --           --

Ronald J. Piemonte ................          --         --            --             --             --           --

Louis J.  Lombardo ................          --         --            --             --             --           --

Antares Leveraged Capital Corp.
311 S. Wacker Drive
Suite 2725
Chicago, IL 60606 .................      105.86      23.2%            --             --         126.42         6.8%

Mitchell Hollin (3) ...............      349.82      76.8%            --             --       1,744.60        93.2%

Gary Neems (4) ....................      349.82      76.8%            --             --       1,744.60        93.2%

Advanta Partners LP
712 Fifth Avenue
New York, NY 10019 ................      349.82      76.8%            --             --       1,744.60        93.2%

All directors and executive
officers as a group (9 persons)
(1) (3) (4) (5) (6) ...............      349.82      76.8%        447.50         100.0%       1,744.60        93.2%


(1) Includes 386.22 shares of non-voting common stock which would be issued upon exercise of a stock option which were exercisable on or which became exercisable within 60 days after October 31, 1998.

(2) Includes 115.18 shares of non-voting common stock which would be issued upon conversion of shares of Series B Convertible Preferred Stock which were convertible on October 31, 1998.

(3) Includes 456.89 shares of voting common stock, 1,111.11 shares of Series A Convertible Preferred Stock, 349.82 shares of Series B Convertible Preferred Stock and 1,744.60 shares of Series A Redeemable Preferred Stock owned by Advanta Partners LP, 1,773.28 shares of non-voting common stock which would be issued upon exercise of a warrant owned by Advanta Partners LP which was exercisable on October 31, 1998, 1,111.11 shares of voting common stock which would be issued upon conversion of shares of Series A Convertible Preferred Stock owned by Advanta Partners LP which were convertible on October 31, 1998, 97.84 shares of non-voting common stock which would be issued upon conversion of shares of Series A Convertible Preferred Stock owned by Advanta Partners LP which were convertible on October 31, 1998, and
    380.62 shares of non-voting common stock which would be issued upon conversion of shares of Series B Convertible Preferred Stock owned by Advanta Partners LP which were convertible on October 31, 1998, as to all of which shares Mitchell Hollin disclaims beneficial ownership.

(4) Includes 456.89 shares of voting common stock, 1,111.11 shares of Series A Convertible Preferred Stock, 349.82 shares of Series B Convertible Preferred Stock and 1,744.60 shares of Series A Redeemable Preferred Stock owned by Advanta Partners LP, 1,773.28 shares of non-voting common stock which would be issued upon exercise of a warrant owned by Advanta Partners LP which was exercisable on October 31, 1998, 1,111.11 shares of voting common stock which would be issued upon conversion of shares of Series A Convertible Preferred Stock owned by Advanta Partners LP which were convertible on October 31, 1998, 97.84 shares of non-voting common stock which would be issued upon conversion of shares of Series A Convertible Preferred Stock owned by Advanta Partners LP which were convertible on October 31, 1998, and
    380.62 shares of non-voting common stock which would be issued upon conversion of shares of Series B Convertible Preferred Stock owned by Advanta Partners LP which were convertible on October 31, 1998, as to all of which shares Gary Neems disclaims beneficial ownership.

(5) Includes 1,111.11 shares of voting common stock which would be issued upon conversion of shares of Series A Convertible Preferred Stock which were convertible on October 31, 1998.

(6) Includes 1,773.28 shares of non-voting common stock which would be issued upon exercise of a warrant which was exercisable on October 31, 1998, 97.84 shares of non-voting common stock which would be issued upon conversion of shares of Series A Convertible Preferred Stock which were convertible on October 31, 1998 and 380.62 shares of non-voting common stock which would be issued upon conversion of shares of Series B Convertible Preferred Stock which were convertible on October 31, 1998.

                       Comparison of Shareholders' Rights



         The rights of NCO shareholders are governed by NCO's charter, bylaws and the Pennsylvania Business Corporation Law of 1988, referred to as the PBCL. The rights of JDR stockholders are governed by JDR's charter, bylaws and the DGCL. After the date the merger is completed, the rights of JDR stockholders who become NCO shareholders will be governed by NCO's charter, bylaws and the PBCL.

         The following is a summary of the material differences between the rights of NCO shareholders and the rights of JDR stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the PBCL, the DGCL, NCO's charter, bylaws and JDR's charter and bylaws.

Preferences

         NCO Preferred Stock

         NCO's board of directors can issue up to 5,000,000 shares of NCO preferred stock without further action by shareholders. No shares of NCO preferred stock are outstanding and NCO has no current plans to issue any shares of NCO preferred stock. NCO's board of directors may, without shareholder approval, issue NCO preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. These rights and preferences could be senior to the rights of the holders of NCO common stock. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt by a third party to attempt to acquire NCO or obtain control of NCO by means of a tender offer, proxy contest, merger or other transaction. This would also protect NCO's current management. Accordingly, the issuance of shares of NCO preferred stock may discourage bids for NCO common stock or may otherwise adversely affect the market price of NCO common stock.

         JDR Preferred Stock

         The JDR Series A redeemable preferred stock, JDR Series A convertible preferred stock and JDR Series B convertible preferred stock rank on a parity with respect to dividend rights, redemption rights and rights on liquidation, winding up or dissolution. These series rank prior to the JDR Series C convertible preferred stock with respect to all of these rights, and the JDR Series C convertible preferred stock, in turn, ranks prior to all other equity securities of JDR.

         Each series of the JDR preferred stock is entitled to a liquidation preference per share in an amount in cash equal $3,768 per share, plus an amount in cash equal to all accrued but unpaid dividends on these shares.

         The JDR Series A redeemable preferred stock is entitled to receive, when, as and if declared by the JDR board of directors out of funds legally available therefor, cumulative dividends on the shares of this series at the annual rate per share of 7% of the liquidation preference for these shares. This dividend will be made by issuing to the holder of the shares entitled to this dividend an additional number of shares, or fractions of shares, of JDR Series A redeemable preferred stock, which number will be computed by dividing the amount of the dividend by the liquidation preference of the JDR Series A redeemable preferred stock.

         The JDR Series A convertible preferred stock is entitled to receive, when, as and if declared by the JDR board of directors out of funds legally available therefor, cumulative dividends on the shares of this series at the annual rate per share of 6% of the liquidation preference for these shares. That dividend will be made by issuing to the holder of the share entitled to this dividend a number of shares, or fractions of shares, of JDR Series B redeemable preferred stock, which number will be computed by dividing the amount of the dividend by the liquidation preference of the JDR Series B redeemable preferred stock.

         The JDR Series B convertible preferred stock is entitled to receive, when, as and if declared by the JDR board of directors out of funds legally available therefor, cumulative dividends on the shares of this series at the annual rate per share of 6% of the liquidation preference for these shares. This dividend will be made by issuing to the holder of the share entitled to the dividend an additional number of shares, or fractions of shares, of JDR Series B redeemable preferred stock, which number will be computed by dividing the amount of the dividend by the liquidation preference of the JDR Series B redeemable preferred stock.

         The JDR Series C convertible preferred stock is entitled to receive, when, as and if declared by the JDR board of directors out of funds legally available for dividends, cumulative dividends on the shares of this series at the annual rate per share of 6% of the liquidation preference for these shares.

         Shares of the JDR Series A redeemable preferred stock, the JDR Series A convertible preferred stock and the JDR Series B convertible preferred stock are redeemable at the option of the holder of these shares, from and after May 30, 2003, May 30, 2002 and May 30, 2002, respectively, at any time in whole or from time to time in part, upon the vote of at least a majority of outstanding shares of the series seeking redemption. The redemption value of these shares will be the liquidation preference for these shares, plus all accrued and unpaid dividends for these shares, plus additional dividends to the date on which JDR receives notice from the holder of the shares of his or her election to redeem, in accordance with the provisions of the certificate of designation of JDR governing the series.

         Shares of JDR Series A convertible preferred stock have the right to vote on all matters together as a class with the JDR voting common stock.

         Subject to antidilution protections, each share of JDR Series A convertible preferred stock may be converted at the option of the holder of these shares into one share of JDR voting common stock and each share of JDR Series B convertible preferred stock may be converted into one share of JDR nonvoting common stock. At any time after shares of JDR Series A convertible preferred stock or JDR Series B convertible preferred stock have been converted, or at any time after May 30, 2000, each share of JDR Series C convertible preferred stock has the right to convert, subject to antidilution protections, into one share of JDR nonvoting common stock.

         Upon a change in control, as defined in the certificates of designation of the JDR preferred stock, each holder of JDR convertible preferred stock has the right to convert his or her share into JDR common stock or elect to receive the liquidation preference of the share of JDR preferred stock in cash. Upon a change of control, each holder of JDR Series A redeemable preferred stock has the right to receive the liquidation value of the share in cash.

         Stockholders' Agreement

         Under the stockholders' agreement, dated as of May 30, 1997, by and among JDR, Advanta Partners LP, Antares Leveraged Capital Corp., David E. D'Anna, Neil J. Hanley, Barry M. Grant, John M. Porta, Steven B. Burns, Steven
R. Boggs, Jeffrey W. Marks and Ronald J. Piemonte, no holder of JDR stock bound by the stockholders' agreement may transfer any of their shares of JDR stock except in accordance with the terms of the stockholders' agreement. Exempted from this restriction are:

         o     transfers to JDR;

         o     transfers by will or succession;

         o     transfers made in a public offering of JDR stock; and

         o     transfers to specified related parties of the holders.

         In addition, should a holder or holders bound by the stockholders' agreement propose to transfer 55% or more of the shares of JDR stock in a single transaction or related series of transactions, the holder(s) have the right to cause the other holders bound by the stockholders' agreement to tender their shares for sale on the same terms as the shares being sold be the holder(s) exercising their rights. Further, should holders, in accordance with the terms of the stockholders' agreement, propose a sale of their shares, the other holders have the right to require the holders proposing to sell their shares to require the prospective purchaser to purchase the shares of the holder exercising their rights.

Size and Classification of the Board of Directors

         NCO. NCO's bylaws provide that the board of directors will consist of not less than three and not more than seven directors as determined by the NCO board of directors from time to time. NCO currently has four directors. The NCO board is divided into three classes as nearly equal in number as possible. Each director will serve for a term of three years and until his or her successor has been elected and qualified, even though his or her term of office has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification.

         JDR. JDR's bylaws provide that the JDR board of directors will consist of not less than one and not more than five directors as determined by the action of the JDR stockholders from time to time. JDR currently has five directors. The stockholders' agreement provides that under specified circumstances, Advanta Partners LP will have the right to designate two directors, and David D'Anna will have the right to designate two directors with the fifth director elected by a majority of the voting shares of JDR stock with the consent of Advanta Partners LP. The JDR board of directors is not divided into multiple classes. Each director will serve until the next annual meeting of the JDR stockholders and until his or her successor has been elected and qualified, except in the event of his or her early resignation, removal or disqualification.

Removal of Directors

         NCO. NCO's charter provides that the entire NCO board of directors, or a class of the board, or any individual director may be removed from office only for cause, as defined in NCO's charter, and only by the affirmative vote of shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any annual or regular election of directors or of any class of directors. In addition, the NCO board of directors will have the right, without shareholder approval, to declare vacant the office of any director for any proper cause.

         JDR. JDR's bylaws provide that any director or directors may be removed from office, with or without cause, by the affirmative vote of stockholders of at least 60% of all of the shares of JDR stock outstanding and entitled to vote at a special meeting of the JDR stockholders called for the purpose of removing a director or directors. Vacancies created by these removals may be filled, at the same special meeting, by an affirmative vote of the same percentage. The stockholders' agreement provides that any party which has the right to designate a director will also have the right to remove that director and designate the director to fill the vacancy so created.

         Under JDR's charter, holders of the JDR Series A redeemable preferred stock, the JDR Series A convertible preferred stock and the JDR Series B convertible preferred stock have the right, voting as a class with respect to each series, to elect additional directors to the JDR board upon the failure of JDR to comply with specified terms of JDR's charter applicable to each series. This right has never become exercisable.

Meeting of Shareholders; Action by Written Consent

         NCO. Under NCO's bylaws, a special meeting of the shareholders may be called at any time by the NCO board of directors, the Chairman of the NCO board of directors or the Chief Executive Officer.

         NCO's charter provides that no action may be authorized by the shareholders of NCO without a meeting by less than unanimous written consent.

         JDR. Under JDR's bylaws, a special meeting of the stockholders may be called at any time by the President or Secretary of JDR, or by the holders of 10% or more of the outstanding JDR stock entitled to vote at a special meeting.

         JDR's bylaws provide that any action that may be taken at a meeting of stockholders may be authorized by the stockholders of JDR without a meeting by the consent in writing of the holders of outstanding JDR stock having at least the minimum number of votes necessary to take the action at a meeting of stockholders at which all of the shares entitled to vote on the action were present and voted.

Shareholder Inspection Rights; Shareholder Lists

         NCO. Under the PBCL, any shareholder has the right to inspect the shareholder list for a purpose reasonably related to the person's interest as a shareholder. A corporation with 5,000 or more shareholders may, in lieu of making a voting list, provide the required information by alternative means.

         JDR. Under the DGCL, any stockholder has the right to inspect the stockholder list for a purpose reasonably related to the person's interest as a stockholder.

Amendment of Governing Documents

         NCO. Under NCO's charter the shareholders of NCO will not be entitled to propose an amendment to NCO's charter. Any amendment to, or repeal of, any provision of NCO's charter which has not previously received the approval of at least a majority of the incumbent directors on the board of directors will require for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, NCO's charter, NCO's bylaws or otherwise.

         In addition, NCO's charter and NCO's bylaws provide that NCO's bylaws may be amended or repealed without shareholder approval by a majority of the incumbent directors, subject to any other approval which is required by law, NCO's charter, NCO's bylaws, or otherwise. Any amendment to, or repeal of, any provision of NCO's bylaws which has not previously received the approval of at least a majority of the incumbent directors on the board of directors will require for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, NCO's charter, NCO's bylaws, or otherwise.

         JDR. The DGCL provides that in order to effect any amendment to JDR's charter, JDR's board of directors must first adopt a resolution setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be considered at a meeting of the JDR stockholders. A vote of a majority of the shares of each class of the JDR stock entitled to vote thereon as a class is required for the proposed amendment to be approved by the JDR stockholders.

         JDR's charter provides that JDR's bylaws may be amended, altered or repealed without stockholder approval by the JDR board of directors, subject to the right of the JDR stockholders entitled to vote with respect to those matters to alter and repeal any bylaw made by the JDR board of directors by affirmative vote of at least two-thirds of the outstanding JDR stock entitled to vote on an amendment to the bylaw. Any alteration or repeal of any provision of JDR's bylaws which has not previously received the approval of the JDR board of directors will require for adoption the affirmative vote of the JDR stockholders entitled to cast at least 60% of the votes entitled to be cast by all stockholders at any duly convened annual or special meeting of the stockholders.

Power of Board to Oppose Tender Offer and Other Take-Over Transactions

         NCO. NCO's charter provides that the NCO board of directors may oppose a tender offer or other offer for NCO's securities, whether the offer is in cash or in securities of a corporation or otherwise. In considering whether to oppose an offer, the NCO board of directors may, but it is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the NCO board of directors may, but will not be legally obligated to, consider any and all of the following:

         o whether the offer price is acceptable based on the historical and present operating results or financial conditions of NCO;

         o whether a more favorable price could be obtained for NCO's securities in the future;

         o the effects of any proposed transaction upon any or all groups affected by the action, including among others, shareholders, employees, suppliers, customers and creditors of NCO and its subsidiaries and on the communities served by NCO and its subsidiaries;

         o the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of NCO and its subsidiaries and the future value of NCO's stock;

         o the value of the securities, if any, which the offeror is offering in exchange for NCO's securities, based on an analysis of the worth of NCO as compared to the corporation or other entity whose securities are being offered; and

         o any anti-trust or other legal and regulatory issues that are raised by the offer.

         If the NCO board of directors determines to sell NCO or any subsidiary to a third party, or to merge or consolidate NCO or any subsidiary with a third party, the NCO board of directors will not be legally obligated to create an auction and may negotiate with only one acquirer.


         JDR. The JDR board of directors has full discretion, subject to its fiduciary duties, to accept or oppose any tender offer or other offer for JDR's securities.


Required Vote for Authorization of Mergers and Consolidations

         NCO. Under the PBCL, a merger or consolidation generally must be approved by a majority of the votes cast by all shareholders entitled to vote on a merger or consolidation transaction and, if any class or series of shares is entitled to vote on a merger or consolidation transaction as a class, the affirmative vote of a majority of the votes cast in each class vote.

         JDR. Under the DGCL, a merger or consolidation generally must be approved by the holders of a majority of the shares of JDR stock entitled to vote on a merger or consolidation transaction.


                                  Legal Matters

         The validity of the shares of NCO common stock offered hereby will be passed upon for NCO by Blank Rome Comisky & McCauley LLP.

                                     Experts

         The consolidated balance sheets of NCO Group, Inc. as of December 31, 1997 and 1996 and their consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this joint proxy statement/ prospectus have been incorporated in this document in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

         The financial statements of JDR Holdings, Inc. and Subsidiaries as of December 31, 1997 and for the period from May 29, 1997 to December 31, 1997 and the financial statements of JDR Holdings, Inc. and subsidiary (predecessor company) as of May 28, 1997 and for the period from January 1, 1997 to May 28, 1997, included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included in this document in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

         The consolidated financial statements of JDR Holdings, Inc. at December 31, 1996 and 1995, and for the years then ended, included in this joint proxy statement/prospectus of NCO Group, Inc. and JDR Holdings, Inc., have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing elsewhere in this document, and are included in reliance upon this report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

         The consolidated balance sheets of Medaphis Services Corporation as of December 31, 1997 and 1996 and their consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this joint proxy statement/prospectus, have been incorporated in this document in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of FCA International Ltd. at June 30, 1996 and 1997 and FCA International Ltd.'s consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997 incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen & Co., independent public accountants, as stated in their report, and are incorporated by reference in this document in reliance upon their report given upon the authority of Arthur Andersen & Co. as experts in accounting and auditing.

         The financial statements of MedSource, Inc. and Subsidiaries as of December 31, 1997 and for the year ended December 31, 1997, incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included in this document in reliance upon the authority of Arthur Andersen LLP as experts in giving that report.

                   Pro Forma Consolidated Financial Statements
                              Basis of Presentation

     The pro forma consolidated balance sheet as of September 30, 1998 and the pro forma consolidated statements of income for the nine months ended September 30, 1998 and the year ended December 31, 1997 are based on the historical financial statements of NCO Group, Inc. ("NCO" or the "Company"); Tele-Research Center, Inc. ("Tele-Research"); CMS A/R Services ("CMS A/R"); the Collection Division of CRW Financial, Inc. ("CRWCD"); Credit Acceptance Corporation ("CAC"); ADVANTAGE Financial Services, Inc. ("AFS"); the Collection Division of American Financial Enterprises, Inc. ("AFECD"); The Response Center ("TRC"); FCA International Ltd. ("FCA"); MedSource, Inc. ("MedSource"); Medaphis Services Corporation ("MSC"); and JDR Holdings, Inc. ("JDR") (collectively, the "Acquisitions"). All of NCO's acquisitions listed above, with the exception of the JDR merger, have been accounted for under the purchase method of accounting with the results of the acquired companies included in NCO's historical statements of income beginning on the date of acquisition. The JDR merger has been accounted for assuming the application of the pooling of interests method of accounting, with the historical results of JDR being combined with that of NCO.

     The pro forma consolidated balance sheet as of September 30, 1998 has been prepared assuming the MSC acquisition and the JDR merger were completed on September 30, 1998.

    The pro forma consolidated statement of income for the nine months ended September 30, 1998 has been prepared assuming the TRC, FCA, MedSource and MSC acquisitions and the JDR merger were completed on January 1, 1998.

    The pro forma consolidated statement of income for the year ended December 31, 1997 has been prepared assuming the Tele-Research, CMS A/R, CRWCD, CAC, and AFS acquisitions (collectively, the "1997 Acquisitions"); the AFECD, TRC, FCA, MedSource and MSC acquisitions (collectively, the "1998 Acquisitions"); and the JDR merger, were completed on January 1, 1997.

     The pro forma consolidated statement of income for the years ended December 31, 1996 and 1995 include the combined historical results of operations of NCO and JDR.

    The pro forma consolidated balance sheet as of September 30, 1998 includes $435,000 of deferred financing charges attributable to the outstanding debt of JDR. Following the completion of the proposed merger, JDR's outstanding debt will be repaid and the deferred financing charges will be charged to the combined company's income statement as an extraordinary item.

     The pro forma consolidated balance sheet and statements of income do not purport to represent what NCO's actual financial position or results of operations would have been had the acquisitions and merger occurred as of such dates, or to project NCO's financial position or results of operations for any period or date, nor does it give effect to any matters other than those described in the accompanying notes. In addition, the allocations of purchase price to the assets and liabilities of FCA, MedSource and MSC are preliminary and the final allocations may differ from the amounts reflected in the unaudited pro forma consolidated balance sheet and statements of income. The unaudited pro forma consolidated balance sheet and statements of income should be read in conjunction with NCO's consolidated financial statements and the accompanying notes and the historical financial statements of FCA, MedSource, MSC and JDR, all of which are either incorporated by reference or included elsewhere in this joint proxy statement/prospectus.

                                                               NCO GROUP, INC.
                                                    Pro Forma Consolidated Balance Sheet
                                                             September 30, 1998
                                                                (Unaudited)
                                                           (Amounts in thousands)

                                                                    Pooling        NCO/JDR             MSC Acquisition
                                               NCO       JDR     Adjustments (1)   Combined     MSC     Adjustments (2)   Pro Forma
                                            --------   -------   ---------------   --------   -------   ---------------   ---------
ASSETS

Current assets:
  Cash and cash equivalents ............    $ 27,571   $ 2,472      $     -       $ 30,043   $ 2,413       $ (2,413)      $ 30,043
  Accounts receivable, trade, net ......      29,341     7,323            -         36,664    28,577        (14,200)        51,041
  Deferred taxes .......................           -         -            -              -         -              -              -
  Other current assets .................       1,239       226            -          1,465       579              -          2,044
                                           ---------  --------     --------       --------   -------       --------       --------
  Total current assets .................      58,151    10,021            -         68,172    31,569        (16,613)        83,128

Property and equipment, net ............      14,031     4,256            -         18,287    12,395         (6,145)        24,537

Other assets:
  Intangibles, net of accumulated
    amortization .......................     157,596    18,266            -        175,862    52,986         50,525        279,373
  Deferred financing costs .............       9,081       435            -          9,516         -              -          9,516
  Deferred taxes .......................           -         -            -              -         -              -              -
  Other assets .........................       4,999       166            -          5,165    15,955        (12,745)         8,375
                                           ---------  --------     --------       --------   -------       --------       --------
   Total other assets ..................     171,676    18,867            -        190,543    68,941         37,780        297,264
                                           ---------  --------     --------       --------   -------       --------       --------
Total assets ...........................   $ 243,858  $ 33,144      $     -      $ 277,002  $112,905       $ 15,022      $ 404,929
                                           =========  ========     ========       ========   =======       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Long-term debt, current portion ......   $   1,453  $    392      $     -      $   1,845  $      -       $      -      $   1,845
  Capitalized lease obligations,
    current portion ....................         243         -            -            243        35              -            278
  Corporate taxes payable ..............       2,564         -            -          2,564         -              -          2,564
  Accounts payable .....................       4,791       896            -          5,687     1,784              -          7,471
  Accrued expenses .....................       6,462     3,246            -          9,708     1,230         11,516         22,454
  Accrued compensation and related
    expenses ...........................       6,468         -            -          6,468     5,692              -         12,160
  Accrued pension and other benefits,
    current ............................         995         -            -            995         -              -            995
  Deferred taxes .......................           -         -            -              -     2,539         (2,539)             -
                                           ---------  --------     --------       --------   -------       --------       --------
  Total current liabilities ............      22,976     4,534            -         27,510    11,280          8,977         47,767

Long-term liabilities:
  Long term debt, net of current
    portion ............................      25,500    13,189            -         38,689         -        107,500        146,189
  Capitalized lease obligations, net
    of current portion .................         828         -            -            828       170              -            998
  Deferred taxes .......................           -       418            -            418     6,354         (6,354)           418
  Accrued pension and other benefits,
    net of current portion .............       4,683         -            -          4,683         -              -          4,683

Redeemable Preferred Stock .............           -    11,537      (11,537)             -         -              -              -

Shareholders' equity
  Preferred stock ......................           -     1,826       (1,826)             -         -              -              -
  Common stock .........................     171,777         -       17,497        189,274         -              -        189,274
  Paid in capital ......................           -     8,242       (8,242)             -    68,479        (68,479)             -
  Unexercised warrants .................         875         -            -            875         -              -            875
  Cumulative translation adjustment ....        (658)        -            -           (658)        -              -           (658)
  Treasury stock, at cost ..............           -    (4,108)       4,108              -         -              -              -
  Retained earnings (deficit) ..........      17,877    (2,494)           -         15,383    26,622        (26,622)        15,383
                                           ---------  --------     --------       --------   -------       --------       --------
Shareholders' equity ...................     189,871     3,466       11,537        204,874    95,101        (95,101)       204,874
                                           ---------  --------     --------       --------   -------       --------       --------
Total liabilities and shareholders'
  equity ...............................   $ 243,858  $ 33,144      $     -      $ 277,002 $ 112,905       $ 15,022      $ 404,929
                                           =========  ========     ========       ========   =======       ========       ========

                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.

                                 NCO GROUP, INC.
                   Pro Forma Consolidated Statement of Income
                  For the Nine Months Ended September 30, 1998
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)



                                                         NCO         JDR        NCO/JDR       TRC
                                                     Historical   Historical   Combined   Historical(4)
                                                     ----------   ----------   --------   -------------
Revenue ..........................................   $ 118,019    $ 38,107    $ 156,126      $ 788

Operating costs and expenses:
  Payroll and related expenses ...................      60,722      20,092       80,814        429
  Selling, general and administrative expenses ...      34,709      10,803       45,512        162
  Depreciation and amortization expense ..........       4,927       1,448        6,375          7
                                                     ---------    --------    ---------       ----
  Total operating costs and expenses .............     100,358      32,343      132,701        598
                                                     ---------    --------    ---------       ----
Income (loss) from operations ....................      17,661       5,764       23,425        190

Other income (expense):
  Interest and investment income .................         810           -          810          -
  Interest expense ...............................      (1,283)     (1,056)      (2,339)         -
                                                     ---------    --------    ---------       ----
                                                          (473)     (1,056)      (1,529)         -
                                                     ---------    --------    ---------       ----
Income (loss) before provision for income taxes ..      17,188       4,708       21,896        190

Income tax expense (benefit) .....................       7,274       1,870        9,144          -
                                                     ---------    --------    ---------       ----
Net income (loss) ................................     $ 9,914     $ 2,838     $ 12,752      $ 190
                                                     =========    ========    =========       ====

Net income per share:
  Basic ..........................................     $  0.65                 $   0.72
                                                     =========                =========
  Diluted ........................................     $  0.63                 $   0.68
                                                     =========                =========
Weighted average shares outstanding:
  Basic ..........................................      15,256                   17,641 (3)
                                                     =========                =========
  Diluted ........................................      15,769                   18,832 (3)
                                                     =========                =========


                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.





                                                        FCA             MedSource        MSC        Acquisition
                                                     Historical(5)   Historical (6)   Historical    Adjustments
                                                     -------------   --------------   ----------    -----------
Revenue ..........................................     $ 19,340        $ 11,028        $ 78,105      $ (1,865)(7)

Operating costs and expenses:
  Payroll and related expenses ...................       14,267           6,073          48,340             -
  Selling, general and administrative expenses ...        8,995           3,751          21,299             -
  Depreciation and amortization expense ..........        2,973             667           5,264        (3,810)(8)
                                                       --------        --------        --------      --------
  Total operating costs and expenses .............       26,235          10,491          74,903        (3,810)
                                                       --------        --------        --------      --------
Income (loss) from operations ....................       (6,895)            537           3,202         1,945

Other income (expense):
  Interest and investment income .................          107              40               -           (69)(9)
  Interest expense ...............................         (135)         (1,088)              -        (8,110)(10)
                                                       --------        --------        --------      --------
 .................................................          (28)         (1,048)              -        (8,179)
                                                       --------        --------        --------      --------
Income (loss) before provision for income taxes ..       (6,923)           (511)          3,202        (6,234)

Income tax expense (benefit) .....................          132            (145)          1,313        (4,889)(11)
                                                       --------        --------        --------      --------
Net income (loss) ................................     $ (7,055)         $ (366)        $ 1,889      $ (1,345)
                                                       ========        ========        ========      ========

Net income per share:
  Basic ..........................................

  Diluted ........................................

Weighted average shares outstanding:
  Basic ..........................................

  Diluted ........................................


                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.




                                                                                  Pro Forma
                                                                     Offering         As
                                                     Pro Forma    Adjustments(12)  Adjusted
                                                     ---------    ---------------  --------
Revenue ..........................................   $ 263,522       $      -      $ 263,522

Operating costs and expenses:
  Payroll and related expenses ...................     149,923              -        149,923
  Selling, general and administrative expenses ...      79,719              -         79,719
  Depreciation and amortization expense ..........      11,476              -         11,476
                                                     ---------       --------      ---------
  Total operating costs and expenses .............     241,118              -        241,118
                                                     ---------       --------      ---------
Income (loss) from operations ....................      22,404              -         22,404

Other income (expense):
  Interest and investment income .................         888              -            888
  Interest expense ...............................     (11,672)         2,450         (9,222)
                                                     ---------       --------      ---------
                                                       (10,784)         2,450         (8,334)
                                                     ---------       --------      ---------
Income (loss) before provision for income taxes ..      11,620          2,450         14,070

Income tax expense (benefit) .....................       5,555            980          6,535
                                                     ---------       --------      ---------
Net income (loss) ................................     $ 6,065        $ 1,470        $ 7,535
                                                     =========       ========      =========

Net income per share:
  Basic ..........................................     $  0.34                       $ 0.37 (13)
                                                     =========                     =========
  Diluted ........................................     $  0.32                       $ 0.35 (13)
                                                     =========                     =========
Weighted average shares outstanding:
  Basic ..........................................      17,641 (3)                   20,211 (14)
                                                     =========                     =========
  Diluted ........................................      18,832 (3)                   21,402 (14)
                                                     =========                     =========

                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.

                                 NCO GROUP, INC.
                   Pro Forma Consolidated Statement of Income
                      For the Year Ended December 31, 1997
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)



                                                                                       JDR
                                                                           --------------------------
                                                       NCO        JDR       NCO/JDR      Completed       Acquisition
                                                   Historical  Historical  Combined  Acquisitions (15)   Adjustments
                                                   ----------  ----------  --------  -----------------   -----------
Revenue .........................................   $ 85,284    $ 33,277   $118,561      $ 7,090           $     -

Operating costs and expenses:
  Payroll and related expenses ..................     42,502      20,412     62,914        4,956                 -
  Selling, general and administrative expenses ..     27,947      12,079     40,026        1,151                 -
  Depreciation and amortization expense .........      3,369       1,485      4,854          172               228 (16)
  Reorganization charges                                   -           -          -            -                 -
                                                    --------    ---------  --------      -------           -------
  Total operating costs and expenses ............     73,818      33,976    107,794        6,279               228
                                                    --------    ---------  --------      -------           -------
Income (loss)from operations ....................     11,466        (699)    10,767          811              (228)

Other income (expense):
  Interest and investment income ................      1,020           -      1,020            8                 -
  Interest expense ..............................       (591)     (1,582)    (2,173)         (35)              (89)(17)
  Loss on disposal of fixed assets ..............        (41)          -        (41)           -                 -
                                                    --------    ---------  --------      -------           -------
                                                         388      (1,582)    (1,194)         (27)              (89)
                                                    --------    ---------  --------      -------           -------
Income before provision for income taxes ........     11,854      (2,281)     9,573          784              (317)

Income tax expense ..............................      4,780         120      4,900            5                48 (18)
                                                    --------    ---------  --------      -------           -------

Net income (loss) ...............................    $ 7,074    $ (2,401)   $ 4,673        $ 779            $ (365)
                                                    ========    =========  ========      =======           =======


Net income per share:
  Basic .........................................     $ 0.59                 $ 0.34
                                                    ========               ========
  Diluted .......................................     $ 0.57                 $ 0.32
                                                    ========               ========

Weighted average shares outstanding:
  Basic .........................................     11,941                 13,736 (3)
                                                    ========               ========
  Diluted .......................................     12,560                 14,777 (3)
                                                    ========               ========


                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.




                                                   1997 Acquisitions     1998 Acquisitions     Acquisition
                                                    Historical (19)       Historical (20)      Adjustments
                                                   -----------------     -----------------     -----------
Revenue .........................................       $ 8,621              $ 191,187          $ (1,216)(21)

Operating costs and expenses:
  Payroll and related expenses ..................         5,656                115,573                 -
  Selling, general and administrative expenses ..         3,731                 57,871                 -
  Depreciation and amortization expense .........           257                  8,463               518 (22)
  Reorganization charges                                      -                  1,517                 -
                                                        -------              ---------          --------
  Total operating costs and expenses ............         9,644                183,424               518
                                                        -------              ---------          --------
Income (loss)from operations ....................        (1,023)                 7,763            (1,734)

Other income (expense):
  Interest and investment income ................            14                    484                 -
  Interest expense ..............................           (12)                (2,538)          (13,761) (23)
  Loss on disposal of fixed assets ..............             -                      -                 -
                                                        -------              ---------          --------
                                                              2                 (2,054)          (13,761)
                                                        -------              ---------          --------
Income before provision for income taxes ........        (1,021)                 5,709           (15,495)

Income tax expense ..............................             -                  2,106            (4,796)(24)
                                                        -------              ---------          --------

Net income (loss) ...............................      $ (1,021)               $ 3,603         $ (10,699)
                                                        =======              =========          ========


Net income per share:
  Basic .........................................

  Diluted .......................................


Weighted average shares outstanding:
  Basic .........................................

  Diluted .......................................



                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.




                                                                     Offering       Pro Forma
                                                    Pro Forma    Adjustments (26)  As Adjusted
                                                    ---------    ----------------  -----------
Revenue .........................................   $ 324,243        $      -       $ 324,243

Operating costs and expenses:
  Payroll and related expenses ..................     189,099               -         189,099
  Selling, general and administrative expenses ..     102,779               -         102,779
  Depreciation and amortization expense .........      14,492               -          14,492
  Reorganization charges                                1,517               -           1,517
                                                    ---------        --------       ---------
  Total operating costs and expenses ............     307,887               -         307,887
                                                    ---------        --------       ---------
Income (loss)from operations ....................      16,356               -          16,356

Other income (expense):
  Interest and investment income ................       1,526               -           1,526
  Interest expense ..............................     (18,608)          5,816         (12,792)
  Loss on disposal of fixed assets ..............         (41)              -             (41)
                                                    ---------        --------       ---------
                                                      (17,123)          5,816         (11,307)
                                                    ---------        --------       ---------
Income before provision for income taxes ........        (767)          5,816           5,049

Income tax expense ..............................       2,263           2,109           4,372
                                                    ---------        --------       ---------

Net income (loss) ...............................    $ (3,030)        $ 3,707           $ 677
                                                    =========        ========       =========


Net income per share:
  Basic .........................................    $  (0.21)                          $0.04 (27)
                                                    =========                       =========
  Diluted .......................................    $  (0.19)                          $0.04 (27)
                                                    =========                       =========

Weighted average shares outstanding:
  Basic .........................................      14,527 (25)                     18,996 (28)
                                                    =========                       =========
  Diluted .......................................      15,581 (25)                     20,050 (28)
                                                    =========                       =========


                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.

                                 NCO GROUP, INC.
                   Pro Forma Consolidated Statement of Income
                      For the Year Ended December 31, 1996
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)




                                                                    NCO                     JDR                    NCO/JDR
                                                                 Historical              Historical                Combined
                                                            --------------------    ---------------------    ---------------------

Revenue................................................               $ 30,760                 $ 24,116                 $ 54,876

Operating costs and expenses:
      Payroll and related expenses.....................                 14,651                   12,767                   27,418
      Selling, general and administrative expenses.....                 10,032                    8,019                   18,051
      Depreciation and amortization expense............                  1,254                      737                    1,991
                                                            --------------------    ---------------------    ---------------------
           Total operating costs and expenses..........                 25,937                   21,523                   47,460
                                                            --------------------    ---------------------    ---------------------
Income from operations.................................                  4,823                    2,593                    7,416

Other income (expense):
      Interest and investment income...................                    242                        -                      242
      Interest expense.................................                   (818)                    (890)                  (1,708)
                                                            --------------------    ---------------------    ---------------------
                                                                          (576)                    (890)                  (1,466)
                                                            --------------------    ---------------------    ---------------------
Income before provision for income taxes...............                  4,247                    1,703                    5,950

Income tax expense (29)................................                  1,706                      762                    2,468
                                                            --------------------    ---------------------    ---------------------

Net income (29)........................................                $ 2,541                    $ 941                  $ 3,482
                                                            ====================    =====================    =====================

Net income per share:
      Basic (29).......................................                 $ 0.34                                            $ 0.41
                                                            ====================                             =====================
      Diluted (29).....................................                 $ 0.34                                            $ 0.41
                                                            ====================                             =====================

Weighted average shares outstanding:
      Basic............................................                  7,630 (30)                                        8,609 (3)
                                                            ====================                             =====================
      Diluted..........................................                  7,658 (30)                                        8,723 (3)
                                                            ====================                             =====================


                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.

                                 NCO GROUP, INC.
                   Pro Forma Consolidated Statement of Income
                      For the Year Ended December 31, 1995
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)




                                                                  NCO                      JDR                   NCO/JDR
                                                               Historical               Historical               Combined
                                                          ---------------------   ----------------------   ---------------------

Revenue...............................................          $ 12,733                 $ 18,453                $ 31,186

Operating costs and expenses:
    Payroll and related expenses......................             6,797                    9,439                  16,236
    Selling, general and administrative expenses......             4,042                    6,961                  11,003
    Depreciation and amortization expense.............               348                      692                   1,040
                                                          ---------------------   ----------------------   ---------------------
         Total operating costs and expenses...........            11,187                   17,092                  28,279
                                                          ---------------------   ----------------------   ---------------------
Income from operations................................             1,546                    1,361                   2,907

Other income (expense):
    Interest and investment income....................                49                        -                      49
    Interest expense..................................              (180)                    (861)                 (1,041)
    Loss on disposal of fixed assets..................               (49)                       -                     (49)
                                                          ---------------------   ----------------------   ---------------------
                                                                    (180)                    (861)                 (1,041)
                                                          ---------------------   ----------------------   ---------------------
Income before provision for income taxes..............             1,366                      500                   1,866

Income tax expense (29)...............................               546                      266                     812
                                                          ---------------------   ----------------------   ---------------------

Net income (29).......................................             $ 820                    $ 234                 $ 1,054
                                                          =====================   ======================   =====================

Net income per share:
    Basic (29)........................................            $ 0.12                                           $ 0.13
                                                          =====================                            =====================
    Diluted (29)......................................            $ 0.12                                           $ 0.13
                                                          =====================                            =====================

Weighted average shares outstanding:
    Basic.............................................             7,093 (30)                                       8,072 (3)
                                                          =====================                            =====================
    Diluted...........................................             7,093 (30)                                       8,133 (3)
                                                          =====================                            =====================

                  The accompanying notes are an integral part
              of these pro forma consolidated financial statements.

                         Notes to Pro Forma Consolidated
                              Financial Statements
                                   (Unaudited)



(1) Under the Merger Agreement, subject to the provisions relating to the payment of cash in lieu of fractional shares, each outstanding share of JDR common stock, Series A Redeemable Preferred Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock will be converted into the right to receive
     326.453 shares of NCO common stock (the "JDR Merger"). In addition, all options to purchase shares of JDR common stock will be converted into options to purchase shares of NCO common stock. The exchange ratio was used in computing shares and per share amounts in the accompanying unaudited pro forma consolidated financial statements. The JDR Merger is expected to result in the issuance of 3,388,596 shares of NCO common stock.

(2) Gives effect to the following acquisition related adjustments: (i) the elimination of cash, affiliate receivables and deferred taxes not acquired;
     (ii) the reduction of accounts receivable to conform MSC's revenue recognition policy to that of NCO; (iii) the revaluation of property and equipment to its fair value; (iv) the recognition of goodwill; (v) the debt borrowed against NCO's credit facility to finance the acquisition; and (vi) the accrual of acquisition related expenses. The accrual of acquisition related expenses includes: (i) professional fees related to the acquisition; (ii) termination costs relating to certain redundant personnel immediately eliminated at the time of the MSC acquisition; and (ii) certain future rental obligations attributable to facilities which were closed at the time of the MSC acquisition. The MSC goodwill will be amortized on a straight-line basis over 40 years. All of the MSC goodwill is deductible for income tax purposes. The allocation of the purchase price paid for MSC is as follows (dollars in thousands):

               Acquisition of MSC               Sept. 30,
                                                  1998
     ---------------------------------------  -----------

     Net tangible assets acquired ...........  $ 42,115
     Acquisition related adjustments:
       Cash and cash equivalents.............    (2,413)
       Accounts receivable, unbilled ........   (14,200)
       Property, plant and equipment ........    (6,145)
       Affiliate receivable .................   (12,745)
       Accrued acquisition expenses .........   (11,516)
       Deferred taxes........................     8,893
     Goodwill................................   103,511
                                               --------
               Cash paid for MSC.............  $107,500
                                               ========

(3) Includes the weighted average effect of shares of common stock issued in connection with the JDR merger.

(4) Represents the historical results of operations of TRC from January 1, 1998 to February 5, 1998, the period prior to the acquisition.

(5) Includes adjustments required to convert FCA's historical results of operations from January 1, 1998 to May 4, 1998, the period prior to the acquisition, to U.S. GAAP and gives effect to the conversion from Canadian dollars to U.S. dollars, based on the applicable exchange rate.

(6) Represents the historical results of operations of MedSource from January 1, 1998 to June 30, 1998, the period prior to the acquisition.

(7) Gives effect to the reduction of revenue to conform MSC's revenue recognition policy to that of NCO.

(8) Gives effect to: (i) the increase in amortization expense assuming the TRC, FCA, MedSource and MSC acquisitions had occurred on January 1, 1998; and
     (ii) the elimination of depreciation and amortization expense related to assets revalued or not acquired, as follows (dollars in thousands):


                                       Adjustment    Adjustment
                                      to Increase    to Decrease       Net
            Acquisition               Amortization   Depreciation  Adjustment
     ------------------------------  -------------  -------------  ----------
     TRC...........................     $   45         $   (3)       $   42
     FCA...........................        684         (2,785)       (2,101)
     MedSource.....................        304           (129)          175
     MSC...........................        831         (2,757)       (1,926)
                                      ------------   -----------   ----------
                                        $1,864        $(5,674)      $(3,810)
                                      ============   ===========   ==========


(9) Reflects the elimination of interest income on funds assumed to be used for the TRC acquisition as if it occurred on January 1, 1998.

(10) Reflects interest expense on borrowings related to the FCA, MedSource and MSC acquisitions as if they occurred on January 1, 1998. The interest expense was calculated using an estimated interest rate of 7.7% and outstanding debt of $69.0 million, $35.0 million and $107.5 million, respectively.

(11) Adjusts the estimated income tax expense, after giving consideration to non-deductible goodwill expense, as if the TRC, FCA, MedSource and MSC acquisitions occurred on January 1, 1998.

(12) Reflects the elimination of interest expense on debt assumed to be repaid with a portion of the proceeds from the 1998 Offering as if it occurred on January 1, 1998.

(13) Includes: (i) payroll and related expenses of $6.5 million attributable to certain redundant personnel costs immediately eliminated at the time of the FCA, MedSource and MSC acquisitions; and (ii) rental and related operating costs of $3.4 million attributable to facilities which were closed at the time of the FCA, MedSource and MSC acquisitions. Net income per share basic and net income per share - diluted would have been $0.67 and $0.63, respectively, on a pro forma basis assuming the acquisitions occurred on January 1, 1998 and those costs had not been incurred.

(14) Gives effect to the issuance of 4,469,366 shares of common stock, including the 469,366 shares of common stock sold in July 1998 in connection with the underwriters' exercise of the over-allotment option, in connection with the 1998 Offering as if it occurred on January 1, 1998.

(15) Represents the combined historical results of operations of the companies acquired by JDR during 1997 (the "JDR Acquisitions"), for the periods prior to the acquisitions, as follows (dollars in thousands):



                                                                  Income            Net
               1997 JDR                Date of                     From           Income
       Completed Acquisitions *      Acquisition    Revenue     Operations        (Loss)
-----------------------------------  ------------  ----------  -------------   -------------
BDW & Associates...................     5/29/97     $ 1,951        $ 719          $  719

JDR Marketing, Inc.................     5/29/97       4,354           29              (2)


Nationwide Communications, Inc.....     5/29/97         785           63              62
                                                    ---------     -------        --------
                                                    $ 7,090        $ 811          $  779
                                                    =========     =======        ========


* All of JDR's acquisitions were accounted for under the purchase method of accounting with the results of the acquired companies included in JDR's historical statements of income beginning on the date of acquisition. The majority stockholder of JDR was also a majority stockholder of all the acquired entities.

(16) Gives effect to the increase in amortization expense assuming the JDR Acquisitions had occurred on January 1, 1997.

(17) Reflects interest expense on borrowings related to the JDR Acquisitions as if they occurred on January 1, 1997. The interest expense was calculated using an estimated interest rate of 8.2% and outstanding debt of $12.5 million.

(18) Adjusts the estimated income tax expense as if the JDR Acquisitions occurred on January 1, 1997.

(19) Represents the combined historical results of operations of the 1997 Acquisitions for the periods prior to their acquisition by NCO, as follows (dollars in thousands):



                                                                       Income (Loss)         Net
                                               Date of                     From            Income
               1997 Acquisitions             Acquisition    Revenue     Operations         (Loss)
     -------------------------------------  ----------  --------------   -------------  -------------
     Tele-Research........................      1/30/97      $  296       $   97           $    97
     CMS A/R..............................      1/31/97         539           53                53
     CRWCD................................       2/2/97       2,006           (7)               (8)
     CAC..................................      10/1/97       1,570         (403)             (391)
     AFS..................................      10/1/97       4,210         (763)             (772)
                                                            ---------   -------------   -------------
                                                            $ 8,621      $(1,023)          $ (1,021)
                                                            =========   =============   =============

(20) Represents the combined historical results of operations of the 1998 Acquisitions for the year ended December 31, 1997, as follows (dollars in thousands):

                                                                            Income (Loss)         Net
                                              Date of                           From             Income
              1998 Acquisitions             Acquisition       Revenue        Operations          (Loss)
     ----------------------------------   --------------  ---------------  --------------   -------------
     AFECD.............................        1/1/98       $   1,562         $ 272              $ 272
     TRC...............................        2/2/98           7,993         1,274              1,274
     FCA * ............................        5/5/98          62,224           236                (88)
     MedSource Pro Forma ** ...........        7/1/98          22,711         1,174               (685)
     MSC...............................      11/30/98          96,697         4,807              2,830
                                                           -----------      ----------       -----------
                                                           $  191,187       $ 7,763           $  3,603
                                                           ===========      ==========       ===========

* Includes adjustments required to convert FCA's historical results of operations for the year ended December 31, 1997 to U.S. GAAP and gives effect to the conversion from Canadian dollars to U.S. dollars, based on the applicable exchange rate.

** Represents the historical results of operations of MedSource for the year ended December 31, 1997 with pro forma adjustments to present the acquisitions completed by MedSource in 1997 (the "MedSource Acquisitions") as if they occurred on January 1, 1997, as follows (dollars in thousands):

                                                                           Income (Loss)       Net
                                                   Date of                      From         Income
                MedSource Pro Forma              Acquisition    Revenue      Operations      (Loss)
     ------------------------------------------  ------------  ----------  ------------     --------
     MedSource Historical......................     7/1/98      $ 12,458      $    76       $ (360)
     MedSource Acquisitions*:
       Healthcare Business Management Ltd.
         And ECC of Pittsburgh, Inc............     7/1/97           975        (262)         (180)
       World Credit, Inc.......................     7/1/97         2,865         285           232
       MAC/TCS, Inc............................    8/30/97         4,790         852           483
       AllStates Credit Services, Inc. ........    10/1/97         1,623         578           327
     Pro Forma Adjustments **..................                        -        (355)       (1,187)
                                                               ----------     ---------     --------
                                                                $ 22,711      $ 1,174       $ (685)
                                                               ==========     =========     ========

* All of MedSource's acquisitions were accounted for under the purchase method of accounting with the results of the acquired companies included in MedSource's historical statements of income beginning on the date of acquisition.

** Reflects: (i) amortization expense assuming the MedSource Acquisitions occurred on January 1, 1997; and (ii) interest expense on acquisition-related borrowings as if the MedSource Acquisitions had occurred on January 1, 1997.

(21) Gives effect to the reduction of revenue to conform MSC's revenue recognition policy to that of NCO.

(22) Gives effect to: (i) the increase in amortization expense assuming the 1997 Acquisitions and the 1998 Acquisitions had occurred on January 1, 1997; and
     (ii) the elimination of depreciation and amortization expense related to assets revalued or not acquired.

(23) Reflects interest expense on borrowings related to the 1997 Acquisitions and the 1998 Acquisitions as if they occurred on January 1, 1997. The interest expense was calculated using an estimated interest rate of 7.7% and outstanding debt of $69.0 million, $35.0 million and $107.5 million for the FCA, MedSource and MSC acquisitions, respectively.

(24) Adjusts the estimated income tax expense, after giving consideration to non-deductible goodwill expense, as if the 1997 Acquisitions and the 1998 Acquisitions occurred on January 1, 1997.

(25) Gives effect to: (i) the issuance of 517,767 shares of common stock and warrants exercisable for 375,000 shares of common stock in connection with the acquisition of CRWCD; (ii) the issuance of 1,425,753 shares of common stock in the July 1997 offering at the public offering price of $19.67 per share (the "1997 Offering") which, net of the underwriting discount and offering expenses paid by NCO, would be sufficient to repay acquisition related debt of $8.4 million and to fund the acquisitions of AFECD and TRC;
     (iii) the issuance of 46,442 shares of common stock issued in connection with the acquisition of AFS; and (iv) the weighted average effect of shares of common stock issued in connection with the JDR merger.

(26) Reflects the elimination of interest expense on debt assumed to be repaid with a portion of the proceeds from the 1998 Offering, including the shares of common stock sold in July 1998 in connection with the underwriters' exercise of the over-allotment option.

(27) Includes: (i) payroll and related expenses of $12.9 million attributable to certain redundant personnel costs immediately eliminated at the time of the FCA, MedSource and MSC acquisitions; and (ii) rental and related operating costs of $3.8 million attributable to facilities which were closed at the time of the FCA, MedSource and MSC acquisitions. Net income per share basic and net income per share - diluted would have been $0.59 and $0.56, respectively, on a pro forma basis assuming the acquisitions occurred on January 1, 1997 and those costs had not been incurred.

(28) Gives effect to the issuance of 4,469,366 shares of common stock in the 1998 Offering, including the 469,366 shares of common stock sold in July 1998 in connection with the underwriters' exercise of the over-allotment option, as if it occurred on January 1, 1997.

(29) NCO was taxed as an S corporation prior to September 3, 1996. Accordingly, income tax expense and net income have been provided on a pro forma basis as if NCO had been subject to income taxes in all periods presented.

(30) Assumes that NCO issued 374,637 shares of its common stock at $8.67 per share to fund the distribution of undistributed S corporation earnings of $3.2 million through September 3, 1996, the termination date of NCO's S corporation status, to existing shareholders of NCO.

                          Index to Financial Statements
                                                                            Page
                                                                            ----

JDR Holdings Inc. -- Report of Independent Public Accounts .........         F-2

Consolidated Balance Sheets as of December 31, 1997 and
    September 30, 1998 (unaudited) .................................         F-3

Consolidated Statements of Operations for the period from
    May 29, 1997 to December 31, 1997, and for the nine
    month period ended September 30, 1998 (unaudited) ..............         F-4

Consolidated Statements of Redeemable Preferred and Common
    Stock and Stockholders Equity (Deficit) for the period
    from May 29, 1997 to December 31, 1997 and for the nine
    month period ended September 30, 1998 (unaudited) ..............         F-5

Consolidated Statements of Cash Flows for the period from
    May 29, 1997 to December 31, 1997 and for the nine month
    period ended September 30, 1998 (unaudited) ....................         F-6

Notes to Consolidated Financial Statements .........................  F-7 - F-20

JDR Holdings Inc. -- Report of Independent Public
    Accountants ....................................................        F-21

Consolidated Balance Sheet as of May 28, 1997 ......................        F-22

Consolidated Statement of Operations for the period from
    January 1, 1997 to May 28, 1997 ................................        F-23

Consolidated Statement of Redeemable Preferred and Common
    Stock and Stockholders' (Deficit) for the period from
    January 1, 1997 to May 28, 1997 ................................        F-24

Consolidated Statement of Cash Flow for the period from
    January 1, 1997 to May 28, 1997 ................................        F-25

Notes to Consolidated Financial Statements ......................... F-26 - F-31

JDR Holdings, Inc. Report of Independent Auditors ..................        F-32

Consolidated Balance Sheets as of December 31, 1996 and 1995 .......        F-33

Consolidated Statements of Income for the Years ended
    December 31, 1996 and 1995 .....................................        F-34

Consolidated Statements of Stockholders Deficit for the
    Years ended December 31, 1996 and 1995 .........................        F-35

Consolidated Statements of Cash Flows for the Years ended
    December 31, 1996 and 1995 .....................................        F-36

Notes to Consolidated Financial Statements ......................... F-37 - F-43

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To JDR Holdings, Inc.:

     We have audited the accompanying consolidated balance sheet of JDR Holdings, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1997 and the related consolidated statement of operations, redeemable preferred and common stock and stockholders' equity (deficit), and cash flows for the period from May 29, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDR Holdings, Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the period from May 29, 1997 to December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ ARTHUR ANDERSEN LLP


Philadelphia, Pa.
 March 20, 1998

                      JDR HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                December 31      September 30
                                                                    1997             1998
                                                              ---------------  ---------------
                                                                                 (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
 Cash ......................................................    $   839,753      $ 2,471,935
 Cash held for clients .....................................        120,056          452,759
 Accounts receivable, net of allowance for doubtful
   accounts of $266,971 and $552,580, respectively .........      4,651,718        7,322,908
 Prepaid expenses and other ................................        437,717          226,331
                                                                -----------      -----------
   Total current assets ....................................      6,049,244       10,473,933
PROPERTY AND EQUIPMENT, net ................................      4,482,262        4,256,558
GOODWILL, net ..............................................     18,738,037       18,266,089
DEBT ISSUANCE COSTS, net ...................................        557,192          434,882
OTHER ASSETS ...............................................        149,233          165,695
                                                                -----------      -----------
                                                                $29,975,968      $33,597,157
                                                                ===========      ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
CURRENT LIABILITIES:
 Collections held in trust .................................    $   120,056      $   452,759
 Current portion of long-term debt .........................        802,814          392,222
 Accounts payable ..........................................      2,059,426          895,658
 Accrued expenses and other ................................      1,256,541        3,245,625
                                                                -----------      -----------
   Total current liabilities ...............................      4,238,837        4,986,264
                                                                -----------      -----------
LONG-TERM DEBT .............................................     13,526,284       13,189,473
                                                                -----------      -----------
DEFERRED INCOME TAXES ......................................        686,677          418,525
                                                                -----------      -----------
REDEEMABLE PREFERRED STOCK (Note 10) .......................      6,521,275       11,537,097
                                                                -----------      -----------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY: ......................................
 Preferred stock (Note 10) .................................      1,745,894        1,825,822
 Common stock (Note 10) ....................................              6                6
 Additional paid-in capital ................................      7,590,278        8,242,367
 Accumulated deficit .......................................     (4,099,417)      (2,494,123)
 Treasury stock, at cost (Note 10) .........................       (233,866)      (4,108,274)
                                                                -----------      -----------
 Total stockholders' equity ................................      5,002,895        3,465,798
                                                                -----------      -----------
                                                                $29,975,968      $33,597,157
                                                                ===========      ===========

       The accompanying notes are an integral part of these statements.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  For the Period      For the Period
                                                   from May 29,        from May 29,       For the Nine
                                                      1997 to            1997 to          Months Ended
                                                   December 31,       September 30,       September 30,
                                                       1997                1997               1998
                                                 ----------------   -----------------   ----------------
                                                                                (Unaudited)

REVENUES .....................................       $22,788,523        $12,084,042        $38,107,147
                                                     -----------        -----------        -----------
OPERATING EXPENSES:
 Compensation and benefits ...................        14,447,344          8,145,401         20,091,969
 Telephone ...................................         2,066,431          1,113,870          2,797,067
 Occupancy ...................................         1,146,251            626,588          1,852,532
 Postage and supplies ........................           690,545            389,519            828,435
 Depreciation and amortization ...............         1,194,565            609,617          1,448,322
 Other operating expenses ....................         4,521,349          2,977,235          5,324,691
                                                     -----------        -----------        -----------
   Total operating expenses ..................        24,066,485         13,862,230         32,343,016
                                                     -----------        -----------        -----------
   Operating income (loss) ...................        (1,277,962)        (1,778,188)         5,764,131
INTEREST EXPENSE .............................         1,184,672            816,338          1,055,895
                                                     -----------        -----------        -----------
   Income (loss) before income taxes .........        (2,462,634)        (2,594,526)         4,708,236
INCOME TAXES .................................            20,267             17,325          1,870,296
                                                     -----------        -----------        -----------
NET INCOME (LOSS) ............................        (2,482,901)        (2,611,851)         2,837,940
ACCRETION OF PREFERRED STOCK TO
 REDEMPTION VALUE ............................        (1,616,516)          (392,743)        (1,232,646)
                                                     -----------        -----------        -----------
NET INCOME (LOSS) APPLICABLE TO
 COMMON STOCKHOLDERS .........................       $(4,099,417)       $(3,004,594)       $ 1,605,294
                                                     ===========        ===========        ===========


        The accompanying notes are an integral part of these statements.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED AND COMMON STOCK AND
                        STOCKHOLDERS' EQUITY (DEFICIT)

                                                  Redeemable       Redeemable
                                                  Preferred          Common
                                                    Stock            Stock
                                               ---------------  ---------------

BALANCE, MAY 29, 1997 .......................    $   948,521      $ 3,297,000
 Redemption of Series A and Series B
  Redeemable Preferred, including
  payment of accumulated dividends,
  for cash and preferred stock ..............       (802,391)              --
 Exercise of Voting Common options ..........             --               --
 Conversion of Voting Common to Series
  B Preferred ...............................         10,588               --
 Redemption of Voting Common ................             --       (3,297,000)
 Adjustment to record new basis of
  accounting ................................             --               --
 Reset of equity accounts ...................             --               --
                                                 -----------      -----------
ADJUSTED BALANCE, MAY 29, 1997                       156,718               --
 Issuance of Series C Preferred, Voting
  Common and Nonvoting Common in
  connection with acquisitions ..............             --               --
 Reclass of carryover basis adjustment ......             --               --
 Conversion of loan into and sale of
  Preferred stock ...........................      8,933,853               --
 Issuance of warrants in conjunction with
  the issuances of preferred stock and
  debt ......................................     (4,126,118)              --
 Exercise of Nonvoting Common options                     --               --
 Redemption of Nonvoting Common .............             --               --
 Redemption of Nonvoting Common and
  issuance of Nonvoting Common in
  private placement .........................             --               --
 Accretion of Preferred to redemption
  value .....................................      1,556,822               --
 Net loss ...................................             --               --
                                                 -----------      -----------
BALANCE, DECEMBER 31, 1997                         6,521,275               --
 Exercise of Voting and Nonvoting
  Common conversion option ..................      3,863,104               --
 Accretion of Preferred to redemption
  value .....................................      1,152,718               --
 Common stock options granted to
  consultant ................................             --               --
 Redemption of Nonvoting Common .............             --               --
 Net income .................................             --               --
                                                 -----------      -----------
BALANCE, SEPTEMBER 30, 1998
 (Unaudited) ................................    $11,537,097      $        --
                                                 ===========      ===========

[TABLE RESTUBED FOR ABOVE]

                                                                       Stockholders' Equity (Deficit)
                                               ------------------------------------------------------------------------------
                                                                           Additional                           Carryover
                                                 Preferred     Common        Paid-In         Accumulated          Basis
                                                   Stock        Stock        Capital           Deficit          Adjustment
                                               -------------  --------  ----------------  ----------------  -----------------
BALANCE, MAY 29, 1997 .......................   $       --       $ 2      $     14,165       $(2,093,817)      $ (6,427,160)
 Redemption of Series A and Series B
  Redeemable Preferred, including
  payment of accumulated dividends,
  for cash and preferred stock ..............           --        --                --                --                 --
 Exercise of Voting Common options ..........           --        --               260                --                 --
 Conversion of Voting Common to Series
  B Preferred ...............................           --        --           (10,588)               --                 --
 Redemption of Voting Common ................           --        --        (1,326,979)               --                 --
 Adjustment to record new basis of
  accounting ................................           --        --         6,707,901                --                 --
 Reset of equity accounts ...................           --        --        (8,520,977)        2,093,817          6,427,160
                                                ----------       ---      ------------       -----------       ------------
ADJUSTED BALANCE, MAY 29, 1997                          --         2        (3,136,218)               --                 --
 Issuance of Series C Preferred, Voting
  Common and Nonvoting Common in
  connection with acquisitions ..............    1,686,200         4        16,799,055                --        (11,065,247)
 Reclass of carryover basis adjustment ......           --        --       (11,065,247)               --         11,065,247
 Conversion of loan into and sale of
  Preferred stock ...........................           --        --                --                --                 --
 Issuance of warrants in conjunction with
  the issuances of preferred stock and
  debt ......................................           --        --         4,574,440                --                 --
 Exercise of Nonvoting Common options                   --        --           418,248                --                 --
 Redemption of Nonvoting Common .............           --        --                --                --                 --
 Redemption of Nonvoting Common and
  issuance of Nonvoting Common in
  private placement .........................           --        --                --                --                 --
 Accretion of Preferred to redemption
  value .....................................       59,694        --                --        (1,616,516)                --
 Net loss ...................................           --        --                --        (2,482,901)                --
                                                ----------       ---      ------------       -----------       ------------
BALANCE, DECEMBER 31, 1997                       1,745,894         6         7,590,278        (4,099,417)                --
 Exercise of Voting and Nonvoting
  Common conversion option ..................           --        --                --                --                 --
 Accretion of Preferred to redemption
  value .....................................       79,928        --                --        (1,232,646)                --
 Common stock options granted to
  consultant ................................           --        --           652,089                --                 --
 Redemption of Nonvoting Common .............           --        --                --                --                 --
 Net income .................................           --        --                --         2,837,940                 --
                                                ----------       ---      ------------       -----------       ------------
BALANCE, SEPTEMBER 30, 1998
 (Unaudited) ................................   $1,825,822       $ 6      $  8,242,367       $(2,494,123)      $         --
                                                ==========       ===      ============       ===========       ============

[TABLE RESTUBED FOR ABOVE]

                                                 Stockholders' Equity (Deficit)
                                               ----------------------------------
                                                   Treasury
                                                    Stock             Total
                                               ---------------  -----------------
BALANCE, MAY 29, 1997 .......................    $        --       $(8,506,810)
 Redemption of Series A and Series B
  Redeemable Preferred, including
  payment of accumulated dividends,
  for cash and preferred stock ..............             --                --
 Exercise of Voting Common options ..........             --               260
 Conversion of Voting Common to Series
  B Preferred ...............................             --           (10,588)
 Redemption of Voting Common ................             --        (1,326,979)
 Adjustment to record new basis of
  accounting ................................             --         6,707,901
 Reset of equity accounts ...................             --                --
                                                 -----------       -----------
ADJUSTED BALANCE, MAY 29, 1997                            --        (3,136,216)
 Issuance of Series C Preferred, Voting
  Common and Nonvoting Common in
  connection with acquisitions ..............             --         7,420,012
 Reclass of carryover basis adjustment ......             --                --
 Conversion of loan into and sale of
  Preferred stock ...........................             --                --
 Issuance of warrants in conjunction with
  the issuances of preferred stock and
  debt ......................................             --         4,574,440
 Exercise of Nonvoting Common options                     --           418,248
 Redemption of Nonvoting Common .............       (418,248)         (418,248)
 Redemption of Nonvoting Common and
  issuance of Nonvoting Common in
  private placement .........................        184,382           184,382
 Accretion of Preferred to redemption
  value .....................................             --        (1,556,822)
 Net loss ...................................             --        (2,482,901)
                                                 -----------       -----------
BALANCE, DECEMBER 31, 1997                          (233,866)        5,002,895
 Exercise of Voting and Nonvoting
  Common conversion option ..................     (3,863,104)       (3,863,104)
 Accretion of Preferred to redemption
  value .....................................             --        (1,152,718)
 Common stock options granted to
  consultant ................................             --           652,089
 Redemption of Nonvoting Common .............        (11,304)          (11,304)
 Net income .................................             --         2,837,940
                                                 -----------       -----------
BALANCE, SEPTEMBER 30, 1998
 (Unaudited) ................................    $(4,108,274)      $ 3,465,798
                                                 ===========       ===========

        The accompanying notes are an integral part of these statements.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             For the Period      For the Period
                                                              from May 29,        from May 29,      For the Nine
                                                                 1997 to            1997 to         Months Ended
                                                              December 31,       September 30,      September 30,
                                                                  1997                1997              1998
                                                            ----------------   -----------------   --------------
                                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ......................................     $(2,482,901)        $(2,611,851)       $ 2,837,940
 Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities-
 Depreciation and amortization ..........................       1,194,565             609,617          1,448,322
 Deferred income taxes ..................................          18,773              17,325           (268,152)
 Compensation expense on stock options granted ..........         417,500             417,500            652,089
 Changes in operating assets and liabilities--
   Accounts receivable, net .............................        (516,557)            138,899         (2,654,783)
   Prepaid expenses and other ...........................        (183,623)           (203,083)           317,234
   Accounts payable .....................................         229,395             753,834         (1,180,175)
   Accrued expenses and other ...........................         (39,530)           (511,541)         1,989,086
                                                              -----------         -----------        -----------
    Net cash provided by (used in) operating activities .      (1,362,378)         (1,389,300)         3,141,561
                                                              -----------         -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ....................      (1,480,870)           (648,429)          (750,672)
 Net cash acquired in acquisitions ......................         451,126             451,126                 --
                                                              -----------         -----------        -----------
    Net cash used in investing activities ...............      (1,029,744)           (197,303)          (750,672)
                                                              -----------         -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt .....................................      24,335,858          23,519,514                 --
 Payments of long-term debt .............................      (9,814,759)         (9,174,646)          (413,479)
 Payments of notes payable to sellers ...................      (6,173,501)         (6,173,501)                --
 Payments under capitalized lease obligations ...........        (372,350)           (132,712)          (333,924)
 Debt issuance costs ....................................        (389,001)           (389,001)                --
 Proceeds from issuance of Preferred and Common stock
   and exercise of Common stock options .................       1,067,844           1,067,844                 --
 Redemption of Common stock .............................      (5,931,267)         (5,931,267)           (11,304)
 Payment of dividends ...................................        (187,792)           (187,792)                --
                                                              -----------         -----------        -----------
    Net cash provided by (used in) financing activities .       2,535,032           2,598,439           (758,707)
                                                              -----------         -----------        -----------
NET INCREASE IN CASH ....................................         142,910           1,011,836          1,632,182
CASH, BEGINNING OF PERIOD ...............................         696,843             696,843            839,753
                                                              -----------         -----------        -----------
CASH, END OF PERIOD .....................................     $   839,753         $ 1,708,679        $ 2,471,935
                                                              ===========         ===========        ===========

        The accompanying notes are an integral part of these statements.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

1. BACKGROUND:

     JDR Holdings, Inc. (the "Company"), through its wholly owned subsidiaries, JDR Recovery Corporation ("JDR"), JDR Marketing, Inc. ("Marketing") and Nationwide Communications, Inc. ("NCI"), provides collection services of past due accounts receivable and other debts on behalf of clients in various industries, provides telemarketing and other telecommunication- based business services and sells telecommunications products and long-distance services.

     On May 29 and 30, 1997, the Company completed a series of transactions that substantially changed its size and capital structure. These transactions, which are described further below, and in Notes 3, 4, and 8, included the repayment of outstanding debt, the repurchase of all capital stock held by two former institutional investors, certain executive officers of the Company and an individual investor, the issuance of new preferred shares, the purchase of several companies that were previously partially owned by the Company's majority stockholder and President, and a recapitalization of the Company. After the repurchase of capital stock, the Company's President became the only holder of Voting Common ("Sole Stockholder"). At that point, the Sole Stockholder's basis in his investment was "pushed down" to the Company's books, as required by Staff Accounting Bulletin No. 54. This established a new basis of accounting for the Company on May 29, 1997, and the financial statements, therefore include the period from that date to the Company's fiscal year end, December 31, 1997.

     This accounting resulted in the Company recording goodwill of $6,707,901, which represented the difference between the Company's net book value at May 29, 1997 and the Sole Stockholder's accounting basis. This goodwill is being amortized over 40 years on a straight-line basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The accompanying financial statements include the accounts of JDR Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Commission income attributable to contingency fee-based collection services is recognized upon receipt of debtor payments. In some instances, the Company's commission percentage retroactively increases once certain collection thresholds are met. The Company does not recognize the retroactive commission income until the collection threshold is met. All other revenues, which include telemarketing and other telecommunications based business services and telecommunications products and long-distance services, and have no contingent aspect, are recognized as the services are performed.

Property and Equipment

     Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (Continued)

     Expenditures for maintenance, repairs and betterments that do not substantially prolong the useful life of an asset are charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Debt Issuance Costs

     In connection with the $20,000,000 Revolving Credit Facility (see Note 9), the Company incurred debt issuance costs of $652,322, which are being amortized on a straight-line basis over the term of the Revolving Credit Facility. Accumulated amortization on the Revolving Credit Facility was $95,130 and $217,440 at December 31, 1997 and September 30, 1998, respectively.

Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse.

Goodwill

     Goodwill, representing the excess of cost over the fair value of the net tangible and identifiable intangible assets of acquired businesses (see Notes 1 and 3), is amortized on a straight-line basis over estimated lives of 25 and 40 years. At December 31, 1997 and September 30, 1998, accumulated amortization related to goodwill was $367,078 and $839,026, respectively. The Company evaluates whether events and circumstances indicate that the remaining estimated useful life warrants revision or that the remaining balance of goodwill may not be fully recoverable. If the Company concludes it is necessary to evaluate goodwill for impairment, the Company will use, in part, an estimate of related undiscounted cash flows as well as other qualitative and quantitative factors as the basis to determine whether impairment has occurred. If such a determination indicates an impairment has occurred, the Company will utilize the valuation method, which measures fair value based on the best information available in the circumstances. The Company believes that there has been no impairment of goodwill as of December 31, 1997 and September 30, 1998.

Impairment of Long-Lived Assets

     The Company accounts for possible impairments of long-lived assets in accordance with SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in 1997 or 1998.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (Continued)

Fair Value of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at fair value due to the short-term nature of those instruments. The carrying amount of the long-term debt and capitalized lease obligations approximates fair value at the balance sheet dates.

Carryover Basis Adjustment

     In November 1993, the Company acquired 100% of the Common stock of JDR from JDR's sole stockholder (the "Seller"). The acquisition was accounted for utilizing the purchase method of accounting. The Seller and JDR's management purchased 50.83% of the Common stock of the Company at the date of the acquisition. As a result, in accordance with EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions", the entire excess of the consideration paid over the historical value of JDR's net assets at the date of the acquisition was treated as a carryover basis adjustment to the Company's stockholders' equity. In connection with redemption discussed in Note 1, the carryover basis has been eliminated as part of the recording of a new basis of accounting.

Interim Financial Statements

     The financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

3. RECAPITALIZATION:

     On May 29, 1997, the Company amended and restated its certificate of incorporation to authorize the issuance of 55,000 shares of stock, consisting of (i) 30,000 shares of Common stock ("Common") consisting of 15,000 shares of Voting Common stock, $.001 par value ("Voting Common") and 15,000 shares of Nonvoting Common stock, $.001 par value ("Nonvoting Common"), (ii) 25,000 shares of Preferred stock ("Preferred"), $.001 par value, of which 2,875 shares were designated as Redeemable Series A Preferred stock, no par value ("Redeemable Series A"), 1,700 shares were designated as Convertible Series A Preferred stock, no par value ("Series A Preferred"), 625 were designated as Convertible Series B Preferred stock, no par value ("Series B Preferred") and 725 were designated as Convertible Series C Preferred stock, no par value ("Series C Preferred") (see Note 10).

     Also on May 29, 1997, the Company received a bridge loan of $11,008,900 (see Note 8), the proceeds of which were used to repay $5,397,530 of outstanding long-term debt, to pay debt issuance costs of $185,000 (see Note 8) and to repurchase for $5,426,370 all of the Voting Common held by shareholders other than the Sole Stockholder (see Note 1) and certain shares of Redeemable Series A and Series B Preferred stock. This transaction resulted in the push down of the Sole Stockholders basis in his investment in the Company's stock onto the Company's books. The establishment of this new basis of accounting resulted in the Company recording an increase in equity of $6,707,901, which represented the difference between the Company's net book value at May 29, 1997 and the Sole Stockholder's accounting basis. The entire amount of the increase in equity was allocated to goodwill, which is being amortized over 40 years on a straight-line basis.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

3. RECAPITALIZATION: -- (Continued)

     The repurchase and exchange of stock included the following:

     Repurchase of 1,227.17 shares of Voting Common at $3,768 per shares .....    $4,623,979
     Repurchase of 637.25 shares of Redeemable Series A and Series B Preferred stock at $1,000 per share (stated value), plus accrued dividends of
       $165,142 ..............................................................       802,391
     Exchange of 123.48 shares of Redeemable Series A and Series B Preferred stock, plus accrued dividends of $22,650 for 38.78 shares of Series A
       Preferred at $3,768 per share .........................................       146,130
     Exchange of 396.16 shares of Voting Common Stock for 396.16 shares of
       Nonvoting Common at $3,768 per share ..................................     1,492,731
     Exchange of 2.81 shares of Voting Common for 2.81 shares of Series B
       Preferred at $3,768 per share .........................................        10,588
                                                                                  ----------
        Total value of shares repurchased and exchanged ......................    $7,075,819
                                                                                  ==========

     On May 30, 1997, the Company issued Preferred stock to two new institutional investors (see Notes 9 and 10) as follows:

     Issued 1,871.02 shares of Redeemable Series A .........    $7,050,004
     Issued 116.36 shares of Series A Preferred ............       438,444
     Issued 383.60 shares of Series B Preferred ............     1,445,405
                                                                ----------
                                                                $8,933,853
                                                                ==========

     All shares were valued at $3,768 per share.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

4. ACQUISITIONS:

     On May 29, 1997, the Company acquired all of the outstanding common stock of Marketing, NCI, and BDW and Associates ("BDW") for aggregate consideration of $24,658,766, including $6,173,501 in notes payable to the Sellers, 2,826.34 shares of Nonvoting Common stock valued at $10,649,689 ($3,768 per share), 1,632 shares of Voting Common stock valued at $6,149,376 ($3,768 per share), and 447.51 shares of Convertible Series C Preferred stock valued at $1,686,200 ($3,768 per share). The Sole Stockholder of the Company was also a significant stockholder of Marketing, NCI, and BDW. Accordingly, the acquisitions were accounted for as transactions between companies under common control, and the Sole Stockholder's basis in Marketing, NCI, and BDW was retained, to the extent of his ownership in those companies. The acquisition of the remaining portions of those companies from independent parties was accounted for on the purchase method of accounting.

                                                         Marketing              NCI                BDW              Total
                                                     -----------------   ----------------   ----------------   ---------------
Purchase price ...................................      $14,093,313         $5,644,542         $4,920,911       $24,658,766
Historical basis of net assets acquired ..........          773,659             76,269            346,376         1,196,304
                                                        -----------         ----------         ----------       -----------
      Excess purchase price ......................       13,319,654          5,568,273          4,574,535        23,462,462
Sole Stockholder percentage ownership ............            45.00%             50.00%             50.00%
                                                        -----------         ----------         ----------
Carryover basis adjustment .......................      $ 5,993,844         $2,784,136         $2,287,267       $11,065,247
                                                        ===========         ==========         ==========       ===========
Purchase price ...................................      $14,093,313         $5,644,542         $4,920,911       $24,658,766
Less -- Carryover basis adjustment ...............        5,993,844          2,784,136          2,287,267        11,065,247
                                                        -----------         ----------         ----------       -----------
   Net purchase price to be allocated ............      $ 8,099,469         $2,860,406         $2,633,644       $13,593,519
                                                        ===========         ==========         ==========       ===========
Cash .............................................      $   375,673         $   10,697         $   64,756       $   451,126
Accounts receivable ..............................        1,535,489            263,757            600,363         2,399,609
Prepaid expenses and other .......................           32,868              5,654             12,259            50,781
Property and equipment ...........................        1,078,333             29,395             55,646         1,163,374
Goodwill .........................................        7,325,809          2,784,137          2,287,268        12,397,214
Accounts payable .................................         (534,174)           (64,703)          (220,220)         (819,097)
Accrued expenses and other .......................         (871,536)          (168,531)          (166,428)       (1,206,495)
Debt .............................................         (842,993)                --                 --          (842,993)
                                                        -----------         ----------         ----------       -----------
                                                        $ 8,099,469         $2,860,406         $2,633,644       $13,593,519
                                                        ===========         ==========         ==========       ===========

     The goodwill from the acquisitions of Marketing and NCI is being amortized on a straight- line basis over 25 years. The goodwill from the acquisition of BDW is being amortized on a straight-line basis over 40 years.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

5. SUPPLEMENTAL CASH FLOW INFORMATION:

     For the period from May 29, 1997 to December 31, 1997 and the nine months ended September 30, 1998, the Company paid interest of $1,000,696 and $959,828, respectively, income taxes of $27,231 and $2,018,292, respectively, and financed equipment purchased under capitalized lease obligations of $967,185, and $20,158, respectively.

     The following table shows the net assets that were acquired in 1997, as a result of the acquisitions discussed in Note 4:

     Assets (liabilities):
        Cash ..............................................    $   451,126
        Accounts receivable ...............................      2,399,609
        Prepaid expenses and other ........................         50,781
        Property and equipment ............................      1,163,374
        Goodwill ..........................................     12,397,214
        Accounts payable ..................................       (819,097)
        Accrued expenses and other ........................     (1,206,495)
        Debt ..............................................       (842,993)
                                                               -----------
        Net assets acquired ...............................     13,593,519
        Plus: Carryover basis adjustment ..................     11,065,247
        Less: Preferred stock issued ......................      1,686,200
           Voting Common stock issued .....................      6,149,376
           Nonvoting Common stock issued ..................     10,649,689
           Notes payable to sellers .......................      6,173,501
                                                               -----------
     Net assets acquired in business acquisitions .........    $        --
                                                               ===========
6. PROPERTY AND EQUIPMENT:

                                                                               December 31,     September 30,
                                                               Useful Life         1997             1998
                                                              -------------   --------------   --------------
Computer equipment ........................................     5 years         $2,554,821       $ 3,106,115
Furniture and other equipment .............................     7 years            759,071           874,174
Telecommunications equipment ..............................     5 years          1,890,618         1,974,891
Leasehold improvements ....................................    Lease Term          127,445           127,445
                                                                                ----------       -----------
                                                                                 5,331,955         6,082,625
Less -- Accumulated depreciation and amortization .........                       (849,693)       (1,826,067)
                                                                                ----------       -----------
                                                                                $4,482,262       $ 4,256,558
                                                                                ==========       ===========

     Depreciation and amortization expense was $849,693 and $976,374 for the period from May 29, 1997 to December 31, 1997 and the nine months ended September 30, 1998, respectively.

     At December 31, 1997 and September 30, 1998, the Company has property and equipment under capitalized leases of $1,498,505 and $1,186,040, respectively, net of accumulated depreciation of $244,657 and $557,122, respectively. Assets under capitalized leases are generally collateralized by the equipment under lease.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

7. ACCRUED EXPENSES AND OTHER:

                                  December 31,     September 30,
                                      1997             1998
                                 --------------   --------------
Accrued compensation .........     $  729,148       $2,288,660
Accrued interest .............        247,219          229,333
Accrued taxes ................         33,553          271,689
Accrued other ................        246,621          455,943
                                   ----------       ----------
                                   $1,256,541       $3,245,625
                                   ==========       ==========

8. INCOME TAXES:

     The provision for income taxes consists of the following:

                                 For the Period     For the Period
                                  from May 29,       from May 29,     For the Nine
                                     1997 to           1997 to        Months Ended
                                  December 31,      September 30,     September 30,
                                      1997               1997             1998
                                ----------------   ---------------   --------------
Current:
   Federal ..................      $(301,633)        $(350,680)       $1,832,231
   State ....................            767                --           607,850
                                   ---------         ---------        ----------
                                    (300,866)         (350,680)        2,440,081
                                   ---------         ---------        ----------
Deferred:
   Federal ..................             --                --          (266,780)
   State ....................         19,500            17,325            (1,372)
                                   ---------         ---------        ----------
                                      19,500            17,325          (268,152)
                                   ---------         ---------        ----------
Valuation allowance .........        301,633           350,680          (301,633)
                                   ---------         ---------        ----------
                                   $  20,267         $  17,325        $1,870,296
                                   =========         =========        ==========

     Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities given the provisions of the enacted tax laws.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                            For the Period     For the Period
                                                             from May 29,       from May 29,     For the Nine
                                                                1997 to           1997 to        Months Ended
                                                             December 31,      September 30,     September 30,
                                                                 1997               1997             1998
                                                           ----------------   ---------------   --------------

Statutory federal income tax rate (benefit) ............       (34.0%)             (34.0%)           34.0%
State taxes, net of federal tax benefit ................         0.8                 0.7              7.9
Nondeductible expenses .................................          --                  --              3.7
Utilization of net operating loss carryforward .........          --                  --             (5.9)
Operating losses not tax benefited .....................        34.0                34.0              --
                                                               ------              ------            -----
                                                                 0.8%                0.7%            39.7%
                                                               ======              ======            =====

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

     8. INCOME TAXES: -- (Continued)

     The tax effect of temporary differences as established in accordance with SFAS No. 109 that give rise to deferred taxes at December 31, 1997 and September 30, 1998 are as follows:

                                                      December 31,     September 30,
                                                          1997             1998
                                                     --------------   --------------
Deferred tax asset:
   Accruals not currently deductible .............     $   9,981        $ 231,694
   Net operating loss carryforward ...............       301,633               --
                                                       ---------        ---------
                                                         311,614          231,694
                                                       ---------        ---------
Deferred tax liability:
   Depreciation and amortization .................      (239,711)        (239,711)
   Cash basis of accounting ......................      (456,947)        (410,508)
                                                       ---------        ---------
                                                        (696,658)        (650,219)
                                                       ---------        ---------
      Net deferred tax asset (liability) .........      (385,044)        (418,525)
Less valuation allowance .........................      (301,633)              --
                                                       ---------        ---------
      Net deferred tax asset (liability) .........     $(686,677)       $(418,525)
                                                       =========        =========


     Due to the uncertain realization of the net operating loss carryforward, the Company had provided a full valuation allowance at December 31, 1997. In 1998, the Company has reversed this valuation allowance since the uncertainty has been eliminated due to operating profits.

9. LONG-TERM DEBT:

                                                          December 31,       September 30,
                                                              1997               1998
                                                        ----------------   ----------------
Revolving Credit Facility ...........................      $12,913,479        $12,500,000
Capitalized lease obligations (see Note 12) .........        1,415,619          1,081,695
                                                           -----------        -----------
                                                            14,329,098         13,581,695
Less -- Current portion .............................         (802,814)          (392,222)
                                                           -----------        -----------
                                                           $13,526,284        $13,189,473
                                                           ===========        ===========


     Under the terms of the Revolving Credit Facility (the "Credit Facility") dated May 30, 1997, the Company can borrow up to the less or of $20 million, less any outstanding letters of credit, or an amount equal to (i) Adjusted EBITDA times the Leverage Multiple, as defined, which ranges from 3.0 to 4.0
(ii) less outstanding Senior Debt and (iii) less any outstanding letters of credit. Advances under the Credit Facility bear interest at optional borrowing rates of either the then current prime rate plus a margin that ranges from 0.50% to 1.50 % or the LIBOR rate, plus a margin that ranges from 2.00% to 3.00%, depending on certain conditions specified in the Credit Facility agreement. The Company also pays a commitment fee of .375% on the unused borrowing capacity. The Credit Facility also makes available to the Company letters of credit, which can be issued, on the outstanding undrawn amount of the Credit Facility. The letters of credit cannot exceed $1 million and have a fee equal to 2.00% per year on the face amount of each letter of credit. Borrowings under the Credit Facility are secured by substantially all of the assets of the Company. The Credit Facility agreement also contains various financial and non-financial covenants and terminates on May 31, 2001.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

9. LONG-TERM DEBT: -- (Continued)

     In connection with the Credit Facility, the lender purchased 126.42 shares of Redeemable Series A and 33.78 shares of Series B Preferred for $603,630 (see
Note 3).

     On May 29, 1997, the Company entered into a Credit Agreement (hereinafter referred to as the "Bridge Loan") whereby the Company borrowed $11,008,900 to redeem Common stock owned by two stockholders (see Notes 1 and 3) and repay all outstanding indebtedness of the Company. Borrowings under the Bridge Loan bore interest at 10%. In connection with the Bridge Loan, the Company recorded debt issuance costs of $185,000, which were fully amortized upon conversion and repayment of the Bridge Loan. On May 30, 1997, $8,330,223 of borrowings under the Bridge Loan was converted into Preferred stock (see Notes 3 and 9) and $2,678,677 was repaid with borrowings under the Credit Facility.

10. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY:

REDEEMABLE PREFERRED STOCK

                                                                                December 31,     September 30,
                                                                                    1997             1998
                                                                               --------------   --------------
Redeemable Series A Preferred stock, no par value, 2,875 shares authorized,
 1,871.02 shares issued and outstanding (liquidation value of $7,341,734
 and $7,734,994, respectively ..............................................     $4,408,469       $ 5,144,580
Convertible Series A Preferred stock, no par value, 1,700 shares authorized,
 155.14 and 1,111.11 shares issued and outstanding, respectively (liquida-
 tion value of $605,269 and $4,533,341, respectively) ......................        605,269         4,533,341
Convertible Series B Preferred stock, no par value, 625 shares authorized,
 386.41 and 455.68 shares issued and outstanding, respectively (liquidation
 value of $1,507,537 and $1,859,176, respectively) .........................      1,507,537         1,859,176
                                                                                 ----------       -----------
                                                                                 $6,521,275       $11,537,097
                                                                                 ==========       ===========

     The Company issued 1,871.02 shares of Redeemable Series A, valued at $3,768 per share, to repay $6,573,657 of borrowings under the bridge loan (see
Note 9) and for cash proceeds of $476,347. The Redeemable Series A requires a dividend (payable in kind) of 7% per year, payable quarterly in arrears. The holders of the Redeemable Series A may redeem these shares for their liquidation preference, plus accrued and unpaid dividends, beginning on May 30, 2003. The Company is obligated to redeem these shares on the earlier of an initial public offering or May 30, 2004. The Redeemable Series A has limited voting rights, is senior to the Series C Preferred and Common and has a liquidation value of $7,341,734 and $7,734,994, including dividends of $291,730 and $684,990, at December 31, 1997 and September 30, 1998, respectively.

     The Company issued 116.36 shares of Series A Preferred, valued at $3,768 per share, to repay $438,444 of borrowings under the bridge loan (see Note 9). In addition, the Company issued 38.78 shares of Series A Preferred in exchange for certain Redeemable Series A and Series B Preferred stock. The Series A Preferred requires a dividend (payable in kind) of 6% per year, payable quarterly in arrears. The holders of the Series A Preferred may convert their shares at any time into Voting Common at a conversion ratio of one-for-one. In addition, the holders of the Series A Preferred may redeem their shares for their liquidation preference, plus accrued but unpaid dividends, beginning on May 30, 2002. The Series A Preferred has limited voting rights, is senior to the Series C Preferred and Common and has a liquidation value of $605,269 and $4,533,341, including dividends of $20,695 and $346,672, at December 31, 1997 and September 30, 1998, respectively.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

10. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY: -- (Continued)

     The Company issued 383.60 shares of Series B Preferred, valued at $3,768 per share, to repay $1,318,122 of borrowings under the bridge loan (see Note 9) and for cash proceeds of $127,283. The Series B Preferred requires a dividend (payable in kind) of 6% per year, payable quarterly in arrears. The holders of the Series B Preferred may convert their shares at any time into Nonvoting Common at a conversion ratio of one-for-one. In addition, the holders of the Series B Preferred may redeem these shares for their liquidation preference, plus accrued but unpaid dividends, beginning on May 30, 2002. The Series B Preferred has limited voting rights, is senior to the Series C Preferred and Common and has a liquidation value of $1,507,537 and $1,859,176, including dividends of $51,544 and $142,174, at December 31, 1997 and September 30, 1998, respectively.

STOCKHOLDERS' EQUITY

Preferred Stock

     The Company issued 447.51 shares of Series C Preferred, valued at $3,768 per share, in consideration for the value of the Marketing accounts receivable balance at March 31, 1997 (see Note 4). At December 31, 1997 and June 30, 1998, the Company has 725 shares designated as Series C Preferred, of which 447.51 shares are issued and outstanding. The Series C Preferred requires a dividend (payable in kind) of 6% per year, payable quarterly in arrears. The Company may, at its option, redeem the Series C Preferred, at any time, for its liquidation value. The holders of the Series C Preferred may convert their shares at any time, after May 30, 2000 or at the time any shares of Series A Preferred or Series B Preferred are converted into common stock, into Nonvoting Common at a conversion ratio of one-for- one. The Series C Preferred has a liquidation value of $1,745,894 and $1,825,822, including dividends of $59,694 and $139,622, at December 31, 1997 and September 30, 1998, respectively.

Common Stock

                                                                            Par Value at     Par Value at
                                                                            December 31,     September 30,
                                                                                1997             1998
                                                                           --------------   --------------
Voting Common stock, $.001 par value, 15,000 shares authorized, 3,044.86
 and 2,088.89 shares issued and outstanding, respectively ..............         $3               $3
Nonvoting Common stock, $.001 par value, 15,000 shares authorized,
 3,333.50 shares issued and 3,271.50 and 3,199.23 outstanding,
 respectively ..........................................................          3                3
                                                                                 --               --
                                                                                 $6               $6
                                                                                 ==               ==

     As of December 31, 1997, a holder of 955.97 shares of Voting Common may convert its shares at any time into Series A Preferred at a conversion ratio of one-for-one. In addition, a holder of 69.27 shares of Nonvoting Common may convert its shares at any time into Series B Preferred at a conversion ratio of one-for-one. On July 7, 1998, under an agreement from May 1997, the holder of the Voting Common and the holder of the Nonvoting Common exercised their conversion right. The exercise of the conversion rights resulted in 955.97 shares of Voting Common and 69.27 shares of Nonvoting Common, with an aggregate value of $3,863,104, being recorded as Treasury Stock at September 30, 1998.


Common Stock Warrants


     On May 30, 1997, the Company issued warrants to purchase 1,901.78 shares of Nonvoting Common stock at $0.01 per share in connection with the sale of capital stock and the Revolving Credit Facility (see Note 9). The fair value of each warrant was estimated on the date of grant using the Black-Scholes pricing model, with

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

10. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY: -- (Continued)

the following assumptions: risk free interest rate of 6.5%, volatility of 0%, no expected dividend yield and an expected life of three years for the warrants. Using the Black-Scholes model, the warrants were valued at $7,165,891. The value was recorded proportionately to the relative fair value of the capital raised as follows:

     Voting and Nonvoting Common                       $ 2,591,451
                                                       -----------
     Series A Redeemable Preferred                       3,199,926
     Series A and B Preferred                              926,192
                                                       -----------
                                                         4,126,188
                                                       -----------
     Debt issuance costs                                   448,322
                                                       -----------
     Total                                             $ 7,165,891
                                                       ===========

The $926,192 value of the warrants which was allocated to the Series A and B Preferred stock was accreted to its liquidation value immediately because the Series A and B Preferred stock are convertible into Common stock at any time. The $3,199,926 value of the warrants which was allocated to the Redeemable Series A Preferred stock will be accreted on a straight-line basis to its liquidation value over seven years because the holders of the Redeemable Series A Preferred stock may redeem these shares beginning on May 30, 2003. The value allocated to debt issuance costs is being amortized on a straight-line basis over the four year term of the Revolving Credit Facility.

Private Placement Offering

     In August 1997, the Company sold 123 shares of Nonvoting Common stock for $463,214 in a private placement.

Treasury Stock

     The Company has 62 and 134.27 shares of Nonvoting Common stock and zero and 955.97 shares of Voting Common stock in Treasury at December 31, 1997 and September 30, 1998, respectively, valued at $3,768 per share.

11. 1997 STOCK OPTION PLAN:

     On June 11, 1997, the Company established the JDR Holdings, Inc. 1997 Stock Option Plan (the "Plan") for its employees, directors and certain other individuals. The Company may grant incentive or non-qualified stock options under the Plan. An aggregate of 211.23 shares of Nonvoting Common stock is reserved for the Plan. The Board of Directors administers the Plan and determines the terms of the option grants. Options vest as determined by the Board (generally ratably over five years) and expire no later than 10 years. Each option entitles the holder to purchase one share of Nonvoting Common stock at the indicated exercise price.

     The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the JDR Holdings, Inc. 1997 Stock Option Plan. All options granted under the Plan have been with exercise prices equal to, or in excess of, the fair market value of the stock on the date of grant. Accordingly, no compensation expense has been recognized for the grants under the Plan. Had compensation cost for the Plan been determined consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's loss would have been increased by approximately $36,000 and $18,000 for 1997 and for the nine months ended September 30, 1998, respectively. The fair value of each option granted during 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 6.6%, and an expected life of 10 years. The weighted average fair value on the date of grant for an option granted in 1997 was $852. The weighted average remaining contractual life of the outstanding stock options at December 31, 1997 and September 30, 1998 is ten and nine years, respectively.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

11. 1997 STOCK OPTION PLAN: -- (Continued)

     The following table summarizes the stock option activity under the Plan:

                                                                                                          Weighted
                                                                                                           Average
                                                                                                          Exercise
                                                                                          Exercise          Price
                                                                          Activity          Price         Per Share
                                                                         ----------  ------------------  ----------
Balance outstanding, January 1, 1997 ..................................      --             --                 --
   Granted ............................................................  211.23      $3,768 - $18,840      $8,793
   Exercised ..........................................................      --             --                 --
   Canceled ...........................................................      --             --                 --
                                                                         ------      ----------------      ------
Balance outstanding, December 31, 1997 and September 30, 1998 .........  211.23      $3,768 - $18,840      $8,793
                                                                         ======      ================      ======

     No options were exercisable at December 31, 1997 and 14.08 options were exercisable at September 30, 1998. At December 31, 1997 and September 30, 1998, no shares were available for future grants under the Plan. No stock options were exercised under the Plan.

     For the period from May 29, 1997 to December 31, 1997, one senior executive exercised options to purchase 111 Voting Common shares at $6.67 per share and one stockholder and Director exercised options to purchase 39 Voting Common shares at $6.67 per share. These options were granted in November 1993. At December 31, 1997 and September 30, 1998, the Company had 111 options outstanding to purchase Nonvoting Common stock at $6.67 per share. These options were granted in November 1993 to a senior executive.

     On July 18, 1997, the Company entered into a consulting agreement for business development services to be provided to the Company from January 1, 1998 through December 31, 2001. The consultant will be paid $100,000 per year. In addition, the consultant received options to purchase shares of Non-Voting Common stock, equivalent to 7% of the outstanding equity of the Company on May 30, 1997, at $3,768 per share. The options vest 4% on January 1, 1998 and 1% on January 1, 1999, 2000 and 2001. The Company will record the $960,975 value as expense as the options vest. For the nine months ended September 30, 1998, the Company recorded $652,089 as consulting expense for these options. This consultant is also a Director of the Company.

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

12. COMMITMENTS AND CONTINGENCIES:

     The Company leases office facilities, equipment, and automobiles under cancelable and non-cancelable operating leases through August 31, 2005. Rent expense under operating leases for the period from May 29, 1997 to December 31, 1997 and the nine months ended September 30, 1998 was $959,416 and $1,944,045, respectively.

     Future aggregate minimum lease payments as of December 31, 1997 are as follows:

                                                               Operating         Capital
                                                                Leases            Leases
                                                            --------------   ---------------
  1998 ..................................................    $ 3,161,010       $  588,021
  1999 ..................................................      3,103,452          514,448
  2000 ..................................................      3,148,242          363,605
  2001 ..................................................      2,874,979          138,822
  2002 ..................................................      2,387,983          100,000
  Thereafter ............................................      1,981,712               --
                                                             -----------      -----------
  Total minimum lease payments ..........................    $16,657,378        1,704,896
                                                             ===========
  Amount representing interest ..........................                        (289,277)
                                                                              -----------
  Present value of minimum lease payments ...............                       1,415,619
  Less -- Current portion of principal payments .........                        (389,335)
                                                                              -----------
                                                                              $ 1,026,284
                                                                              ===========


     The Company has entered into employment contracts with ten of its senior executives which expire in June 2001. The contracts provide for aggregate annual minimum compensation of approximately $1,640,000 plus bonuses based on performance incentives.

     The Company has entered into a consulting agreement for services to be provided to the Company from January 1, 1998 through December 31, 2001. The contract provides for annual minimum compensation of $100,000.

     The Company is party to various claims and other matters arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

13. TRANSACTIONS WITH RELATED PARTIES:

     For the period from May 29, 1997 to December 31, 1997 and for the nine months ended September 30, 1998, revenues include $496,050 and $328,005 respectively, related to collection services provided to an affiliate of a stockholder and $91,061 and $68,608, respectively, related to telemarketing services provided to a company that is owned by two of the Company's senior executives. At December 31, 1997 and September 30, 1998 accounts receivable include $90,802, $73,058, $81,042 and zero, respectively, due from these two companies.

     The Company has an agreement with a stockholder to provide technical and management assistance to the Company. This agreement provides for an annual fee of $75,000. For the period May 29, 1997 to December 31, 1997 and for the nine months ended September 30, 1998, the Company has charged to expense $43,750 and $56,250, respectively, pursuant to this contract.

14. SIGNIFICANT CUSTOMERS:

     The Company has one client that represented 33% and 25% of revenues for the period from May 29, 1997 to December 31, 1997 and for the nine months ended September 30, 1998, respectively. This client, operating

                      JDR HOLDINGS, INC. AND SUBSIDIARIES

(Information as of September 30, 1998, for the nine months ended September 30, 1998 and for the period from May 29, 1997 to September 30, 1997 is unaudited)

14. SIGNIFICANT CUSTOMERS: -- (Continued)

in the travel and entertainment industry, also comprised 9% and 9% of accounts receivable at December 31, 1997 and September 30, 1998, respectively. The Company has another client that represented 18% of revenues for the period from May 29, 1997 to December 31, 1997. This client, operating in the banking and retail industries, also comprised 12% of accounts receivable at December 31, 1997. The Company has one client operating in the retail industry and two clients operating in the telecommunications industry which accounted for 11%, 19% and 11%, respectively, of accounts receivable at September 30, 1998. In addition, the Company has two clients, operating in the banking and telecommunications industries, respectively, which accounted for 17% and 13%, respectively, of accounts receivable at December 31, 1997.

15. DEFINED CONTRIBUTION PLAN:

     The Company has a 401k plan (the "Plan") which allows eligible employees to contribute up to 15% of their compensation to the Plan, not to exceed Internal Revenue Code limitations. For the period from May 29, 1997 to December 31, 1997 and the nine months ended September 30, 1998, the Company contributed $41,069 and $77,579, respectively, to the Plan.

16. MERGER TRANSACTION:

     On November 1, 1998, the Company and NCO Group, Inc. ("NCO") entered into an Agreement and Plan of Reorganization, subject to shareholder approval, whereby NCO will acquire all of the outstanding capital stock of the Company in exchange for voting common stock of NCO in a combination which is expected to be accounted for as a pooling-of-interests.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To JDR Holdings, Inc.:

     We have audited the accompanying consolidated balance sheet of JDR Holdings, Inc. (a Delaware Corporation) and subsidiary as of May 28, 1997 and the related consolidated statements of operations, redeemable preferred and common stock and stockholders' deficit, and cash flows for the period from January 1, 1997 to May 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDR Holdings, Inc. and subsidiary as of May 28, 1997 and the results of their operations and their cash flows for the period from January 1, 1997 to May 28, 1997 in conformity with generally accepted accounting principles.



                                    /s/ ARTHUR ANDERSEN LLP


Philadelphia, Pa.
March 20, 1998

                       JDR HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET

                                 MAY 28, 1997

                                       ASSETS
CURRENT ASSETS:
 Cash ...........................................................................    $   696,843
 Cash held for clients ..........................................................        423,431
 Accounts receivable ............................................................      1,735,552
 Prepaid expenses and other .....................................................        276,211
                                                                                     -----------
      Total current assets ......................................................      3,132,037
PROPERTY AND EQUIPMENT, net .....................................................      1,973,564
DEBT ISSUANCE COSTS, net ........................................................        137,681
OTHER ASSETS ....................................................................         76,335
                                                                                     -----------
                                                                                     $ 5,319,617
                                                                                     ===========
                           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Collections held in trust ......................................................    $   423,431
 Current portion of long-term debt ..............................................        334,122
 Accounts payable ...............................................................      1,010,934
 Accrued expenses and other .....................................................        969,172
                                                                                     -----------
      Total current liabilities .................................................      2,737,659
                                                                                     -----------
LONG-TERM DEBT ..................................................................      6,619,310
                                                                                     -----------
DEFERRED INCOME TAXES ...........................................................        223,937
                                                                                     -----------
REDEEMABLE PREFERRED STOCK (Note 7) .............................................        948,521
                                                                                     -----------
REDEEMABLE COMMON STOCK (Note 7) ................................................      3,297,000
                                                                                     -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' DEFICIT:
 Common stock, $.001 par value; 15,000 shares authorized, 2,125 shares issues and
   outstanding ..................................................................              2
 Additional paid-in capital .....................................................         14,165
 Accumulated deficit ............................................................     (2,093,817)
 Carryover basis adjustment .....................................................     (6,427,160)
                                                                                     -----------
      Total stockholders' deficit ...............................................     (8,506,810)
                                                                                     -----------
                                                                                     $ 5,319,617
                                                                                     ===========


        The accompanying notes are an integral part of this statement.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF OPERATIONS

              FOR THE PERIOD FROM JANUARY 1, 1997 TO MAY 28, 1997

REVENUES .................................................     $10,488,327
                                                               -----------
OPERATING EXPENSES:
 Compensation and benefits ...............................       5,964,945
 Telephone ...............................................         767,096
 Occupancy ...............................................         490,895
 Postage and supplies ....................................         404,792
 Depreciation and amortization ...........................         290,267
 Other operating expenses ................................       1,991,249
                                                               -----------
      Total operating expenses ...........................       9,909,244
                                                               -----------
      Operating income ...................................         579,083
INTEREST EXPENSE .........................................         397,065
                                                               -----------
      Income before income taxes .........................         182,018
INCOME TAXES .............................................         100,479
                                                               -----------
NET INCOME ...............................................          81,539
ACCRETION OF PREFERRED STOCK TO REDEMPTION VALUE .........      (1,718,149)
                                                               -----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS ...............     $(1,636,610)
                                                               ===========

         The accompanying notes are an integral part of this statement.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED AND
                     COMMON STOCK AND STOCKHOLDERS' DEFICIT



                                           Redeemable     Redeemable
                                            Preferred       Common
                                              Stock          Stock
                                          ------------  --------------
BALANCE, JANUARY 1, 1997 ...............    $922,254      $1,605,118
 Accretion of Redeemable Preferred stock
  to redemption value ..................      26,267              --
 Accretion of Redeemable Common stock
  to redemption value ..................          --       1,691,882
 Net income ............................          --              --
                                            --------      ----------
BALANCE, MAY 28, 1997 ..................    $948,521      $3,297,000
                                            ========      ==========

[RESTUBED TABLE FOR ABOVE]
                                                                       Stockholders' Deficit
                                          -------------------------------------------------------------------------------
                                                     Additional        Retained          Carryover
                                           Common      Paid-In         Earnings            Basis
                                            Stock      Capital        (Deficit)          Adjustment           Total
                                          --------  ------------  -----------------  -----------------  -----------------
BALANCE, JANUARY 1, 1997 ...............     $ 2       $14,165       $  (457,207)       $(6,427,160)      $(6,870,200)
 Accretion of Redeemable Preferred stock
  to redemption value ..................      --            --           (26,267)                --           (26,267)
 Accretion of Redeemable Common stock
  to redemption value ..................      --            --        (1,691,882)                --        (1,691,882)
 Net income ............................      --            --            81,539                 --            81,539
                                             ---       -------       -----------        -----------       -----------
BALANCE, MAY 28, 1997 ..................     $ 2       $14,165       $(2,093,817)       $(6,427,160)      $(8,506,810)
                                             ===       =======       ===========        ===========       ===========

         The accompanying notes are an integral part of this statement.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE PERIOD FROM JANUARY 1, 1997 TO MAY 28, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ......................................................................    $   81,539
   Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation and amortization ................................................       290,267
      Changes in operating assets and liabilities--
         Accounts receivable .......................................................      (309,984)
         Prepaid expenses and other ................................................      (122,005)
         Accounts payable ..........................................................       (48,289)
         Accrued expenses and other ................................................       251,381
                                                                                        ----------
            Net cash provided by operating activities ..............................       142,909
                                                                                        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment .............................................      (304,776)
                                                                                        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of long-term debt ......................................................       (25,000)
   Payments under capitalized lease obligations ....................................      (176,042)
                                                                                        ----------
            Net cash used in financing activities ..................................      (201,042)
                                                                                        ----------
NET DECREASE IN CASH ...............................................................      (362,909)
CASH, BEGINNING OF PERIOD ..........................................................     1,059,752
                                                                                        ----------
CASH, END OF PERIOD ................................................................    $  696,843
                                                                                        ==========

         The accompanying notes are an integral part of this statement.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND:

     JDR Holdings, Inc. (the "Company"), through its wholly owned subsidiary, JDR Recovery Corporation ("JDR"), provides collection services of past due accounts receivable and other debts on behalf of clients in various industries.

     On May 29 and 30, 1998, the Company completed a series of transactions to redeem certain equity interests and repay debts. These transactions were funded by the issuance of new debt and equity securities. These transactions have resulted in the recording of a new basis of accounting as of May 29, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The accompanying financial statements include the accounts of JDR Holdings, Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Commission income attributable to contingency fee-based collection services is recognized upon receipt of debtor payments. In some instances, the Company's commission percentage retroactively increases once certain collection thresholds are met. The Company does not recognize the retroactive commission income until the collection threshold is met.

Property and Equipment

     Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter.

     Expenditures for maintenance, repairs and betterments that do not substantially prolong the useful life of an asset are charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Debt Issuance Costs

     Debt issuance costs are amortized on a straight-line basis over the terms of the Senior Note and 9% Subordinated Note. Accumulated amortization totaled $186,535 at May 28, 1997.

Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

Impairment of Long-Lived Assets

     The Company accounts for possible impairments of long-lived assets in accordance with SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets for the period from January 1, 1997 to May 28, 1997.

Fair Value of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at fair value due to the short-term nature of those instruments. The carrying amount of the long-term debt and capitalized lease obligations approximates fair value at the balance sheet date.

Carryover Basis Adjustment

     In November 1993, the Company acquired 100% of the Common stock of JDR (the "Acquisition") from JDR's sole stockholder (the "Seller"). The acquisition was accounted for utilizing the purchase method of accounting. The Seller and JDR's management purchased 50.83% of the Common stock of the Company at the date of the acquisition. As a result, in accordance with EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions," the entire excess of the consideration paid over the historical value of JDR's net assets at the date of the acquisition was treated as a carryover basis adjustment to the Company's stockholders' equity.

3. SUPPLEMENTAL CASH FLOW INFORMATION:

     For the period from January 1, 1997 to May 28, 1997, the Company paid interest of $40,678, income taxes of $50,462 and financed equipment under capitalized lease obligations of $116,483.

4. PROPERTY AND EQUIPMENT:

                                                                 Useful Life      May 28, 1997
                                                                -------------    -------------
   Computer equipment .......................................     5 years         $ 2,905,745
   Furniture and other equipment ............................     7 years             962,473
   Telecommunications equipment .............................     5 years           1,294,592
   Leasehold improvements ...................................    Lease Term            49,667
                                                                                  -----------
                                                                                    5,212,477
   Less- Accumulated depreciation and amortization ..........                      (3,238,913)
                                                                                  -----------
                                                                                  $ 1,973,564
                                                                                  ===========

     Depreciation and amortization expense was $268,061 for the period from January 1, 1997 to May 28, 1997.

     At May 28, 1997, the Company has property and equipment under capitalized leases of $685,036, net of accumulated depreciation of $1,118,158. Assets under capitalized leases are generally collateralized by the equipment under lease.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

5. INCOME TAXES:

     The provision for income taxes consists of the following:

                                 For the Period from
                                   January 1, 1997
                                   to May 28, 1997
                                --------------------
  Current:
   Federal ..................         $ 51,277
   State ....................           49,202
                                      --------
                                       100,479
                                      --------
  Deferred:
   Federal ..................               --
   State ....................               --
                                      --------
    Total provision .........         $100,479
                                      ========

     Deferred income taxes are determined based upon the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities given the provisions of the enacted tax laws.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                             For the Period from
                                                               January 1, 1997
                                                               to May 28, 1997
                                                             -------------------
         Statutory federal income tax rate ...............         34.0%
         State taxes, net of federal tax benefit .........          9.0
         Unbenefitted state operating loss ...............         11.9
         Other ...........................................          0.3
                                                                   ----
                                                                   55.2%
                                                                   ====

     The tax effect of temporary differences as established in accordance with SFAS No. 109 that give rise to deferred income taxes are as follows:



                                                                    May 28, 1997
                                                                    ------------
      Deferred income tax asset (liability):
        Accruals not currently deductible ......................      $   9,981
        Depreciation and amortization ..........................       (233,918)
                                                                      ---------
           Net deferred income tax asset (liability) ...........      $(223,937)
                                                                      =========

6. LONG-TERM DEBT:
                                                                   May 28, 1997
                                                                 ---------------
         12% Senior Secured Note, repaid on May 30, 1997......      $4,200,000
         9% Subordinated Note, repaid on May 30, 1997 ........       1,470,000
         12% Subordinated Notes, repaid on May 30, 1997 ......         600,000
         Loan payable - bank, repaid on May 30, 1997 .........         100,000
         Capitalized lease obligations (see Note 8) ..........         583,432
                                                                    ----------
                                                                     6,953,432
         Less- Current portion ...............................        (334,122)
                                                                    ----------
                                                                    $6,619,310
                                                                    ==========

                       JDR HOLDINGS, INC. AND SUBSIDIARY

6. LONG-TERM DEBT: -- (Continued)

     In January 1996, JDR borrowed $180,000 from a bank under a term note which bears interest at prime plus 0.5%. The note is due in equal monthly installments of $5,000 plus interest, from February 1996 through January 1999. At May 28, 1997, $100,000 was outstanding on this loan.

     The Company issued a 12% Senior Note to an entity that is an affiliate of a stockholder and a 9% Subordinated Note to an officer and stockholder of the Company. Interest on the Senior Note is payable quarterly and principal payments are due in annually increasing quarterly installments through December 31, 1999, with provisions for optional and mandatory redemptions based upon available cash flow, as defined. The Senior Note provides for certain covenants including minimum working capital, net worth, earnings and debt coverage ratios and is collateralized by all of the assets of the Company and the common stock of JDR. Interest on the 9% Subordinate Note is payable quarterly.

7. REDEEMABLE STOCK AND STOCK OPTIONS:


Redeemable Preferred Stock



                                                                                 Par value at
                                                                                 May 28, 1997
                                                                                -------------
       Redeemable Preferred Stock - Series A, $.001 par value; 2,500 shares authorized, 500 issued and outstanding (liquidation value of
        $642,556) ...........................................................      $642,556
       Redeemable Preferred Stock - Series B, $.001 par value; 2,500 shares authorized, 260,279 issued and outstanding (liquidation value of
        $305,965) ...........................................................       305,965
                                                                                   --------
                                                                                   $948,521
                                                                                   ========

     On July 6, 1995, the Company issued 145.195 and 115.534 shares of Series B Redeemable Preferred Stock to certain existing shareholders in exchange for cash and for their assumption and liquidation of liabilities for consulting, financing and investment banking fees related to the Acquisition, respectively. The Series B Preferred Stock is recorded at its original issuance price, and carries a 9% cumulative dividend per annum. The redemption value of each Series B preferred share is $1,000 plus unpaid dividends. Effective October 21, 1996, the redemption date for the Series B Preferred Stock is redeemable at the option of the Company, at any time prior thereto, in whole or in part, at the redemption value per share. In event of noncompliance with respect to Series B Preferred Stock, as defined in the related agreement, the dividends on such stock increase from 9% to 12%. The Series B Preferred Stock has voting rights (one vote per share) since dividends have not been paid for two or more consecutive quarters. The Series A Redeemable Preferred Stock is subordinate to the Series B Redeemable Preferred Stock.

     The Series A Redeemable Preferred Stock is recorded at its original issuance price and carries an 8% cumulative dividend per annum. The redemption value of each Series A preferred share is $1,000 plus unpaid dividends. The Series A Redeemable Preferred Stock is redeemable in full on March 31, 2000 or at the option of the Company, at any time prior thereto, in whole or in part, at the redemption value per share. The Series A Preferred Stock has no voting rights. At May 28, 1997, dividends in arrears on the Series A and B Redeemable Preferred Stock were $142,556 and $45,236, respectively.

Redeemable Common Stock

     The Senior Note holder has a put option on its ownership of 875 shares of the Company's common stock during a twenty-one month term commencing on April 1, 2000. During the nine-month period commencing April 1, 2000, the put option is limited to 50% of shares held by such stockholder after which the balance of any such shares not put to the Company, become putable at any time. The option price is the greater of fair market

                       JDR HOLDINGS, INC. AND SUBSIDIARY

7. REDEEMABLE STOCK AND STOCK OPTIONS:  -- (Continued)

value or a formula price based upon five times earnings before depreciation, interest and taxes, as adjusted for cash and debt. The put option is subordinate to the Series A Redeemable Preferred Stock and terminates upon an initial public offering of the Company's common stock. In addition, the Company has the option to repurchase, based upon formula pricing, certain common stock held by certain members of management upon their termination of employment with the Company.


Stock Options


     In 1993, the Company granted options to purchase 362 shares of common stock to certain stockholders at an exercise price of $6.67 per share. The options vested in three equal installments over a three year period and expire no later than November 2003. During 1995, 101 options were canceled. At May 28, 1997, 261 options had vested and were outstanding.


8. COMMITMENTS AND CONTINGENCIES:


     The Company leases office facilities, equipment and automobiles under cancelable and non- cancelable operating leases through August 31, 2005. Rent expense under operating leases for the period from January 1, 1997 to May 28, 1997 was $562,775.


     Future aggregate minimum lease payments as of May 28, 1997 are as follows:




                                                                Operating         Capital
                                                                  Leases          Leases
                                                             ---------------   ------------
     May 29, 1997 through December 31, 1997 ..............    $   983,213         221,486
     1998 ................................................      2,987,182         223,884
     1999 ................................................      2,939,787         150,311
     2000 ................................................      2,988,861          68,968
     2001 ................................................      2,860,374              --
     Thereafter ..........................................      4,367,693              --
                                                              -----------         -------
     Total minimum lease payments ........................    $17,127,110         664,649
                                                              ===========
     Amount representing interest ........................                        (81,217)
                                                                                  -------
     Present value of minimum lease payments .............                        583,432
     Less- Current portion of principal payments .........                       (274,122)
                                                                                 --------
                                                                                $ 309,310
                                                                                =========

     The Company has entered into employment contracts with ten of its senior executives which expire in June 2001. The contracts provide for aggregate annual minimum compensation of approximately $1,640,000 plus bonuses based on performance incentives.

     The Company is party to various claims and other matters arising in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

9. TRANSACTIONS WITH RELATED PARTIES:

     Revenue includes $14,861 for the period from January 1, 1997 to May 28, 1997 for charges to affiliates of certain stockholders, related to the use of the Company's office space and personnel. Operating costs include commissions of $364,027 for the period from January 1, 1997 to May 28, 1997 to an affiliate of a stockholder for collection services provided to the Company.

                       JDR HOLDINGS, INC. AND SUBSIDIARY

10. SIGNIFICANT CUSTOMERS:

     The Company has one client that represented 30% of revenues for the period from January 1, 1997 to May 28, 1997. This client, operating in the travel and entertainment industry, also comprised 37% of accounts receivable at May 28, 1997. The Company has two clients, operating in the retail and banking industries, that represented 25% and 20%, respectively, of revenues for the period from January 1, 1997 to May 28, 1997. One of these clients, operating in the banking and retail industries, also comprised 17% of accounts receivable at May 28, 1997.

11. DEFINED CONTRIBUTION PLAN:

     The Company has a 401k plan (the "Plan") which allows eligible employees to contribute up to 15% of their compensation, not to exceed Internal Revenue Code limitations. For the period from January 1, 1997 to May 28, 1997, the Company contributed $23,960 to the Plan.

                        REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
JDR Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of JDR Holdings, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JDR Holdings, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the financial statements, the Company has restated its balance sheets for December 31, 1996 and 1995 to present separately, and exclude from stockholders' (deficit), Redeemable Preferred and Redeemable Common Stock as required by the accounting rules and regulations for companies subject to the requirements of the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP


Hackensack, New Jersey
March 31, 1997,
 except for Note 2, as to which the date is October 31, 1998

                              JDR Holdings, Inc.

                          Consolidated Balance Sheets



                                                                               December 31
                                                                     -------------------------------
                                                                          1996             1995
                                                                     --------------   --------------
                                                                          (Restated see Note 2)
Assets
Current assets:
   Cash ..........................................................     $ 1,059,752      $   527,181
   Cash held for clients .........................................         272,572          468,859
   Accounts receivable ...........................................       1,425,568        1,104,580
   Prepaid expenses and other current assets .....................         177,666          183,290
                                                                       -----------      -----------
Total current assets .............................................       2,935,558        2,283,910
Fixed assets, net ................................................       1,820,366        2,241,690
Debt issuance cost, net ..........................................         159,887          213,183
Other assets .....................................................          52,875           54,837
                                                                       -----------      -----------
Total assets .....................................................     $ 4,968,686      $ 4,793,620
                                                                       ===========      ===========
Liabilities and stockholders' deficit
Current liabilities:
   Collections held in trust .....................................     $   272,572      $   468,859
   Accounts payable ..............................................       1,059,223          938,091
   Income taxes payable ..........................................          10,000           36,839
   Accrued expenses ..............................................         707,789          499,219
   Loan payable - bank ...........................................          60,000          130,000
   Loan payable - stockholder ....................................         500,000          489,634
   Obligations under capital leases ..............................         339,845          339,526
   Current portion of long-term debt .............................                        1,490,000
                                                                                        -----------
Total current liabilities ........................................       2,949,429        4,392,168
Obligations under capital leases .................................         303,146          647,634
Loan payable - bank ..............................................          65,000
Long-term debt ...................................................       5,770,000        4,860,000
Deferred income taxes ............................................         223,937          177,413
                                                                       -----------      -----------
Total liabilities ................................................       9,311,512       10,077,215
                                                                       -----------      -----------
Redeemable Preferred Stock-Series A, $.001 par value; 2,500 shares
 authorized, 500 issued and outstanding ..........................         626,000          585,333
Redeemable Preferred Stock-Series B, $.001 par value; 275 shares
 authorized, 260.729 issued and outstanding ......................         296,254          272,397
Redeemable Common Stock, $.001 par value; 875 shares authorized,
 issued and outstanding ..........................................       1,605,118          287,829
                                                                       -----------      -----------
                                                                         2,527,372        1,145,559
                                                                       -----------      -----------
Stockholders' deficit:
   Common stock, $.001 par value; 15,000 shares authorized, 2,125
    shares issued and outstanding ................................               2                2
   Additional paid-in capital ....................................          14,165           14,165
   Accumulated deficit ...........................................        (457,205)         (16,161)
   Carryover basis adjustment ....................................      (6,427,160)      (6,427,160)
                                                                       -----------      -----------
Total stockholders' deficit ......................................      (6,870,198)      (6,429,154)
                                                                       -----------      -----------
Total liabilities and stockholders' deficit ......................     $ 4,968,686      $ 4,793,620
                                                                       ===========      ===========

See accompanying notes.

                              JDR Holdings, Inc.

                       Consolidated Statements of Income



                                                                    Year ended December 31
                                                                -------------------------------
                                                                     1996             1995
                                                                --------------   --------------
Revenue .....................................................    $24,116,509       $18,452,518
                                                                 -----------       -----------
Operating expenses:
   Compensation and benefits ................................     12,767,409         9,438,747
   Telephone ................................................      1,796,574         1,241,913
   Occupancy ................................................      1,035,436           841,410
   Postage and supplies .....................................        848,098           847,228
   Depreciation and amortization ............................        736,725           691,939
   Other operating costs ....................................      4,339,106         4,030,411
                                                                 -----------       -----------
Total operating expenses ....................................     21,523,348        17,091,648
                                                                 -----------       -----------
Income from operations ......................................      2,593,161         1,360,870
Interest expense, net .......................................        890,031           861,004
                                                                 -----------       -----------
Income before income taxes ..................................      1,703,130           499,866
Provision for income taxes ..................................        762,361           265,607
                                                                 -----------       -----------
Net income ..................................................        940,769           234,259
Accretion of Redeemable Preferred Stock and Redeemable Common
 Stock ......................................................      1,381,813           214,551
                                                                 -----------       -----------
Net (loss) income applicable to common stockholders .........    $  (441,044)      $    19,708
                                                                 ===========       ===========

See accompanying notes.

                              JDR Holdings, Inc.

               Consolidated Statements of Stockholders' Deficit

                    Years ended December 31, 1996 and 1995
                           (Restated -- see Note 2)

                                                   Additional       Retained          Carryover
                                        Common       Paid-In        Earnings            Basis
                                         Stock       Capital        (Deficit)        Adjustment            Total
                                       --------   ------------   --------------   ----------------   ----------------

Balance, January 1, 1995 ...........      $2         $14,165      $   (35,869)      $(6,427,160)       $(6,448,862)
 Net income ........................                                  234,259                              234,259
 Accretion of Redeemable Preferred
   Stock and Redeemable Common
   Stock ...........................                                 (214,551)                            (214,551)
                                        ----         -------      -----------       -----------        -----------
Balance, December 31, 1995 .........       2          14,165          (16,161)       (6,427,160)        (6,429,154)
 Net income ........................                                  940,769                              940,769
 Accretion of Redeemable Preferred
   Stock and Redeemable Common
   Stock ...........................                               (1,381,813)                          (1,381,813)
                                        ----         -------      -----------       -----------        -----------
Balance, December 31, 1996 .........      $2         $14,165      $  (457,205)      $(6,427,160)       $(6,870,198)
                                        ====         =======      ===========       ===========        ===========


See accompanying notes.

                              JDR Holdings, Inc.

                     Consolidated Statements of Cash Flows

                                                                              Year ended December 31
                                                                               1996             1995
                                                                         ---------------   --------------
Cash flows from operating activities
Net income ...........................................................     $  940,769       $  234,259
Adjustments to reconcile net income to net cash provided by
 operating activities:
   Depreciation and amortization .....................................        736,725          691,939
   Deferred income taxes .............................................         46,524           41,808
   Changes in operating assets and liabilities:
    Accounts receivable ..............................................       (320,988)        (544,713)
    Prepaid expenses and other current assets ........................          5,624          (46,247)
    Other assets .....................................................          1,962           (2,523)
    Accounts payable .................................................        121,132          603,792
    Payable to affiliates of stockholders ............................                        (145,188)
    Income taxes payable .............................................        (26,839)          17,502
    Accrued expenses .................................................        208,570          (51,163)
                                                                           ----------       ----------
Net cash provided by operating activities ............................      1,713,479          799,466
                                                                           ----------       ----------
Cash flows from investing activities
Purchase of fixed assets .............................................       (262,105)        (742,290)
                                                                           ----------       ----------
Net cash used in investing activities ................................       (262,105)        (742,290)
                                                                           ----------       ----------
Cash flows from financing activities
Proceeds from:
 Loan payable -- bank ................................................        180,000          130,000
 Loan payable -- stockholder .........................................        500,000          489,634
 Long-term debt ......................................................        100,000
Repayments of:
 Loan payable -- bank ................................................       (185,000)
 Loan payable -- stockholder .........................................       (489,634)
Payments under capital leases ........................................       (344,169)        (327,630)
Payments of long-term debt ...........................................       (680,000)        (400,000)
Proceeds from sale of Redeemable Preferred Stock -- Series B .........                         145,195
                                                                           ----------       ----------
Net cash (used in) provided by financing activities ..................       (918,803)          37,199
                                                                           ----------       ----------
Net increase in cash .................................................        532,571           94,375
Cash at beginning of year ............................................        527,181          432,806
                                                                           ----------       ----------
Cash at end of year ..................................................     $1,059,752       $  527,181
                                                                           ==========       ==========
Supplemental disclosures of cash flow information
Cash paid during year for:
 Interest ............................................................     $  717,031       $1,015,897
                                                                           ==========       ==========
 Income taxes ........................................................     $  742,405       $  202,275
                                                                           ==========       ==========
Supplemental disclosure of noncash transactions
Accretion of Redeemable Preferred Stock and Redeemable
 Common Stock ........................................................     $1,381,813       $  214,551
                                                                           ==========       ==========
Issuance of Redeemable Preferred Stock -- Series B to liquidate
 accounts payable to affiliates of stockholders ......................                      $  115,534
                                                                                            ==========
Purchase of fixed assets through capital lease agreements ............                      $  915,998
                                                                                            ==========

See accompanying notes.

                              JDR Holdings, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1996


1. Business and Significant Accounting Principles

Business

     JDR Holdings, Inc. ("Holdings" or the "Company"), a Delaware Corporation, through its wholly-owned subsidiary, JDR Recovery Corporation ("JDR"), is primarily engaged in the collection of past due accounts receivable and other debts on behalf of clients in various industries.

Basis of Consolidation

     The consolidated financial statements include the accounts of Holdings and JDR. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition

     Commission income attributable to contingency fee-based collection services is recognized upon receipt of debtor payments. In some instances, the Company's commission percentage retroactively increases once certain collection thresholds are met. The Company does not recognize the retroactive commission income until the period the collection threshold is met. Other revenues are recognized as services are performed.

Fixed Assets

     Fixed assets, including assets under capitalized leases, are carried at cost and are depreciated over their estimated useful lives or the life of the lease, whichever is less, using the straight-line method. Estimated useful lives are as follows:

  Computer equipment                         5 years
  Telecommunications equipment               5 years
  Furniture and other equipment              7 years
  Leasehold improvements                     Remaining term of lease

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Employee Stock Options

     The Company accounts for its employee stock options using Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB
25) and related interpretations. Under APB 25, if the exercise price of the Company's employee stock options equals or is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has not granted any stock options subsequent to the year ended December 31, 1993, thus the pro forma disclosures requirements of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" are not applicable.

Debt Issuance Costs

     Debt issuance costs are amortized on a straight-line basis over the terms of the Senior Note and 9% Subordinated Note (see Note 5). Accumulated amortization totaled $164,329 and $111,033 as of December 31, 1996 and 1995, respectively.

                              JDR Holdings, Inc.

                               December 31, 1996

1. Business and Significant Accounting Principles  -- (Continued)

Carryover Basis Adjustment

     In November 1993, Holdings acquired 100% of the common stock of JDR (the "Acquisition") from JDR's sole stockholder (the "Seller"). The Acquisition has been accounted for utilizing the purchase method of accounting. The Seller and JDR's management purchased 50.83% of the common stock of Holdings at the date of the Acquisition. As a result, in accordance with EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions," the entire excess of the consideration paid over the historical value of JDR's net assets at the date of the Acquisition has been treated as a carryover basis adjustment to the Company's stockholders' equity.

2. Balance Sheet Restatement

     In accordance with accounting rules and regulations in effect for companies subject to the requirements of the Securities and Exchange Commission, the Company has restated its balance sheets to present separately, and exclude from stockholders' (deficit), Redeemable Preferred Stock and Redeemable Common Stock. The Company has accreted dividends on the Redeemable Preferred Stock and also has accreted the carrying amount of the Redeemable Common Stock, using the straight-line method since the redemption value of such common stock is variable, so that the carrying amount will equal the put amount of the common stock as of the earliest redemption date.

3. Fixed Assets

     Fixed assets at December 31, 1996 and 1995 consist of the following:

                                                                 1996            1995
                                                            -------------   -------------
Computer equipment ......................................    $2,625,353      $2,504,100
Furniture and other equipment ...........................       848,571         790,293
Telecommunications equipment ............................     1,267,625       1,185,051
Leasehold improvements ..................................        49,677          49,677
                                                             ----------      ----------
                                                              4,791,226       4,529,121
Less accumulated depreciation and amortization ..........     2,970,860       2,287,431
                                                             ----------      ----------
Total ...................................................    $1,820,366      $2,241,690
                                                             ==========      ==========

4. Loan Payable - Bank

     In May 1995, JDR entered into agreements with a financial institution for revolving lines of credit providing for borrowings up to $200,000 and $250,000 for working capital purposes and equipment purchases, respectively. These credit lines expired on July 30, 1995. At December 31, 1995, $130,000 was outstanding on the working capital line with an interest rate of prime plus
 .5%. This amount was due and paid on July 1, 1996.

     In January 1996, JDR borrowed $180,000 from a bank under a term note which bears interest at prime plus .5%. The note is due in equal monthly installments of $5,000 plus interest, from February 1996 through January 1999. At December 31, 1996, $125,000 was outstanding on this loan.

                              JDR Holdings, Inc.

                               December 31, 1996

5. Long-Term Debt

     Long-term debt at December 31, 1996 and 1995 consists of the following:

                                          1996            1995
                                     -------------   -------------
12% Senior Secured Note ..........    $4,200,000      $4,600,000
9% Subordinated Note .............     1,470,000       1,750,000
12% Subordinated Notes ...........       100,000
                                      ----------      ----------
                                       5,770,000       6,350,000
Less current portion .............                     1,490,000
                                      ----------      ----------
                                      $5,770,000      $4,860,000
                                      ==========      ==========

     In connection with the Acquisition, the Company issued a 12% Senior Note to an entity that is an affiliate of a stockholder and a 9% Subordinated Note to the Seller, an officer and stockholder of the Company. Interest on the Senior Note is payable quarterly and principal payments are due in annually increasing quarterly installments through December 31, 1999, with provisions for optional and mandatory redemptions based upon available cash flow, as defined. The Senior Note provides for certain covenants including minimum working capital, net worth, earnings and debt coverage ratios and is collateralized by all of the assets of the Company and the common stock of JDR. Interest on the 9% Subordinated Note is payable quarterly and principal payments are due in annually increasing quarterly installments through December 31, 1999. In December 1996 a stockholder loaned $100,000 to the Company in exchange for 12% Subordinated Notes dated as of January 1, 1997. Interest is due in quarterly installments commencing March 31, 1997 and the principal balance is due on January 15, 1998.

     In December 1996, certain terms and covenants of the Senior Note and the 9% Subordinated Note were amended and/or waived. Under the terms of the amendment, all principal payments originally due from June 30, 1996 through December 31, 1997, totaling $1,600,000 and $560,000 on the Senior Note and 9% Subordinated Note, respectively, were rescheduled and are due in full on January 1, 1998. In addition, all interest payments originally due from June 30, 1996 through December 31, 1997 on the 9% Subordinated Note were rescheduled and are due in full on January 1, 1998. Certain restrictive covenants provided by the Senior Note, including maximum indebtedness and lease obligations and minimum indebtedness coverage ratios, were also amended. In connection with these amendments, the Company agreed to issue up to 186 shares of Common Stock to the Senior Note holder for a purchase price of $6.67 per share if the Company fails to pay interest at 12%, as scheduled, or fails to pay principal totaling $1,350,000 and $250,000 on September 30, 1997 and December 31, 1997, respectively. The Company also agreed to issue 0.116 shares of Common Stock to the 9% Subordinated Note holder for each $1,000 of principal and interest due on January 1, 1998 which has not been paid, or prepaid, by September 30, 1997, for a purchase price of $6.67 per share. Upon issuance of these shares, the Company will recognize an expense to the extent that the fair value of the common shares issued exceeds $6.67 per share. The Company is obligated to pay a default rate of interest of 15% on the Senior Note until the principal payments rescheduled by the amendment are made in full. However, if the 186 shares of Common Stock are issued to the Senior Note holder, the default interest accrued from and after January 1, 1997 will be canceled and forgiven. As part of the amendment, the debt covenants related to the Senior Note as to which the Company was not in compliance at December 31, 1995 and were not amended, were waived through September 30, 1996 or December 31, 1996, as applicable.

                              JDR Holdings, Inc.

                               December 31, 1996

5. Long-Term Debt  -- (Continued)

     The aggregate annual principal payments due on the Senior Note, the 9% Subordinated Note and the 12% Subordinated Notes as of December 31, 1996 are as follows:

                             1998      $3,880,000
                             1999       1,890,000

6. Redeemable Preferred Stock

     On July 6, 1995, the Company issued 145.195 and 115.534 shares of Series B Redeemable Preferred Stock to certain existing shareholders in exchange for cash and for their assumption and liquidation of liabilities for consulting, financing and investment banking fees related to the Acquisition, respectively. The Series B Redeemable Preferred Stock is recorded at its original issuance price, and carries a 9% cumulative dividend per annum. The redemption value of each Series B preferred share is $1,000 plus unpaid dividends. Effective October 21, 1996, the redemption date for the Series B Preferred Stock was extended from December 31, 1996 to January 1, 1998. The Series B Preferred Stock is redeemable at the option of the Company, at any time prior thereto, in whole or in part, at the redemption value per share. In event of noncompliance with respect to Series B Preferred Stock, as defined in the related agreement, the dividends on such stock increase from 9% to 12%. The Series B Preferred Stock has voting rights (one vote per share) since dividends have not been paid for two or more consecutive quarters. The Series A Redeemable Preferred Stock is subordinated to the Series B Redeemable Preferred Stock.

     The Series A Redeemable Preferred Stock is recorded at its original issuance price and carries an 8% cumulative dividend per annum. The redemption value of each Series A preferred share is $1,000 plus unpaid dividends. The Series A Redeemable Preferred Stock is redeemable in full on March 31, 2000 or at the option of the Company, at any time prior thereto, in whole or in part, at the redemption value per share. The Series A Preferred Stock has no voting rights.

     At December 31, 1996, dividends in arrears on the Series A and B Redeemable Preferred Stock were $126,000 ($252.00 per share) and $35,524 ($136.25 per share), respectively. Accretion for dividends on Redeemable Preferred Stock was $64,524 and $52,224 for the years ended December 31, 1996 and 1995, respectively.

7. Common Stock

     The Senior Note holder has a put option on its ownership of 875 shares of the Company's common stock during a twenty-one month term commencing on April 1, 2000. During the nine-month period commencing April 1, 2000, the put option is limited to 50% of shares held by such stockholder after which the balance of any such shares not sold can be put to the Company any time during the remainder of the put option term. The option price is the greater of fair market value or a formula price based upon five times earnings before depreciation, interest and taxes, as adjusted for cash and debt. The put option is subordinate to the Series A Redeemable Preferred Stock and terminates upon an initial public offering of the Company's common stock. In addition, the Company has the option to repurchase, based upon formula pricing, certain common stock held by certain members of management upon their termination of employment with the Company.

     In 1993, the Company granted options to purchase 362 shares of common stock to certain stockholders at an exercise price of $6.67 per share. The options vested in three equal installments over a three year period and expire no later than November 2003. During 1995, 81 options were canceled. At December 31, 1996, 281 options had vested and were outstanding.

                              JDR Holdings, Inc.

                               December 31, 1996

8. Transactions with Related Parties

     Revenue includes approximately $287,000 and $75,000 in 1996 and 1995, respectively, for charges to affiliates of certain stockholders, related to the use of the Company's office space and personnel. At December 31, 1996, accounts receivable included approximately $43,000 due from these affiliates. Operating costs include commissions of approximately $924,000 and $663,000 in 1996 and 1995, respectively, to an affiliate of a stockholder for collection services provided to JDR.


     In November 1995, JDR borrowed $489,634 from a stockholder of the Company for working capital purposes. The loan bore interest at 12% per annum, was due on demand and was repaid with interest in February 1996. In February 1996, JDR borrowed $500,000 from the same stockholder for working capital purposes. The loan bears interest at 12% per annum and is due on demand. At December 31, 1996, accounts payable includes interest due on this loan totaling $51,616. In addition, at December 31, 1996, accounts payable includes $50,000 due to a stockholder for payments made on behalf of JDR.

9. Lease Commitments

     The Company leases office facilities, equipment, and automobiles under various cancelable and non-cancelable agreements with terms generally ranging from three to seven years with renewal options available in some cases.


     At December 31, 1996 and 1995, equipment and furniture includes assets under capitalized leases totaling $684,888 and $975,081, net of accumulated depreciation of $1,014,520 and $724,327, respectively. Assets under capitalized leases are generally collateralized by the respective equipment under lease.


     Total rent expense relating to the Company's operating leases was $1,185,418 and $991,957 for the years ended December 31, 1996 and 1995, respectively.


     Future aggregate minimum lease payments under long-term leases as of December 31, 1996 are approximately as follows:

                                                     Capitalized       Operating
                                                        Leases          Leases
                                                    -------------   ------------
1997 ............................................      $394,000       $1,079,000
1998 ............................................       177,000          982,000
1999 ............................................       110,000          925,000
2000 ............................................        66,000          936,000
Thereafter ......................................                        976,000
                                                       --------       ----------
Total minimum lease payments ....................       747,000       $4,898,000
                                                                      ==========
Amount representing interest ....................       104,000
                                                       --------
Present value of minimum lease payments .........      $643,000
                                                       ========

10. Income Taxes


     The provision for income taxes for the years ended December 31, 1996 and 1995 consists of the following:

                              1996                      1995
                    ------------------------   -----------------------
                      Current      Deferred      Current      Deferred
                    -----------   ----------   -----------   ---------
Federal .........    $485,669      $36,500      $100,363      $30,003
State ...........     230,168       10,024       123,436       11,805
                     --------      -------      --------      -------
                     $715,837      $46,524      $223,799      $41,808
                     ========      =======      ========      =======

                              JDR Holdings, Inc.

                               December 31, 1996

10. Income Taxes  -- (Continued)

     Deferred income taxes result from the recognition of the tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.

     At December 31, 1996 and 1995 the Company's net deferred tax liability consists of the following:

                                               1996         1995
                                           -----------   ----------
Deferred tax asset:
 Organization costs ....................    $  9,981      $  9,981
                                            --------      --------
Deferred tax asset .....................       9,981         9,981
Deferred tax liability:
 Depreciation and amortization .........     233,918       187,394
                                            --------      --------
Net deferred tax liability .............    $223,937      $177,413
                                            ========      ========

     A reconciliation of the income tax computed at the U.S. federal statutory rate to the provision for income taxes for the years ended December 31, 1996 and 1995 is as follows:

                                                           1996         1995
                                                        --------      --------
Provision at U.S. statutory rate ...................    $579,064      $169,953
State and local taxes, net of federal benefit ......     148,124        89,095
All other ..........................................      35,173         6,559
                                                        --------      --------
                                                        $762,361      $265,607
                                                        ========      ========

11. Significant Customers

     JDR has one client that represented approximately 45% and 56% of consolidated operating revenue in 1996 and 1995, respectively. This client, operating in the travel and entertainment industry, also comprised 11% and 37% of consolidated accounts receivable at December 31, 1996 and 1995, respectively. JDR has another client that represented approximately 12% and 5% of consolidated operating revenue in 1996 and 1995, respectively. This client, operating in the banking and retail industries, also comprised 35% and 36% of consolidated accounts receivable at December 31, 1996 and 1995, respectively.

12. Contingencies

     The Company is involved in litigation primarily arising in the normal course of its business. In the opinion of management, the Company's recovery or liability, if any, under any pending litigation, would not materially affect its financial condition or operations.

13. Defined Contribution Plan

     JDR has a 401k plan (the "Plan") which allows eligible employees to contribute up to 15% of their compensation, not to exceed Internal Revenue Code limitations. Prior to 1996, JDR did not make any contributions to the Plan. In 1996, JDR contributed an amount equal to the lesser of 25% of an employee's contribution or 1.5% of his or her compensation. In 1996, JDR contributed $39,765 to the plan.

14. Subsequent Events

     In January 1997, a stockholder loaned $100,000 to the Company in exchange for 12% Subordinated Notes dated as of January 1, 1997. In addition, in January 1997, $200,000 of the loan payable - stockholder was converted to 12% Subordinated Notes dated as of January 1, 1997. Interest on these notes is due in quarterly installments commencing April 1, 1997 and the principal balance is due on January 15, 1998.

                              JDR Holdings, Inc.

                               December 31, 1996

14. Subsequent Events -- (Continued)

     In March 1997, the stockholders of the Company signed a letter of intent with a private equity partnership to effectuate a recapitalization of the Company. Under the terms of the proposed transaction, the Company will (i) issue Common and Preferred Stock to the private equity partnership in exchange for cash, (ii) refinance its long-term debt and loans payable and redeem its Series A and Series B Preferred Stock, (iii) redeem a portion of its Common Stock from certain stockholders, (iv) exchange a portion of its Common Stock with non-voting Common Stock, and (v) acquire, for cash, non-voting Common Stock and Preferred Stock, 100% of the stock of three companies affiliated with stockholders.

                                     Annex A

            Amended and Restated Agreement and Plan of Reorganization

                                                AMENDED AND RESTATED
                                        AGREEMENT AND PLAN OF REORGANIZATION

                                                  Table of Contents

                                                                                                               PAGE
Section 1: Defined Terms........................................................................................2
                1.1      "Accounts Receivable"..................................................................2
                1.2      "Acquired Companies"...................................................................2
                1.3      "Asset"................................................................................2
                1.4      "Cash Asset"...........................................................................2
                1.5      "Code".................................................................................2
                1.6      "Consent"..............................................................................2
                1.7      "Contract".............................................................................2
                1.8      "Contract Right".......................................................................2
                1.9      "Employee Benefit Plan"................................................................3
                1.10     "Encumbrance"..........................................................................3
                1.11     "Environmental Laws"...................................................................3
                1.12     "Exchange Act".........................................................................3
                1.13     "GAAP".................................................................................3
                1.14     "Hazardous Substances".................................................................3
                1.15     "including"............................................................................3
                1.16     "Insurance Policy".....................................................................3
                1.17     "Intangible"...........................................................................3
                1.18     "Judgment".............................................................................4
                1.19     "to the knowledge of JDR"..............................................................4
                1.20     "Law"..................................................................................4
                1.21     "NASD".................................................................................4
                1.22     "NCO Stock"............................................................................4
                1.23     "Obligation"...........................................................................4
                1.24     "Permit"...............................................................................4
                1.25     "Person"...............................................................................4
                1.26     "Proceeding"...........................................................................4
                1.27     "Real Property"........................................................................4
                1.28     "SEC"..................................................................................4
                1.29     "Software".............................................................................4
                1.30     "Tangible Property"....................................................................4
                1.31     "Tax"..................................................................................5

SECTION 2: THE MERGER...........................................................................................5

SECTION 3: REPRESENTATIONS OF JDR...............................................................................5
                3.1      Organization...........................................................................5
                3.2      Effect of Agreement....................................................................6
                3.3      Capital Stock and Ownership............................................................6
                3.4      Financial and Corporate Records........................................................7
                3.5      Compliance with Law....................................................................7

                3.6      Financial Statements...................................................................7
                3.7      Assets.................................................................................8
                3.8      Obligations............................................................................8
                3.9      Operations Since June 30, 1998.........................................................8
                3.10     Accounts Receivable....................................................................9
                3.11     Tangible Property......................................................................9
                3.12     Real Property..........................................................................9
                3.13     Environmental.........................................................................10
                3.14     Software and Other Intangibles........................................................12
                3.15     Contracts.............................................................................13
                3.16     Employees and Independent Contractors.................................................13
                3.17     Employee Benefit Plans................................................................14
                3.18     Customers, Prospects and Suppliers....................................................15
                3.19     Taxes.................................................................................16
                3.20     Proceedings and Judgments.............................................................16
                3.21     Insurance.............................................................................16
                3.22     Questionable Payments.................................................................17
                3.23     Related Party Transactions............................................................17
                3.24     Brokerage Fees........................................................................17
                3.25     Investment Company....................................................................17
                3.26     Pooling of Interests..................................................................17
                3.27     Full Disclosure.......................................................................17

SECTION 4: REPRESENTATIONS OF NCO AND NEWCO ...................................................................18
                4.1      Organization..........................................................................18
                4.2      Agreement.............................................................................18
                4.3      NCO's Stock...........................................................................18
                4.4      SEC Filings...........................................................................19
                4.5      Form S-4 Registration Statement.......................................................19
                4.6      Absence of Changes....................................................................19
                4.7      Authorization for NCO Common Stock....................................................20
                4.8      Investment Matters....................................................................20
                4.9      Brokerage Fees........................................................................20
                4.10     Compliance with Law...................................................................20
                4.11     Full Disclosure.......................................................................20

SECTION 5: CERTAIN OBLIGATIONS OF JDR AND SHAREHOLDERS PENDING CLOSING..........................................20
                5.1      Conduct of Business...................................................................20
                5.2      Interim Financial Statements..........................................................22
                5.3      NCO's Due Diligence Investigation.....................................................22
                5.4      Consents..............................................................................22
                5.5      Acquisition Proposals.................................................................22
                5.6      Advice of Changes.....................................................................22
                5.7      Reasonable Best Efforts...............................................................23
                5.8      Hart-Scott-Rodino.....................................................................23

SECTION 6: CERTAIN OBLIGATIONS OF NCO AND NEWCO PENDING CLOSING................................................23
                6.1      Corporate Status......................................................................23
                6.2      JDR Due Diligence Investigation.......................................................23
                6.3      Consents..............................................................................23
                6.4      SEC Reports...........................................................................23
                6.5      Advice of Changes.....................................................................24
                6.6      Reasonable Best Efforts...............................................................24
                6.7      Hart-Scott-Rodino.....................................................................24
                6.8      NASDAQ Listing........................................................................24
                6.9      Indemnification.......................................................................24
                6.10     Employee Benefits.....................................................................24

SECTION 7: ADDITIONAL COVENANTS OF THE PARTIES.................................................................24
                7.1      Shareholders'Meetings, Proxy Material.................................................24
                7.2      Registration Statement and Proxy Statement............................................25
                7.3      Blue Sky Permits......................................................................25
                7.4      Pooling of Interests..................................................................25
                7.5      Tax Free Reorganization...............................................................26

SECTION 8: CONDITIONS PRECEDENT TO JDR'S AND SHAREHOLDERS' CLOSING OBLIGATIONS.................................26
                8.1      NCO's and Newco's Representations.....................................................26
                8.2      NCO's and Newco's Performance.........................................................26
                8.3      Absence of Proceedings................................................................26
                8.4      Hart-Scott-Rodino.....................................................................26
                8.5      Approval of JDR and NCO Shareholders..................................................26
                8.6      Board Seat............................................................................26
                8.7      Employment Agreements.................................................................26
                8.8      Adverse Changes.......................................................................26
                8.9      Registration Statement................................................................27
                8.10     Listing of NCO Common Stock...........................................................27
                8.11     Tax Opinion...........................................................................27

SECTION 9: CONDITIONS PRECEDENT TO NCO'S AND NEWCO'S CLOSING OBLIGATIONS.......................................27
                9.1      Qualification for Pooling Treatment...................................................27
                9.2      Affiliate Letters.....................................................................28
                9.3      Approval of the JDR and NCO Shareholders..............................................28
                9.4      Dissenting and other JDR Shareholders.................................................28
                9.5      JDR's Representations.................................................................28
                9.6      JDR's Performance.....................................................................28
                9.7      Absence of Proceedings................................................................28
                9.8      Adverse Changes.......................................................................28
                9.9      Debt of JDR...........................................................................28
                9.10     Conversion of Convertible Preferred Stock.............................................29
                9.11     Hart-Scott-Rodino.....................................................................29

SECTION 10: CLOSING............................................................................................29
                10.1     Closing...............................................................................29
                10.2     Shareholders' and/or JDR's Obligations at Closing.....................................29
                10.3     NCO's and Newco's Obligations at Closing..............................................31

SECTION 11: CERTAIN OBLIGATIONS OF SHAREHOLDERS AFTER CLOSING..................................................32
                11.1     Cooperation with NCO and the Surviving Corporation....................................32
                11.2     Reconciliations and Allocations.......................................................33

SECTION 12:     CERTAIN OBLIGATIONS OF NCO AND THE SURVIVING CORPORATION
                AFTER CLOSING..................................................................................33
                12.1     Final Tax Returns.....................................................................33
                12.2     Delivery of Certificates..............................................................33
                12.3     Financial Statements..................................................................33

SECTION 13: [INTENTIONALLY LEFT BLANK].........................................................................33

SECTION 14: INDEMNIFICATION....................................................................................33
                14.1     General Indemnification...............................................................33
                14.2     Indemnification Procedures............................................................34
                14.3     Limits on Indemnification.............................................................35
                14.4     Exceptions............................................................................35
                14.5     Recovery.  ...........................................................................36

SECTION 15: OTHER PROVISIONS...................................................................................36
                15.1     Termination...........................................................................36
                15.2     Publicity.............................................................................37
                15.3     Fees and Expenses.....................................................................37
                15.4     Notices...............................................................................37
                15.5     Survival of Representations and Covenants.............................................37
                15.6     Interpretation of Representations.....................................................37
                15.7     Reliance by NCO and Newco.............................................................37
                15.8     Entire Understanding..................................................................38
                15.9     Parties in Interest...................................................................38
                15.10    Waivers...............................................................................38
                15.11    Severability..........................................................................38
                15.12    Counterparts..........................................................................38
                15.13    Section Headings......................................................................38
                15.14    References............................................................................38
                15.15    Controlling Law.......................................................................38
                15.16    Jurisdiction and Process..............................................................38
                15.17    No Third-Party Beneficiaries..........................................................39
                15.18    Nature of Transactions................................................................39
                15.19    Bankruptcy Qualification..............................................................39
                15.20    Construction..........................................................................39

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

PARTIES:                    JDR HOLDINGS, INC.
                            a Delaware corporation ("JDR")
                            500 N. Franklin Turnpike
                            Ramsey, NJ  07446
NCO GROUP, INC.
                            a Pennsylvania corporation ("NCO")
                            515 Pennsylvania Avenue
                            Fort Washington, Pennsylvania 19034

                            JDR ACQUISITION INC.
                            a Delaware corporation ("Newco")
                            515 Pennsylvania Avenue
                            Fort Washington, Pennsylvania 19034

DATE:                       As of November 1, 1998

BACKGROUND: JDR is in the business of providing accounts receivable management, telemarketing and other telecommunication-based business services (including sale of telecommunications products and long-distance services) and related services ("JDR Business"). The Shareholders own 100% of the issued and outstanding shares of capital stock of JDR ("JDR Stock"). On November 1, 1998 the parties hereto entered into an Agreement and Plan of Reorganization (the "Old Agreement") and a related Agreement and Plan of Merger of even date therewith (the "Old Plan") providing that Newco be merged with and into JDR (the "Merger") on the terms and subject to the conditions set forth in the Old Agreement and the Old Plan. The Board of Directors of JDR had determined that the Merger and the other transactions contemplated by the Old Agreement and the Old Plan (collectively the "Transactions") are advisable and in the best interests of JDR and its Shareholders. The respective Boards of Directors of NCO and Newco, a newly formed, wholly owned subsidiary of NCO, had determined that the Transactions are advisable and in the best interests of NCO and Newco and their respective Shareholders. Concurrently with the execution of the Old Agreement, certain members of NCO's management executed agreements in the form of Exhibit B attached thereto agreeing to be present at NCO's shareholders' meeting and to vote the shares of NCO Stock owned by each of them in favor of the issuance of the NCO Common Stock (as hereinafter defined) as set forth in the Old Agreement and the Old Plan. The Boards of Directors of the parties hereto desire to amend and restate in their entireties each of the Old Agreement and Old Plan as set forth in this Amended and Restated Agreement and Plan of Reorganization (the "Agreement") and the Amended and Restated Agreement and Plan of Merger (the "Plan") attached hereto as Exhibit "A". All other agreements executed in connection with the Old Agreement and Old Plan shall remain in full force and effect.

         INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

                            SECTION 1: DEFINED TERMS

         Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

         1.1 "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.7); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

         1.2 "Acquired Companies" means JDR, JDR Recovery Corporation and any other subsidiaries of JDR, and any predecessors of any of the foregoing, including but not limited to, JDR Marketing, Inc., Nationwide Communications, Inc. and BDW & Associates.

         1.3 "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets (as defined in Section 1.4), prepayments, deposits, escrows, Accounts Receivable, Tangible Property (as defined in Section 1.30), Real Property (as defined in Section 1.27), Software (as defined in Section 1.29), Contract Rights (as defined in Section 1.8), Intangibles (as defined in Section 1.17) and goodwill, and claims, causes of action and other legal rights and remedies.

         1.4 "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

         1.5 "Code" means the Internal Revenue Code of 1986, as amended.

         1.6 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.25), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

         1.7 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

         1.8 "Contract Right" means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.23), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

         1.9 "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

         1.10 "Encumbrance" means any lien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

         1.11 "Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) relating to pollution and the protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances (as defined in Section 1.14), all as amended.

         1.12 "Exchange Act" means the Federal Securities Exchange Act of 1934, as amended.

         1.13 "GAAP" means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

         1.14 "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by Law or any United States federal government authority, or any state or local government authority having jurisdiction over any Real Property owned, leased or used by the Acquired Companies, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any Real Property owned, leased or used by the Acquired Companies, is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCB's"), petroleum, petroleum products and urea formaldehyde.

         1.15 "including" means including but not limited to.

         1.16 "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

         1.17 "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

         1.18 "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

         1.19 "to the knowledge of JDR" means that none of the directors or officers of any of the Acquired Companies have any actual knowledge, after due inquiry, that the statement made is incorrect.

         1.20 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule or regulation (including those of self-regulatory organizations such as the NASD (as defined in Section 1.21)).

         1.21 "NASD" means the National Association of Securities Dealers, Inc.

         1.22 "NCO Stock" means shares of common stock, no par value per share, of NCO.

         1.23 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         1.24 "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

         1.25 "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, partnership, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

         1.26 "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

         1.27 "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

         1.28 "SEC" means the United States Securities and Exchange Commission.

         1.29 "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

         1.30 "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature. 1.1

         1.31 "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                             SECTION 2: THE MERGER

         Subject to the terms and conditions of this Agreement and the Plan, Newco shall be merged with and into JDR (the "Surviving Corporation") in accordance with the provisions of this Agreement and the provisions of the Plan. The closing of the Merger and the other Transactions shall take place on the Closing Date (as defined in Section 10.1) and shall be effective on the Effective Date (as defined in Section 10.1).

                       SECTION 3: REPRESENTATIONS OF JDR

         Knowing that NCO and Newco rely thereon and except as set forth in the Schedules delivered by JDR to NCO prior to the execution of the Agreement (and subject to Section 5.6 hereof), JDR represents and warrants to NCO and Newco as of the date of this Agreement and the Closing Date, and covenants with NCO and Newco, as set forth below in each provision of this Section 3.

         3.1 Organization. Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. JDR possesses the full corporate power and authority to enter into and perform this Agreement. Each of the Acquired Companies possesses the full corporate power and authority to own its Assets and to conduct its business as and where presently conducted. Each of the Acquired Companies is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law. Except as set forth on Schedule 3.1, JDR has no subsidiaries. Except as set forth on
Schedule 3.1, none of the Acquired Companies owns any securities of any corporation or any other interest in any Person. None of the Acquired Companies has any predecessors except as otherwise set forth on Schedule 3.1. Schedule 3.1 states, for each of the Acquired Companies (a) its exact legal name; (b) its corporate business form and jurisdiction of organization and date of formation;
(c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers, indicating all current title(s) of each such individual; (f) its registered agent and/or office in its jurisdiction of organization (if applicable); (g) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (h) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company's date of incorporation; and (i) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of articles or certificates of incorporation and bylaws, (or similar organizational documents), each as amended to date, and all Contracts relating to the acquisition of each of the Acquired Companies (or their affiliates or predecessors) have been made available to NCO and Newco.

         3.2 Effect of Agreement. Subject to the approval by JDR Shareholders (the "Shareholders") of the Merger, JDR's consummation of the Transactions has been duly authorized by all necessary corporate actions including its board of directors and does not constitute a violation of or default under its articles of incorporation, or bylaws (or similar organizational documents). For JDR and each of the Shareholders, its or his execution, delivery and performance of this Agreement, and its or his consummation of the Transactions, (a) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which he or any of the Acquired Companies is a party or by which he or any of the Acquired Companies is bound,
(b) does not constitute a violation of any Law or Judgment that is applicable to him or any of the Acquired Companies, or to the business or Assets of any of the Acquired Companies, or to the Transactions, (c) does not accelerate or otherwise modify any Obligation of any of the Acquired Companies, (d) except as stated on
Schedule 3.2, do not result in the creation of any Encumbrance upon, or give to any third party any interest in, any of the business or Assets, or any of the capital stock of or interests in, any of the Acquired Companies, and (e) except as stated on Schedule 3.2 and except for filings under the HSR Act (as hereinafter defined), do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of JDR enforceable against it in accordance with its terms. Except as stated on Schedule 3.2, there exists no right of first refusal or other preemptive right with respect to any of the Acquired Companies or the stock, business or Assets of any of the Acquired Companies.

         3.3 Capital Stock and Ownership. As of the date of this Agreement, the authorized capital stock of JDR consists of: (i) 15,000 shares of Voting Common Stock, $.001 par value per share ("JDR Voting Common Stock"), of which 2,088.89 shares are issued and outstanding; (ii) 15,000 shares of Nonvoting Common Stock, $.001 par value per share ("JDR Nonvoting Common Stock") of which 3,199.23 shares are issued and outstanding (JDR Voting Common Stock and JDR Nonvoting Common Stock shall collectively be referred to as "JDR Common Stock"); and (iii) 25,000 shares of Preferred Stock, par value $.001 per share (the "JDR Preferred Stock") of which 3,886.315 shares are issued and outstanding. Series of Preferred Stock have been duly and properly designated as follows: three series of Convertible Preferred Stock as set forth on Schedule 3.3 (collectively, the "JDR Convertible Preferred Stock"); and a series of Redeemable Preferred Stock as set forth on Schedule 3.3 (collectively, the "JDR Redeemable Preferred Stock"). (The JDR Common Stock, JDR Redeemable Preferred Stock and the JDR Convertible Preferred Stock shall be referred to collectively, as the "JDR Stock".) With respect to each of the Acquired Companies, Schedule 3.3 is an accurate and complete list of (a) the full legal names of all Shareholders, (b) the 1.1 addresses of their respective current principal residences, (c) their social security numbers or federal tax identification numbers, and (d) the numbers of, type of shares owned of record and beneficially by them and the certificate numbers of the stock certificates representing such shares. JDR is the sole record and beneficial owner of all of the shares of capital stock of each of its subsidiaries as indicated on Schedule 3.3 and it has good and valid title to such shares, free and clear of any Encumbrance. For each of the Shareholders, he is the sole record and beneficial owner of his shares of capital stock of JDR as indicated on Schedule 3.3, and he has good and valid title to such shares, free and clear of any Encumbrance except as set forth on
Schedule 3.3. Except for the Shareholders, there are no other record, or, to the knowledge of JDR, beneficial owners of any shares of JDR Stock or any other securities of JDR. Except for the shares listed on Schedule 3.3 with respect to each of the Acquired Companies, there currently are no other issued or outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of each of the Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability or preemptive rights attaching to the ownership thereof. All issuances and grants of all outstanding options, warrants and all offerings, sales and issuances by each of the Acquired Companies of any shares of capital stock were conducted in compliance with all applicable federal and state securities

Laws, all applicable state corporation Laws and all requirements set forth in applicable Contracts. Except as provided on Schedule 3.3, there are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of, any of the Acquired Companies.

   3.4 Financial and Corporate Records. The books and records of each of the Acquired Companies are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect in all material respects all of the Assets and Obligations of each of the Acquired Companies and all Contracts and other transactions to which each of the Acquired Companies is or was a party or by which each of the Acquired Companies or the business or Assets of each of the Acquired Companies is or was affected. Accurate and complete copies of the contents of the minute books and stock books of each of the Acquired Companies have been made available to NCO and Newco. Such minute books and stock books include (a) minutes of all meetings of the Shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the Shareholders, board of directors and any committees of the board of directors without a meeting, and (c) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock, and all other securities since the date of incorporation or formation. None of the Shareholders, board of directors or any committee of the board or members has taken any material action required by Law to be reflected in the records in clauses (a) and (b) of the preceding sentence other than those actions reflected in the records referenced in clauses (a) and
(b) of the preceding sentence. Schedule 3.4 is an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

         3.5 Compliance with Law. The operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets of each of the Acquired Companies have complied and currently do comply in all material respects with all applicable Laws other than Environmental Laws which are addressed in Section 3.13 hereof. Except as set forth on Schedule 3.5, each of the Acquired Companies has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted. All Permits held by the Acquired Companies are listed on Schedule 3.5, and copies of such Permits have been made available to NCO and Newco.

         3.6 Financial Statements. Schedule 3.6A lists the fiscal year end for each of the Acquired Companies. Schedule 3.6A includes accurate and complete copies of the following audited consolidated financial statements ("Audited Financial Statements") of the Acquired Companies: (a) a balance sheet as of the end of each of the two most recent fiscal years; and (b) statements of income, statements of Shareholders' equity, and statements of cash flows for each of the three most recent fiscal years, and notes thereto. Schedule 3.6B includes accurate and complete copies of all the following unaudited consolidated financial statements ("Unaudited Financial Statements") of the Acquired
Companies: an unaudited balance sheet as of June 30, 1998 ("June 1998 Balance Sheet") and related unaudited financial statements, including statements of income, statements of Shareholders' equity and statements of cash flows prepared by the management of JDR on an ongoing basis since the beginning of the current fiscal year. All of the Audited

Financial Statements were (x) prepared in accordance with GAAP; (y) fairly present in all material respects the financial condition and results of operations of JDR as of the dates and for the periods indicated; and (z) were audited by independent auditors, whose reports thereon are without qualification or explanatory paragraphs. All of the Unaudited Financial Statements were prepared in accordance with GAAP except for the absence of full footnote disclosure and all normal recurring adjustments have been made.

         3.7 Assets. Schedule 3.7 includes detailed lists of all Assets of each of the Acquired Companies which are reflected on the June 1998 Balance Sheet, including (a) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (b) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current Assets, itemized by category and with appropriate explanation; (d) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (e) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. Each of the Acquired Companies has good and valid title to all of its respective Assets which are owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance. Except for the Assets listed on
Schedule 3.7, no other Assets are necessary to operate, or have been material to the operation of, the business of any of the Acquired Companies as they are currently operated.

         3.8 Obligations. Schedule 3.8 includes detailed lists of all Obligations of each of the Acquired Companies which are reflected on the June 1998 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the June 1998 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation, (c) deferred revenues, itemized by customer and time periods, and (d) other current and long-term liabilities. None of the Acquired Companies has any Obligations other than (i) Obligations reflected on the June 1998 Balance Sheet, (ii) Obligations set forth in Schedule 3.8, (iii) Obligations under Contracts of the type listed or not required to be listed on
Schedule 3.15, provided that as of June 30, 1998, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations incurred since June 30, 1998, in the ordinary course, consistent with past practices, and not in breach of any of the representations and warranties made in Section 3.9. Except as described on Schedule 3.8, none of the Obligations of any of the Acquired Companies are guaranteed by any Person.

         3.9 Operations Since June 30, 1998. Except as set forth on Schedule 3.9, from June 30, 1998 to the date of this Agreement:

             (a) Except in the ordinary course of their respective businesses consistent with its past practices, none of the Acquired Companies has (i) created or assumed any Encumbrance upon any of its business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person;
(v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived any right or canceled any debt or claim; (viii) assumed or entered into any Contract other than this Agreement; or (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives.

             (b) Even in the ordinary course of their respective businesses consistent with their respective past practices, none of the Acquired Companies made any loan to any Person, acquired or disposed of any material business or material Assets or entered into any material Contract (other than customer contracts) or other material transaction.

              (c) There has been no material adverse change or material casualty loss affecting any of the Acquired Companies or their business, Assets or financial condition, and there has been no material adverse change in the financial performance of any of the Acquired Companies.

              (d) None of the Acquired Companies has (i) incurred any outstanding bank debt or notes payable; (ii) except in connection with the Agreement and the Transactions contemplated hereby, incurred any outstanding indebtedness to any current or former Shareholder, director or officer of any of the Acquired Companies (excluding compensation, benefits and expense reimbursements due to such Persons in their capacities as employees, officers or directors of any of the Acquired Companies and excluding indebtedness described on Schedule 3.23) or to any affiliate (as such term is defined for purposes of the Exchange Act) of any of the Acquired Companies or any of such company's Shareholders, directors or officers; (iii) except for distributions specified in Certificate of Designation of the Preferred Stock, paid any dividend or made any other distribution of Cash Assets or other Assets to or on behalf of any of the Shareholders of any of the Acquired Companies (excluding compensation, benefits and expense reimbursements due to such Persons in their capacities as employees, officers or directors of any of the Acquired Companies); or (iv) accrued any deferred bonuses or compensation due to any Shareholder, employee or agent of any of the Acquired Companies, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the June 1998 Balance Sheet.

         3.10 Accounts Receivable. All Accounts Receivable listed in Schedule
3.7 arose in the ordinary course of business, are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of each of the Acquired Companies, in accordance with GAAP, with respect to all of the Acquired Companies' (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

         3.11 Tangible Property. Each of the Acquired Companies has good and valid title to all of its Tangible Property, free and clear of any Encumbrances except as set forth in the June 1998 Balance Sheet or Schedule 3.8. Except as set forth on Schedule 3.11, all of the Tangible Property of each of the Acquired Companies is located at the offices or facilities of the Acquired Companies, and, except for automobiles and trucks, mobile telephones and other similar property, each of the Acquired Companies has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each of the Acquired Companies, wherever located, is in good condition, ordinary wear and tear excepted, and is sufficient for the operations and business of each of the Acquired Companies as presently conducted.

         3.12 Real Property. None of the Acquired Companies owns any Real Property. Schedule 3.12 is a list of all Real Property leased by any of the Acquired Companies ("JDR Real Property"), showing location and, as applicable, rental cost and landlord. To the knowledge of JDR, all of the JDR Real Property is structurally sound and in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Acquired Companies. To the knowledge of JDR, none of the JDR Real Property, nor the ownership, possession, occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law to which JDR is subject, and no notice or threat from any lessor, governmental body or other Person has been received by any of the Acquired Companies or served upon JDR with respect to the JDR Real Property claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration or installations. To the knowledge of JDR, no Proceedings are pending which would affect the zoning or use of any of the JDR Real Property. To the knowledge of JDR, no portion of any JDR Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority. To the knowledge of JDR, all of the JDR Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. To the knowledge of JDR, all utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the JDR Real Property at normal and customary rates, and are adequate to serve such JDR Real Property for each of the Acquired Companies' current use thereof.

         3.13 Environmental.

              (a) The Acquired Companies have complied in all material respects with the terms and conditions of the New Jersey Industrial Site Recovery Act ("ISRA"), N.J.S.A. 13:1K-6 et seq. and any and all regulations, orders or directives issued pursuant thereto. The Acquired Companies shall have obtained (and delivered to NCO on or prior to Closing) from the New Jersey Department of Environmental Protection ("NJDEP") a letter of non-applicability, a negative declaration approval, or a no further action letter, as applicable in accordance with ISRA (the "ISRA Approvals"), which is included as part of Schedule 3.13.

              (b) Except as set forth in Schedule 3.13:

                   (i) (A) The Acquired Companies have not caused or permitted any Hazardous Substances to be manufactured, refined, treated, discharged, disposed of, deposited or otherwise released in, on, under or from any of the JDR Real Property or any Real Property previously owned, leased, occupied, operated, managed, possessed or otherwise held by any of the Acquired Companies other than in compliance in all material respects with applicable Environmental Laws ("Former JDR Real Property"); and

                       (B) To the knowledge of JDR, before their lease of any of the JDR Real Property or Former JDR Real Property, no Hazardous Substances have been manufactured, refined, treated, discharged, disposed of, deposited or otherwise released therein, thereon or therefrom other than in compliance in all material respects with applicable Environmental Laws.

                  (ii) (A) The Acquired Companies have not caused or permitted any Hazardous Substances to have been stored, used, generated, transported, handled or otherwise present on any of the JDR Real Property or Former JDR Real Property, and no Hazardous Substances currently are stored, used, generated, transported, handled or, to the knowledge of JDR, otherwise present on any JDR Real Property except for (1) any concentrations or quantities that occur naturally thereon or that are present in construction materials, office equipment or other office furnishings used in the existing improvements thereon, and (2) normal quantities of those Hazardous Substances customarily used in the conduct or maintenance of general administrative and executive office activities and use and maintenance of computer systems (e.g., copier fluids and cleaning supplies), in accordance with applicable Law. Notwithstanding the foregoing exceptions, to the knowledge of JDR, no asbestos-containing materials, PCBs or urea formaldehyde are present in or on any of the JDR Real Property; and

                        (B) To the knowledge of JDR, before their lease of any of the JDR Real Property or Former JDR Real Property, no Hazardous Substances were stored, used, generated, transported, handled or otherwise present thereon except for (1) any concentrations or quantities that occur naturally thereon or that are present in construction materials, office equipment or other office furnishings used in the existing improvements thereon, and (2) normal quantities of those Hazardous Substances customarily used in the conduct or maintenance of general administrative and executive office activities and use and maintenance of computer systems (e.g. copier fluids and cleaning supplies), in accordance with applicable Law.

                  (iii) All of the Former JDR Real Property and the operations of the Acquired Companies thereon were operated in material compliance with applicable Environmental Laws, and all of the JDR Real Property and the operations of the Acquired Companies thereon have been and currently are being operated in material compliance with applicable Environmental Laws. To the knowledge of JDR, there is not any radon, asbestos or PCB's or any condition with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments, wetlands or similar environmental media on, in, under, above or off any of the JDR Real Property or Former JDR Real Property, which radon, asbestos, PCB's or condition
(a) requires investigation and/or remedial or corrective action on or off such JDR Real Property or Former JDR Real Property by the Acquired Companies or other owner thereof, (b) violates any permit requirements, standards or Environmental Laws, and/or (c) is reasonably likely to result in any claim for personal injury, property damage or natural resources damage or any other Proceeding against NCO, Newco or any of their affiliates by governmental entities or other Persons (any such radon, asbestos, PCB's or condition is referred to as an "JDR Environmental Condition"). None of the Acquired Companies has taken any action or omitted to take any action that has caused or will cause a JDR Environmental Condition to exist.

                  (iv) None of the Acquired Companies has received any written notice that any part of the JDR Real Property or the Former JDR Real Property or the operations of the Acquired Companies is the subject of any Proceeding or Judgment relating to Environmental Matters, and, to the knowledge of JDR, no part of the JDR Real Property or the Former JDR Real Property or the operations of the Acquired Companies is the subject of any Proceeding or Judgment relating to Environmental Matters. None of the Acquired Companies has received any written notice from any governmental authority or other Person regarding any potential claim or liability relating to environmental matters.

                  (v) To the knowledge of JDR, there is no sinkhole, coastal zone, flood plain, flood hazard area or wetlands in or on the JDR Real Property, which would restrict the continued use of the JDR Real Property as an office, data processing facility and electronic communications network facility.

                  (vi) Each of the Acquired Companies has provided NCO and Newco with copies of any and all applications, correspondence, affidavits, reports, forms, maps, plans, studies and other documents relating to environmental matters in their possession, custody or control. These shall include any environmental engineering studies, any tests or testing performed on the JDR Real Property or the Former JDR Real Property, and copies of any reports issued by any government authority regarding such JDR Real Property or Former JDR Real Property.

                  (vii) No Proceeding has been started, no Judgment has been issued and no Encumbrance has been created against or affecting any of the Acquired Companies or any of the JDR Real Property or Former JDR Real Property regarding any JDR Environmental Condition or arising from any Environmental Law, nor is any such Proceeding, Judgment or Encumbrance pending or anticipated.

                  (viii) No information request has been received by any of the Acquired Companies pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. or any other Environmental Laws with regard to the JDR Real Property or Former JDR Real Property or any activities conducted thereon, including off-site waste disposal.

         3.14 Software and Other Intangibles. Except for shrinkwrap and other commercially available Software, set forth on Schedule 3.14 is an accurate and complete list and description of all Software and Intangibles owned, marketed, licensed, supported, maintained, used or under development by the Acquired Companies, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs. Except for shrinkwrap and other commercially available Software, no other Software or Intangibles is necessary to operate the business of each of the Acquired Companies as currently operated. Except as explained on Schedule 3.14, each of the Acquired Companies has good and valid title to, and has the full right to use, all of the Software and Intangibles listed on Schedule 3.14, free and clear of any Encumbrance (except for use restrictions contained in licensed commercially available Software). All shrinkwrap and other commercially available Software has been properly licensed and all related fees paid. With respect to the Software listed on Schedule 3.14, (a) the Acquired Companies maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) it is written in the language set forth on Schedule 3.14, for use on the hardware set forth on Schedule 3.14 with standard operating systems; (d) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems or other Persons with whom JDR presently has service and maintenance agreements; (e) in each case, it operates in accordance with the user manual therefor without material operating defects; and (f) in each case, to the knowledge of JDR, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses dates or date-related data, will do so accurately, without any operating defects, loss of functionality or degradation in performance or volume capacity, using dates in the twentieth and twenty-first centuries, and will not be adversely affected by the advent of the year 2000, the advent of the twentieth century, or the transition from the twentieth century through the year 2000 and into the twenty-first century. To the knowledge of JDR, all application Software written in-house is year 2000 compliant. To the knowledge of JDR, none of the Software or Intangibles listed on Schedule 3.14, or their respective past or current uses, including the preparation, distribution, marketing or licensing, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. To the knowledge of JDR, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on Schedule 3.14. None of the Software or Intangibles listed on Schedule 3.14 is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Acquired Companies or any of the Shareholders nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

         3.15 Contracts. Schedule 3.15 is an accurate and complete list of all of the following types of Contracts which involve either future Obligations of $100,000 or more to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, or is otherwise material to any of the Acquired Companies (collectively, the "Specified Contracts"), grouped into the following categories: (a) customer or client Contracts; (b) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by any of the Acquired Companies; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which any of the Acquired Companies is the purchaser, licensee, lessee or user, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on
Schedule 3.17, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of any of the Acquired Companies, or any prior version thereof, or any part of the customer base, business or Assets of any of the Acquired Companies, or any shares or other ownership interests in any of the Acquired Companies (or any of their predecessors) was acquired; and (g) other material Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 3.21 and excluding this Agreement and all other Contracts entered into between any of the Acquired Companies and NCO, or among any of the Acquired Companies, NCO and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 3.15, and copies of each written Specified Contract have been made available to NCO and Newco. Except as set forth on
Schedule 3.15, each of the material customers of the Acquired Companies has signed and is bound by a written Contract that is identical to one of the form agreements that are attached as part of Schedule 3.15, and the provisions of each such customer Contract are binding on the customer and enforceable by the Acquired Companies. Except as set forth on Schedule 3.15, with respect to each of the Specified Contracts, none of the Acquired Companies is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice, or both. Except as set forth on Schedule 3.15, to the knowledge of JDR, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 3.15, none of the Acquired Companies has given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. The Specified Contracts are all the Contracts necessary and sufficient to operate the business of each of the Acquired Companies as it is presently conducted. Except as set forth on Schedule 3.15, there are no currently outstanding proposals or offers submitted by any of the Acquired Companies to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such company involving an amount or commitment exceeding $100,000 in any single case or an aggregate amount or commitment exceeding $500,000 in the aggregate.


         3.16 Employees and Independent Contractors. Schedule 3.16 is a list of all of the employees with annual base compensation in excess of $50,000 of the Acquired Companies and (a) their titles or responsibilities; (b) their social security numbers; (c) their dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. Schedule 3.16 is a list of all sales representatives and material independent contractors engaged by the Acquired Companies and (a) their payment arrangements (if not set forth in a Contract listed or described on Schedule 3.15); and (b) brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed on Schedule 3.15 and except for any limitations of general application which may be imposed under applicable employment Laws, each of the Acquired Companies has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay and benefits in accordance with such company's disclosed severance pay policy and benefits due terminated employees. Neither the Transactions, nor the termination of the employment of any employees of any of the Acquired Companies prior to or following the consummation of the Transactions could result in any of the Acquired Companies making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code. To the knowledge of JDR, each of the Acquired Companies is in full compliance in all material respects with all Laws respecting employment practices. None of the Acquired Companies has ever been a party to or bound by any union, collective bargaining or similar Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the Acquired Companies. Since the respective incorporation or formation dates of each of the Acquired Companies, none of the Acquired Companies has experienced any labor problem that was or is material to it. Except as set forth on Schedule 3.16, each of the Acquired Companies' current and past employees has signed an employee or confidentiality agreement which contains certain restrictive covenants substantially in the form attached to Schedule 3.16. Except as set forth on Schedule 3.16, each of the Acquired Companies' current and past contractors or consultants has signed agreements with the Acquired Companies containing restrictions that protect the proprietary and confidential information of the Acquired Companies and vest in the Acquired Companies the full ownership of items developed by such contractor. Except as indicated on Schedule 3.16, since January 1, 1997, to the knowledge of JDR, no employee of any of the Acquired Companies having an annual salary of $75,000 or more has indicated an intention to terminate or has terminated his or her employment with such company. To the knowledge of JDR, the Transactions will not adversely affect relations with any material employee of the Acquired Companies.

         3.17 Employee Benefit Plans. Schedule 3.17 sets forth an accurate and complete list of all of JDR's Employee Benefit Plans to which any Acquired Company is bound (collectively referred to as "JDR's Employee Benefit Plans"). Except as set forth on Schedule 3.17, none of the Acquired Companies has (a) established, maintained or contributed to (or has been obligated to contribute to) any Employee Benefit Plans, (b) proposed any Employee Benefit Plans which it plans to establish or maintain or to which it plans to contribute, or (c) proposed any changes to any Employee Benefit Plans now in effect. Accurate and complete copies of all of JDR's Employee Benefit Plans, a list of all employees affected or covered by JDR's Employee Benefit Plans, and all Obligations thereunder have been made available to NCO. If permitted and/or required by applicable Law, the Acquired Companies have properly submitted all of JDR's Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Code to the Internal Revenue Service (the "IRS") for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS are attached to Schedule 3.17. With respect to JDR's Employee Benefit Plans, the Acquired Companies will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. JDR has made available to NCO an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of JDR's Employee Benefit Plans and the most current actuarial report, if any, with regard to any of JDR's Employee Benefit Plans. All of JDR's Employee Benefit Plans are, and have been, operated in full compliance with their provisions and with all applicable

Laws including ERISA and the Code and the regulations and rulings thereunder. The Acquired Companies and all fiduciaries of JDR's Employee Benefit Plans have complied in all material respects with the provisions of JDR's Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to the Transactions contemplated by this Agreement) of any of JDR's Employee Benefit Plans. There would be no Obligation of any of the Acquired Companies under Title IV of ERISA if any of JDR's Employee Benefit Plans were terminated as of the Closing Date. As a result of any action or inaction prior to Closing by any of the Acquired Companies, none of the Acquired Companies has incurred, nor will incur, any withdrawal liability, nor do any of the Acquired Companies have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). None of the Acquired Companies has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (x) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any of the Acquired Companies under any of JDR's Employee Benefit Plans, (y) increase any benefits otherwise payable under any of JDR's Employee Benefit Plans, or (z) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending Proceedings that have been asserted or instituted against any of JDR's Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of JDR, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits of any of JDR's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the knowledge of JDR, threatened, and, to the knowledge of JDR, there are no facts which could form the basis for any such investigation or audit. Except as disclosed in Schedule 3.17, no event has occurred nor will occur which will result in any of the Acquired Companies having an Obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been as obligation to contribute (currently or previously) by it or by any other entity which, together with any of the Acquired Companies, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

         3.18 Customers, Prospects and Suppliers. The twenty largest customers (by volume of business) of the Acquired Companies are listed as part of Schedule
3.18. Except as set forth on Schedule 3.18, since January 1, 1997, none of these twenty largest customers or any material suppliers of the Acquired Companies has given notice or otherwise indicated to such company that it will or intends to terminate or not renew its Contract with such company before the scheduled expiration date or otherwise terminate its relationship with such company. To the knowledge of JDR, the relationship of each of the Acquired Companies with such twenty largest customers and any material supplier is currently on a good and normal basis. To the knowledge of JDR, the Transactions will not adversely affect relations with any of such twenty largest customers or any material supplier of any of the Acquired Companies. JDR has made available to NCO and Newco an accurate and complete copy of the most recent customer surveys, if any, of each of the Acquired Companies.

         3.19 Taxes. Schedule 3.19 is an accurate and complete list of all federal, state, local, foreign and other Tax returns and reports (including information returns) (collectively "Returns") filed by each of the Acquired Companies with respect to its last two (2) fiscal years. Returns for the immediately prior three (3) fiscal years have been made available to NCO. Accurate and complete copies of all federal, state, local and foreign income, sales and use Tax Returns filed by each of the Acquired Companies with respect to its last five fiscal years are attached to Schedule 3.19, and accurate and complete copies of all other Tax Returns listed thereon have been delivered to NCO and Newco. Except as explained on Schedule 3.19, (a) each of the Acquired Companies has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed in all material respects; (b) each of the Acquired Companies has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (c) each of the Acquired Companies has paid all Taxes required to be paid by it; (d) no audit of any of the Acquired Companies by any governmental taxing authority has ever been conducted, is currently pending or, to the knowledge of JDR, is threatened; (e) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by any of the Acquired Companies, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against any of the Acquired Companies; and (f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Acquired Companies. None of the Acquiring Companies is a party to any tax allocation or sharing agreement. None of the Acquired Companies has been a member of an affiliated group filing a consolidating Federal income tax return (other than a group, the common parent of which is JDR Holdings, Inc., or has any liability for the Taxes of any person or entity other than the Acquired Companies under Treasury Regulations ss.1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise). Subsequent to April 16, 1997, the Acquired Companies have not been a party to any distribution described in ss.355(e)(2)(A)(i) of the Code.

         3.20 Proceedings and Judgments. Except as described on Schedule 3.20,
(a) no Proceeding is currently pending or, to the knowledge of JDR, threatened, nor has any Proceeding occurred at any time since January 1, 1997, to which any of the Acquired Companies is or was a party, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; (b) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1997, against any of the Acquired Companies, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the knowledge of JDR, threatened by or against any of the Acquired Companies at any time since January 1, 1997, and, to the knowledge of JDR, there is no basis for any such claim. As to each matter described on
Schedule 3.20, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been made available to NCO.

         3.21 Insurance. Schedule 3.21 is an accurate and complete list of all Insurance Policies (excluding Insurance Policies that constitute JDR's Employee Benefit Plans described on Schedule 3.17) owned or maintained by any of the Acquired Companies and/or any of their predecessors at any time since January 1, 1997. Except as indicated on Schedule 3.21, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. None of the Acquired Companies has received notice of cancellation with respect to any such current Insurance Policy, and, to the knowledge of JDR, there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Except as indicated on Schedule 3.21, accurate and complete copies of all Insurance Policies described on Schedule 3.21 have been made available to NCO. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 3.21. Except as described on Schedule 3.21, there are no claims that are pending under any of the Insurance Policies described on Schedule 3.21.


         3.22 Questionable Payments. None of the Acquired Companies or, to the knowledge of JDR, any of the Shareholders, nor any current or former partners, owners, Shareholders, members, directors, executives, officers, representatives, agents or employees of any of the Acquired Companies (when acting in such capacity or otherwise on behalf of any of the Acquired Companies or any of their predecessors), (a) has used or is using any corporate funds (i) for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or, (ii) to the knowledge of JDR, in violation of customer policies and/or rules; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since January 1, 1997, any false or fictitious entries on the books and records of any of the Acquired Companies;
(f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Acquired Companies; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Acquired Companies.

         3.23 Related Party Transactions. Except as described on Schedule 3.23 and except for any Contracts listed on Schedule 3.15, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Acquired Companies and any current or former partner, owner, shareholder, member, director, officer or controlling Person of any of the Acquired Companies (or any of their respective predecessors).

         3.24 Brokerage Fees. Except as set forth on Schedule 3.24, no Person acting on behalf of any of the Acquired Companies or any of the Shareholders is or shall be entitled to any brokerage or finder's fee in connection with the Transactions.

         3.25 Investment Company. JDR is not an investment company within the meaning of Section 368(a)(2)(F)(iii)) and (iv) of the Code.

         3.26 Pooling of Interests. As of the date of this Agreement, JDR does not know of any reason relating to any of the Acquired Companies that would reasonably cause JDR to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

         3.27 Full Disclosure.

              (a) No representation or warranty made by JDR in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to NCO and Newco in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be material to NCO's or

Newco's understanding thereof in any respect. There is no fact known to JDR or any of its subsidiaries, that has not been disclosed to NCO in the Schedules to this Agreement or otherwise in writing, that was or is or, so far as either JDR or any of its subsidiaries can reasonably foresee, will have a material adverse effect on any of the Acquired Companies, the business, the Assets or financial condition of any of the Acquired Companies or the ability of JDR to perform its obligations under this Agreement.

              (b) None of the information supplied or to be supplied by or on behalf of the Acquired Companies or the Shareholders for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by NCO in connection with the NCO and/or JDR Shareholder's Meeting (as hereinafter defined) to be held by NCO and/or JDR relating to the Merger (the "Proxy Statement") will, at the time the Proxy Statement is filed, at the time the Proxy Statement is mailed to the Shareholders of NCO and JDR or at the time of the NCO and/or JDR Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                   SECTION 4: REPRESENTATIONS OF NCO AND NEWCO

         Knowing that JDR and the Shareholders rely thereon, NCO and Newco, jointly and severally, represent and warrant to JDR and the Shareholders as of the date of this Agreement, and covenant with JDR and the Shareholders, as follows:

         4.1 Organization. NCO and Newco are each a corporation that is duly organized, validly existing and in good standing under the Laws of Pennsylvania and Delaware, respectively. NCO and Newco each possess the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement and the Plan. Newco is a wholly owned subsidiary of NCO. Newco has not engaged in any activities other than in connection with its organization and this Agreement.

         4.2 Agreement. Each of NCO's and Newco's execution, delivery and performance of this Agreement, and its consummation of the Transactions, (a) subject to approval by NCO Shareholders of NCO's issuances of the NCO Common Stock in the Merger as required by the NASD, have been duly authorized by all necessary corporate actions by their respective boards of directors, and Shareholders; (b) do not constitute a violation of or default under their respective charters or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which NCO or Newco is a party or by which NCO or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the Transactions; and (e) except for the consent of Mellon Bank, N.A. and except as stated on Schedule 4.2, do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of each of NCO and Newco, enforceable against each of them in accordance with its terms.

         4.3 NCO's Stock. The authorized capital stock of NCO is 37,500,000 shares of common stock, no par value per share ("NCO Stock"), of which approximately 17,395,000 shares were issued and outstanding as of June 30, 1998, and 5,000,000 shares of preferred stock, no par value per share, none of which is issued or outstanding.

         4.4 SEC Filings. (a) NCO has filed all reports, proxy statements, forms and other documents required to be filed with the SEC since September 11, 1996 and prior to the date of this Agreement ("NCO SEC Documents"). As of their respective dates, NCO SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such NCO SEC Documents (including Rule 10b-5 under the Exchange Act and the applicable accounting rules and regulations of the SEC).

             (b) The consolidated financial statements of NCO included in the NCO SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the related notes and schedules thereto) and (ii) fairly present in all material respects the consolidated financial position of NCO and its consolidated subsidiaries as of the dates thereof, and the results of its operations and its cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, none of which was material and that, in the case of financial statements included therein which reflect an acquisition accounted for as a purchase, the financial statements for the period succeeding the acquisition are presented on a different basis of accounting than the period prior to the acquisition and are not directly comparable).

         4.5 Form S-4 Registration Statement. The Form S-4 Registration Statement and all amendments thereto will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. Neither the Form S-4 Registration Statement, nor any amendments thereof, will, on the date the Proxy Statement is first mailed to Shareholders of NCO and JDR, at the time of the NCO and/or JDR Shareholder Meeting, at the Effective Date or at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that NCO makes no representation or warranty with respect to any information furnished to it by JDR or any of its accountants, counsel or other authorized representatives in writing specifically for inclusion in the Form S-4 Registration Statement. None of the information with respect to NCO or any affiliate of NCO that is set forth in the Proxy Statement will, on the date that the Proxy Statement is first mailed to Shareholders of NCO and JDR, at the time of the NCO and/or JDR Shareholder Meeting or at the Effective Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.6 Absence of Changes. Except as disclosed in the NCO SEC Documents, since the date of the most recent consolidated balance sheet included in the NCO SEC Documents, there has not been a material adverse change as to NCO and its subsidiaries.


         4.7 Authorization for NCO Common Stock. NCO will take all necessary action prior to the Closing Date to permit it to issue to number of shares of NCO Common Stock required to be issued pursuant to this Agreement and the Plan. All shares of NCO Common Stock issued pursuant to this Agreement and the Plan will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. All shares of NCO Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed for trading on the NASDAQ National Market System, subject to official notice of issuance.

         4.8 Investment Matters. NCO is acquiring the JDR Stock for its own account for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution thereof.

         4.9 Brokerage Fees. Except for fees to be paid to Janney Montgomery Scott, Inc., no Person acting on behalf of NCO is or shall be entitled to any brokerage or finder's fee in connection with the Transactions.

         4.10 Compliance with Law. The operations of NCO, the conduct of the businesses of NCO, as and where such businesses have been or presently are conducted, and the ownership, possession and use of the assets of NCO have complied and currently do comply in all material respects with all applicable Laws. NCO is not subject to any consent decree of any Person.

         4.11 Full Disclosure. No representation or warranty made by NCO in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to JDR by NCO in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to NCO's or Newco's understanding thereof in any respect.

     SECTION 5: CERTAIN OBLIGATIONS OF JDR AND SHAREHOLDERS PENDING CLOSING

         5.1 Conduct of Business. Between the date of this Agreement and the Closing Date or termination of the Agreement, except with the prior written consent of NCO:

             (a) Each of the Acquired Companies shall, (i) conduct their respective businesses in the ordinary course consistent with past practice, (ii) not make any material change in their business practices, and (iii) use their reasonable best efforts to preserve their business organization intact, keeping available the services of their current officers, employees, salesmen, agents and representatives, and maintaining the goodwill of their customers, suppliers and other Persons having business relations with the Acquired Companies.

             (b) Except in the ordinary course of its business consistent with its past practices, none of the Acquired Companies shall, (i) create or assume any Encumbrances upon any of their businesses or Assets, (ii) incur any Obligation, (iii) make any loan or advance, (iv) assume, guarantee or otherwise become liable for any Obligation of any other Person, (v) commit for any capital expenditure, (vi) purchase, lease, sell, abandon or otherwise acquire or dispose of any business or Assets, (vii) waive any right or cancel any debt or claim,
(viii) assume or enter into any Contract other than this Agreement and the Plan (and any other Contract contemplated herein) or, (ix) except for amendments to existing employment agreements which have been approved prior to the date hereof by NCO, increase, or authorize an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives.

             (c) Even in the ordinary course of their business consistent with their past practices, none of the Acquired Companies shall, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any debt, Obligation, or enter into any Contract (excluding Customer Contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction involving, in any single case, an amount exceeding $500,000 or, in the aggregate, an amount exceeding $1,000,000 or such greater amount as shall have been agreed to by NCO, such agreement to not be unreasonably withheld or delayed.

             (d) None of the Acquired Companies shall, (i) permit or cause a material breach or material default by them under any of their Contracts, Insurance Policies, licenses or Permits, (ii) adopt or enter into any new Employee Benefit Plan or modify any existing Employee Benefit Plan, (iii) participate in any merger, consolidation or reorganization, (iv) begin to engage in any new type of business, (v) acquire the business or any bulk assets of any other Person, (vi) completely or partially liquidate or dissolve, or (vii) terminate any substantial part of their business.

             (e) Each of the Acquired Companies shall, (i) maintain their Real Property and Tangible Property in good condition and repair, ordinary wear and tear excepted, (ii) maintain their Insurance Policies and Permits in full force and effect or enter into substantially similar replacement policies, (iii) repair, restore or replace any of their material Assets that are damaged, destroyed, lost or stolen, (iv) comply with all applicable Contracts, Permits and Laws, (v) properly file all Tax returns, annual reports and other returns and reports required to be filed by them, and (vi) fully pay when due all Taxes and fees payable by them.

             (f) Each of the Acquired Companies shall, maintain their corporate existence and good standing in their respective jurisdictions of incorporation and their good standing in each jurisdiction where they are currently qualified as a foreign corporation. None of the Acquired Companies shall amend their certificates of incorporation or bylaws.

             (g) None of the Acquired Companies shall, redeem, retire or purchase, or create, grant or issue any options, warrants or other Contracts or Contract Rights with respect to, any shares of JDR Stock, or any other capital stock or other securities of JDR, or create, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights.

             (h) Except with respect to the conversion and/or exercise of currently outstanding warrants, stock options and/or Preferred Stock, JDR shall not sell, assign, give, pledge or otherwise transfer, dispose of or encumber any shares of the JDR Stock, or any other capital stock or other securities of JDR owned or held by it.

             (i) JDR shall cause the Shareholders to maintain all shares of the JDR Stock owned or held by it or him free and clear of all Encumbrances except those which presently exist and are set forth either on Schedule 5.1(i) or
Schedule 3.3.

             (j) The Acquired Companies shall not enter into any Contract that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 5.1 or any other provisions of this Agreement or the Plan.

         5.2 Interim Financial Statements. For each calendar month that ends between June 30, 1998 and the Closing Date, JDR shall, promptly prepare and deliver to NCO monthly financial statements consistent with past practice.

         5.3 NCO's Due Diligence Investigation. Between the date of this Agreement and the Closing Date, the Acquired Companies shall (a) permit NCO and its authorized representatives to have reasonable access to the Acquired Companies' facilities and offices during normal business hours, to observe the Acquired Companies' operations, to meet with the Acquired Companies' officers and employees, and to audit, examine and copy the Acquired Companies' files, books and records and other documents and papers, and (b) provide to NCO and its authorized representatives all information concerning the Acquired Companies' business, Assets and financial condition, the Shareholders and the JDR Stock that NCO reasonably requests. All such information to which NCO and its representations are given access shall be subject to the Confidentiality Agreement between JDR and NCO dated as of August 26, 1998 (the "Confidentiality Agreement")

         5.4 Consents. Between the date of this Agreement and the Closing Date, each of the Acquired Companies shall in good faith use their reasonable best efforts to obtain all Consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the Merger and the other Transactions to be consummated without violating any loan agreement, lease or other material Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, and to give the notices and make the filings described on Schedule 3.2.

         5.5 Acquisition Proposals. Between the date of this Agreement and the Closing Date, neither JDR, nor any Shareholder, nor any officer, employee, representative or agent of JDR shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than NCO and its officers, employees, representatives and agents) concerning any bulk sale of any of the Assets of the Acquired Companies (other than with respect to the conversion and/or exercise of currently outstanding warrants, stock options and/or Preferred Stock), any sale of shares of capital stock or other securities of any of the Acquired Companies (other than with respect to the conversion and/or exercise of currently outstanding warrants, stock options and/or Preferred Stock), or any merger, consolidation or similar transaction involving any of the Acquired Companies. JDR shall immediately advise NCO of, and communicate to NCO the terms of, any such inquiry or proposal received by any of the Acquired Companies or any Shareholder.

         5.6 Advice of Changes. Between the date of this Agreement and the Closing Date, JDR shall promptly advise NCO, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of JDR and/or any Shareholder contained in this Agreement). For purposes of determining the accuracy of representations and warranties of JDR contained in this Agreement for the purpose of determining the fulfillment of the condition set forth in
Section 9.5, the Schedules delivered by JDR shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of representation and warranties of JDR contained in this Agreement for the purpose of the indemnification set forth in Section 14.1, the Schedules delivered by JDR shall be deemed to include that information contained therein on the date of this Agreement and any information contained in any subsequent supplement or amendment thereto.

         5.7 Reasonable Best Efforts. JDR shall use its reasonable best efforts to consummate the Merger and the other Transactions as of the earliest practicable date. JDR shall not take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions.

         5.8 Hart-Scott-Rodino. JDR and each Shareholder shall make or cause to be made its required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), regarding the transfer of the Shares and shall provide a copy thereof to NCO. JDR will coordinate and cooperate with NCO in exchanging such information, and will provide such reasonable assistance as NCO may request, in connection with the filings by NCO and Newco under the HSR Act and under the federal securities laws.

         SECTION 6: CERTAIN OBLIGATIONS OF NCO AND NEWCO PENDING CLOSING

         6.1 Corporate Status. Between the date of this Agreement and the Closing Date:

             (a) NCO and Newco each shall maintain their corporate existence and good standing in the Commonwealth of Pennsylvania and the State of Delaware, as the case may be, and shall not amend their charters or bylaws in any manner that would be inconsistent with its obligations under this Agreement or the Plan.

             (b) Neither NCO nor Newco shall enter into any Contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Agreement or the Plan.


         6.2 JDR Due Diligence Investigation. Between the date of this Agreement and the Closing Date, upon JDR's request, NCO shall (a) permit JDR and its authorized representatives to visit NCO's facilities during normal business hours, to meet with NCO's key officers, and (b) provide to JDR and its authorized representatives all publicly available information concerning NCO and its subsidiaries and their businesses, assets and financial condition, that JDR reasonably request. All such information to which JDR and its representations are given access shall be subject to the Confidentiality Agreement.

         6.3 Consents. Between the date of this Agreement and the Closing Date, NCO and Newco shall in good faith use their reasonable best efforts to obtain all Consents and approvals of all Persons necessary to permit the Merger and the other Transactions to be consummated, and to give the notices and make the filings, described in Section 4.2.

         6.4 SEC Reports. Between the date of this Agreement and the Closing Date, NCO shall file all reports and other filings required to be filed by it under the Exchange Act, and NCO shall deliver to JDR and the Shareholders, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, that NCO files with the SEC.

         6.5 Advice of Changes. Between the date of this Agreement and the Closing Date, NCO shall promptly advise JDR, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed pursuant to a representation or warranty in this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of NCO and/or Newco contained in this Agreement).

         6.6 Reasonable Best Efforts. NCO and Newco shall use their reasonable best efforts to consummate the Merger and the other Transactions as of the earliest practicable date, and neither NCO nor Newco shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the Merger and the other Transactions.

         6.7 Hart-Scott-Rodino. NCO and Newco shall make or cause to be made its filings under the HSR Act regarding the transfer of the Shares and shall provide a copy thereof to JDR. NCO will coordinate and cooperate with JDR in exchanging such information, and will provide such reasonable assistance as JDR may request, in connection with the filings by JDR under the HSR Act and under the federal securities laws.

         6.8 NASDAQ Listing. NCO shall use its reasonable best efforts to cause the shares of NCO Common Stock constituting the Merger consideration to be listed on the NASDAQ National Market System subject to notice of official issuance thereof.

         6.9 Indemnification. NCO agrees that all rights to indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of any of the Acquired Companies as provided in the charter documents and by-laws of such companies shall survive the Merger and NCO shall have such Persons become additional insureds under NCO's then-existing officers' and directors' liability insurance policy to the same extent as NCO's officers and directors.

         6.10 Employee Benefits. Following the Effective Date, NCO shall cause the surviving corporation to provide benefits to such employees which are comparable to those provided to similarly situated employees of NCO from time-to-time.

                 SECTION 7: ADDITIONAL COVENANTS OF THE PARTIES

         7.1 Shareholders' Meetings, Proxy Material. (a) NCO shall cause a meeting of its Shareholders (including any postponements or adjournments thereto) (the "NCO Shareholders' Meeting") to be duly called and held as soon as reasonably practicable, but in any event within 20 business days after the mailing of the Proxy Statement (as hereinafter defined), for the purpose of voting on the approval of the issuance of the shares of NCO Stock to be issued in connection with the Merger; provided, however, that notwithstanding anything to the contrary contained in this Agreement, NCO may adjourn or postpone the NCO Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to NCO's Shareholders in advance of a vote on the issuance of NCO Stock in the Merger or, if as of the time for which the NCO Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of NCO Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the NCO Shareholders' Meeting. JDR shall cause a meeting of its Shareholders (including any postponements or adjournments thereto) (the "JDR Stockholders' Meeting") (the NCO Shareholders' Meeting and the JDR Stockholders'

Meeting shall collectively be referred to herein as, the "Shareholders' Meetings") to be duly called and held as soon as reasonably practicable, but in any event within 20 business days after the mailing of the Proxy Statement (as hereinafter defined), for the purpose of voting on the approval of the Merger.

             (b) As promptly as practicable following the date of this Agreement, NCO and JDR shall prepare a proxy statement with respect to the Shareholders' Meetings (which proxy statement will also constitute the prospectus of NCO to be included in the Form S-4 Registration Statement to be filed by NCO pursuant to Section 7.2 hereof and the Notification of Merger to be sent to Shareholders of JDR) (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to NCO's Shareholders, is herein called the Proxy Statement"). NCO will (i) as promptly as practicable following the preparation of the Proxy Statement file the Proxy Statement with the SEC, and use its reasonable best efforts to have it cleared by the SEC and thereafter mail the Proxy Statement to its shareholders;
(ii) use its reasonable best efforts to obtain the necessary approval by its shareholders of the issuance of the NCO Stock in the Merger and (iii) otherwise comply with all legal requirements applicable to its respective meeting. JDR will (i) promptly after the Proxy Statement is cleared by the SEC mail the Proxy Statement to its shareholders; (ii) use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger and (iii) otherwise comply with all legal requirements applicable to its respective meeting. NCO agrees to provide JDR with all comments or correspondence received from the SEC as to the Proxy Statement and NCO and JDR shall prepare responses to any such comments or correspondence as required to have the Proxy Statement cleared by the SEC.

The Proxy Statement shall include the recommendation of the NCO Board of Directors that their respective Shareholders approve the issuance of the NCO Stock in the Merger.

             (c) The Boards of Directors of each of NCO and JDR shall recommend approval of the issuance of NCO Stock in the Merger and of the Merger, as the case may be, by their respective Shareholders.

         7.2 Registration Statement and Proxy Statement. NCO will, as promptly as practicable following the date of this Agreement, prepare and, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, file with the SEC a registration statement on Form S-4 (the "Form S-4 Registration Statement"), containing the Proxy Statement, and the prospectus in connection with the Merger and the other transactions contemplated hereby and the SEC as promptly as practicable, JDR will cooperate with NCO in the preparation and filing of the Proxy Statement and will provide NCO with all financial and other data concerning JDR as is necessary in order for NCO to prepare the Proxy Statement.

         7.3 Blue Sky Permits. NCO shall use its reasonable efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all necessary state securities law or "blue sky" permits and approvals required to ensure that the NCO Stock to be issued in the Merger will be registered or qualified under such state securities Laws, and will pay all expenses incident thereto; provided, however, that the foregoing shall not require NCO to (i) submit to jurisdiction or require it to qualify to do business in any jurisdiction where it is not presently required to submit to jurisdiction or be qualified to do business; or (ii) file a general consent to service of process in any jurisdiction.

         7.4 Pooling of Interests. JDR and NCO agree (a) not to take any action prior to Closing that would adversely affect the ability of NCO to account for the Merger as a "pooling of interests," and (b) to use its reasonable best efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule

145 under the Securities Act) takes any action that could adversely affect the ability of NCO to account for the Merger as a "pooling of interests." JDR agrees to provide to Arthur Andersen LLP and PricewaterhouseCoopers LLP such letters as shall be reasonably requested by Arthur Andersen LLP and PricewaterhouseCoopers LLP with respect to their respective opinion letters.

         7.5 Tax Free Reorganization. JDR and NCO agree not to take or cause to be taken any actions that would adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

 SECTION 8: CONDITIONS PRECEDENT TO JDR'S AND SHAREHOLDERS' CLOSING OBLIGATIONS

         Each obligation of JDR and the Shareholders to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by JDR in writing.


         8.1 NCO's and Newco's Representations. All representations, warranties and certifications made by NCO and/or Newco in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

         8.2 NCO's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by NCO and/or Newco on or before the Closing Date (including, but not limited to, the obligations set forth in Section 10.3) shall have been substantially satisfied or performed.

         8.3 Absence of Proceedings. No Proceeding shall have been instituted (excluding any Proceeding instituted by or on behalf JDR or any Shareholder), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

         8.4 Hart-Scott-Rodino. All applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such Transactions, or (b) taken any actions to prohibit the consummation of such Transactions.

         8.5 Approval of JDR and NCO Shareholders. The Merger and the issuance of the shares of NCO Common Stock in the Merger shall have been duly approved by the affirmative vote of the Shareholders of JDR and NCO, as the case may be, in accordance with applicable Law.

         8.6 Board Seat. David D'Anna shall have been elected to the Board of Directors of NCO effective as of the Effective Date of the Merger.

         8.7 Employment Agreements. JDR shall have amended its existing employment agreements with its employees as previously approved by NCO.

         8.8 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting NCO or any of its subsidiaries. or their respective businesses, Assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of NCO or Its subsidiaries between the date of this Agreement and the Closing Date. It is understood that a decline in NCO's Stock price shall not, in and of itself, be deemed a material adverse change.

         8.9 Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no order suspending such effectiveness shall have been issued and remain in effect.


         8.10 Listing of NCO Common Stock. The shares of NCO Common Stock issuable in accordance with the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

         8.11 Tax Opinion. JDR shall have received an opinion of Blank Rome Comisky & McCauley LLP, counsel to NCO, in form and substance reasonably satisfactory to JDR, dated as of the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts then existing, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and, accordingly, for United States federal income tax purposes, that:

              (a) no gain or loss will be recognized by JDR, NCO or Newco as a result of the Merger;

              (b) no gain or loss will be recognized by any Shareholder of JDR whose shares are exchanged solely for NCO Common Stock pursuant to the Merger (except with respect to cash received by a holder of Shares in lieu of a fractional share interest in NCO Common Stock);

              (c) the tax basis of NCO Common Stock received by a holder of shares in the Merger will be the same as the tax basis of the shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in NCO Common Stock for which cash is received); and

              (d) the holding, period of the shares of NCO Common Stock received by a holder of shares in the Merger will include the period during which such shares surrendered in exchange therefor were held, provided that such shares were held as capital assets at the Effective Date.

         In rendering such opinion, such firm may require and rely upon representations contained in the tax representation letters delivered to it by NCO and JDR, and such other certificates from such other Persons as such firm may reasonably require. Such an opinion may contain such further assumptions and qualifications as are customary in legal opinions concerning federal income taxation.

    SECTION 9: CONDITIONS PRECEDENT TO NCO'S AND NEWCO'S CLOSING OBLIGATIONS

         Each obligation of NCO and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this
Section 9, except to the extent that such satisfaction is waived by NCO in writing.

         9.1 Qualification for Pooling Treatment. NCO shall have received the letter referred to in Section 10.2(l) from its independent certified public accountant, dated the Closing Date, to the effect that, based on the facts known to such accountants as of such date, the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement and the Plan.

         9.2 Affiliate Letters. NCO shall have received, from each affiliate of JDR other than JDR and its Shareholders (if any), a duly signed letter, in form and substance satisfactory to NCO, stating that such affiliate (a) has not sold any shares of capital stock or other securities of JDR or of NCO at any time during the 30-day period ending on the Closing Date, and (b) will not sell, assign, give, pledge or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of capital stock or other securities of JDR or of NCO until NCO shall have published financial results covering at least 30 days of post-Merger combined operations of NCO and JDR and, thereafter, and, in any event, only in compliance with applicable federal and state securities laws (the "Affiliate Restriction Period").

         9.3 Approval of the JDR and NCO Shareholders. The Merger and the issuance of shares of NCO Common Stock in the Merger shall have been duly approved by the affirmative vote of the Shareholders of JDR and NCO, as the case may be, in accordance with applicable Law.

         9.4 Dissenting and other JDR Shareholders. The aggregate number of shares of JDR Stock owned by those Shareholders of JDR (if any) who shall have exercised (or given notice of their intent to exercise) the rights of dissenting Shareholders under the Delaware General Corporation Law or any other applicable corporate law shall be less than ten percent (10%) of the total number of outstanding shares of JDR Stock.

         9.5 JDR's Representations. All representations, warranties and certifications made by JDR in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

         9.6 JDR's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by JDR on or before the Closing Date (including the Obligations set forth in Section 10.2) shall have been substantially satisfied or performed.

         9.7 Absence of Proceedings. No Proceeding shall have been instituted (excluding any such Proceeding initiated by or on behalf of NCO or any of its subsidiaries), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the Merger or any of the other Transactions.

         9.8 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting any of the Acquired Companies, or their respective businesses, Assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of any of the Acquired Companies between the date of this Agreement and the Closing Date; provided however that the financial information of the Acquired Companies provided by JDR to NCO prior to the date this Agreement was amended and restated shall not be deemed to constitute a material adverse change.

         9.9 Debt of JDR. The total outstanding indebtedness for borrowed money of JDR under the credit agreement with Antares Leveraged Capital Corp. ("Antares Debt") and capitalized lease obligations, as of the Closing Date, shall be less than $14,178,000 plus permitted additional indebtedness pursuant to Section 5.1(c).

         9.10 Conversion of Convertible Preferred Stock. The holders of all shares of JDR Convertible Preferred Stock outstanding as of the date hereof shall have converted such shares and shall have received JDR Stock in accordance with the terms thereof.

         9.11 Hart-Scott-Rodino. All applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such Transactions, or (b) taken any actions to prohibit the consummation of such Transactions.

                               SECTION 10: CLOSING

         10.1 Closing. The closing of the Merger and the other Transactions (the "Closing") shall take place at a mutually agreeable time and place on a date designated by NCO (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 8 and 9. Contemporaneously with the Closing, the parties hereto shall cause the Plan and properly executed Certificate of Merger conforming to the requirements of the Delaware General Corporation Law (the "Certificate of Merger") to be filed with the proper officers of the State of Delaware, and the parties shall take such further actions as may be required by the State of Delaware, and any other applicable Law, in connection with consummation of the Merger. The Merger shall take effect at the time such filing is made with the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Date").

         10.2 Shareholders' and/or JDR's Obligations at Closing. At or prior to the Closing, NCO and Newco shall have received the following:

              (a) Stock certificates representing all of the issued and outstanding shares of JDR Stock, together with fully executed and completed transmittal forms.

              (b) All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of JDR described on Schedule 3.4 and all keys and combinations to all safe deposit boxes, lock boxes and safes of JDR and other depositories described on
Schedule 3.4.

              (c) A certificate, dated the Closing Date, in form and substance satisfactory to NCO, signed by the President and Chief Financial Officer of JDR, certifying, that (i) all representations and warranties made by JDR in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by JDR on or before the Closing Date have been substantially satisfied or performed, and (iii) there has not been any material adverse change or material casualty loss affecting any of the Acquired Companies, or their business, Assets or financial condition, between the date of this Agreement and the Closing Date, and there has not been any material adverse change in JDR's financial performance between the date of this Agreement and the Closing Date.

              (d) A Certificate of Merger for the State of Delaware, in form and substance, acceptable to the parties ("Certificate of Merger"), dated the Closing Date and duly executed by JDR.

              (e) The signed copies of all Consents listed on Schedule 3.2.

              (f) All of the original minute books and stock books of the Acquired Companies (including original stock certificates evidencing JDR's 100% ownership of each of the subsidiaries) and duly executed resignations, dated the Effective Date, of all directors and officers of the Acquired Companies other than as specified by NCO.

              (g) Good standing certificates for JDR, dated no earlier than ten
(10) days before the Closing Date, from the State of Delaware and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation and good standing certificate or equivalent from each of the other Acquired Companies from their respective jurisdiction of incorporation.

              (h) A certificate of Secretary of JDR as to the incumbency and signatures of the officers of JDR executing this Agreement.

              (i) Copies of the resolutions duly adopted by the board of directors of JDR, authorizing JDR to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of JDR as in full force and effect, without modification or rescission, on and as of the Closing Date.

              (j) A duly signed letter, from each affiliate of JDR, in form and substance satisfactory to NCO, stating that such affiliate (a) has not sold any shares of capital stock or other securities of JDR or of NCO at any time during the 30-day period ending on the Closing Date, and (b) will not sell, assign, give, pledge (except in connection with fully recourse bank loans) or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of capital stock or other securities of JDR or of NCO until expiration of the Affiliate Restriction Period (as defined in Section 9.2).

              (k) A letter from Arthur Andersen LLP, dated and delivered as of a date prior to the filing of the Form S-4 Registration Statement with the SEC and updated and delivered as of the Closing Date, and in each case to JDR, reasonably satisfactory in form and substance to NCO and PricewaterhouseCoopers LLP, to the effect that, Arthur Andersen LLP concurs with JDR's management's conclusion that no conditions exist related to JDR that would preclude NCO from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC or to the effect that based on the facts known to such accountants as of such date, the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement and the Plan. The receipt of such letter shall also be a condition precedent to NCO's and Newco's obligation to file the Form S-4 Registration Statement with the SEC.

              (l) A letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to NCO reasonably satisfactory in form and substance to NCO, to the effect that NCO may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

              (m) A legal opinion of Blank Rome Comisky & McCauley LLP, counsel to NCO, dated as of the Closing Date and addressed to NCO and JDR, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such outside counsel may rely upon tax representation letters being delivered in connection with the Transactions).

              (n) A legal opinion of Wolf, Block, Schorr & Solis-Cohen LLP as to various corporate and related matters in connection with the Transactions and reasonably acceptable to NCO.

              (o) An Escrow Agreement, substantially in the form attached hereto as Exhibit 10.2(o) (the "Escrow Agreement") dated the Closing Date, and duly executed by JDR.

              (p) A General Release of all of the Acquired Companies in form acceptable to NCO, dated the Closing Date and duly executed by each of the Shareholders, the directors and officers of JDR.

              (q) The Antares Debt shall have been satisfied by NCO at Closing and proper documentary evidence of the termination of the Antares Debt along with the UCC-3 termination forms duly executed by Antares, in form acceptable for immediate filing with the appropriate state or local governmental office.

              (r) Proper documentary evidence that the Acquired Companies received the ISRA Approval referred to in Section 3.13.

              (s) A Registration Rights Agreement, such agreement to be in the form of Exhibit 10.2(s) attached hereto.

              (t) Proper documentary evidence that each of the Shareholders of JDR, as required, have entered into confidentiality, non-solicitation, non-interference and/or non-competition agreements as set forth on Schedule 10.2(t) hereof.

              (u) All other agreements, certificates, instruments, financial statement certifications, opinions of counsel and documents reasonably requested by NCO in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement and the Plan.

         10.3 NCO's and Newco's Obligations at Closing. At the Closing, the Shareholders shall have received the following:

              (a) The Certificate of Merger duly executed by Newco.

              (b) A certificate, dated the Closing Date, in form and substance satisfactory to the Shareholders, signed by an officer of NCO, certifying that
(i) all representations and warranties made by NCO and/or Newco in this Agreement are correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement and (ii) all of the terms and conditions of this Agreement to be satisfied or performed by NCO and/or Newco on or before the Closing Date have been substantially satisfied or performed.

              (c) Good standing certificates for each of NCO and Newco, dated no earlier than ten (10) days before the Closing Date, from the Commonwealth of Pennsylvania and the State of Delaware, as the case may be.

              (d) Copies of the resolutions duly adopted by the board of directors of NCO and by the board of directors and the sole Shareholder of Newco, authorizing NCO and Newco, respectively, to execute, deliver and perform this Agreement and the Plan and to consummate the Transactions, certified by an officer of NCO or Newco, respectively, as in full force and effect, without modification or rescission, on and as of the Closing Date.

              (e) A certificate of Secretary of each of NCO and Newco as to the incumbency and signatures of the officers of NCO and Newco executing this Agreement.

              (f) A legal opinion of Blank Rome Comisky & McCauley LLP, counsel to NCO, dated as of the Closing Date addressed to NCO and JDR, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such outside counsel may rely upon the tax representation letters being delivered in connection with the Transactions).

              (g) The Escrow Agreement and Registration Rights Agreement each duly executed by NCO and Newco.

              (h) Notice that all applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have
(i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

              (i) All other agreements, certificates, instruments, opinions of counsel and documents reasonably requested by the Shareholders in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.



          SECTION 11: CERTAIN OBLIGATIONS OF SHAREHOLDERS AFTER CLOSING

         11.1 Cooperation with NCO and the Surviving Corporation. From and after the Closing Date, (a) each of the Shareholders shall fully cooperate to transfer to NCO and the Surviving Corporation the full control and enjoyment of the Acquired Companies; (b) none of the Shareholders shall take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by NCO and the Surviving Corporation of the business of the Acquired Companies; and (c) the Shareholders shall promptly deliver to NCO and the Surviving Corporation all correspondence, papers, documents and other items and materials received by any of the Shareholders after the Effective Date which pertain to the business or Assets of the Acquired Companies. At any time and from time to time after the Closing Date, at NCO's request and without further consideration (but at NCO's expense), each of the Shareholders shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as NCO may reasonably request, in order to fully consummate the Merger and the other Transactions and to fully carry out the purposes and intent of this Agreement and the Plan, including, but not limited to, such documents and actions as may be required in connection with the continuation or termination of the employee benefit plans of JDR, the adoption by the Surviving Corporation of NCO's employee benefit plans, and the filing of tax returns of JDR for all periods ending on, before or including the Closing Date. Notwithstanding the foregoing, nothing in this
Section 11.1 shall limit the rights of any Person to exercise his legal rights with respect to his capacity as a shareholder, officer, director or employee of the Acquired Companies or, after the Closing Date, NCO or any of its subsidiaries, including his rights under employment agreements or his right, to vote his shares or dissent from the Merger.

         11.2 Reconciliations and Allocations. At and after the Closing, all payments received by Shareholders on account of Accounts Receivable in existence as of the Effective Date or arising after the Effective Date under any Contracts, and all other payments received by NCO which are properly allocable to the conduct of the JDR Business with respect to periods after the Effective Date, shall be held in trust for NCO and shall be promptly paid to NCO.

      SECTION 12: CERTAIN OBLIGATIONS OF NCO AND THE SURVIVING CORPORATION
                  AFTER CLOSING

         12.1 Final Tax Returns. The Surviving Corporation shall timely prepare and file all federal, state and other income tax returns required to be filed by JDR or its subsidiaries for the period from January 1, 1998 through the Closing Date, and each of the Shareholders shall fully cooperate with the Surviving Corporation with respect thereto.

         12.2 Delivery of Certificates. As soon as practicable, NCO shall deliver to the Shareholders certificates representing the shares of NCO Stock to which the Shareholders are entitled in accordance with Section 2 and the Plan.

         12.3 Financial Statements. NCO shall publish financial results covering at least 30 days of post-merger combined operations of NCO and JDR no later than 30 days after the end of the first full month which month ends at least thirty days after the Effective Date.


                     SECTION 13: [INTENTIONALLY LEFT BLANK]



                           SECTION 14: INDEMNIFICATION

         14.1 General Indemnification.

              (a) By Shareholders. From and after the Closing Date, the Shareholders, through the Escrow Fund, shall indemnify and hold harmless the members of the NCO Companies and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (in each case net of any applicable reserves set forth on the June 30 Balance Sheet and net of any insurance recoveries) , including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

                  (i) Any misrepresentation, breach or failure of any warranty or representation made by JDR in or pursuant to this Agreement.

                  (ii) Any failure or refusal by JDR to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by any or all of them.

                  (iii) Any Proceeding against the NCO Companies by any Person (other than the Shareholders) arising out of or caused by, directly or indirectly, any act or omission of JDR, or any of its Shareholders, directors, officers, employees, agents or representatives, occurring at any time prior to the Effective Date.

                  (iv) Any deficiency or adjustment for Taxes and related interest, penalties and expenses, assessed against or imposed upon JDR (or any of its successors) with respect to any period ending on or before the Closing Date. The right of the NCO Companies to indemnification under this Section 14.1 shall not be affected by the fact that the applicable tax deficiency, adjustment, interest or penalties may be assessed against NCO as a result of the fact that, after the Closing Date, JDR shall be included in the consolidated federal income tax returns filed by NCO.

              (b) By NCO. From and after the Closing Date, NCO shall indemnify and hold harmless the Shareholders and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

                  (i) Any misrepresentation, breach or failure of any warranty or representation made by NCO and/or Newco in or pursuant to this Agreement.

                  (ii) Any failure or refusal by NCO and/or Newco to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either of them.

         14.2 Indemnification Procedures. With respect to each event, occurrence or matter (an "Indemnification Matter") as to which either the NCO Companies and/or the Shareholders, as the case may be (the "Indemnitee"), is entitled to indemnification from the other, as the case may be, (the "Indemnitor") under
Section 14.1.

              (a) Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

              (b) If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the

Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice;
(iii) the Indemnitee shall not consent to any judgment or order, or agree to any settlement, without the Indemnitor's prior written consent; (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

              (c) All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full in accordance with the terms of the Escrow Agreement.

         14.3 Limits on Indemnification. Shareholders' liability under this
Section 14 shall be limited as follows:

              (a) No amount shall be payable by any Shareholder under this
Section 14 unless and until the aggregate amount otherwise payable by the Shareholders under this Section 14 exceeds Five Hundred Thousand Dollars ($500,000), in which event the Shareholders shall only pay all future amounts in excess of such amount payable by any of the Shareholders under this Section 14. No amount shall be payable by NCO under this Section 14 unless and until the aggregate amount otherwise payable by NCO under this Section 14 exceeds Five Hundred Thousand Dollars ($500,000), in which event NCO shall only pay all future amounts in excess of such amount payable by NCO under this Section 14.


              (b) The Shareholders' total liability under this Section 14 with respect to the Base Escrow Fund (as defined in the Escrow Agreement) shall not exceed the lesser of (i) the assets in the Base Escrow Fund and (ii) the product of the number of shares of the Escrowed Stock (as defined in the Escrow Agreement) initially deposited in the Base Escrow Fund and the Valuation Price (as defined in the Escrow Agreement) and, with respect to the Tax Escrow Fund (as defined in the Escrow Agreement), shall not exceed the lesser of (i) the assets in the Tax Escrow Fund and (ii) the product of the number of shares of the Escrowed Stock initially deposited in the Tax Escrow Fund and the Valuation Price. NCO's total liability under this section 14 shall not exceed the lesser of (i) the assets in the Base Escrow Fund and the Tax Escrow Fund and (ii) the product of the number of shares of the Escrowed Stock initially deposited in the Base Escrow Fund and the Tax Escrow Fund, and the Valuation Price.


              (c) Time Period.

                  (i) With respect to Indemnification Matters expected to be encountered in the routine audit process of a wholly-owned subsidiary of NCO, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 14.2(a) by the issuance of the accountant's opinion on NCO's audit for the year ended December 31, 1999.

                  (ii) With respect to any Indemnification Matters other than those in (i) above and , except as set forth in Section 14.4, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give an Indemnification Notice to the Indemnitor in accordance with Section 14.2(a) within twelve (12) months after the Effective Date.

         14.4 Exceptions. None of the foregoing limitations shall apply in the case of any Indemnification Matter involving intentional misrepresentation, fraud or criminal matters. Section 14.3 (a) and (c) above shall not apply to Indemnification Matters covered by the "Tax Escrow Fund" as such term is defined in the Escrow Agreement.

         14.5 Recovery. NCO shall be entitled to recover from any or all of the Shareholders, any applicable amounts for indemnification payments hereunder as follows:

              (a) With respect to any claim, NCO shall be paid from the Escrowed Stock (as defined in the Escrow Agreement) to the extent available and sufficient by having the Escrow Agent distribute from the Escrowed Stock to NCO such number of shares of NCO Stock as is equal to (i) the amount for which the NCO Companies is entitled to indemnification divided by (ii) the Average Market Value of NCO Stock (as defined below), and such distribution shall be made proportionately from each account held in escrow. The "Average Market Value of a share of NCO Stock" means the arithmetic per share average of the last reported sales prices of one share of NCO Stock, as reported on the NASDAQ National Market during the ten (10) trading days ending on and including the trading day one day before the Effective Date (such 10-day period being referred to herein as, the "Averaging Period").

                          SECTION 15: OTHER PROVISIONS

         15.1 Termination. At any time before the Closing, whether or not the Merger has been approved by JDR's Shareholders or NCO's Shareholders, this Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

              (a) By the mutual written consents of NCO and JDR, authorized by their respective boards of directors.

              (b) By written notice from NCO to JDR, or from JDR to NCO, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on or before March 31, 1999, for a reason other than such party's default, and such party is not willing to waive the satisfaction of such condition.

              (c) By written notice from NCO to JDR, or from JDR to NCO, if the Closing does not occur on or before March 31, 1999 for any reason other than a breach of this Agreement by the party giving such notice.

              (d) By written notice from JDR to NCO, if the Average Market Value of NCO Stock (as defined in Section 14.5) of NCO Stock is less than $22.00, or the closing reported sales price per share of 100 shares or more of NCO Stock as reported on the NASDAQ National Market for any of the last five trading days during the Averaging Period (as defined in Section 14.5) is less than $20.00.

         15.2 Publicity. Without the prior written consent of NCO, neither JDR nor any Shareholder shall make any public announcement regarding the Transactions, nor shall they in any public manner disseminate any information regarding JDR, NCO, the Merger or the other Transactions. Unless required by Law or stock exchange regulation, in the opinion of NCO's counsel, neither NCO nor Newco shall make any public announcement regarding the Transactions without first consulting with JDR. With respect to any announcement that any of the parties is required by Law or stock exchange regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for the contents of the announcement with the other party before issuing the announcement. The provisions of this Section 15.2 shall survive any termination of this Agreement for a period of one year.

         15.3 Fees and Expenses. NCO shall pay all of the fees and expenses incurred by it and/or Newco, JDR shall pay all of the fees and expenses incurred by it and the Shareholders in negotiating and preparing this Agreement and the Plan (and all other contracts and documents executed in connection herewith or therewith) and in consummating the Transactions. JDR shall not incur investment banking fees in excess of $1,700,000 (i.e., 1.5% of the Transaction Value of the Merger up to $1,700,000) which may be paid to Advanta Partners in connection with its advisory services relating to the Transactions. All legal fees and accounting fees incurred by JDR shall be reasonable and based upon actual time spent on the Transactions and on standard hourly rates. Notwithstanding the foregoing in the event that this Agreement has been terminated by JDR because either the NCO Shareholders did not approve the issuance of NCO Stock as provided for in this Agreement or the Merger does not qualify for "pooling" accounting treatment other than due to the failure of JDR to qualify as a combining company in accordance with the criteria set forth in paragraphs 46a, 47b, 47c, 47d, and 48c of APB No. 16 then NCO shall pay a termination fee, in cash, to JDR of $2,500,000 no later than five business days after such termination.

         15.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid. Notices may also be given by prepaid facsimile and shall be effective on the date transmitted if confirmed telephonically immediately thereafter and within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices to JDR shall be sent to JDR's address stated on page one of this Agreement to the attention of its president and notices to the Shareholders shall be sent to their most recent addresses of record with NCO or its transfer agent. Notices to NCO and/or Newco shall be sent to NCO's address stated on page one of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 15.4, provided that any such change of address notice shall not be effective unless and until received.

         15.5 Survival of Representations and Covenants. Except as provided in
Section 14.3(c), all representations and warranties and covenants made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date, the Effective Date and the consummation of the Transactions for a period of one year.

         15.6 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

         15.7 Reliance by NCO and Newco. Notwithstanding the right of NCO and Newco to investigate the businesses, Assets and financial condition of the Acquired Companies, and notwithstanding any knowledge determined or determinable by NCO and Newco as a result of such investigation, NCO and Newco have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by JDR in this Agreement or pursuant hereto.

         15.8 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, and the Plan and the Escrow Agreement, and the Confidentiality Agreement state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

         15.9 Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against JDR, NCO and Newco and their respective successors and assigns, and each of the Shareholders (with respect to the provisions to which he or it is bound) and their respective heirs, estates and personal representatives. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties. Except with respect to Section 14 relating to indemnification of current officers, directors, employees and agents of JDR, nothing in this Agreement or the Plan is intended to confer, or shall be deemed to confer, any rights or remedies upon any Persons other than the parties hereto and the respective directors and Shareholders of JDR, NCO and Newco.

         15.10 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         15.11 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         15.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         15.13 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         15.14 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         15.15 Controlling Law. Except and only to the extent that the corporate law aspects of the Merger are governed by the corporate laws of the State of Delaware. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         15.16 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania,
(c) each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 15.4, and the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

         15.17 No Third-Party Beneficiaries. No provision of this Agreement or the Plan is intended to or shall be construed to grant or confer any right to enforce this Agreement or the Plan, or any remedy for breach of this Agreement or the Plan, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the Acquired Companies.

         15.18 Nature of Transactions. The parties intend that the Merger shall constitute a pooling-of-interests under GAAP and a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

         15.19 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

         15.20 Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any agreements delivered in connection with the Transactions.

         Witness the due execution and delivery hereof as of the date first stated above.


JDR HOLDINGS, INC.                                            NCO GROUP, INC.



By: /s/ David E. D'Anna                   By: /s/ Michael J. Barrist
    ----------------------------              ------------------------------
Name:  David E. D'Anna                    Name:  Michael J. Barrist
       -------------------------                 ---------------------------
Title: Chief Executive Officer            Title: President
       -------------------------                 ---------------------------


                                          JDR ACQUISITION INC.



                                          By:    /s/ Michael J. Barrist
                                             -------------------------------
                                          Name:  Michael J. Barrist
                                                 ---------------------------
                                          Title: President
                                                 ---------------------------

                                     Annex B

                Amended and Restated Agreement and Plan of Merger

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


PARTIES:          JDR HOLDINGS, INC.
                  a Delaware corporation ("JDR")
                  500 N. Franklin Turnpike
                  Ramsey, NJ  07446

                  NCO GROUP, INC.
                  a Pennsylvania corporation ("NCO") 515 Pennsylvania Avenue Fort Washington, PA 19034

                  JDR ACQUISITION INC.
                  a Delaware corporation ("Newco")
                  515 Pennsylvania Avenue
                  Fort Washington, PA 19034

DATE:             As of November 1, 1998


BACKGROUND: Newco is a wholly owned subsidiary of NCO. On November 1, 1998, JDR, NCO and Newco had entered into an Agreement and Plan of Reorganization (the "Old Reorganization Agreement"), that contemplated the merger of Newco with and into JDR (the "Merger") in accordance with the provisions of the Old Reorganization Agreement and the provisions of a related Agreement and Plan of Merger, also dated November 1, 1998 (the "Old Plan"). NCO, JDR and Newco have this day entered into an Amended and Restated Agreement and Plan of Reorganization (the "Reorganization Agreement") and hereby desire to amend and fully restate the Old Plan as set forth in this Amended and Restated Agreement and Plan of Merger (this "Plan").

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, intending to be legally bound, agree as follows:

        1. Merger. On the Effective Date (as defined below), Newco shall be merged with and into JDR in accordance with the provisions of this Plan and in compliance with the Delaware General Corporation Law ("DGCL" or the "Corporation Laws"), and the Merger shall have the effect provided for in the Corporation Laws. JDR (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Delaware. The corporate existence and identity of JDR, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and JDR shall become a wholly owned subsidiary of NCO after the Effective Date. On the Effective Date, JDR shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

        2. Name. The name of the Surviving Corporation shall be JDR Holdings,
Inc.

        3. Charter. Immediately after the Merger, the Certificate of Incorporation of the Surviving Corporation shall be that of JDR immediately before the Merger.

        4. Bylaws. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be those of JDR immediately before the Merger.

        5. Directors. Immediately after the Merger, the directors of the Surviving corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                              Michael J. Barrist
                              David D'Anna
                              Paul E. Weitzel, Jr.

        6. Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:


            Michael J. Barrist................      President

            David D'Anna......................      Vice President

            Joshua Gindin.....................      Secretary

            Steven L. Winokur.................      Treasurer

            Paul E. Weitzel, Jr...............      Assistant Secretary

            Paul E. Weitzel, Jr...............      Assistant Treasurer

        7. Conversion of Newco Stock. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco, $.01 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of common stock, no par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, NCO shall own all of the issued and outstanding capital stock of the Surviving Corporation.

        8. Conversion into NCO Stock. Subject to the possible adjustment described in Section 9 of this Plan, on the Effective Date, the shares of capital stock of JDR (the "JDR Stock") (except for Dissenting Shares, as defined in Section 14 of this Plan) issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into shares of common stock of NCO, $0.01 par value per share ("NCO Stock") based on the respective merger exchange ratios set forth below:

           (a) Each share of Voting Common Stock, $.001 par value per share of JDR ("JDR Voting Common Stock") shall be converted into 326.453 shares of NCO Stock;

           (b) Each share of Nonvoting Common Stock, $.001 par value per share ("JDR Nonvoting Common Stock") shall be converted into 326.453 shares of NCO Stock (the "Nonvoting Common Stock Merger Exchange Ratio"). (The JDR Voting Common Stock and JDR Nonvoting Common Stock shall be collectively referred to as, the "JDR Common Stock");

           (c) Each share of Series A Redeemable Preferred Stock of JDR, $.001 par value shall be converted into 144.92 shares of NCO Stock;

           (d) Each outstanding warrant immediately before the Effective Date shall be converted into that whole number of shares of NCO Stock as is equal to the product of the Nonvoting Common Stock Merger Exchange Ratio and the number of shares of JDR Stock that could be purchased upon the full exercise of each such warrant immediately before the Effective Date.

           Prior to the Effective Date, all outstanding shares of JDR Convertible Preferred Stock shall have been converted in accordance with their terms. Anything in this Agreement and/or the Reorganization Agreement to the contrary notwithstanding including Section 9(b) hereof, in no event shall NCO be required to issue as a result of the Merger more than 3,388,596 shares of NCO Stock; subject however to adjustments as provided in Section 9(a) hereof and for the exercise of currently outstanding JDR Stock Options as disclosed in the Reorganization Agreement or stock options issued pursuant to Section 11.

        9. Possible Adjustment due to Recapitalization. (a) If, between the date of the Reorganization Agreement and the Effective Date, there is a change in the number of issued and outstanding shares of NCO Stock as a result of a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, then the number of shares of NCO Stock into which the respective shares of JDR Stock are converted, and any other applicable amounts set forth in this Plan, shall be appropriately adjusted. The merger exchange ratios set forth in Section 8 and such other amounts shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of NCO Stock, such as changes resulting from acquisitions or offerings or changes resulting from exercises of employee stock options, purchases or awards of stock, or similar transactions under NCO's stock option, purchase and award plans.

           (b) The Exchange Ratios set forth in paragraphs (a), (b) and (c) of
Section 8 of this Plan have been calculated based upon the assumption that the Effective Date occurs on February 26, 1999 and that all shares of JDR Convertible Preferred Stock, including all accrued and unpaid dividends payable in shares of JDR Convertible Preferred Stock, have been converted to JDR Common Stock on such date in accordance with the terms of such JDR Convertible Preferred Stock. If the Effective Date occurs on any other date, or the shares of JDR Convertible Preferred Stock are converted to JDR Common Stock on any other date, then the dividends accrued and payable in shares of JDR Convertible Preferred Stock or Series A Redeemable Preferred Stock with respect to the outstanding shares of JDR Convertible Preferred Stock and Series A Redeemable Preferred Stock will be different than that assumed in determining the above Exchange Ratios and there will be a corresponding change in the number of outstanding shares of JDR capital stock as of the Effective Date. Accordingly, if the Effective Date occurs on any date other than February 26, 1999, or the shares of JDR Convertible Preferred Stock are converted to JDR Common Stock on any date other than February 26, 1999, appropriate adjustments must be made to the Exchange Ratios, consistent with the calculations of the above Exchange Ratios, to account for the changes in the fully diluted outstanding shares of JDR as of the Effective Date. For example, if the Effective Date were March 31, 1999, the Exchange Ratio for the JDR Voting Common Stock and the JDR Nonvoting Common Stock would be 326.45 and the Exchange Ratio for the Series A Redeemable Preferred Stock would be 144.92.

        10. No Fractional Shares. No fractional shares of NCO Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, the number of shares of NCO Stock to be issued to each shareholder of JDR in accordance with this Plan shall be rounded off to the nearest whole number of shares of NCO Stock.

        11. Stock Options. JDR's 1997 Stock Option Plan (the "Stock Plan") and all options to acquire shares of JDR Nonvoting Common Stock that are issued and outstanding under the Stock Plan immediately before the Effective Date, and all options to acquire shares of JDR Nonvoting Common Stock granted pursuant to the Stock Option Agreement with Lombardo Consulting L.P. that are issued and outstanding immediately before the Effective Date (collectively, the "Options"), shall continue in effect, as an option plan of NCO and as options issued by NCO, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Date, subject to the adjustments set forth in the next sentence. On the Effective Date, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of NCO Stock (rounded off to the nearest whole number of shares) equal to the number of shares of JDR Nonvoting Common Stock issuable upon exercise of such Option immediately before the Effective Date, multiplied by the Nonvoting Common Stock Merger Exchange Ratio, and (b) the exercise price per share of NCO Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per share of JDR Nonvoting Common Stock under such Option immediately before the Effective Date, divided by the Nonvoting Common Stock Merger Exchange Ratio.

        12. JDR Stock held by JDR. On the Effective Date, any shares of JDR Stock that are held by JDR (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled.


        13. Exchange Procedures for JDR Stock. NCO shall designate its transfer agent to act as the "Exchange Agent" under this Plan. As soon as is practicable after the Effective Date, NCO or the Exchange Agent shall mail or deliver, to each record holder of an outstanding certificate that immediately before the Effective Date represented shares of JDR Stock, instructions for use in effecting the surrender of such certificate to the Exchange Agent. Upon the surrender of such certificate to the Exchange Agent in accordance with such instructions, the Exchange Agent shall exchange such certificate for (a) a new certificate representing 94% of such number of shares of NCO Stock into which the shares of JDR Stock represented by such certificate have been converted in accordance with this Plan ("Closing Stock"), which shall be promptly delivered to the holder thereof (or in accordance with instructions provided by the holder thereof), and (b) a new certificate for the balance of such number of shares of NCO Stock into which the shares of JDR Stock represented by such certificate have been converted in accordance with this Plan ("Escrow Stock"), which shall be held in escrow and distributed in accordance with the terms of the Escrow Agreement attached hereto as Appendix 1 ("Escrow Agreement"). If applicable, such certificates shall be accompanied by any distributions due with respect to shares of NCO Stock that were paid to NCO's shareholders of record as of a date between the Effective Date and the date of distribution of either the certificate representing the Closing Stock or the certificate representing the Escrow Stock. Until surrendered in accordance with the foregoing, each outstanding certificate that immediately before the Effective Date represented shares of JDR

Stock shall be deemed to evidence ownership of the number of shares of NCO Stock into which the shares of JDR Stock represented by such certificate have been converted in accordance with this Plan, subject to the escrow requirement described above.

        14. Dissenting Shares.

            (a) Notwithstanding any other provisions of this Plan to the contrary, shares of JDR Stock which are outstanding immediately prior to the Effective Date and which are held by stockholders of JDR who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 262 of DGCL (each a "Dissenting Stockholder" and collectively, the "Dissenting Stockholders") shall not be converted into or represent the right to receive any NCO Stock, such stockholders being entitled to receive payment of the appraised value of such shares of NCO Stock held by them in accordance with the provisions of such
Section 262 of DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such shares of JDR Stock in accordance with the provisions of Section 262 of DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive NCO Stock in accordance with Section 8 hereof, without interest thereon.

            (b) JDR shall give NCO (i) prompt notice of any written demands for payment or appraisal of any Dissenting Shares pursuant to Section 262 of DGCL, attempted withdrawals of such demands, and any other instruments served pursuant to DGCL and received by JDR relating to stockholders' rights to dissent and (ii) the opportunity to participate, at its expense, in all negotiations and proceedings with respect to demands for payment or appraisal under Section 262 of DGCL. JDR shall not, without the prior written consent of NCO, voluntarily make any payment with respect to any demands for payment or appraisals of the capital stock of JDR, offer to settle or settle any demands.

        15. Effective Date. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and a proper Certificate of Merger for the Merger have been duly signed and filed with the proper officials of the State of Delaware.


        16. Entire Understanding. This Plan, together with the Reorganization Agreement (and the Exhibits and Schedules thereto) and the Confidentiality Agreement dated as of August 26, 1998 by and between NCO and JDR, states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. JDR may agree to any amendment or supplement to this Plan, or a waiver of any provision of this Plan, either before or after the approval of JDR's stockholders is obtained (as contemplated by the Reorganization Agreement) and without seeking further stockholder approval, so long as such amendment, supplement or waiver does not result in a decrease in any of the merger exchange ratios set forth in Section 8 of this Plan, or have a material adverse effect on JDR's stockholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

        17. Parties in Interest. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective stockholders and directors.

        18. Severability. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

        19. Counterparts. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

        20. Section Headings. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

        21. References. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.

        IN TESTIMONY WHEREOF, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by a duly authorized officer as of the date first stated above.

JDR HOLDINGS, INC.

By:        /s/ David E. D'Anna
    -------------------------------------
    Name:  David E. D'Anna
    Title: Chief Executive Officer

NCO GROUP, INC.

By:       /s/ Michael J. Barrist
    -------------------------------------
    Name:  Michael J. Barrist
    Title: President

JDR ACQUISITION INC.

By:       /s/ Michael J. Barrist
    -------------------------------------
    Name:  Michael J. Barrist
    Title: President

                                     Annex C

                       Section 262 of the Delaware General
                       Corporation Law - Appraisal Rights


Section 262. Appraisal Rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

             (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

              (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                 a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                 b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                 c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                 d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

             (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by a parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                 (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable.

                 (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such shareholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such shareholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                 (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such shareholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such shareholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                 (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                 (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereof of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                 (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such shareholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareholder is not entitled to appraisal rights under this section.

                 (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                 (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                 (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock

(except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter within the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

             (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     Annex D

                     Opinion of Janney Montgomery Scott Inc.


                    [JANNEY MONTGOMERY SCOTT INC. LETTERHEAD]



March 2, 1999


The Board of Directors
NCO Group, Inc.
c/o Michael J. Barrist
Chairman, President and Chief Executive Officer
515 Pennsylvania Avenue
Fort Washington, PA 19034

Dear Gentlemen:

         You have requested our opinion as to the fairness to the NCO Group, Inc. ("NCO" or the "Company") and its stockholders of the proposed merger between JDR Holdings, Inc. ("JDR") and NCO (the "Merger"), from a financial point of view. Under the terms of the Merger, JDR will merge with and into a subsidiary of NCO in exchange for approximately 3,388,596 shares of NCO common stock. In addition, the terms of the Merger call for the exchange of JDR stock options for stock options of NCO, which would result, if exercised, in the issuance of an additional 160,958 shares of NCO common stock.


         In rendering our opinion, we have reviewed, among other things: (a) the Agreement and Plan of Reorganization and Agreement and Plan of Merger dated November 1, 1998; (b) the Joint Proxy Statement/Prospectus dated March 1, 1999 and other documents related to the Merger; (c) the audited financial statements of JDR as of and for the years ended December 31, 1995, 1996, and 1997; (d) internally prepared, interim financial results of JDR for the nine months ended September 30, 1998; (e) the revised 1998 budget and 1999 financial projection of JDR as prepared by the management of JDR; and (f) selected other financial operating data and other information furnished by the management of JDR. We also reviewed (g) the Annual Reports to Stockholders and Annual Reports on Form 10-K of NCO for the years ended December 31, 1996 and 1997; (h) the Quarterly Reports on Form 10-Q of NCO for the quarter and nine months ended September 30, 1998;
(i) certain investment research on NCO, including forecasts and estimates of 1998 and 1999 earnings; (j) selected pro forma financial results of NCO giving effect to the acquisition of Medaphis Services Corp.; (k) certain pro forma combined projections and financial analyses giving effect to the Merger; and (l) the financial terms of mergers, acquisitions and other business combinations comparable to the Merger. In addition we held discussions with the management of NCO and of JDR regarding their respective businesses, operating results, financial condition, prospects, and the Merger, and undertook other analyses, studies and investigations as we considered appropriate.


         In connection with our review, we have relied upon the accuracy and completeness of the financial and other information used by us in rendering our opinion and have not independently verified such information. We have also relied upon the assessments of the management of NCO and of JDR regarding their respective businesses, prospects and the Merger, and have also assumed that the budget and financial projections of JDR were reasonably prepared by its management and reflect the best currently available estimates and good faith judgments of the future financial performance of JDR. We did not undertake any independent valuations or appraisals of the assets or liabilities of JDR, nor were we furnished with any such valuations or appraisals.

         In rendering our opinion, we have assumed that regulatory approvals required to complete the Merger will not impose any conditions that will have a material adverse effect on the fairness, from a financial point of view, to NCO and its stockholders. The opinion we express herein is necessarily based upon economic, market and other conditions as they exist and can be reasonably evaluated on the date hereof.

         We are serving as the financial advisor to NCO in connection with the Merger and will receive customary fees upon its completion. In addition, NCO has agreed to indemnify us against certain liabilities that could arise from rendering financial advice and expressing our opinion. We have served as a financial advisor to NCO in the past and have co-managed the initial public and follow-on offerings by the Company. In the ordinary course of our securities business we trade the common stock of NCO for our own account and the accounts of our customers and, therefore, we may from time to time hold a long or short position in such stock.

         We are of the opinion, as of the date hereof and based upon the foregoing, that the Merger is fair to NCO and its shareholders from a financial point of view.

         This opinion does not address the relative merits of the Merger, any alternatives to the Merger available to NCO or any other underlying decision of NCO to proceed with or effect the Merger. Further, this opinion is delivered to the Board of Directors of NCO solely for its use in considering the Merger and may not be used for any other purpose. We note that we have been retained only by NCO and our engagement is not deemed to be on behalf of, and is not intended to confer any rights upon, any stockholder of NCO or any other person. This opinion may not be reproduced, disseminated, quoted or referred to in any manner, without our prior written consent (which consent is hereby given to the inclusion of, or reference to, this opinion in any proxy statement, prospectus or periodic report required to be filed by NCO with the Securities and Exchange Commission). In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.


Very truly yours,


/s/ Janney Montgomery Scott Inc.


Janney Montgomery Scott Inc.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of such person being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. Under
Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses (including attorneys' fees) incurred in defending a civil or criminal action or proceeding referred to in Subchapter 17D of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation against any liability incurred by such person in such person's capacity as a representative of the corporation, director, whether or not the corporation would have the power to Subchapter 17D of the BCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental change transactions and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

         For information regarding provisions under which a director or officer of the NCO may be insured or indemnified in any manner against any liability which such person may incur in such person's capacity as such, reference is made to the NCO's Articles of Incorporation and Bylaws, copies of which are incorporated herein by reference, which provide in general that the NCO shall indemnify its officers and directors to the fullest extent authorized by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES .

         (a) Exhibits

Exhibit No.       Description

         2.1 Agreement and Plan of Reorganization dated November 2, 1998 among JDR Holdings, Inc., NCO Group, Inc. and JDR Acquisition Inc., filed herewith as Annex A to the joint proxy statement/prospectus.

         2.2 Agreement and Plan of Merger dated November 2, 1998, among JDR Holdings, Inc., NCO Group, Inc. and JDR Acquisition Inc., filed herewith as Annex B to the joint proxy statement/prospectus.

         2.3* Amended and Restated Stock Purchase Agreement dated as of October 15, 1998 between Medaphis Corporation and NCO Group, Inc.


         5.1**    Opinion of Blank Rome Comisky & McCauley LLP.

         8.1** Opinion of Blank Rome Comisky & McCauley LLP concerning tax matters.

         10.1**   Employment Agreement of David E. D'Anna.

         10.2**   1997 Option Plan of JDR.

         21.1**   Subsidiaries of the Registrant.

         23.1**   Consent of PricewaterhouseCoopers LLP.


         23.2     Consent of Arthur Andersen LLP.


         23.3**   Consent of Arthur Andersen LLP.

         23.4**   Consent of Ernst & Young LLP.

         23.5**   Consent of PricewaterhouseCoopers LLP.

         23.6**   Consent of Arthur Andersen & Co.

         23.7**   Consent of Arthur Andersen LLP.


         23.8     Consent of Blank Rome Comisky & McCauley LLP (included in
                  Exhibit 5.1).


         23.9**   Consent of Janney Montgomery Scott Inc.

         24.1**   Powers of Attorney.

         99.1**   NCO Proxy Card.

         99.2**   JDR Proxy Card.

         99.3**   Consent of David E. D'Anna to be named as a director.

         99.4**   Form of Escrow Agreement


------------
* Incorporated by reference to NCO's Current Report on Form 8-K filed with the SEC on December 15, 1998.


**Previously filed.


ITEM 22.UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply of the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-seffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania, as of March 3, 1999.


                                            NCO GROUP, INC.


                                            By: /s/ Michael J. Barrist
                                                --------------------------------
                                                Michael J. Barrist
                                                Chairman of the Board, President
                                                and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of March 3, 1999 in the capacities indicated:



         Signatures                            Title
         ----------                            -----

/s/ Michael J. Barrist
---------------------------  Chairman of the Board, President and
Michael J. Barrist           Chief Executive Officer
                             (principal executive officer)


           *
---------------------------  Executive Vice President and Director
Charles C. Piola


/s/ Steven L. Winokur
---------------------------  Executive Vice President Finance, Chief
Steven L. Winokur            Financial Officer and Treasurer (principal
                             financial officer and principal accounting officer)


           *
---------------------------  Executive Vice President, Development
Bernard R. Miller            and Director

           *
---------------------------  Director
Eric S. Siegel

           *
---------------------------  Director
Allen F. Wise

By: /s/ Steven L. Winokur
   --------------------------
     Steven L. Winokur
     as Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit              Description
-------              -----------


23.2                 Consent of Arthur Andersen LLP